Exhibit (a)-(1)

PRELIMINARY PROXY STATEMENT OF THE COMPANY

                     , 2018

Shareholders of eHi Car Services Limited

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of eHi Car Services Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), to be held on                     , 2018 at              a.m. ([local] time). The meeting will be held at                              . The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting.

The Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 6, 2018, with Teamsport Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Teamsport Bidco Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands which is wholly owned by Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”) with the Company continuing as the surviving company (the “Surviving Company”) after the Merger as a wholly owned subsidiary of Parent.

The purpose of the extraordinary general meeting is for you and the other shareholders of the Company to consider and vote upon, among other proposals, a proposal to authorize and approve the Merger Agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in connection with the Merger (the “Plan of Merger”), and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger and, upon the Merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the Surviving Company) in the form attached to the Plan of Merger. Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to the accompanying proxy statement.

Merger Sub was formed solely for the purpose of effecting the Merger. Parent was formed solely for the purpose of holding equity interests in Merger Sub and arranging the investment and financing transactions related to the Transactions, including the Merger, and completing the Transactions, including the Merger.  Teamsport Midco Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Midco”), is the sole shareholder of Parent.  Teamsport Topco Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Holdco”), is the sole shareholder of Midco. At the effective time of the Merger (the “Effective Time”), Holdco will be beneficially owned by (i) Mr. Ray Ruiping Zhang, the chairman and chief executive officer of the Company (“Mr. Zhang”), (ii) the Ruiping Zhang 2016 Descendants Trust, a trust established under the laws of the State of California of which Mr. Zhang is the sole trustee (the “Zhang Descendants Trust”), (iii) L & L Horizon, LLC, a limited liability company established under the laws of the State of Delaware jointly owned by Mr. Zhang and the Zhang Descendants Trust (“Horizon LLC” and, together with Mr. Zhang and the Zhang Descendants Trust, the “Mr. Zhang Filing Persons”), (iv) MBK Partners Fund IV, L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“MBKP LP”), (v) MBK Partners JC IV, L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“MBKP JC LP”), (vi) Fastforward Holdings Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands that is wholly owned by MBKP JC LP (“MBKP SPV Holdings”), (vii) Fastforward Investment Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands that is wholly owned by MBKP SPV Holdings (“MBKP SPV Investment”), (viii) Fastforward Company Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands that is wholly owned by MBKP SPV Investment (“MBKP SPV” and, together with MBKP LP, MBKP JC LP, MBKP SPV Holdings and MBKP SPV Investment, the “MBKP Filing Persons”), (ix) The Baring Asia Private Equity Fund VI, L.P.1, an exempted limited partnership formed under the laws of the Cayman Islands (“Baring LP1”), (x) The Baring Asia Private Equity Fund VI, L.P.2, an exempted limited partnership formed under the laws of the Cayman Islands (“Baring LP2”), (xi) The Baring Asia Private Equity Fund VI Co-investment L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“Baring Co-Invest LP”), (xii) BPEA Teamsport Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands that is jointly owned by Baring LP1, Baring LP2 and Baring Co-Invest LP (“Baring SPV Holdings”), (xiii) BPEA Teamsport Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands that is wholly owned by Baring SPV Holdings (“Baring SPV” and, together with Baring LP1, Baring LP2, Baring Co-Invest LP and Baring SPV Holdings, the “Baring Filing Persons”), (xiv) The Crawford Group, Inc., a Missouri corporation (“Crawford”), (xv) RedStone Capital Management (Cayman) Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“RedStone”), and (xvi) Dongfeng Asset Management Co., Ltd., a limited liability company formed under the laws of the People’s Republic of China (“DF Asset Management”).  The Mr. Zhang Filing Persons, the MBKP Filing Persons, the Baring Filing Persons, Crawford, RedStone and DF Asset Management are collectively referred to herein as the “Buyer Group.” As of the date of the accompanying proxy statement, Horizon LLC, Baring SPV, Crawford and DF Asset Management (collectively, the “Rollover Shareholders”) collectively beneficially own approximately 29.6% of the Company’s issued and outstanding common shares, consisting of 15,528,160 Class A Shares, par value US$0.001 per share (each, a “Class A Share”), including the Class A Shares represented by American Depositary Shares, each representing two Class A Shares (“ADSs”), and 25,836,435 Class B common shares, par value US$0.001 per share (each, a “Class B Share” and, collectively with Class A Shares, “Shares” and, each, a “Share”), and approximately 37.5% of the outstanding voting power of the Company (excluding, for purposes of this calculation, Shares issuable upon the exercise of options of the Company).

i

If the Merger is completed, the Company, as the Surviving Company, will continue to operate and do business under the name “eHi Car Services Limited” as a privately held company and will be beneficially owned by the Buyer Group. As the result of the Merger, the ADSs, will no longer be listed on the New York Stock Exchange (the “NYSE”), and the American Depositary Shares program for the Shares (the “ADS program”) will terminate.

If the Merger is completed, at the Effective Time, (i) each Share, other than certain Shares described below, issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive US$6.75 per Share (such amount, the “Per Share Merger Consideration”), and (ii) each ADS (other than any ADSs representing Excluded Shares (as defined below)) will be cancelled in exchange for the right to receive US$13.50 per ADS (such amount, the “Per ADS Merger Consideration”) (net of the cancellation fee of US$0.05 per ADS payable pursuant to the terms of the deposit agreement, dated as of November 17, 2014 (the “Deposit Agreement”), among the Company, JPMorgan Chase Bank, N.A., in its capacity as the ADS depositary (the “ADS Depositary”), and the holders and beneficial owners of ADSs issued thereunder), and each Class A Share represented by such ADSs will be cancelled, in exchange for the right of the ADS Depositary, as the registered holder of the ADSs, to receive the Per Share Merger Consideration, which the ADS Depositary will distribute to the holders of such ADSs as the Per ADS Merger Consideration pursuant to the Deposit Agreement (net of the cancellation fee of US$0.05 per ADS), in each case, in cash, without interest and net of any applicable withholding taxes.

Notwithstanding the foregoing, if the Merger is completed, the following Shares (including Shares represented by ADSs) will not be converted into or exchanged for the right to receive the Per Share Merger Consideration or the Per ADS Merger Consideration described in the immediately preceding paragraph:

(a)	Each of the 15,528,160 Class A Shares (including Class A Shares represented by ADSs) and the 25,836,435 Class B Shares (collectively, the “Rollover Shares”) held by the Rollover Shareholders (as defined below), which will be contributed by the Rollover Shareholders to Holdco, recontributed by Holdco to Midco and recontributed by Midco to Parent pursuant to the Contribution and Support Agreement (as defined below), and continue to exist without interruption and will at the Effective Time and thereafter be and represent one validly issued, fully paid and non-assessable ordinary share of the Surviving Company without any payment of, or the right to receive, the Per Share Merger Consideration or the Per ADS Merger Consideration;

(b)	Shares (including Shares represented by ADSs) held by Parent, the Company or any of their respective subsidiaries and the Shares (including Shares represented by ADSs) held by the ADS Depositary and reserved for issuance pursuant to the 2010 Performance Incentive Plan of the Company and the 2014 Performance Incentive Plan of the Company (as amended, collectively, the “Share Incentive Plans”) immediately prior to the Effective Time (such Shares, together with the Rollover Shares, the “Excluded Shares”), which will be cancelled without payment of any consideration or distribution therefor; and

(c)	Shares held by holders who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Section 238 of the Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands (the “Cayman Islands Companies Law”), which will be cancelled at the Effective Time in exchange for the right to receive the fair value of such Shares determined in accordance with the provisions of Section 238 of the Cayman Islands Companies Law (the “Dissenting Shares”).

In addition to the foregoing, at the Effective Time, each option to purchase Shares granted under the Share Incentive Plans, whether or not vested, that is then outstanding and unexercised will be cancelled and, if the per Share exercise price of such option is less than US$6.75, entitle the holder thereof to receive, as soon as practicable after the Effective Time, from the Surviving Company or one of its subsidiaries, without interest and net of any applicable withholding taxes, a cash amount equal to the product of (a) the excess, if any, of US$6.75 over the exercise price of such option and (b) the number of Shares underlying such option. At the Effective Time, each restricted share awarded under the Share Incentive Plans that is outstanding but not fully vested immediately prior to the Effective Time will be cancelled and entitle the holder thereof to receive, as soon as practicable after the Effective Time, from the Surviving Company or one of its subsidiaries an amount equal to US$6.75, in cash, without interest and net of any applicable withholding taxes.

ii

A special committee (the “Special Committee”) of the board of directors of the Company (the “Board”), composed of Mr. Qian Miao, Mr. Andrew Xuefeng Qian and Mr. David Jian Sun, three independent directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after consultation with its independent financial advisor and independent legal advisors and due consideration, unanimously (a) determined that the execution of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Company’s shareholders (other than the holders of Excluded Shares) (the “Unaffiliated Security Holders”), (b) recommended that the Board (i) determine that the execution of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders and (ii) approve and declare advisable the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (c) recommended that the Board resolve to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the Company’s shareholders.

At a meeting on April 6, 2018, the Board, acting upon the unanimous recommendation of the Special Committee and after each director present at the meeting duly disclosed his interests in the Transactions, including the Merger, as required by the memorandum and articles of association of the Company (as amended to date) and the laws of the Cayman Islands, (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and the Company’s shareholders (including the Unaffiliated Security Holders) and declared it advisable for the Company to enter into the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the limited guarantees of MBKP LP, Baring LP1, Baring LP2, Baring Co-Invest LP, Crawford, Horizon LLC, RedStone and DF Asset Management in favor of the Company and the consummation of the Transactions, including the Merger, (c) directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to the Company’s shareholders for authorization and approval, (d) subject to the terms of the Merger Agreement, resolved to recommend that the Company’s shareholders vote for the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (e) authorized the management of the Company to take such actions as are necessary to obtain the consent of the requisite holders of the Company’s 5.875% Senior Notes due August 14, 2022 (the “2022 Notes”) and, if applicable, the Company’s 7.5% Senior Notes due December 8, 2018 (the “2018 Notes”).

The Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the Surviving Company) in the form attached to the Plan of Merger, and FOR the proposal to authorize each director or officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters.

The accompanying proxy statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of Shares that you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are authorized and approved by: (i) a shareholders’ special resolution passed by the affirmative vote of holders of Shares representing at least two-thirds of the voting power of the Shares present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company’s shareholders, (ii) a shareholders’ resolution passed by the affirmative vote of holders of Shares representing a majority of the aggregate voting power of the Shares and (iii) a shareholders’ resolution passed by the affirmative vote of holders of a majority of the total outstanding Class A Shares.

iii

Pursuant to the terms of a contribution and support agreement (the “Contribution and Support Agreement”), dated April 6, 2018, by and among the Rollover Shareholders, Holdco, Midco and Parent, each Rollover Shareholder has agreed, among other things, to vote all of the Shares (including Shares represented by ADSs) held directly or indirectly by it in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of the accompanying proxy statement, based on the number of Shares expected to be issued and outstanding and entitled to vote as of the close of business in the Cayman Islands on                     , 2018, the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”), the Rollover Shareholders beneficially own in the aggregate 15,528,160 Class A Shares (including Class A Shares represented by ADSs) and 25,836,435 Class B Shares, collectively representing approximately 29.6% of the issued and outstanding Shares and approximately 37.5% of the outstanding voting power of the Company (excluding, for purposes of this calculation, Shares issuable upon the exercise of options of the Company).

On February 23, 2018, Baring SPV entered into a securities purchase agreement (the “TGMF SPA”) with Tiger Global Mauritius Fund, a Mauritius company limited by shares (“TGMF”), pursuant to which, among other things, on April 13, 2018, Baring SPV purchased from TGMF 5,264,080 ADSs (the “Subject ADSs”) representing 10,528,160 Class A Shares for, after giving effect to the adjustment set forth in the TGMF SPA, a purchase price per ADS of US$12.30 and an aggregate purchase price of US$64,748,184, which included a signing deposit of US$6,316,896 that Baring SPV deposited into an account of TGMF on February 28, 2018. The closing of the purchase of the Subject ADSs by Baring SPV from TGMF was not conditioned on the Buyer Group entering into the Merger Agreement with the Company or any other transaction with the Company.  As a result of the consummation of the transactions contemplated by the TGMF SPA, as of the date hereof, Baring SPV owns 10,528,160 Class A Shares represented by the Subject ADSs, which represent approximately 14.2% of the issued and outstanding Class A Shares or approximately 1.4% of the aggregate voting power of the issued and outstanding Shares.  Pursuant to the terms of the Contribution and Support Agreement, Baring SPV has agreed to (a) contribute the Subject ADSs, in connection with and immediately prior to the Effective Time, to Holdco in exchange for newly issued ordinary shares in Holdco and (b) vote the Subject ADSs in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Voting at the extraordinary general meeting will take place by poll voting. Whether or not you plan to attend the extraordinary general meeting, please complete the accompanying proxy card in accordance with the instructions set forth on the proxy card, as promptly as possible. The deadline to lodge your proxy card is                     , 2018 at              a.m. ([local] time). Each holder of Class A Shares held as of the close of business in the Cayman Islands on the Share Record Date is entitled to one vote per Class A Share.  Each holder of Class B Shares held as of the close of business in the Cayman Islands on the Share Record Date is entitled to ten votes per Class B Share. Holders of our Class A Shares and Class B Shares will vote as a single class on all matters described in the accompanying proxy statement (other than with respect to the additional authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions by holders of a majority of the total outstanding Class A Shares).

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to authorize each director or officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

As the registered holder of the Shares represented by ADSs, the ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs at the close of business in New York City on                     , 2018 (the “ADS Record Date”). The ADS Depositary must receive such instructions no later than 12:00 p.m. (New York City time) on                     , 2018. The ADS Depositary has advised us that, pursuant to the Deposit Agreement, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

iv

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become registered holders of Shares prior to the close of business in the Cayman Islands on                     , 2018, the Share Record Date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs (or to the extent ADSs are certificated, the certificates evidencing such ADSs) to the ADS Depositary for cancellation before 10:00 a.m. (New York City time) on                     , 2018 together with (a) delivery instructions for the corresponding Shares (including the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 for each ADS) pursuant to the terms of the Deposit Agreement and any applicable taxes, and (c) a certification that the ADS holder held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for J.P. Morgan Chase Banks N.A., Hong Kong Branch, the custodian holding the Shares, to return the Shares to the Company’s Cayman registrar for the transfer of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Company to issue and mail a certificate to your attention. If the Merger is not completed, the Company will continue to be a public company in the United States and ADSs will continue to be listed on the NYSE. Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Shareholders who dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Law will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex D to the accompanying proxy statement. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS BEFORE 10:00 A.M. (NEW YORK CITY TIME) ON                     , 2018 AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE ON THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON THE NYSE. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions about the Merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact     , the Company’s proxy solicitor, toll-free at      or      outside of the United States (call collect) or via email at     .

Thank you for your cooperation and continued support.

v

Sincerely,	Sincerely,

Andrew Xuefeng Qian	Ray Ruiping Zhang
On behalf of the Special Committee	Chairman of the Board

The accompanying proxy statement is dated                     , 2018, and is first being mailed to the Company’s shareholders and ADS holders on or about                     , 2018.

vi

EHI CAR SERVICES LIMITED

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON

                    , 2018

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of eHi Car Services Limited (referred to herein alternately as “the Company,” “us,” “we” or other terms correlative thereto) will be held on                     , 2018 at              a.m. ([local] time) at                             ..

Only registered holders of common shares of the Company, consisting of Class A common shares (“Class A Shares”) and Class B common shares (“Class B Shares”), par value US$0.001 per share (each, a “Share”), at the close of business in the Cayman Islands on                     , 2018 (the “Share Record Date”) or their proxy holders are entitled to vote at this extraordinary general meeting. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

·	as special resolutions:

THAT the Agreement and Plan of Merger, dated as of April 6, 2018 (as amended from time to time, the “Merger Agreement”), among Teamsport Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Teamsport Bidco Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”), and the Company (the Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the Plan of Merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being substantially in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving company after the Merger, and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including (i) the Merger, and (ii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new amended and restated memorandum and articles of association in the form attached as Annexure 2 to the Plan of Merger (the “Amendment of the M&A”), be authorized and approved;

THAT each director or officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A; and

·	if necessary, as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive offices at Unit 12/F, Building No.5, Guosheng Center, 388 Daduhe Road, Shanghai, 200062, People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

After careful consideration and upon the unanimous recommendation of the special committee of the board of directors of the Company composed solely of directors unrelated to any member of the Buyer Group (as defined below) or any member of the management of the Company, the Company’s board of directors authorized and approved the Merger Agreement and recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, and FOR the proposal to authorize each director or officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Regardless of the number of Shares that you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are authorized and approved by (i) a shareholders’ special resolution passed by the affirmative vote of holders of Shares representing at least two-thirds of the voting power of the Shares present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company’s shareholders, (ii) a shareholders’ resolution passed by the affirmative vote of holders of Shares representing a majority of the aggregate voting power of the Shares and (iii) a shareholders’ resolution passed by the affirmative vote of holders of a majority of the total outstanding Class A Shares.

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Pursuant to a contribution and support agreement (the “Contribution and Support Agreement”), dated as of April 6, 2018, by and among Horizon LLC (as defined below), Baring SPV (as defined below), Crawford (as defined below) and DF Asset Management (as defined below) (collectively, the “Rollover Shareholders”), Holdco (as defined below), Midco (as defined below) and Parent, each Rollover Shareholder has agreed, among other things, to vote all of the Shares (including Shares representing by ADSs) held directly or indirectly by it in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of the accompanying proxy statement, the Rollover Shareholders beneficially own in the aggregate 15,528,160 Class A Shares (including Class A Shares represented by ADSs) and 25,836,435 Class B Shares, collectively representing approximately 29.6% of the issued and outstanding Shares and approximately 37.5% of the outstanding voting power of the Company (excluding, for purposes of this calculation, Shares issuable upon the exercise of options of the Company).

Assuming the Rollover Shareholders comply with their voting undertakings under the Contribution and Support Agreement and the number of Class A Shares and Class B Shares issued and outstanding and entitled to vote as of the Share Record Date is the same as the number of Class A Shares and Class B  Shares, respectively, issued and outstanding as of the date of this proxy statement, in order for the proposal to be authorized and approved at the extraordinary general meeting of the Company, at least                    Class A Shares and between                   Class B Shares (assuming that only a requisite majority of the total outstanding Class A Shares are voted in favor of such resolutions) and                          Class B Shares (assuming that all outstanding Class A Shares are voted in favor of such resolutions) owned by the shareholders and on behalf of the ADS holders (other than the Rollover Shareholders) must be voted in favor of the resolutions to be proposed at the extraordinary general meeting, including the special resolution to approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, assuming all shareholders are present in person or by proxy and voting at the extraordinary general meeting.

On February 23, 2018, Baring SPV, an affiliate of Parent, entered into a securities purchase agreement (the “TGMF SPA”) with Tiger Global Mauritius Fund, a Mauritius company limited by shares (“TGMF”), pursuant to which, among other things, on April 13, 2018, Baring SPV purchased from TGMF 5,264,080 ADSs (the “Subject ADSs”) representing 10,528,160 Class A Shares for, after giving effect to the adjustment set forth in the TGMF SPA, a purchase price per ADS of US$12.30 and an aggregate purchase price of US$64,748,184, which included a signing deposit of US$6,316,896 that Baring SPV deposited into an account of TGMF on February 28, 2018.  The closing of the purchase of the Subject ADSs by Baring SPV from TGMF was not conditioned on the Buyer Group entering into the Merger Agreement with the Company or any other transaction with the Company.  As a result of the consummation of the transactions contemplated by the TGMF SPA, as of the date hereof, Baring SPV owns 10,528,160 Class A Shares represented by the Subject ADSs, which represent approximately 14.2% of the issued and outstanding Class A Shares or approximately 1.4% of the aggregate voting power of the issued and outstanding Shares.  Pursuant to the terms of the Contribution and Support Agreement, Baring SPV has agreed to (a) contribute the Subject ADSs, in connection with and immediately prior to the Effective Time, to Holdco in exchange for newly issued ordinary shares in Holdco and (b) vote the Subject ADSs in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Teamsport Midco Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Midco”), is the sole shareholder of Parent. Teamsport Topco Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Holdco”), is the sole shareholder of Midco. If the Merger is completed, immediately following the effectiveness of the Merger, Holdco will be beneficially owned by (i) Mr. Ray Ruiping Zhang, the chairman and chief executive officer of the Company (“Mr. Zhang”), (ii) the Ruiping Zhang 2016 Descendants Trust, a trust established under the laws of the State of California of which Mr. Zhang is the sole trustee (the “Zhang Descendants Trust”), (iii) L & L Horizon, LLC, a limited liability company established under the laws of the State of Delaware jointly owned by Mr. Zhang and the Zhang Descendants Trust (“Horizon LLC” and, together with Mr. Zhang and the Zhang Descendants Trust, the “Mr. Zhang Filing Persons”), (iv) MBK Partners Fund IV, L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“MBKP LP”), (v) MBK Partners JC IV, L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“MBKP JC LP”), (vi) Fastforward Holdings Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands that is wholly owned by MBKP JC LP (“MBKP SPV Holdings”), (vii) Fastforward Investment Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands that is wholly owned by MBKP SPV Holdings (“MBKP SPV Investment”), (viii) Fastforward Company Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands that is wholly owned by MBKP SPV Investment (“MBKP SPV” and, together with MBKP LP, MBKP JC LP, MBKP SPV Holdings and MBKP SPV Investment, the “MBKP Filing Persons”), (ix) The Baring Asia Private Equity Fund VI, L.P.1, an exempted limited partnership formed under the laws of the Cayman Islands (“Baring LP1”), (x) The Baring Asia Private Equity Fund VI, L.P.2, an exempted limited partnership formed under the laws of the Cayman Islands (“Baring LP2”), (xi) The Baring Asia Private Equity Fund VI Co-investment L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“Baring Co-Invest LP”), (xii) BPEA Teamsport Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands that is jointly owned by Baring LP1, Baring LP2 and Baring Co-Invest LP (“Baring SPV Holdings”), (xiii) BPEA Teamsport Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands that is wholly owned by Baring SPV Holdings (“Baring SPV” and, together with Baring LP1, Baring LP2, Baring Co-Invest LP and Baring SPV Holdings, the “Baring Filing Persons”), (xiv) The Crawford Group, Inc., a Missouri corporation (“Crawford”), (xv) RedStone Capital Management (Cayman) Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“RedStone”), and (xvi) Dongfeng Asset Management Co., Ltd., a limited liability company formed under the laws of the People’s Republic of China (“DF Asset Management”). The Mr. Zhang Filing Persons, the MBKP Filing Persons, the Baring Filing Persons, Crawford, RedStone and DF Asset Management are collectively referred to herein as the “Buyer Group.”

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Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company’s principal executive offices at Unit 12/F, Building No.5, Guosheng Center, 388 Daduhe Road, Shanghai, 200062, People’s Republic of China, Attention: Ms. Pei Pei, no later than                     , 2018 at              a.m. ([local] time). The proxy card is the “instrument appointing a proxy” and the “instrument of proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting.  Each holder of Class A Shares held as of the close of business in the Cayman Islands on the Share Record Date is entitled to one vote per Class A Share.  Each holder of Class B Shares held as of the close of business in the Cayman Islands on the Share Record Date is entitled to ten votes per Class B Share. Holders of our Class A Shares and Class B Shares will vote as a single class on all matters described in the accompanying proxy statement (other than with respect to the additional authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions by holders of a majority of the total outstanding Class A Shares). If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders.

If you own ADSs as of the close of business in New York City on                     , 2018 (the “ADS Record Date”) (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct JPMorgan Chase Bank, N.A., in its capacity as the ADS depositary (the “ADS Depositary”) and the holder of the Shares underlying your ADSs, how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 12:00 p.m. (New York City time) on                     , 2018 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote. Alternatively, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on                     , 2018, the Share Record Date. If you wish to cancel your ADSs for the purpose of voting Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before 10:00 a.m. (New York City time) on                     , 2018 together with (a) delivery instructions for the corresponding Shares (including the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 for each ADS) pursuant to the terms of the deposit agreement, dated as of November 17, 2014, among the Company, the ADS Depositary and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”) and any applicable taxes and (c) a certification that you held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf.

Shareholders who dissent from the Merger in accordance with Section 238 of the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands (the “Cayman Islands Companies Law”) will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex D to the accompanying proxy statement. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

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ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS BEFORE 10:00 A.M. (NEW YORK CITY TIME) ON                     , 2018, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE ON THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON THE NYSE. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES OR CERTIFICATES EVIDENCING ADSs AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES OR ADRs.

If you have any questions about the Merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact     , the Company’s proxy solicitor, toll-free at      or      outside of the United States (call collect) or via email at     .

The Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

Notes:

1.	In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company.
2.	The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney duly authorized.
3.	A proxy need not be a member (registered shareholder) of the Company.
4.	The proxy card must be deposited in the manner set out in the accompanying proxy statement. The chairman of the extraordinary general meeting may at his or her discretion direct that a proxy card may be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted will be invalid.
5.	Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Shares in respect of which the proxy is given, unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the principal executive offices of the Company at Unit 12/F, Building No.5, Guosheng Center, 388 Daduhe Road, Shanghai, 200062, People’s Republic of China before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,

Ray Ruiping Zhang
Chairman of the Board
, 2018

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PROXY STATEMENT

Dated                     , 2018

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of eHi Car Services Limited can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.

If your shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

If your shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your shares can be voted at the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you submit your signed proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If your ADSs are registered in the name of a broker, bank or other nominee: check the ADS voting instructions card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that the shares represented by your ADSs are voted at the extraordinary general meeting.

If your ADSs are registered in your name: submit your ADS voting instructions card as soon as possible by signing, dating and returning the enclosed ADS voting instructions card in the enclosed postage-paid envelope, so that the shares represented by your ADSs can be voted at the extraordinary general meeting on behalf of the ADS Depositary, as the registered holder of the shares represented by your ADSs.

If you have any questions about the Merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact     , the Company’s proxy solicitor, toll-free at      or      outside of the United States (call collect) or via email at     .

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SUMMARY TERM SHEET

This “Summary Term Sheet” and the “Questions and Answers About the Extraordinary General Meeting and the Merger” highlight selected information contained in this proxy statement regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger and other transactions contemplated by the Merger Agreement (as defined below). You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 111. In this proxy statement, and unless the context otherwise indicates, the terms the “Company,” “us,” “we” or other terms correlative thereto refer to eHi Car Services Limited. All references to “dollars,” “U.S. dollars” and “US$” in this proxy statement are to U.S. dollars, and all references to “RMB” in this proxy statement are to Renminbi, the lawful currency of the People’s Republic of China (the “PRC”).

The Parties Involved in the Merger

The Company

We provide car rentals and car services to individuals, and corporate and institutional clients in the PRC. We offer self-driven car rental services and chauffeured car services, including airport pickup and drop-off, inter-office transfers, and other business transportation services, as well as services for event-driven activities, such as conventions, promotional tours, and special events. As of December 31, 2017, we had a car rental fleet of 62,101 vehicles and a car services fleet of 2,845 vehicles.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands and are the issuer of common shares, consisting of Class A common shares, par value US$0.001 per share (each, a “Class A Share”), including the Class A Shares represented by American Depositary Shares, each representing two Class A Shares (“ADSs”), and Class B common shares, par value US$0.001 per share (each, a “Class B Share” and, collectively with Class A Shares, “Shares” and, each, a “Share”). Our principal executive offices are located at Unit 12/F, Building No.5, Guosheng Center, 388 Daduhe Road, Shanghai, 200062, People’s Republic of China. Our telephone number at this address is +86 21 6468 7000.

For a description of our history, development, business and organizational structure, see our annual report on Form 20-F for the fiscal year ended December 31, 2016, filed with the United States Securities and Exchange Commission (the “SEC”) on April 27, 2017, which is incorporated herein by reference. See “Where You Can Find More Information” beginning on page 111 for a description of how to obtain a copy of our annual report.

The Acquisition Entities

Teamsport Topco Limited (“Holdco”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands that is wholly-owned by BPEA Teamsport Limited. Holdco was formed for the purpose of arranging the investment and financing transactions related to the Transactions (as defined below), including the Merger (as defined below).

Teamsport Midco Limited (“Midco”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands that is wholly-owned by Holdco. Midco was formed for the purpose of arranging the investment and financing transactions related to the Transactions, including the Merger.

Teamsport Parent Limited (“Parent”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands that is wholly-owned by Midco. Parent was formed for the purpose of arranging the investment and financing transactions related to the Transactions, including the Merger, and completing the Transactions, including the Merger.

Teamsport Bidco Limited (“Merger Sub”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands that is wholly-owned by Parent. Merger Sub was formed for the purpose of effecting the Merger.

The registered office and telephone number for each of Holdco, Midco, Parent and Merger Sub is c/o Vistra (Cayman) Limited, P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands, +65 6438 1330.

The Mr. Zhang Filing Persons

Mr. Ray Ruiping Zhang (“Mr. Zhang”) is the chairman and chief executive officer of the Company.

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The Ruiping Zhang 2016 Descendants Trust (the “Zhang Descendants Trust”) is a trust established under the laws of the State of California.  Mr. Zhang is the sole trustee of the Zhang Descendants Trust.

L & L Horizon, LLC (“Horizon LLC”) is a limited liability company established under the laws of the State of Delaware.  Mr. Zhang is the member manager of Horizon LLC, and Mr. Zhang and the Zhang Descendants Trust are the sole members of Horizon LLC.

The business address and telephone number for each of Mr. Zhang, the Zhang Descendants Trust and Horizon LLC is Unit 12/F, Building No.5, Guosheng Center, 388 Daduhe Road, Shanghai, 200062, People’s Republic of China, +86 180 0180 0611.

The Baring Filing Persons

The Baring Asia Private Equity Fund VI, L.P.1 (“Baring LP1”), The Baring Asia Private Equity Fund VI, L.P.2 (“Baring LP2”) and The Baring Asia Private Equity Fund VI Co-investment L.P. (“Baring Co-Invest LP”) are each exempted limited partnerships formed under the laws of the Cayman Islands.

BPEA Teamsport Holdings Limited (“Baring SPV Holdings”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands that is jointly owned by Baring LP1, Baring LP2 and Baring Co-Invest LP.  Baring SPV Holdings was formed for the purpose of holding equity interests in Baring SPV and arranging the investment and financing transactions related to the Transactions, including the Merger.

BPEA Teamsport Limited (“Baring SPV”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands that is wholly-owned by Baring SPV Holdings.  Baring SPV was formed for the purpose of holding equity interests in Holdco, arranging the investment and financing transactions related to the Transactions, including the Merger and purchasing the Subject ADSs (as defined below).

The registered office and telephone number for each of Baring LP1, Baring LP2 and Baring Co-Invest is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, +65 6438 1330.  The registered office and telephone number for each of Baring SPV and Baring SPV Holdings is c/o Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman KY1-1205, Cayman Islands, +65 6438 1330.

The MBKP Filing Persons

MBK Partners Fund IV, L.P. (“MBKP LP”) and MBK Partners JC IV, L.P. (“MBKP JC LP”) are each exempted limited partnerships formed under the laws of the Cayman Islands.

Fastforward Holdings Ltd (“MBKP SPV Holdings”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands that is wholly-owned by MBKP JC LP.  MBKP SPV Holdings was formed for the purpose of holding equity interests in MBKP SPV Investment and arranging the investment and financing transactions related to the Transactions, including the Merger.

Fastforward Investment Ltd (“MBKP SPV Investment”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands that is wholly-owned by MBKP SPV Holdings.  MBKP SPV Investment was formed for the purpose of holding equity interests in MBKP SPV and arranging the investment and financing transactions related to the Transactions, including the Merger.

Fastforward Company Ltd (“MBKP SPV”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands that is wholly-owned by MBKP SPV Investment.  MBKP SPV was formed for the purpose of holding equity interests in Holdco and arranging the investment and financing transactions related to the Transactions, including the Merger.

The registered office and telephone number for each of MBKP LP, MBKP JC LP, MBKP SPV Holdings, MBKP SPV Investment and MBKP SPV is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, +1 (345) 814 5303.

Crawford

The Crawford Group, Inc. (“Crawford”) is a Missouri corporation. The principal business of Crawford is serving as a holding company for various businesses, including vehicle rental and leasing.

The business address and telephone number of Crawford is 600 Corporate Park Drive, St. Louis, Missouri 63105, United States of America, +1 (314) 512 5000.

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RedStone

RedStone Capital Management (Cayman) Limited (“RedStone”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The principal business of RedStone is investment activities.

The business address and telephone number for RedStone is Room 1806, 18/F, Tower 2, Yingtai Business Center, No.28 Jinrong Street, Xicheng District, Beijing 100033, People’s Republic of China, +86 10 6657 3066.

DF Asset Management

Dongfeng Asset Management Co., Ltd. (“DF Asset Management”) is a limited liability company formed under the laws of the PRC. The principal business of DF Asset Management is investment, development and import and export activities.

The registered office and telephone number of DF Asset Management is Special No. 1 Dongfeng Road, Wuhan Economic and Technology Development Zone, Wuhan, Hubei, the PRC.  +86 27 8428 5066.

Throughout this proxy statement, (i) Holdco, Midco, Parent and Merger Sub are collectively referred to as the “Acquisition Entities,” (ii) Mr. Zhang, the Zhang Descendants Trust and Horizon LLC are collectively referred to as the “Mr. Zhang Filing Persons,” (iii) MBKP LP, MBKP JC LP, MBKP SPV Holdings, MBKP SPV Investment and MBKP SPV are collectively referred to as the “MBKP Filing Persons,” (iv) Baring LP1, Baring LP2, Baring Co-Invest LP, Baring SPV Holdings and Baring SPV are collectively referred to as the “Baring Filing Persons,” (v) MBKP LP, Baring LP1, Baring LP2, Baring Co-Invest LP, Crawford and RedStone are collectively referred to as the “Sponsors,” (vi) Horizon LLC, Baring SPV, Crawford and DF Asset Management are collectively referred to as the “Rollover Shareholders,” (vii) MBKP LP, Baring LP1, Baring LP2, Baring Co-Invest, Crawford, Horizon LLC, RedStone and DF Asset Management are collectively referred to as the “Guarantors” and (viii) the Mr. Zhang Filing Persons, the MBKP Filing Persons, the Baring Filing Persons, Crawford, RedStone, DF Asset Management and the Acquisition Entities are collectively referred to as the “Buyer Group.”

Additional information regarding the parties to the Merger is set forth in Annex F, which is attached hereto and incorporated herein by reference.

The Merger Agreement (Page 81)

The Company entered into an agreement and plan of merger, dated as of April 6, 2018, with Parent and Merger Sub (such agreement and plan of merger as may be amended from time to time, is referred to herein as the “Merger Agreement.”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”) after the Merger.

You are being asked to vote to authorize and approve the Merger Agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in connection with the Merger (the “Plan of Merger”), and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger and, upon the Merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the Surviving Company) in the form attached to the Plan of Merger.

Following completion and as a result of the Merger, the Company, as the Surviving Company, will be 100% beneficially owned and controlled by the Buyer Group and will continue to do business under the name “eHi Car Services Limited.” In addition, the Company’s American Depositary Shares program for the Class A Shares (the “ADS program”) that is maintained pursuant to the deposit agreement, dated as of November 17, 2014, among the Company, JPMorgan Chase Bank, N.A., in its capacity as the ADS depositary (the “ADS Depositary”), and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”), will be terminated and ADSs will cease to be listed on the New York Stock Exchange (the “NYSE”), and price quotations with respect to sales of ADSs in the public market will no longer be available.

Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to this proxy statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents that govern the Merger.

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Merger Consideration (Page 81)

Under the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share, other than certain Shares described below, issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive US$6.75 per Share (such amount, the “Per Share Merger Consideration”), and each ADS, together with the two Class A Shares underlying each such ADS, will be cancelled in exchange for the right to receive US$13.50 per ADS (such amount, the “Per ADS Merger Consideration,” together with the “Per Share Merger Consideration,” the “Merger Consideration”) to be paid, net of the cancellation fees of US$0.05 per ADS payable pursuant to the terms of the Deposit Agreement, dated as of November 17, 2014, among the Company, JPMorgan Chase Bank, N.A., in its capacity as the ADS depositary, and the holders and beneficial owners of ADSs issued thereunder, in each case, in cash, without interest and net of any applicable withholding taxes.

Notwithstanding the foregoing, if the Merger is completed, the following Shares (including Shares represented by ADSs) will not be converted into or exchanged for the right to receive the Per Share Merger Consideration or the Per ADS Merger Consideration described in the immediately preceding paragraph:

·	Each of the 15,528,160 Class A Shares (including Class A Shares represented by ADSs) and the 25,836,435 Class B Shares (collectively, the “Rollover Shares”) held by the Rollover Shareholders (as defined below), which will be contributed by the Rollover Shareholders to Holdco, recontributed by Holdco to Midco and recontributed by Midco to Parent pursuant to the Contribution and Support Agreement (as defined below), and continue to exist without interruption and will at the Effective Time and thereafter be and represent one validly issued, fully paid and non-assessable ordinary share of the Surviving Company without any payment of, or the right to receive, the Per Share Merger Consideration or the Per ADS Merger Consideration;

·	Shares (including Shares represented by ADSs) held by Parent, the Company or any of their respective subsidiaries and the Shares (including Shares represented by ADSs) held by the ADS Depositary and reserved for issuance pursuant to the 2010 Performance Incentive Plan of the Company and the 2014 Performance Incentive Plan of the Company (as amended, collectively, the “Share Incentive Plans”) immediately prior to the Effective Time (such Shares, together with the Rollover Shares, the “Excluded Shares”), which will be cancelled without payment of any consideration or distribution therefor; and

·	Shares held by holders who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Section 238 of the Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands (the “Cayman Islands Companies Law”), which will be cancelled at the Effective Time in exchange for the right to receive the fair value of such Shares determined in accordance with the provisions of Section 238 of the Cayman Islands Companies Law (the “Dissenting Shares”).

At the effective time, each ordinary share, par value US$0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share, par value US$0.01 per share, of the Surviving Company.

Treatment of Options and Restricted Shares (Page 82)

At the Effective Time, each option to purchase Shares granted under the Share Incentive Plans, whether or not vested, that is then outstanding and unexercised will be cancelled and, if the per Share exercise price of such option is less than US$6.75, entitle the holder thereof to receive, as soon as practicable after the Effective Time, from the Surviving Company or one of its subsidiaries, without interest and net of any applicable withholding taxes, a cash amount equal to the product of (a) the excess, if any, of US$6.75 over the exercise price of such option and (b) the number of Shares underlying such option.

At the Effective Time, each restricted share awarded under the Share Incentive Plans that is outstanding but not fully vested immediately prior to the Effective Time will be cancelled and entitle the holder thereof to receive, as soon as practicable after the Effective Time, from the Surviving Company or one of its subsidiaries an amount equal to US$6.75, in cash, without interest and net of any applicable withholding taxes.

At the Effective Time, the Share Incentive Plans of the Company and all relevant award agreements applicable to such Share Incentive Plans will be terminated.

Contribution and Support Agreement (Page 64)

Concurrently with the execution and delivery of the Merger Agreement, the Rollover Shareholders entered into a contribution and support agreement, dated as of April 6, 2018 (as may be amended from time to time, the “Contribution and Support Agreement”), with Holdco, Midco and Parent, pursuant to which they have agreed, among other things, that:

·	each Rollover Shareholder will vote all of the Shares (including Shares represented by ADSs) owned directly or indirectly by it in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

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·	in connection with the Merger and immediately prior to the Effective Time, (i) the Rollover Shareholders will contribute the Rollover Shares to Holdco in exchange for newly issued ordinary shares in Holdco, (ii) Holdco will recontribute the Rollover Shares to Midco in exchange for newly issued ordinary shares in Midco, (iii) Midco will recontribute the Rollover Shares to Parent in exchange for newly issued ordinary shares in Parent and (iv) the Rollover Shares will continue as ordinary shares of the Surviving Company without payment of any consideration or distribution therefor.

As of the date of this proxy statement, the Rollover Shareholders beneficially own in the aggregate 15,528,160 Class A Shares (including Class A Shares represented by ADSs) and 25,836,435 Class B Shares, collectively representing approximately 29.6% of the issued and outstanding Shares and approximately 37.5% of the outstanding voting power of the Company (excluding, for purposes of this calculation, Shares issuable upon the exercise of options of the Company).

A copy of the Contribution and Support Agreement is attached as Annex E to the proxy statement, and is incorporated by reference into this proxy statement.

TGMF Securities Purchase Agreement (Page 65)

On February 23, 2018, Baring SPV entered into a securities purchase agreement (the “TGMF SPA”) with Tiger Global Mauritius Fund, a Mauritius company limited by shares (“TGMF”), pursuant to which, among other things, on April 13, 2018, Baring SPV purchased from TGMF 5,264,080 ADSs (the “Subject ADSs”) representing 10,528,160 Class A Shares for, after giving effect to the adjustment set forth in the TGMF SPA, a purchase price per ADS of US$12.30 and an aggregate purchase price of US$64,748,184, which included a signing deposit of US$6,316,896 that Baring SPV deposited into an account of TGMF on February 28, 2018.  The closing of the purchase of the Subject ADSs by Baring SPV from TGMF was not conditioned on the Buyer Group entering into the Merger Agreement with the Company or any other transaction with the Company.  As a result of the consummation of the transactions contemplated by the TGMF SPA, as of the date hereof, Baring SPV owns 10,528,160 Class A Shares represented by the Subject ADSs, which represent approximately 14.2% of the issued and outstanding Class A Shares or approximately 1.4% of the aggregate voting power of the issued and outstanding Shares.  Pursuant to the terms of the Contribution and Support Agreement, Baring SPV has agreed to (a) contribute the Subject ADSs, in connection with and immediately prior to the Effective Time, to Holdco in exchange for newly issued ordinary shares in Holdco and (b) vote the Subject ADSs in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Record Date and Quorum (Page 76)

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on                     , 2018, the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”). If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is                     , 2018 at              a.m. ([local] time).

If you own ADSs as of the close of business in New York City on                     , 2018 (the “ADS Record Date”) (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) on how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 12:00 p.m. (New York City time) on                     , 2018 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.

Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and become a registered holder of Shares by the close of business in the Cayman Islands on                   , 2018, the Share Record Date. In addition, if you hold your ADSs through a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting.

The presence at the extraordinary general meeting, in person, by proxy or by corporate representative, of at least one shareholder, and not less than an aggregate of one-third of the total voting power of all Shares in issue and entitled to vote, will constitute a quorum for the extraordinary general meeting.

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Shareholder Vote Required to Approve the Merger Agreement and the Plan of Merger (Page 76)

The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new amended and restated memorandum and articles of association in the form attached to the Plan of Merger (the “Amendment of the M&A”), are authorized and approved by (i) a shareholders’ resolution passed by the affirmative vote of the holders of Shares representing a majority of the aggregate voting power of the Company, (ii) a shareholders’ resolution passed by the affirmative vote of the holders of a majority of the total outstanding Class A Shares and (iii) a shareholders’ special resolution passed by the affirmative vote of holders of Shares representing at least two-thirds of the voting power of the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting of the Company’s shareholders.

Each Class A Share entitles the holder thereof to one vote per Class A Share and each Class B Share entitles the holder thereof to ten votes per Class B Share. Holders of our Class A Shares and Class B Shares will vote as a single class on all matters described in this proxy statement (other than with respect to the additional authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions by holders of a majority of the total outstanding Class A Shares).

Pursuant to the Contribution and Support Agreement, the Rollover Shareholders, as the beneficial owners of an aggregate of 15,528,160 Class A Shares (including Class A Shares represented by ADSs) and 25,836,435 Class B Shares, collectively representing approximately 29.6% of the issued and outstanding Shares and approximately 37.5% of the outstanding voting power of the Company (excluding, for purposes of this calculation, Shares issuable upon the exercise of options of the Company), agreed to vote all of the Shares (including Class A Shares represented by ADSs) they beneficially own in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Assuming the Rollover Shareholders comply with their voting undertakings under the Contribution and Support Agreement and the number of Class A Shares and Class B Shares issued and outstanding and entitled to vote as of the Share Record Date is the same as the number of Class A Shares and Class B  Shares, respectively, issued and outstanding as of the date of this proxy statement, in order for the proposal to be authorized and approved at the extraordinary general meeting of the Company, at least                    Class A Shares and between                   Class B Shares (assuming that only a requisite majority of the total outstanding Class A Shares are voted in favor of such resolutions) and                          Class B Shares (assuming that all outstanding Class A Shares are voted in favor of such resolutions) owned by the shareholders and on behalf of the ADS holders (other than the Rollover Shareholders) must be voted in favor of the resolutions to be proposed at the extraordinary general meeting, including the special resolution to approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, assuming all shareholders are present in person or by proxy and voting at the extraordinary general meeting.

Dissenters’ Rights (Page 102)

Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the Per Share Merger Consideration, you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS BEFORE 10:00 A.M. (NEW YORK CITY TIME) ON                     , 2018 AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE ON THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON THE NYSE. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex D to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

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Purposes and Effects of the Merger (Pages 57 and 58)

The purpose of the Merger is to enable the Buyer Group to acquire 100% ownership of the Company in a transaction in which the holders of Shares (other than the Excluded Shares, the Dissenting Shares, and Shares represented by ADSs) and ADSs (other than ADSs representing Excluded Shares) will be cashed out in exchange for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable. See “Special Factors—Purposes of and Reasons for the Merger” beginning on page 57 for additional information.

ADSs, each representing two Class A Shares, are currently listed on the NYSE under the symbol “EHIC.” It is expected that, immediately following the closing of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Buyer Group. See “Special Factors—Effects of the Merger on the Company” beginning on page 58 for additional information.

Plans for the Company after the Merger (Page 61)

Following the closing of the Merger, Parent will own 100% of the equity interests in the Surviving Company.  The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it (i) will cease to be a public traded company and will instead be beneficially owned by the Buyer Group and (ii) may have substantially more debt than it currently has. See “Special Factors—Financing of the Merger—Debt Financing” beginning on page 63 for additional information.

Following the closing of the Merger and the anticipated deregistration of the Class A Shares and the ADSs, the Company will no longer be subject to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the compliance and reporting requirements of the NYSE and the related direct and indirect costs and expenses.

Recommendations of the Special Committee and the Board (Page 37)

A special committee of the board of directors of the Company (the “Board”), composed of three independent directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company (the “Special Committee”), reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after consultation with its independent financial advisor and independent legal advisors and due consideration, unanimously:

·	determined that the execution of the Merger Agreement and the Plan of Merger and the consummation of Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Company’s shareholders (other than the holders of Excluded Shares) (the “Unaffiliated Security Holders”);

·	recommended that the Board determine that the execution of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to and in the best interests of the Company and the Unaffiliated Security Holders and approve and declare advisable the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

·	recommended that the Board resolve to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the Company’s shareholders.

Accordingly, the Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, and FOR the proposal to authorize each director or officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and in determining that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders, see “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 37 and “Special Factors—Effects of the Merger on the Company—Primary Benefits and Detriments of the Merger” beginning on page 59. The foregoing summary is qualified in its entirety by reference to these sections.

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Position of the Buyer Group as to the Fairness of the Merger (Page 43)

Each member of the Buyer Group believes that the Merger is fair to the Unaffiliated Security Holders. Their belief is based upon the factors discussed under “Special Factors—Position of the Buyer Group as to the Fairness of the Merger” beginning on page 43.

Financing of the Merger (Page 62)

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger and related transactions and pay related fees and expenses will be approximately US$734 million, assuming no exercise of dissenters’ rights by shareholders of the Company.

The Buyer Group expects to provide this amount through a combination of:

·	the proceeds from (a) a committed senior unsecured bridge loan facility contemplated by a commitment letter, dated as of April 6, 2018 (the “Debt Commitment Letter”), by and among Parent and Morgan Stanley Senior Funding, Inc. and Deutsche Bank AG, Singapore Branch (the “Commitment Parties”), and/or (b) a private offering of senior unsecured notes;

·	cash contributions contemplated by the equity commitment letters, dated as of April 6, 2018, by and between Holdco and each of the Sponsors (the “Equity Commitment Letters”); and

·	cash on hand of the Company and its subsidiaries.

See “Special Factors—Financing of the Merger” beginning on page 62 for additional information.

Limited Guarantees (Page 66)

Concurrently with the execution of the Merger Agreement, each Guarantor executed and delivered a limited guarantee in favor of the Company (each a “Limited Guarantee”), pursuant to which each Guarantor has guaranteed a portion of the payment obligations of Parent under the Merger Agreement for certain termination fees and certain costs and expenses that may become payable by Parent to the Company under certain circumstances as set forth in the Merger Agreement. See “Special Factors—Limited Guarantees” beginning on page 66 for additional information.

Interim Investors Agreement (Page 66)

Concurrently with the execution of the Merger Agreement, the Sponsors and the Rollover Shareholders entered into an interim investors agreement dated as of April 6, 2018 (the “Interim Investors Agreement”) with Holdco, Midco, Parent and Merger Sub, pursuant to which the parties thereto agreed to certain terms and conditions that will govern the actions of Holdco, Midco, Parent and Merger Sub and the relationship among the Sponsors and the Rollover Shareholders with respect to the Transactions. The Interim Investors Agreement governs, among other things and subject to certain limitations or exceptions therein, (i) decisions relating to the Merger Agreement pending consummation of the Merger, (ii) decisions relating to the Buyer Group’s acquisition financing pending consummation of the Merger, and (iii) the sharing of certain fees and expenses among the Buyer Group.

Opinion of Duff & Phelps, the Special Committee’s Financial Advisor (Page 49)

The Special Committee retained Duff & Phelps LLC (“Duff & Phelps”) to act as its financial advisor in connection with the Merger.

Duff & Phelps was engaged to provide an opinion to the Special Committee as to the fairness, from a financial point of view, to (i) the holders of Shares (other than the Excluded Shares, the Dissenting Shares, Company RSs (as defined in the section entitled “the Merger Agreement—Treatment of Company Restricted Shares”) and Shares represented by ADSs) of the Per Share Merger Consideration to be received by such holders and (ii) the holders of ADSs (other than any ADSs representing Excluded Shares) of the Per ADS Merger Consideration to be received by such holders in the Merger (without giving effect to any impact of the Merger on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs).

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On April 4, 2018, at a meeting of the Special Committee, Duff & Phelps rendered its oral opinion (which was subsequently confirmed by delivery of Duff & Phelps’ written opinion dated the same date) to the Special Committee that, subject to the factors, assumptions, and limitations set forth therein, as of such date, the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares, Company RSs and Shares represented by ADSs)  and the Per ADS Merger Consideration to be received by the holders of ADSs (other than any ADSs representing Excluded Shares) in the Merger were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs). The full text of the written opinion of Duff & Phelps is attached as Annex C to this proxy statement and is incorporated herein by reference.

See “Special Factors—Opinion of Duff & Phelps, the Special Committee’s Financial Advisor” beginning on page 49 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 67)

In considering the recommendation of the Special Committee and the Board, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:

·	the beneficial ownership of equity interests in Holdco by Mr. Ray Ruiping Zhang as a result of the Merger (if approved and consummated);

·	the potential enhancement or decline of the share value of the Surviving Company, in which Mr. Ray Ruiping Zhang will have beneficial ownership as a result of the Merger, and future performance of the Surviving Company;

·	among the directors of the Company, Mr. Greg Stubblefield is affiliated with Crawford (including through employment in various capacities as an executive officer of Enterprise Holdings, Inc., a wholly-owned subsidiary of Crawford);

·	the cash-out of in-the-money unexercised options to purchase Shares held by the directors and executive officers of the Company (including members of the Special Committee);

·	continued indemnification rights and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company pursuant to the Merger Agreement;

·	the compensation at a rate of US$10,000 per month for each other member of the Special Committee in exchange for his services in such capacity and US$11,000 per month for the chairman of the Special Committee in exchange for his services in such capacity (the payment of which is not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); and

·	the expected continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

As of the date of this proxy statement, our directors and executive officers (including Mr. Ray Ruiping Zhang), as a group held an aggregate of 7,980,406 Shares and options to purchase 2,598,000 Shares. The maximum total amount of all cash payments our directors and executive officers (including Mr. Ray Ruiping Zhang) may receive in respect of their Shares (other than the Rollover Shares) and unexercised options if the Merger is consummated is approximately US$12,117,044.50 (before applicable withholding taxes).

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 66 for additional information.

Acquisition Proposals (Pages 88 and 90)

The Merger Agreement restricts our ability, until the Effective Time or, if earlier, the termination of the Merger Agreement, to solicit or engage in discussions or negotiations with third parties regarding Competing Transactions (as defined in the section entitled “The Merger Agreement—No Solicitation of Competing Transactions”). See and read carefully “The Merger Agreement—No Solicitation of Competing Transactions” and “The Merger Agreement—No Change of Recommendation” beginning on page 88 and page 90, respectively.

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Conditions to the Merger (Page 96)

The consummation of the Merger is subject to the satisfaction or waiver (where permissible under applicable law) of the following conditions:

·	the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, being authorized and approved by the shareholders at the extraordinary general meeting;

·	no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order, whether temporary, preliminary or permanent that is in effect and has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions;

·	all requisite regulatory approvals having been obtained and are in full force and effect; and

·	the Company Notes Closing Condition (as defined in the section entitled “The Merger Agreement— Conditions to the Merger”).

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction, or waiver by Parent or Merger Sub, of the following conditions:

·	the representations and warranties of the Company in the Merger Agreement (without giving effect to any qualifications as to “materiality” or “Company Material Adverse Effect”) being true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date (as defined in the section entitled “The Merger Agreement - Structure and Closing of the Merger”), as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time), except where the failure to be so true and correct does not constitute a Company Material Adverse Effect; provided, that (a) for certain representations and warranties of the Company, such representations and warranties are true and correct in all respects except for de minimis inaccuracies as of the date of the Merger Agreement and as of the Closing Date, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time) and (b) for certain representations and warranties of the Company, such representations and warranties are true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time);

·	the Company having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date;

·	subject to exceptions set forth in the disclosure schedule delivered by the Company, certain holders of no more than 10% of the Shares having validly served a notice of objection under Section 238(2) of the Cayman Islands Companies Law or a notice of dissent under Section 238(5) of the Cayman Islands Companies Law;

·	the Company having delivered to Parent a certificate dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the immediately preceding conditions; and

·	there not having been any Company Material Adverse Effect since the date of the Merger Agreement that remains continuing.

The obligations of the Company to consummate the Merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

·	the representations and warranties of Parent and Merger Sub in the Merger Agreement (without giving effect to any qualifications as to “materiality”) being true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time), except where such failure, individually or in the aggregate, have not, and would not reasonably be expected to, prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions, including the Merger;

·	each of Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date; and

·	Parent having delivered to the Company a certificate dated the Closing Date, signed by an executive officer of Parent, certifying as to the satisfaction of the immediately preceding conditions.

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Termination of the Merger Agreement (Page 97)

The Merger Agreement may be terminated at any time prior to the Effective Time:

(a)    by mutual written consent of the Company and Parent, with the approval of their respective boards of directors (or in the case of the Company, acting only upon the recommendation of the Special Committee) (a “Mutual Termination Event”);

(b)    by either the Company (acting only upon the recommendation of the Special Committee) or Parent (provided, that this termination right is not available to either the Company or Parent if such party’s failure to fulfill any of its obligations under the Merger Agreement has been a material cause of, or resulted in, the failure of any applicable condition to the Merger being satisfied):

·	upon a Termination Date Termination Event (as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement”);

·	upon a Permanent Order Termination Event (as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement”); or

·	upon a No-Vote Termination Event (as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement”);

(c)       by the Company (acting only upon the recommendation of the Special Committee):

·	upon a “Parent and Merger Sub Breach Termination Event” (as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement”);

·	upon a “Parent and Merger Sub Failure to Close Termination Event” (as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement”); or

·	upon a “Superior Proposal Termination Event” (as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement”);

(d)       by Parent:

·	upon a Company Breach Termination Event (as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement”); or

·	upon a Change in the Company Recommendation Termination Event” (as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement”).

Termination Fees and Reimbursement of Expenses (Page 98)

Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee of US$14,062,642 or Parent may be required to pay the Company a termination fee of US$28,125,283 (or the Company Notes Termination Fee) (as defined in the section entitled “The Merger Agreement—Termination Fees and Reimbursement of Expenses”), in each case, as described in the section entitled “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 98.

In the event that the Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, the Company or Parent, as the case may be, is required to reimburse the other party for the reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with the collection of such unpaid termination fee, together with accrued interest on such unpaid termination fee.

Material U.S. Federal Income Tax Consequences (Page 71)

The receipt of cash in exchange for Shares pursuant to the Merger will be taxable transactions for U.S. federal income tax purposes and may also be taxable transactions under other applicable tax laws. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 71. The tax consequences of the Merger to you will depend upon your own personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the Merger to you.

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Material PRC Income Tax Consequences (Page 73)

As there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the PRC Enterprise Income Tax Law and relevant regulations or whether the gain recognized on the receipt of consideration for the Shares or ADSs received from the Company would otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC tax residents. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise for PRC tax purposes or that the receipt of cash for our Shares or ADSs should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for our Shares or ADSs received from the Company pursuant to the Merger or through the exercise of the dissenters’ rights, as the case may be, by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 20% in the case of individuals or 10% in the case of corporations (subject to applicable treaty relief). On the other hand, if the Company is not considered as a PRC resident enterprise by the PRC tax authorities and the Merger is determined by the PRC tax authorities to lack reasonable commercial purpose and to avoid PRC taxes, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the Merger by the Company’s non-PRC-resident enterprise shareholders may be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10%, unless certain safe harbor rules under relevant regulations are satisfied.

You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences (Page 73)

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. Subject to certain qualifications, no taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for Shares or ADSs, including the Merger Consideration, under the terms of the Merger Agreement. Please see “Special Factors—Material Cayman Islands Tax Consequences” beginning on page 73 for additional information.

Regulatory Matters (Page 70)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under the federal securities laws, and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the Merger being published in the Cayman Islands Gazette.

Litigation Related to the Merger (Page 70)

On April 16, 2018, the Company and one of its shareholders commenced proceedings in the High Court of Hong Kong against CDH Car Rental Service Limited (“CDH Car”), one of its shareholders, to seek interim relief, including orders that the relevant shareholder not dispose of, deal with, encumber or vote its shareholding in the Company pending the resolution of a dispute concerning the rights and obligations as between certain shareholders of the Company. Please see “Special Factors— Litigation Related to the Merger” beginning on page 70 for additional information.

Accounting Treatment of the Merger (Page 70)

Upon completion of the Merger, the Company will cease to be an independent publicly traded company, and the Merger is expected to be accounted for, at carryover basis, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Market Price of the ADSs (Page 74)

The Per ADS Merger Consideration of US$13.50 represents a 15.4% premium over the closing price of US$11.70 per ADS as quoted by the NYSE on November 24, 2017, and a premium of 20.8% and 22.8%, respectively, over the 30- and 60- trading day volume-weighted average price as quoted by the NYSE prior to November 24, 2017, the last trading day prior to the Company’s announcement on November 27, 2017 that it had received a non-binding “going-private” proposal from Goliath Advisors Limited (“GAL”), a China-based investment fund, to acquire all of the outstanding Shares (including Shares represented by ADSs) for US$13.35 in cash per ADS, or US$6.675 in cash per Share, subject to certain conditions (the “GAL Proposal”).

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Fees and Expenses (Page 99)

Except in the event that the Company or Parent fails to pay the applicable termination fee when due, whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses except as otherwise provided in the Merger Agreement and the Interim Investors Agreement.

Remedies and Limitations on Liability (Pages 98 and 99)

The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity, subject to certain limitations as described under the section entitled “The Merger Agreement—Remedies” beginning on page 99.

The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to the termination fees described above and under the section entitled “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 98, and reimbursement of certain expenses in the event the Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement.

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QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING

AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On April 6, 2018, we entered into the Merger Agreement with Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of, among other proposals, the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at an extraordinary general meeting.

Q:	What is the Merger?

A:	The Merger is a going-private transaction pursuant to which Merger Sub will merge with and into the Company. Once the Merger Agreement and the Plan of Merger are authorized and approved by the Company’s shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, and the Plan of Merger is registered with the Cayman Registrar, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company after the Merger.

Q:	What effects will the Merger have on the Company?

A:	If the Merger is completed, the Company will cease to be an independent publicly traded company, the ADSs will no longer be listed or traded on the NYSE and the Company’s ADS program will terminate. Following the completion of the Merger, the Company will become a private company beneficially owned by the Buyer Group and the registration of the Shares and ADSs and the Company’s reporting obligations with respect to the Shares and ADSs under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated upon application to the SEC.

Q:	What will I receive in the Merger?

A:	If you own Shares (other than Excluded Shares) and the Merger is completed, at the Effective Time, you will be entitled to receive US$6.75 per Share, in cash, without interest and net of any applicable withholding taxes, for each Share you own immediately prior to the Effective Time (unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 238 of the Cayman Islands Companies Law with respect to the Merger, in which event you will be entitled to receive the fair value of each Share as determined pursuant to Section 238 of the Cayman Islands Companies Law).

If you own ADSs and the Merger is completed, at the Effective Time, you will be entitled to receive US$13.50 per ADS (less a cancellation fee of US$0.05 per ADS pursuant to the terms of the Deposit Agreement), in cash, without interest and net of any applicable withholding taxes, for each ADS you own immediately prior to the Effective Time.

Please see “Special Factors—Material U.S. Federal Income Tax Consequences,” “Special Factors—Material PRC Income Tax Consequences” and “Special Factors—Material Cayman Islands Tax Consequences” beginning on page 71, page 73 and page 73, respectively, for a more detailed description of the tax consequences of the Merger. You should consult your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

Q:	How will the Company’s options and restricted shares be treated in the Merger?

A:	If the Merger is completed, at the Effective Time, each option to purchase Shares granted under the Share Incentive Plans, whether or not vested, that is then outstanding and unexercised will be cancelled and, if the per Share exercise price of such option is less than US$6.75, entitle the holder thereof to receive, as soon as practicable after the Effective Time, from the Surviving Company or one of its subsidiaries, without interest and net of any applicable withholding taxes, a cash amount equal to the product of (a) the excess, if any, of US$6.75 over the exercise price of such option and (b) the number of Shares underlying such option.

If the Merger is completed, at the Effective Time, each restricted share awarded under the Share Incentive Plans that is outstanding but not fully vested immediately prior to the Effective Time will be cancelled and entitle the holder thereof to receive, as soon as practicable after the Effective Time, from the Surviving Company or one of its subsidiaries an amount equal to US$6.75, in cash, without interest and net of any applicable withholding taxes.

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Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on , 2018, at a.m. ([local] time) at ..

Q:	What am I being asked to vote on?

A:	You will be asked to consider and vote on the following proposals:

(a)	as a special resolution, to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Amendment of the M&A;

(b)	as a special resolution, to authorize each director or officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Amendment of the M&A; and

(c)	if necessary, as an ordinary resolution, to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:	What vote of the Company’s shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A:	In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, must be authorized and approved by (i) a shareholders’ special resolution passed by the affirmative vote of holders of Shares representing at least two-thirds of the voting power of the Shares present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company’s shareholders, (ii) a shareholders’ resolution passed by the affirmative vote of holders of Shares representing a majority of the aggregate voting power of the Shares and (iii) a shareholders’ resolution passed by the affirmative vote of holders of a majority of the total outstanding Class A Shares.

At the close of business in the Cayman Islands on                     , 2018, the Share Record Date for voting Shares at the extraordinary general meeting,              Class A Shares and              Class B Shares are expected to be issued and outstanding and entitled to vote at the extraordinary general meeting.

Pursuant to the Contribution and Support Agreement, the Rollover Shareholders, as the beneficial owners of an aggregate of 15,528,160 Class A Shares (including Class A Shares represented by ADSs) and 25,836,435 Class B Shares, collectively representing approximately 29.6% of the issued and outstanding Shares and approximately 37.5% of the outstanding voting power of the Company (excluding, for purposes of this calculation, Shares issuable upon the exercise of options of the Company), agreed to vote all of the Shares (including Class A Shares represented by ADSs) they beneficially own in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Assuming the Rollover Shareholders comply with their voting undertakings under the Contribution and Support Agreement and the number of Class A Shares and Class B Shares issued and outstanding and entitled to vote as of the Share Record Date is the same as the number of Class A Shares and Class B Shares, respectively, issued and outstanding as of the date of this proxy statement, in order for the proposal to be authorized and approved at the extraordinary general meeting of the Company, at least                    Class A Shares and between                   Class B Shares (assuming that only a requisite majority of the total outstanding Class A Shares are voted in favor of such resolutions) and                          Class B Shares (assuming that all outstanding Class A Shares are voted in favor of such resolutions) owned by the shareholders and on behalf of the ADS holders (other than the Rollover Shareholders) must be voted in favor of the resolutions to be proposed at the extraordinary general meeting, including the special resolution to approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, assuming all shareholders are present in person or by proxy and voting at the extraordinary general meeting.

Q:	How does the Board recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the Special Committee, the Board recommends that you vote:

·	FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A; and

·	FOR the proposal to authorize each director or officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A; and

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·	FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

You should read “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 37 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the Merger Agreement. In addition, in considering the recommendation of the Special Committee and the Board with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, and/or in addition to, the interests of the Company’s shareholders generally. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 66.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share Record Date is , 2018. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date or their proxy holders are entitled to vote at the extraordinary general meeting. If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is , 2018 at a.m. ([local] time).

The ADSs Record Date is                     , 2018. Only ADS holders at the close of business in New York City on the ADS Record Date are entitled to instruct the ADS Depositary to vote at the extraordinary general meeting. The ADS Depositary must receive your instructions no later than 12:00 p.m. (New York City time) on                     , 2018 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on                     , 2018, and become a registered holder of Shares by the close of business in the Cayman Islands on the Share Record Date.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence, in person, by proxy or by corporate representative, of at least one shareholder, and not less than an aggregate of one-third of the total voting power of all Shares in issue and entitled to vote, will constitute a quorum for the extraordinary general meeting.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and currently expect the Merger to close during the second or third quarter of 2018, after all conditions to the Merger have been satisfied or waived.

In order to complete the Merger, we must obtain shareholder approval of the Merger at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:	What happens if the Merger is not completed?

A:	If the Merger is not completed for any reason, the Company’s shareholders and ADS holders will not receive Merger Consideration for their Shares or ADSs, nor will the holders of any options or restricted shares receive any payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Shares and ADSs.

Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee of US$14,062,642 or Parent may be required to pay the Company a termination fee of US$28,125,283 (or the Company Notes Termination Fee as described in the section entitled “The Merger Agreement—Termination Fees and Reimbursement of Expenses”), in each case, as defined in the section entitled “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 98.

You should read “Special Factors—Effects on the Company if the Merger Is Not Completed” beginning on page 61 for additional details on the effects on the Company if the Merger is not completed.

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Q:	How will Parent, Merger Sub and each of our directors and executive officers vote on the proposal to authorize and approve the Merger Agreement?

A:	Pursuant to the Contribution and Support Agreement, each Rollover Shareholder has agreed, among other things, to vote all of the Shares (including Class A Shares represented by ADSs) held directly or indirectly by it in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of this proxy statement, based on the number of Shares expected to be issued and outstanding and entitled to vote as of the Share Record Date, the Rollover Shareholders beneficially own in the aggregate 15,528,160 Class A Shares (including Class A Shares represented by ADSs) and 25,836,435 Class B Shares, collectively representing approximately 29.6% of the issued and outstanding Shares and approximately 37.5% of the outstanding voting power of the Company (excluding, for purposes of this calculation, Shares issuable upon the exercise of options of the Company).

In addition, each of our directors and executive officers who beneficially owns Shares (including Shares represented by ADSs) (other than Mr. Ray Ruiping Zhang and Mr. Gang Chen), has informed us that, as of the date of this proxy statement, he or she intends to vote all of his or her Shares in favor of approval and authorization of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

As of the date of this proxy statement, our directors and executive officers (including Mr. Ray Ruiping Zhang and Mr. Gang Chen) collectively beneficially own, in the aggregate, 10,578,406 Shares, which consist of (a) 7,980,406 issued and outstanding Shares (including Shares represented by ADSs), and (b) issued and unexercised options to purchase 2,598,000 Shares issued pursuant to the Share Incentive Plans and exercisable within 60 days following the date of this proxy statement. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 107 for additional information.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name (that is, you do not hold ADSs) as of the Share Record Date for shareholder voting, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible. The deadline to lodge your proxy card so that your Shares may be represented and voted at the extraordinary general meeting is , 2018 at :00 a.m. ([local] time).

Alternatively, you may attend and vote at the extraordinary general meeting in person. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:	If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying your ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive such instructions no later than 12:00 p.m. (New York City time) on , 2018 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. The ADS Depositary has, however, advised us that, pursuant to the Deposit Agreement, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Alternatively, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share Record Date. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on                     , 2018 together with (a) delivery instructions for the corresponding Shares (including the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 for each ADS) pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that you held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for J.P. Morgan Chase Banks N.A., Hong Kong Branch, the custodian holding the Shares, to return the Shares to the Company’s Cayman registrar for the transfer of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Company to issue and mail a certificate to your attention. If the Merger is not completed, the Company will continue to be a public company in the United States and ADSs will continue to be listed on the NYSE. Shares are not listed and cannot be traded on any stock exchange other than the NYSE and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

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Q:	If my Shares or ADSs are held in a brokerage, bank or other nominee account, will my broker, bank or other nominee vote my Shares or ADSs on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares or ADSs may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A:	If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card or fail to give voting instructions to the ADS Depositary, your broker, bank or other nominee, your vote will not be counted.

Q:	May I change my vote?

A:	Yes. If you are a registered holder of Shares, you may change your vote in one of the following three ways:

·	First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to eHi Car Services Limited, Unit 12/F, Building No.5, Guosheng Center, 388 Daduhe Road, Shanghai, 200062, People’s Republic of China, Attention: Ms. Pei Pei.

·	Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no later than :00 a.m. ([local] time) on , 2018, which is the deadline to lodge your proxy card.

·	Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 12:00 p.m. (New York City time) on                     , 2018. A holder of ADSs can do this by completing, dating and submitting a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage, bank or other nominee account, you will receive a separate voting instruction card for each brokerage, bank or other nominee account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card that you receive.

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Q:	If I am a holder of certificated Shares or American Depositary Receipts representing ADSs (“ADRs”), should I send in my share certificates or my ADRs now?

A:	No. After the Merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your Share certificates for the Merger Consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the Merger is completed, the ADS Depositary will call for the surrender of all ADRs for delivery of the Merger Consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS Depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their merger consideration shortly after the Merger is completed without any further action required on the part of such holders.

If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:	What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:	The Share Record Date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be completed. If you transfer your Shares after the Share Record Date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to the person to whom you transfer your Shares, but you will transfer the right to receive the Per Share Merger Consideration to such person, so long as such person is registered as the owner of such Shares when the Merger is completed.

The ADS Record Date is the close of business in New York City on                     , 2018. If you transfer your ADSs after the ADS Record Date but before the extraordinary general meeting, you will retain your right to instruct the ADS Depositary to vote at the extraordinary general meeting, but you will transfer the right to receive the Per ADS Merger Consideration to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the Merger is completed.

Q:	Am I entitled to dissenters’ rights?

A:	Shareholders who dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Law will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex D to this proxy statement. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS holders will not have the right to exercise dissenters’ rights and receive payment of the fair value of the Shares underlying their ADSs. The ADS Depositary will not exercise or attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS Depositary to do so.

ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary, pay the ADS Depositary’s fees required for the cancellation of their ADSs and provide instructions for the registration of the corresponding Shares in the Company’s register of members before 10:00 a.m. (New York City time) on                     , 2018, and become registered holders of Shares before the vote is taken on the Merger at the extraordinary general meeting. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law. If the Merger is not completed, the Company will continue to be a public company in the United States and ADSs will continue to be listed on the NYSE. Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if a former ADS holder has cancelled his, her or its ADSs to exercise dissenters’ rights and the Merger is not completed and such former ADS holder wishes to be able to sell his, her or its Shares on a stock exchange, such former ADS holder will need to deposit his, her or its Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs and applicable Share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 102 as well as “Annex D— Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

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Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged as its proxy solicitor.

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact , the Company’s proxy solicitor, toll-free at or outside of the United States (call collect) or via email at .

In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than five business days prior to the date of the extraordinary general meeting.

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SPECIAL FACTORS

Background of the Merger

Unless otherwise indicated, all dates and times referenced in this Background of the Merger refer to China Standard Time.

The Board and senior management of the Company periodically review the Company’s long-term strategic plans with the goal of enhancing shareholder value. As part of this ongoing process, the Board and senior management of the Company have, from time to time, considered strategic alternatives that may be available to the Company with the objective of increasing shareholder value, including potential commercial and strategic business partnerships, acquisition transactions and new business lines. While the Company’s management had discussions from time to time with third parties regarding possible options over the past years, these discussions did not result in any specific proposals for any strategic transaction prior to the events described below.

On November 5, 2017, representatives of Next Commerce Limited (“NCL”), a third-party strategic consultant, approached representatives of the Company about the competitive landscape in which the Company operates and potential ways in which NCL could assist the Company in developing or evaluating strategic options or transactions that would enable the Company to better position itself in the markets in which it operates and proposes to operate in the near future. The discussions that occurred between representatives of NCL and the Company at that time were of a preliminary nature and focused on a range of strategic options potentially available to the Company.

From November 5 to November 9, 2017, representatives of NCL and the Company discussed ways in which NCL could strategically assist the Company in identifying and developing various transactions or strategic options that could result in expanded shareholder value and that could potentially allow the Company to obtain additional financing or to better position itself in competing against companies in China, including identifying reputable financial and strategic partners that would consider participating in such a transaction. At this time, among the transaction structures that were explored, representatives of NCL and the Company discussed potential equity or debt financings to fund growth initiatives, business combinations, joint ventures, strategic minority equity investments and change-of-control transactions. The Company subsequently retained NCL, pursuant to an engagement letter dated November 9, 2017, as strategic consultant to the Company in relation to possible strategic transactions involving the Company.

From November 9, 2017 onwards, representatives of NCL reached out to, and had preliminary discussions with, various industry operators, industry investors and private equity funds to ascertain their interest in considering a potential minority or majority transaction involving the Company, including GAL, an affiliate of the MBKP Filing Persons and an affiliate of the Baring Filing Persons.

On November 26, 2017, GAL submitted the GAL Proposal to the Board, pursuant to which it proposed to acquire all of the outstanding Shares (including Shares represented by ADSs) for US$13.35 in cash per ADS, or US$6.675 in cash per Share, subject to certain conditions. The GAL Proposal was based on publicly available information of the Company and GAL did not enter into a confidentiality agreement with the Company.

On November 27, 2017, the Board held a meeting to discuss the GAL Proposal, and the Company issued a press release regarding its receipt of the GAL Proposal.

On November 30, 2017, GAL indicated to the Company that they would consider inviting management or Mr. Zhang to join the GAL Proposal by way of rolling over their Shares in connection with the transaction contemplated by the GAL Proposal. Following receipt of the GAL Proposal by the Company and this indication by GAL, Mr. Zhang indicated to NCL that he might be interested in participating in a potential transaction involving the Company and a buyer or buyer group involving one or more such members of management and/or shareholders and that might also involve one or more other third parties, and which might or might not include GAL. From November 30, 2017 to December 5, 2017, Mr. Zhang discussed with representatives of NCL several strategic options, including joining the GAL Proposal or joining another fund or other parties interested in participating in an alternative going-private proposal.

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On December 4, 2017, an affiliate of the MBKP Filing Persons executed a confidentiality agreement with the Company in order to obtain confidential information from the Company, which confidentiality agreement was superseded with respect to the Proposed Transaction (as defined below) by a new confidentiality agreement that was approved by the Special Committee and executed with an affiliate of the MBKP Filing Persons on January 11, 2018.

On the same day, an affiliate of the Baring Filing Persons executed a confidentiality agreement with the Company in order to obtain confidential information from the Company, which confidentiality agreement was superseded with respect to the Proposed Transaction by a new confidentiality agreement that was approved by the Special Committee and executed with an affiliate of the Baring Filing Persons on January 11, 2018.

Between December 6, 2017 and January 23, 2018, the Company entered into confidentiality agreements with four financial parties that had indicated interest in a potential transaction.

On December 6, 2017, representatives of NCL contacted representatives of the MBKP Filing Persons regarding the possibility of forming a consortium to make a proposal to the Special Committee to acquire the Company in a going-private transaction on terms similar to those set forth in the GAL Proposal and possibly including the participation of Mr. Zhang. At such time, the MBKP Filing Persons did not hold any Shares.

On the same day, representatives of NCL contacted representatives of the Baring Filing Persons regarding the possibility of forming a consortium to make a proposal to the Special Committee to acquire the Company in a going-private transaction on terms similar to those set forth in the GAL Proposal and possibly including the participation of Mr. Zhang. At such time, the Baring Filing Persons did not hold any Shares.

Between December 6, 2017 and January 1, 2018, Mr. Zhang and representatives of NCL held discussions regarding the formation of a consortium including Mr. Zhang, for purposes of jointly pursing an acquisition of the Company, with representatives of the MBKP Filing Persons and Weil, Gotshal & Manges LLP (“Weil”), U.S. legal counsel to the MBKP Filing Persons and, subsequently, the Consortium (as defined below). During the same period, Mr. Zhang and representatives of NCL also held separate discussions regarding the formation of a consortium including Mr. Zhang, for purposes of jointly pursuing an acquisition of the Company, with representatives of the Baring Filing Persons.

Also between December 6, 2017 and January 1, 2018, Mr. Zhang and representatives of NCL discussed with representatives of GAL whether GAL would be open to the participation of other investors or private equity sponsors in connection with the transaction contemplated by the GAL Proposal. In this discussion, representatives of GAL indicated that while GAL would be open to Mr. Zhang’s participation in such a transaction, GAL would prefer to pursue the GAL Proposal without other investors or private equity sponsors. At this time, representatives of GAL also indicated that if other investors or private equity sponsors were to be involved in a transaction, GAL would prefer not to continue with the GAL Proposal.

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On December 9, 2017 (St. Louis, Missouri time), Mr. Zhang called representatives of Crawford to update them on recent developments regarding plans to form the Special Committee to evaluate the GAL Proposal and other proposals to acquire the Company that might be submitted. Anticipating that it might receive such inquiries, on December 22, 2017, Crawford filed with the SEC an amendment to its Schedule 13D disclosing the possibility it could receive inquiries from the Special Committee, other principal shareholders of the Company and/or third parties regarding its interest in participating in a transaction that, if completed, would result in a going-private transaction involving the Company. Crawford also disclosed that, if it were to receive any such inquiry, Crawford might engage in discussions and consider one or more proposals with respect to such a transaction and may take steps in furtherance thereof.

On December 11, 2017, the Board formed the Special Committee and delegated to it the exclusive power and authority to, among other things, evaluate, investigate and negotiate the terms and conditions of a potential going-private transaction, retain advisors and determine whether any such potential going-private transaction is fair to, and in the best interest of, the Company and the shareholders of the Company not affiliated with any member of the buyer group and their respective affiliates and associates. The Board also resolved that it would not approve such a transaction or otherwise recommend such a transaction for approval by the Company’s shareholders without a prior favorable recommendation by the Special Committee. On the same day, the Company issued a press release announcing that the Board had formed the Special Committee to evaluate the GAL Proposal or any other going-private transaction involving the Company.

Between December 11 and 18, 2017, the Special Committee interviewed Fenwick & West LLP (“Fenwick”) and Duff & Phelps, and evaluated their credentials and independence to serve as legal and financial advisors to the Special Committee.

On December 18, 2017, the Special Committee held a telephonic meeting, together with representatives of Fenwick and Duff & Phelps, to discuss, among other things, the GAL Proposal and the role of the Special Committee. During the meeting, representatives of Fenwick provided the Special Committee with an overview of the Special Committee’s authority and fiduciary duties, and representatives of Duff & Phelps orally reported to the Special Committee with respect to the general process of a going-private transaction and the general process of its financial analyses.

On December 26, 2017, the Company issued a press release announcing that the Special Committee had retained Duff & Phelps as its independent financial advisor and Fenwick as its legal counsel. Thereafter, the Special Committee determined to obtain advice with respect to matters of Cayman Islands law from the Company’s existing legal advisor, Maples and Calder (Hong Kong) LLP (“Maples”).

On December 27, 2017, the Board adopted written resolutions that, among other things, further delegated to the Special Committee the exclusive power and authority to take certain actions in connection with a potential going-private transaction, or alternative transactions, and established the compensation of the members of the Special Committee.

On December 27, 2017, the Special Committee held a telephonic meeting with representatives of Fenwick, Duff & Phelps and NCL. At this meeting, representatives of NCL provided an update to the Special Committee on the identity of potential members of a consortium, including certain MBKP Filing Persons, certain Baring Filing Persons and the other financial parties that had entered into confidentiality agreements with the Company and indicated an interest in a potential transaction, and the Special Committee discussed the potential process and timeline for a going-private transaction and the feasibility of conducting a “market check” in which other potential buyers were contacted to determine their interest in an acquisition of the Company.

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On January 1, 2018, an affiliate of the MBKP Filing Persons and Mr. Zhang together submitted a preliminary, non-binding proposal (the “Proposal”) to the Board pursuant to which such affiliate of the MBKP Filing Persons, Mr. Zhang and/or certain of their respective affiliates proposed to acquire all of the outstanding Shares in a going-private transaction (the “Proposed Transaction”) for US$13.35 in cash per ADS or US$6.675 in cash per Share (the same price contemplated by the GAL Proposal). In the Proposal, such affiliate of the MBKP Filing Persons and Mr. Zhang noted that the per ADS price to be paid in the Proposed Transaction represented a premium of approximately 18.57%, 19.65%, 19.41% and 26.97% to the volume-weighted average closing price of the ADSs during the three, five, 30 and 90 trading days, respectively, immediately prior to the date of the GAL Proposal. In addition, such affiliate of the MBKP Filing Persons and Mr. Zhang indicated in the Proposal that the Proposed Transaction was intended to be financed with a combination of debt and equity financing, with the equity financing to be provided in the form of cash and rollover equity by the MBKP Filing Persons and Mr. Zhang (or their affiliates) and any additional members admitted to the consortium. The Proposal also stated that Mr. Zhang was interested only in acquiring the outstanding Shares he did not already own, and that he did not intend to sell his Shares to any third party. On the same date, consistent with GAL’s prior indication to Mr. Zhang that GAL would prefer not to continue with the GAL Proposal based on the proposed involvement of other private equity sponsors, the Company received a letter from GAL stating that the Proposal superseded and replaced the GAL Proposal. At this time, the Proposal superseded and replaced the GAL Proposal.

On January 2, 2018, the Company issued a press release regarding its receipt of the Proposal.

On the same day, Mr. Zhang advised representatives of Crawford that he and an affiliate of the MBKP Filing Persons had submitted the Proposal to the Board.

Between January 2, 2018 and January 12, 2018, representatives of the MBKP Filing Persons and Mr. Zhang continued discussions with representatives of the Baring Filing Persons regarding the terms under which they would form a consortium in connection with the Proposed Transaction.

On January 10, 2018, representatives of Weil, the Baring Filing Persons and the MBKP Filing persons met in Shanghai to discuss the Proposed Transaction, including the potential structure and possible financing sources of, and a timeline for completing, the Proposed Transaction.

On January 11, 2018, following the execution of new confidentiality agreements that were approved by the Special Committee, representatives of the MBKP Filing Persons and the Baring Filing Persons met with the Company’s senior management and representatives of NCL at the Company’s offices in Shanghai to discuss the Proposed Transaction and to commence on-site due diligence.

On January 12, 2018, representatives of the MBKP Filing Persons, the Baring Filing Persons, NCL and Weil held a conference call to discuss the possibility of pursuing privately negotiated purchases of ADSs from one or more third parties. Representatives of the Baring Filing Persons indicated that the Baring Filing Persons might have an interest in purchasing ADSs in a privately negotiated transaction, but stated that such discussions should be postponed until the Baring Filing Persons and their representatives had made substantial progress in their due diligence of the Company.

Between January 13, 2018 and February 13, 2018, representatives of the MBKP Filing Persons and the Baring Filing Persons and their respective advisors conducted due diligence with respect to the Company, and on January 26, 2018, the Company provided representatives of the MBKP Filing Persons and the Baring Filing Persons and their respective advisors with access to an online data room.

On January 22, 2018, the Special Committee retained Maples to serve as its legal advisor with respect to the law of the Cayman Islands.

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Between January 22, 2018 and February 23, 2018, several banks (including Morgan Stanley Asia Limited and Deutsche Bank, Hong Kong Branch) entered into confidentiality agreements with the Company and/or joinder agreements to the confidentiality agreement with an affiliate of the MBKP Filing Persons, and the Company and the MBKP Filing Persons, as applicable, began to provide such banks with confidential information for the purpose of evaluating the potential provision of debt financing for the Proposed Transaction.

On January 29, 2018, the Special Committee held a telephonic meeting, together with representatives of Fenwick, Maples and Duff & Phelps. At the meeting, among other things, representatives of Fenwick and Maples and the Special Committee discussed the status of the proposed transaction, procedures for authorizing external communications and providing information to potential financing sources and the Consortium members, and price negotiation strategy, including the feasibility of a pre-signing “market check” in light of the voting power represented by the Shares anticipated to be held by members of a consortium that included Mr. Zhang.

On February 7, 2018, the Company provided representatives of Duff & Phelps with the Company Projections (as defined and further described in the section entitled “—Certain Financial Projections”).

On February 8, 2018, the Special Committee held a telephonic meeting, together with representatives of Fenwick and Duff & Phelps, at which representatives of Duff & Phelps updated the Special Committee on the progress of their financial analyses including progress with respect to their review of the Company Projections.

On February 12, 2018, representatives of NCL contacted representatives of Tiger Global Mauritius Fund, a Mauritius company limited by shares (“TGMF”) to inquire whether TGMF had an interest in selling the Subject ADSs owned by TGMF to the Baring Filing Persons.

On February 13, 2018, representatives of NCL, Baring and Weil held conference calls to discuss the terms of a potential purchase of the Subject ADSs from TGMF. Following these calls, representatives of Baring decided to proceed with negotiating a possible transaction with TGMF.

On February 14, 2018, representatives of Baring, NCL, Weil, TGMF and Schulte Roth & Zabel LLP (“SRZ”), TGMF’s U.S. legal counsel, held a conference call to discuss the terms of a potential purchase of ADSs from TGMF. On the call, representatives of TGMF indicated, among other things, that the timing and certainty of closing the transaction were important to TGMF.

On the same day, Ctrip Investment Holding Ltd. (“Ctrip”), an existing shareholder of the Company with a representative on the Board, entered into a joinder agreement to the confidentiality agreement with an affiliate of the MBKP Filing Persons in order to receive confidential information for the purpose of evaluating and negotiating its potential participation in the Consortium as a Rollover Shareholder in connection with the Proposed Transaction.

On the same day, the Special Committee approved sharing the Company Projections with the MBKP Filing Persons, the Baring Filing Persons and Mr. Zhang and debt and other equity financing sources that had signed a confidentiality agreement or joinder agreement.

On February 21, 2018, Weil provided Fenwick with a draft of the Merger Agreement.

On the same day, representatives of NCL reached out to representatives of Crawford to assess Crawford’s interest in participating in the Consortium in connection with the Proposed Transaction.

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On the same day, representatives of the Baring Filing Persons, the MBKP Filing Persons, NCL and Weil held a conference call to discuss, among other things, the potential transaction between Baring SPV and TGMF.

On February 22, 2018, representatives of the Baring Filing Persons, NCL and TGMF held conference calls to further discuss and negotiate the commercial terms of the purchase of the Subject ADSs, particularly with respect to the timing and certainty of closing. Following such calls, representatives of the Baring Filing Persons and TGMF came to an understanding on the commercial terms of the purchase of the Subject ADSs. Between February 22, 2018 and February 23, 2018, representatives of Weil and SRZ exchanged drafts of, and negotiated and finalized, the TGMF SPA based on the commercial understanding of the Baring Filing Persons and TGMF.

On the same day, the Company entered into a confidentiality agreement with Crawford, a holder of 18,694,003 Class B Shares, in order to provide it with confidential information in connection with the Proposed Transaction. Between February 26, 2018 and April 6, 2018, representatives of NCL reached out to representatives of Crawford, and representatives of the MBKP Filing Persons, the Baring Filing Persons, the Mr. Zhang Filing Persons, NCL and Crawford held various discussions and meetings regarding the terms and conditions of Crawford’s participation in the Consortium in connection with the Proposed Transaction, including, among others, (i) a call on March 5, 2018 (St. Louis, Missouri time), during which representatives of the MBKP Filing Persons and the Baring Filing Persons were introduced to representatives of Crawford and discussed their high-level perspectives on the Proposed Transaction, and (ii) an in-person meeting on March 12, 2018 (St. Louis, Missouri time) at Crawford’s offices in St. Louis, Missouri between representatives of NCL and Crawford and its advisors, at which the parties discussed the status of the Proposed Transaction and Crawford’s interest in participating in the Consortium in connection with the Proposed Transaction, including Crawford’s views as to mutually beneficial business opportunities for the Company and Enterprise Holdings, Inc., a wholly owned subsidiary of Crawford.

On February 23, 2018, a representative of Fenwick notified the Special Committee members of the proposed purchase of the Subject ADSs by Baring SPV from TGMF, and on the same day, a representative of Fenwick notified Weil on behalf of the Special Committee that the Special Committee would not assert that the purchase of the Subject ADSs would be prohibited by the confidentiality agreement between an affiliate of the Baring Filing Persons and the Company.

On the same day, MBKP SPV, Baring SPV and Mr. Zhang (MBKP SPV, Baring SPV and Mr. Zhang, together, the “Consortium,” and each, a “Consortium Member”) entered into a term sheet (the “Consortium Term Sheet”) setting forth terms regarding the relationship among the Consortium Members with respect to the formation and conduct of a consortium for purposes of jointly pursuing the Proposed Transaction. Pursuant to the legally binding terms of the Consortium Term Sheet, among other things, MBKP SPV and Mr. Zhang agreed to work exclusively with each other in good faith in pursuit of the Proposed Transaction until April 1, 2018 (which was subsequently extended to June 1, 2018). The Consortium Term Sheet contemplated, among other things and subject to certain limitations or exceptions therein, (i) MBKP SPV, and/or one or more of its affiliates, and Baring SPV, and/or one or more of its affiliates, making cash contributions to Holdco in exchange for equity interests in Holdco in connection with the Proposed Transaction, (ii) Mr. Zhang and certain of his affiliates contributing Shares owned by them to Holdco in exchange for equity interests in Holdco, (iii) the mechanism for making decisions relating to the Proposed Transaction and related financing matters, (iv) the mechanism for admitting additional members to the Consortium and (v) certain fee and expense sharing arrangements among the Consortium Members. The Consortium Term Sheet superseded all prior arrangements and understandings of the Consortium Members with respect to the subject matter of the Consortium Term Sheet.

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Later on the same day, Baring SPV and TGMF executed the TGMF SPA.

On February 24, 2018, the Special Committee held a telephonic meeting, together with representatives of Fenwick and Duff & Phelps. At the meeting, representatives of Fenwick reviewed the terms of the draft Merger Agreement with the Special Committee and discussed the material issues to be negotiated on behalf of the Special Committee, and the Special Committee provided direction with respect to such issues. Those issues, in particular, included a requirement that the Company conduct a consent solicitation with respect to the 5.875% Senior Notes of the Company due 2022 (the “2022 Notes”) and, if applicable, the 7.50% Senior Notes of the Company due December 2018 (the “2018 Notes”), and enter into amendments to the indenture governing the 2022 Notes (the “2022 Indenture”) and, if applicable, the indenture governing the 2018 Notes (the “2018 Indenture”) as a closing condition, a closing condition regarding the maximum percentage of shareholders that exercise dissenters’ rights, the amount and terms of termination fees payable by the Company and reverse termination fees payable by the Consortium and the absence of a requirement that the closing of the Proposed Transaction be conditioned on approval by a majority of the outstanding shares held by shareholders of the Company who are not affiliated with the Consortium.

On the same day, as previously approved by the Special Committee, the Company made available the Company Projections to the Consortium and the Consortium’s debt and equity financing sources that had entered into a confidentiality agreement (or a joinder agreement thereto).

On February 26, 2018, Weil sent to Fenwick drafts of the form of the Equity Commitment Letters, the form of the Limited Guarantees, the Contribution and Support Agreement and the Interim Investors Agreement (together with the Merger Agreement, the “Transaction Documents”).

On February 27, 2018, Mr. Zhang and representatives of the MBKP Filing Persons, the Baring Filing Persons and NCL held a meeting with representatives of Ctrip to discuss Ctrip’s interest in participating in the Consortium in connection with the Proposed Transaction as a Rollover Shareholder.

On February 28, 2018, Fenwick provided Weil with a revised draft of the Merger Agreement and on March 3, 2018, revised drafts of the other Transaction Documents.

On March 2, 2018, the Company entered into a confidentiality agreement with Ctrip in order to provide it with confidential information for the purpose of its potential participation in the Consortium in connection with the Proposed Transaction. Between March 2, 2018 and April 2, 2018, representatives of the Consortium, NCL and Ctrip held various discussions and meetings regarding the terms and conditions of Ctrip’s potential participation in the Consortium as a Rollover Shareholder in connection with the Proposed Transaction. During these discussions and meetings, the representatives of the Consortium and Ctrip were unable to reach a commercial agreement on the terms and conditions with respect to Ctrip’s participation in the Consortium.

On March 5, 2018, Mr. Zhang and certain of his affiliates filed a Schedule 13D disclosing, among other things, the formation of the Consortium.

Later on the same day, Baring SPV and certain of its affiliates filed a Schedule 13D disclosing, among other things, the formation of the Consortium and the execution of the TGMF SPA.

On March 9, 2018, the MBKP Filing Persons, the Baring Filing Persons and the Mr. Zhang Filing Persons filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 disclosing, among other things, certain matters related to the TGMF SPA and the Proposed Transaction.

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On March 11, 2018, Weil sent to Fenwick revised drafts of the Merger Agreement and the other Transaction Documents.

On March 12 and 13, 2018, the Company entered into a confidentiality agreement with DF Asset Management and RedStone, respectively, in order to provide each with confidential information in connection with the Proposed Transaction. Between March 12 and 13, 2018, as applicable, and April 6, 2018, representatives of the Consortium and each of DF Asset Management and RedStone periodically held discussions and meetings regarding the potential participation of each of DF Asset Management and RedStone in the Consortium as a Rollover Shareholder and a source of new equity financing, respectively, in connection with the Proposed Transaction.

On March 14, 2018, the Special Committee held a telephonic meeting, together with representatives of Fenwick and Duff & Phelps. At the meeting, representatives of Fenwick reviewed the terms of the draft Merger Agreement that had been provided by Weil on March 11 and discussed the material open issues to be negotiated on behalf of the Special Committee, and the Special Committee provided direction with respect to such issues. Those issues were, in general, the same issues that had existed in the prior draft provided by Weil and that had been discussed at the February 24 meeting of the Special Committee. In addition, the Special Committee authorized and directed Duff & Phelps to communicate with Mr. Zhang, on behalf of the Consortium, to request an increase in the Per Share Merger Consideration and the Per ADS Merger Consideration.

On March 16, 2018, Fenwick provided Weil with revised drafts of the Merger Agreement and the other Transaction Documents.

On the same day, Mr. Zhang held a meeting with the chief financial officer of Ctrip and Ctrip’s head of investment to further discuss the terms and conditions of Ctrip’s participation in the Consortium as a Rollover Shareholder in connection with the Proposed Transaction.

On March 17, 2018, Duff & Phelps communicated, on behalf of the Special Committee, with Mr. Zhang, on behalf of the Consortium, to request an increase in the Per Share Merger Consideration and the Per ADS Merger Consideration. Mr. Zhang did not respond to this communication.

On March 23, 2018, representatives of the Consortium, Weil and Fenwick held a conference call to discuss the open issues in the Merger Agreement.

On March 30, 2018, Weil sent to Fenwick revised drafts of the Merger Agreement and the other Transaction Documents. The revised draft of the Merger Agreement reflected the Consortium’s acceptance of the Special Committee’s then proposal with respect to the closing condition regarding the maximum percentage of shareholders that exercise dissenters’ rights and the amount and terms of termination fees payable by the Company and reverse termination fees payable by the Consortium, and rejection of the Special Committee’s proposals that (i) the Consortium pay to the Company a termination fee in the event that the Consortium terminates the Merger Agreement as a result of a failed consent solicitation with respect to the 2022 Notes and, if applicable, the 2018 Notes and (ii) the closing of the Proposed Transaction be conditioned on approval by a majority of the outstanding shares held by shareholders of the Company who are not affiliated with the Consortium.

On April 2, 2018, Mr. Zhang held a meeting with Ctrip’s head of investment to further discuss the terms and conditions with respect to Ctrip’s participation in the Consortium as a Rollover Shareholder in connection with the Proposed Transaction.

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Later on the same day, the Board received a preliminary, non-binding offer from Ocean Link Partners Limited (“Ocean Link”) for the purchase of all of the outstanding Shares (including Shares represented by ADSs) for US$14.50 in cash per ADS, or US$7.25 in cash per Share, subject to due diligence and negotiation of the definitive agreement (the “Ocean Link Proposal”). Ocean Link stated in the Ocean Link Proposal that it intended to finance the acquisition with a combination of debt and equity financing.

On April 3, 2018, Fenwick and Weil held a conference call to discuss the remaining open issues in the Merger Agreement. On the same day and following this conference call, the Special Committee held a telephonic meeting, together with representatives of Fenwick and Duff & Phelps, to discuss, among other things, the Ocean Link Proposal, the valuation of the Company and the remaining open issues in the Merger Agreement, including closing conditions relating to the maximum percentage of shareholders exercising dissenters’ rights and the approval of the Proposed Transaction by a majority of the outstanding Shares held by shareholders of the Company who are not affiliated with the Buyer Group, and a termination fee payable by the Buyer Group in the event that the Merger Agreement is terminated as a result of a failed consent solicitation with respect to the 2022 Notes and, if applicable, the 2018 Notes. Following discussions, the Special Committee authorized and directed Duff & Phelps to communicate with Mr. Zhang, on behalf of the Consortium, to request an increase in the Per Share Merger Consideration and the Per ADS Merger Consideration to US$7.25 and US$14.50, respectively. The Special Committee further directed Fenwick and Duff & Phelps to communicate with Ocean Link regarding the Ocean Link Proposal, including Ocean Link’s plan to obtain funding and support from the Company’s shareholders.

Later on the same day, Duff & Phelps communicated, on behalf of the Special Committee, with Mr. Zhang, on behalf of the Consortium, to request an increase to the Per Share Merger Consideration and the Per ADS Merger Consideration to US$7.25 and US$14.50, respectively.

Later still on the same day, Weil, on behalf of the Consortium, delivered an email communication to Fenwick, on behalf of the Special Committee, setting forth the Consortium’s final proposed terms for the Proposed Transaction. These terms included an increase in the Per Share Merger Consideration and the Per ADS Merger Consideration to US$6.75 and US$13.50, respectively, and proposed concessions with respect to the remaining open issues in the Merger Agreement, including a termination fee payable by the Consortium to the Company in the event that the Merger Agreement was terminated as a result of a failed consent solicitation with respect to the 2022 Notes and, if applicable, the 2018 Notes, and an exclusion of Shares held by Ctrip, Ocean Link and affiliated parties from the closing condition relating to the maximum percentage of Shares in respect of which holders exercise dissenters’ rights. In this communication, Weil also noted that the Consortium Members, together with Crawford and DF Asset Management (each of which subsequently joined the Consortium on April 6, 2018), controlled over 36% of the Company’s aggregate voting power, and would under no circumstances join with any other parties for purposes of any alternative transaction, including the Ocean Link Proposal, any proposal by Ctrip or any affiliates of Ocean Link or Ctrip, and would vote against any alternative transaction. This communication also confirmed that the Consortium had fully committed equity and debt financing, including fully underwritten bank commitments, necessary to consummate the Proposed Transaction, that the Proposed Transaction was not subject to any antitrust or other regulatory approval, and that for all practical purposes, the Proposed Transaction was completely ready to be finalized and executed in the form of definitive agreements.  Weil stated that this proposal would expire at 11:30 p.m. on April 4, 2018.

On April 4, 2018, Fenwick provided Weil with a revised draft of the Merger Agreement, which reflected the Consortium’s final proposed terms, subject to the Special Committee’s determination that such terms were acceptable to it.

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On the same day, representatives of Fenwick and Duff & Phelps had a conference call with representatives of Ocean Link and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), counsel to Ocean Link, regarding the Ocean Link Proposal. On this call, a representative of Ocean Link stated that the Ocean Link Proposal was supported by Ctrip, but that it would nonetheless seek debt financing, which Ocean Link had not yet discussed with any potential debt financing sources. When asked to clarify whether Ocean Link would be willing and able to fund the Ocean Link Proposal with available cash of Ctrip in the event that any such debt financing were not available, Ocean Link declined to so state. The representatives of Ocean Link also stated that Ocean Link had reached out to all significant shareholders of the Company, but that there had been no in-depth discussions with the Consortium Members. The representatives of Ocean Link indicated that the Ocean Link Proposal was also supported by other shareholders (in addition to Ctrip) but declined to provide the names of the other shareholders from whom they had support (or the amount of their Share ownership or voting power), citing confidentiality agreements. Further, Ocean Link requested access to confidential information of the Company and time for Ocean Link and its debt financing sources to perform due diligence.  Ocean Link indicated that the time that it would require for such due diligence to be completed would be commensurate with the standard amount of time that it would take a potential buyer and potential lenders to perform due diligence for a going-private transaction of this nature. Finally, Ocean Link stated that it did not believe that the transaction proposed by it would require any regulatory approvals that would not be required in connection with the Proposed Transaction.

During the course of April 4, 2018, representatives of Fenwick, O’Melveny, Maples, NCL and Weil had multiple conference calls in which they discussed the Ocean Link Proposal and the final terms proposed by the Consortium on April 3, 2018. During these discussions, representatives of Fenwick informed Weil that it would not be possible for the Board to meet to approve the Proposed Transaction based on the final Consortium terms by the deadline of 11:30 p.m. April 4, 2018, as the Company’s Amended and Restated Memorandum and Articles of Association required 48 hours’ prior notice to convene a meeting of the Board. Weil confirmed on behalf of the Consortium that if the Special Committee would determine that the Proposed Transaction is fair to, and in the best interests of, the Company and the Unaffiliated Security Holders and resolve to recommend the authorization, approval, execution and delivery of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the Board, at the scheduled meeting of the Special Committee on April 4, 2018, the expiration of the Consortium’s final proposal would be extended until the end of the day on April 6, 2018.

At 7:30 p.m. on April 4, 2018, the Special Committee held a telephonic meeting, together with representatives of Fenwick, Maples and Duff & Phelps. At this meeting, representatives of Fenwick described the Consortium’s final proposed terms and the discussions with Ocean Link with respect to the Ocean Link Proposal. The Special Committee members then discussed the Proposed Transaction and the Ocean Link Proposal, including that the Proposed Transaction was fully financed, that the Consortium had finalized its internal arrangements and completed due diligence, that a fully negotiated Merger Agreement with the Consortium was ready to be executed immediately upon formal approval by the Board, that Weil had communicated to the Special Committee that the Consortium Members, together with Crawford and DF Asset Management (each of which subsequently joined the Consortium on April 6, 2018), held over 36% of the aggregate voting power of the total issued and outstanding Shares and would vote against any alterative transaction, and that Ocean Link had not secured financing or conducted due diligence. The Special Committee also discussed the statement by Ocean Link that Ctrip supported the Ocean Link Proposal, and the possibility that Ctrip might join a consortium with Ocean Link in furtherance of the Ocean Link Proposal, and noted that the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2016 indicated that Ctrip held 4,300,000 Class A Shares and 15,168,193 Class B Shares as of March 31, 2017, representing approximately 21% of the aggregate voting power of the total issued and outstanding Shares as of April 4, 2018. Representatives of Duff & Phelps then presented, reviewed and discussed with the Special Committee their financial analyses, and rendered Duff & Phelps’ oral opinion, which was subsequently confirmed by delivery of its written opinion dated the same date and which is attached hereto as Annex C, to the Special Committee to the effect that, as of April 4, 2018, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the written opinion, the Per Share Merger Consideration of US$6.75 in cash to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares, Company RSs and Shares represented by ADSs) and the Per ADS Merger Consideration of US$13.50 to be received by the holders of ADSs (other than, if any, ADSs representing the Excluded Shares) in the Merger were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs). Representatives of Fenwick then summarized for the Special Committee the key terms of the Merger Agreement. Representatives of Maples next provided an overview of the fiduciary duties of the Special Committee members. The Special Committee then unanimously (a) determined that the execution of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders, (b) recommended that the Board determine that the execution of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders and approve and declare advisable the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (c) recommended that the Board resolve to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the Company’s shareholders.

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In addition, on April 4, 2018, representatives of the Company sent a notice to the Board calling for a meeting of the Board to be held on April 6 (in order to satisfy the required 48 hours’ prior notice to convene a meeting of the Board) to discuss the Proposal and recent developments and the Ocean Link Proposal, including any perspective or recommendation of the Special Committee with respect to the same.

On April 5, 2018, Ocean Imagination L.P, Ocean Voyage L.P., Ocean General Partners Limited, Mr. Nanyan Zheng and Mr. Tianyi Jiang filed a Schedule 13D disclosing the execution of a Purchase and Voting Agreement (the “Ocean CDH Purchase and Voting Agreement”) with CDH Venture Partners II, L.P. (“CDH”) on April 4, 2018 for the purchase of 100 ordinary shares of CDH Car Rental Services Limited (“CDH Car”) by Ocean Imagination L.P., and that CDH Car was the direct record holder of 538,764 Class A Shares (including 438,764 Class A Shares represented by 219,382 ADSs) and 8,599,211 Class B Shares. This agreement provided that the closing of the transaction contemplated by the Ocean CDH Purchase and Voting Agreement would occur on or prior to April 26, 2018, and required CDH to cause CDH Car to vote all of the Shares directly held by CDH Car in favor of the transaction proposed by the Ocean Link Proposal, and against any alternative transaction. This Schedule 13D indicated that the Shares that were subject to the Ocean CDH Purchase and Voting Agreement represented approximately 11.8% of the aggregate voting power of the total issued and outstanding Shares.

During the course of April 6, 2018, representatives of NCL, Fenwick, O’Melveny and Weil had multiple discussions regarding the Ocean Link Proposal and the Ocean CDH Purchase and Voting Agreement. Also on April 6, 2018, representatives of Fenwick and Weil discussed the closing condition in the Merger Agreement relating to the maximum percentage of Shares in respect of which holders exercised dissenters’ rights, and representatives of Weil confirmed that the shares that were the subject of the Ocean CDH Purchase and Voting Agreement would be excluded from the calculation to determine satisfaction of such closing condition.

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At 5:00 p.m. on April 6, 2018, the Special Committee held a telephonic meeting together with representatives of Fenwick and Maples. At this meeting, representatives of Fenwick described the Ocean CDH Purchase and Voting Agreement, the Schedule 13D filed by affiliates of Ocean Link on April 5, 2018 and the Shares controlled by Ocean Link. The Special Committee also discussed again the statement by Ocean Link that Ctrip supported the Ocean Link Proposal, and the possibility that Ctrip might join a consortium with Ocean Link in furtherance of the Ocean Link Proposal, and noted that the shares controlled by Ocean Link, together with the shares owned by Ctrip, represented approximately 33% of the aggregate voting power of the total issued and outstanding Shares (assuming for the purposes of this calculation that the Class B Shares were not automatically converted into the Class A Shares pursuant to the articles of association of the Company as a result of the transfer). The Special Committee also noted that Weil had communicated to it that the Consortium Members, together with Crawford and DF Asset Management (each of which subsequently joined the Consortium on April 6, 2018), held over 36% of the aggregate voting power of the total issued and outstanding Shares and would vote against any alternative transaction, and that Ocean Link had not secured financing or conducted due diligence, or proposed a form of definitive transaction agreement. In addition, the Special Committee noted the statement by the Consortium that its proposal would expire at the end of the day on April 6, 2018. In light of these statements and developments, the Special Committee considered whether to change its recommendation to the Board with respect to the Proposed Transaction adopted by the Special Committee at its meeting on April 4, 2018. After discussion, the Special Committee did not determine to modify or withdraw its recommendations of April 4, 2018.

Subsequently on April 6, 2018 and prior to the scheduled 7:30 p.m. Board meeting, Ms. Lilith Mingshi Chen, who had been designated by Mr. Gang Chen (an appointee to the Board by Ctrip) as his alternate for purposes of the Board meeting, sent an email to representatives of the Company objecting to the adequacy of the notice provided in connection with the scheduled meeting on account of vagueness of the agenda and inconsistency of the agenda with the email circulated by representatives of O’Melveny earlier that day (which included a written copy of the recommendation of the Special Committee with respect to the Proposed Transaction, as well as the latest drafts of the documents relating to the Proposed Transaction (including the Merger Agreement) and draft Board resolutions to be considered by the Board in light of the recommendation of the Special Committee).

On the same day and shortly before the scheduled 7:30 p.m. Board meeting, representatives of Crawford advised the Consortium and its representatives of Crawford’s agreement to participate in the Consortium as a Rollover Shareholder and a source of new equity financing in connection with the Proposed Transaction. Representatives of each of DF Asset Management and RedStone similarly advised the Consortium and its representatives of their agreement to participate in the Consortium as a Rollover Shareholder and a source of new equity financing, respectively, in connection with the Proposed Transaction. Later on the same day, upon the execution of the Interim Investors Agreement concurrently with the execution of the Merger Agreement, (i) the MBKP Filing Persons, the Baring Filing Persons, the Mr. Zhang Filing Persons, Crawford, RedStone and DF Asset Management formed the Buyer Group, and (ii) the Consortium Members terminated the Consortium Term Sheet.

At 7:30 p.m. on April 6, 2018, the Board held a telephonic meeting, together with representatives of O’Melveny, Fenwick and Maples. At this meeting, the Board discussed the Proposed Transaction and the Ocean Link Proposal, and the Special Committee presented its recommendation to the Board with respect to the Proposed Transaction. At the meeting, Ms. Chen and representatives of Skadden (Ctrip’s legal counsel, which had attended the meeting at Ms. Chen’s invitation) asserted their belief that the meeting was not duly convened because of the failure to provide an adequate agenda in the notice, and that while Ms. Chen had dialed into the meeting, her presence should not be counted towards establishing a quorum or as any indication that she or Ctrip had waived any rights to challenge the validity of the meeting and any resolutions passed at the meeting, which she and Ctrip expressly reserved. Ms. Chen also indicated to the Board that Ctrip had joined Ocean Link and its affiliates to form a consortium (the “Ctrip Ocean Consortium”) and that she would not participate in any deliberations or vote at the meeting. After considering the recommendation of the Special Committee and the proposed terms of the Merger Agreement and the Transaction Documents, the Board (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and the Company’s shareholders (including the Unaffiliated Security Holders) and declared it advisable for the Company to enter into the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, the limited guarantees by the Sponsors and Rollover Shareholders in favor of the Company and the consummation of the Transactions, including the Merger, (c) directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to the Company’s shareholders for authorization and approval, (d) subject to the terms of the Merger Agreement, resolved to recommend that the Company’s shareholders vote for the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (e) authorized the management of the Company to take such actions as are necessary to obtain the consent of the requisite holders of the 2022 Notes and, if applicable, the 2018 Notes. Ms. Chen indicated that she would not vote on any proposed resolutions tabled at the meeting on account of her objection to the validity of the meeting due to the inadequacy of the agenda in the notice. Mr. Greg Stubblefield (based on his affiliation with Crawford, a member of the Buyer Group) and Mr. David Jian Sun (based on the fact that an affiliate of Ctrip is a substantial shareholder of BTG Hotels (Group) Co., Ltd. (of which he is the executive director and general manager) abstained from voting at this Board meeting.

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On April 6, 2018, the Company, Parent and Merger Sub executed the Merger Agreement and issued a press release announcing the execution of the Merger Agreement and the other Transaction Documents and the Debt Commitment Letter, dated as of April 6, 2018, by and among Parent, Morgan Stanley Senior Funding, Inc. and Deutsche Bank AG, Singapore Branch.

On April 8, 2018, representatives of the Company sent a notice to the Board calling for a meeting of the Board to be held on April 10, 2018 to discuss developments related to the Proposed Transaction and the Ocean Link Proposal, and any related considerations or actions of the Board.

On April 9, 2018, Ms. Chen, who had again been designated by Mr. Chen as his alternate for purposes of the April 10 Board meeting, sent an email to representatives of the Company stating that the agenda for the meeting was too broad and vague.

On April 9, 2018, Ctrip, C-Travel International Limited and Ctrip.com International, Ltd., filed with the SEC an amendment to their Schedule 13D reporting that on April 6, 2018, Ctrip entered into a consortium agreement with Ocean Imagination L.P. (the “Ctrip Ocean Consortium Agreement”), pursuant to which the various parties thereto agreed to form the Ctrip Ocean Consortium and agreed, among other things, to cooperate in good faith in connection with an acquisition transaction with respect to the Company, as contemplated by the Ocean Link Proposal, work exclusively with each other to implement this transaction, vote, at every shareholders’ meeting, all of their Shares against any competing proposal and in favor of the transaction proposed by their consortium, and not to transfer any such Shares. On April 11, 2018, Ocean Imagination L.P, Ocean Voyage L.P., Ocean General Partners Limited, Mr. Nanyan Zheng and Mr. Tianyi Jiang filed a similar amendment to their Schedule 13D with the SEC.

Later on the same day and on April 10, 2018, Baring SPV and certain of its affiliates, Mr. Zhang and certain of his affiliates and certain affiliates of Crawford filed amendments to their respective Schedules 13D with the SEC disclosing, among other things, the formation of the Buyer Group and the execution of the Merger Agreement and the other Transaction Documents.

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On April 10, 2018, the Board held a telephonic meeting, together with representatives of O’Melveny and Fenwick. At this meeting, the Board reaffirmed and ratified the adoption of the resolutions that were passed at the April 6 Board meeting. In addition, the Board discussed the formation of the Ctrip Ocean Consortium. Members of the Board then discussed the implication of the Ocean CDH Purchase and Voting Agreement under the Company’s Third Amended and Restated Investor Rights Agreement dated December 11, 2013 (the “IRA”) with certain of its shareholders, including CDH Car, Crawford and Ctrip. Specifically, members of the Board indicated that the IRA includes a right of first offer in favor of Crawford and Ctrip that applies to all direct and indirect transfers of interest in the Company by various shareholders, including CDH Car, and required CDH Car to give notice to the Company in connection with the provision of the right of first offer in favor of Crawford and Ctrip. After discussion, the Board authorized the officers of the Company to instruct legal counsel to further explore whether there had been a violation of the right of first offer under the IRA by CDH Car and CDH, evaluate the Company’s rights and remedies in the event of such violation, and to take legal action if appropriate and necessary to protect the Company’s rights. At the meeting, Ms. Chen and Ctrip’s legal counsel indicated their belief that the meeting was invalid on account of the insufficiency and vagueness of the agenda provided in the notice for the meeting, and Ms. Chen did not vote on any of the matters tabled at the meeting.

On April 13, 2018, Baring SPV and TGMF closed the transactions contemplated by the TGMF SPA and Baring SPV acquired the Subject ADSs from TGMF pursuant to the terms of the TGMF SPA for an aggregate purchase price of US$64,748,184, representing a purchase price of US$12.30 per ADS. On April 16, 2018, Baring SPV and certain of its affiliates, and, on April 17, 2018, Mr. Zhang and certain of his affiliates, filed amendments to their respective Schedules 13D disclosing, among other things, the closing of the transactions contemplated by the TGMF SPA.

On April 16, 2018, the Company and a shareholder of the Company commenced proceedings in the High Court of Hong Kong against CDH Car to enforce the terms of the IRA with respect to the right of first offer in the IRA and seeking interim relief, including an order that CDH Car not dispose of, deal with or otherwise encumber its shareholding in the Company and an order that it not take any step to vote its Shares, pending the resolution of the claims under the IRA.

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Reasons for the Merger and Recommendation of the Special Committee and the Board

The Board, acting upon the unanimous recommendation of the Special Committee, which Special Committee acted with the advice and assistance of the Special Committee’s independent financial and independent legal advisors, evaluated the Merger Agreement, the Plan of Merger and the Transactions.

The Special Committee and the Board concluded that the purpose for engaging in the Merger is to enable the Company’s shareholders to receive US$6.75 in cash per Share and US$13.50 in cash per ADS, without interest and net of any applicable withholding taxes. As more fully explained below, the Special Committee and the Board ultimately concluded that the Merger is an opportunity for the Company’s shareholders to realize the relative certainty of a cash premium to recent unaffected trading prices for the ADSs without being exposed to the perceived risks and volatility associated with continuing to hold an equity interest in the Company.

At a meeting on April 4, 2018, the Special Committee reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after consultation with its independent financial advisor and independent legal advisors and due consideration, unanimously (a) determined that the execution of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders, (b) recommended that the Board determine that the execution of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders and approve and declare advisable the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (c) recommended that the Board resolve to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the Company’s shareholders.

At a subsequent meeting on April 6, 2018, the Special Committee again discussed the proposed Merger Agreement and the Merger in light of (1) the disclosure that Ocean Imagination and CDH had executed a purchase and voting agreement pursuant to which Ocean Link would purchase 538,764 Class A Shares and 8,599,211 Class B Shares through the purchase from CDH of CDH Car, a special purpose entity that holds such shares, which represented approximately 11.8% of the aggregate voting power of the total issued and outstanding Shares (on the assumption that the Class B Shares were not converted to Class A Shares), and (2) the expectation that Ctrip, which had reported that it beneficially owned Shares representing approximately 21.8%  of the aggregate voting power of the total issued and outstanding Shares, would support the Ocean Link Proposal rather than the Merger.  After discussion, the Special Committee did not determine to modify or withdraw its recommendations of April 4, 2018.

At a meeting on April 6, 2018, the Board, acting upon the unanimous recommendation of the Special Committee and after each director present at the meeting duly disclosed his interests in the Transactions, including the Merger, as required by the memorandum and articles of association of the Company (as amended to date) and the laws of the Cayman Islands, (a)  determined that the Merger Agreement and the Plan of Merger and the Transactions, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and the Company’s shareholders (including the Unaffiliated Security Holders) and declared it advisable for the Company to enter into the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, the limited guarantees by the Sponsors and Rollover Shareholders in favor of the Company and the consummation of the Transactions, including the Merger, (c) directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to the Company’s shareholders for authorization and approval, (d) subject to the terms of the Merger Agreement, resolved to recommend that the Company’s shareholders vote for the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (e) authorized the management of the Company to take such actions as are necessary to obtain the consent of the requisite holders of the 2022 Notes and, if applicable, the 2018 Notes.

In the course of reaching their respective determinations, the Special Committee and the Board considered the following substantive factors and potential benefits of the Merger, including the following, which are not listed in any relative order of importance, and each of which the Special Committee and the Board believed supported their decisions:

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·	the Special Committee’s and the Board’s belief that the Merger is financially more favorable to the Unaffiliated Security Holders than any other alternative reasonably available to the Company and the Unaffiliated Security Holders;

·	the Special Committee’s belief that it was unlikely that any transaction with a third party could be completed at this time in view of statements by certain members of the Buyer Group that they would not support any alternative transaction (including any alternative transaction proposed by Ocean Link), and the fact that the Buyer Group collectively held approximately 37.5% of the aggregate voting power of the Company (after giving effect to the closing of the purchase of the Subject ADSs by Baring SPV and TGMF) (excluding, for purposes of this calculation, Shares issuable upon the exercise of options of the Company);

·	the Special Committee’s belief that the Ocean Link Proposal would not lead to a transaction that could be completed, in view of (i) the lack of support by certain members of the Buyer Group, who held shares with sufficient voting power to prevent such transaction from being approved (and had indicated their intent to vote against any alternative transaction), (ii) the fact that Ocean Link stated that its proposal remained subject to due diligence and (iii) the fact that Ocean Link had not provided evidence of its ability to finance its proposed transaction;

·	the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of shareholder approval in order to accept an alternative transaction proposed by a third party that is a Superior Proposal (as defined in the Merger Agreement and further explained in the section entitled “The Merger Agreement—No Solicitation of Competing Transactions” beginning on page 88) upon payment of a termination fee of US$14,062,642;

·	the fact that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are subject to the affirmative vote of (i) holders of a majority of the total outstanding Class A Shares, (ii) holders of Shares representing a majority of the aggregate voting power of the issued and outstanding Shares of the Company and (iii) at least two-thirds of the voting power of the Shares present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company’s shareholders as required under the Cayman Islands Companies Law;

·	taking into account the historical trading prices of the ADSs, the Special Committee and the Board believe that the Per Share Merger Consideration and the Per ADS Merger Consideration offered by the Buyer Group provide an attractive premium that appropriately reflects the intrinsic present value of the Shares and ADSs, while allowing sufficient potential for future growth to attract the Buyer Group to enter into the Merger Agreement and complete the Merger;

·	the fact that substantially all of the Company’s revenues are generated from car rental services and car services, and the Company’s future operating results will be affected by numerous factors, including, in particular, the following specifically related factors:

o	intense competition in China’s car rental and car service industry;

o	challenges in the Company’s capability to raise sufficient capital to fund and expand its operations at a reasonable cost; and

o	uncertainties regarding the growth and profitability of the car rental and car service industry in China;

·	the fact that the consideration payable in the Merger is entirely in cash, which will allow the Unaffiliated Security Holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares or ADSs;

·	the current and historical market prices of ADSs, and the fact that the Per Share Merger Consideration of US$6.75 and the Per ADS Merger Consideration of US$13.50 represents an approximately 15.4% premium to the closing price as quoted by the NYSE on, November 24, 2017, the last trading day immediately prior to the Company’s announcement on November 27, 2017 that it had received the GAL Proposal, and a premium of 20.8% and 22.8% to the volume-weighted average price as quoted by the NYSE during the 30 and 60 trading days immediately before November 24, 2017, respectively, which the Special Committee and the Board considered as a more accurate reflection of historical share price trading than single-day historical closing prices, which are more susceptible to volatility on light volumes at the end of a trading session;

·	the increased costs of regulatory compliance for public companies;

·	the relative likelihood that it could take a considerable period of time, if ever, before the trading price of ADSs would reach and sustain a level equal to or greater than the Per ADS Merger Consideration of US$13.50, in particular when considering the time value of money in that receiving US$13.50 several years in the future is less valuable than receiving US$13.50 at the present time;

·	the negotiations with respect to the Per Share Merger Consideration and Per ADS Merger Consideration and the Special Committee’s determination that, following negotiations with members of the Buyer Group, US$6.75 and US$13.50 was the highest price per Share and per ADS, respectively, that the Buyer Group would agree to pay, with the Special Committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the Special Committee and its advisors;

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·	the likelihood that the Merger would be completed based on, among other things (not in any relative order of importance):

o	the fact that Parent and Merger Sub had obtained the equity and debt financing for the Merger, the conditions to the financing and the reputation of the financing sources;

o	the absence of a financing condition in the Merger Agreement;

o	the Merger Agreement contains a limited scope of conditions to closing;

o	the Company’s ability, as set forth in the Merger Agreement, under certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement, including consummation of the Merger; and

o	the likelihood and anticipated timing of completing the Merger in light of the scope of the conditions to closing;

·	the fact that the Merger Agreement provides that, in the event of a failure of the Merger to be completed under certain circumstances, Parent will pay the Company a termination fee of US$28,125,283 (or an amount agreed between the parties if the Company Notes Closing Condition (as defined in the section entitled “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 98) has not been satisfied) (see “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 98) and the guarantee of such payment obligation by the Guarantors pursuant to the Limited Guarantees;

·	following its formation, the Special Committee’s independent control of the sale process with the advice and assistance of Duff & Phelps as its independent financial advisor and Fenwick and Maples as its independent legal advisors, in each case reporting solely to the Special Committee;

·	the financial analysis reviewed and discussed with the Special Committee by representatives of Duff & Phelps, as well as the fairness opinion of Duff &Phelps rendered to the Special Committee on April 4, 2018 as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares, the Company RSs and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than any ADSs representing Excluded Shares) in the Merger, as of April 4, 2018, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion (see “—Opinion of Duff & Phelps, the Special Committee’s Financial Advisor” beginning on page 49 for additional information); and

·	since the announcement of the GAL Proposal, no party other than the members of the Buyer Group and Ocean Link Partners Limited had contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Security Holders and to permit the Special Committee and the Board to represent effectively the interests of the Unaffiliated Security Holders, which procedural safeguards include the following and are not listed in any relative order of importance:

·	the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee’s authority;

·	in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had independent control of the extensive negotiations with members of the Buyer Group and their respective legal and financial advisors on behalf of the Unaffiliated Security Holders;

·	all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group; in addition, none of the members of the Special Committee is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such members has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than the members’ receipt of board compensation and the Company’s special committee members’ compensation (“Special Committee Compensation”) (which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement;

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·	the Special Committee was assisted in negotiations with members of the Buyer Group and in its evaluation of the Merger by Duff & Phelps as its independent financial advisor and Fenwick and Maples as its independent legal advisors;

·	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from certain affiliates of members of the Buyer Group in connection with the Transaction from the date the Special Committee was established, and no evaluation, negotiation or response regarding the Transaction in connection therewith from that date forward was considered by the Board for approval until the Special Committee had recommended such action to the Board;

·	the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and members of the Buyer Group and its advisors, on the other hand;

·	the Special Committee was empowered to exercise the full power and authority of the Board in connection with the Transaction and related process;

·	the Special Committee held telephonic meetings on multiple occasions to consider and review the terms of the Merger Agreement and the Transaction;

·	the recognition by the Special Committee and the Board that the Special Committee had no obligation to recommend the Merger or any other transaction;

·	the recognition by the Special Committee and the Board that, under the terms of the Merger Agreement, the Special Committee has the ability to consider any acquisition proposal reasonably likely to lead to a Superior Proposal until the Company’s shareholders vote upon and authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

·	the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of shareholder approval in order to accept an alternative transaction proposed by a third party that is a Superior Proposal (as defined in the Merger Agreement and further explained in the section entitled “The Merger Agreement—No Solicitation of Competing Transactions” beginning on page 88);

·	the Board and the Special Committee’s ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the Company Recommendation (as defined in the section entitled “The Merger Agreement—No Change of Recommendation” beginning on page 90) that the Company’s shareholders vote to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

·	the availability of dissenters’ rights to the Unaffiliated Security Holders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters’ rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The Special Committee and the Board also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:

·	since the Buyer Group has approximately 37.5% of the aggregate voting power of the issued and outstanding Shares (excluding, for purposes of this calculation, Shares issuable upon the exercise of options of the Company) and if necessary, the ability to convert a certain number of Class B Shares held by certain members of the Buyer Group into the same number of Class A Shares, the Buyer Group has the ability to substantially influence the outcome of the matters to be voted upon at the extraordinary general meeting;

·	the US$14.50 per ADS price proposed by Ocean Link in the Ocean Link Proposal, the fact that Ocean Imagination and CDH had executed a purchase and voting agreement pursuant to which Ocean Link would purchase 538,764 Class A Shares and 8,599,211 Class B Shares, through the purchase from CDH of CDH Car, of a special purpose entity that holds such Shares, which represented approximately 11.8% of the aggregate voting power of the issued and outstanding Shares (assuming for the purposes of this calculation that the Class B Shares were not automatically converted into the Class A Shares pursuant to the articles of association of the Company as a result of this transfer), and the expectation that Ctrip, which had reported that it beneficially owned Shares representing approximately 21.8% of the aggregate voting power of the total issued and outstanding Shares, would support the Ocean Link Proposal rather than the Merger, so that a total of 33.6% (assuming for the purposes of this calculation that the Class B Shares were not automatically converted into the Class A Shares pursuant to the articles of association of the Company as a result of this transfer) of the voting power of the total issued and outstanding Shares would vote against the Merger;

·	the fact that the Merger is conditioned on the consent of the holders of the 2022 Notes and, if applicable, the 2018 Notes to amend the 2022 Indenture and, if applicable, the 2018 Indenture;

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·	the Unaffiliated Security Holders will have no on-going equity participation in the Company following the Merger, and they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of Shares and ADSs, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

·	the restrictions on the conduct of the Company’s business prior to the completion of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the Merger;

·	since the Company became publicly listed on the NYSE in November 2014, the highest historical closing price of ADSs (US$18.18 per ADS on June 17, 2015) exceeds the Per ADS Merger Consideration, although the ADSs have not traded above the Per ADS Merger Consideration since the week of March 21, 2016;

·	the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company’s business and customer relationships;

·	the Company may be required, under certain circumstances, to pay Parent a termination fee of US$14,062,642 in connection with the termination of the Merger Agreement;

·	the Company’s remedy in the event of breach of the Merger Agreement by Parent or Merger Sub is limited, under certain circumstances, to receipt of a reverse termination fee of US$28,125,283, and under certain circumstances the Company may not be entitled to a reverse termination fee or expenses at all;

·	the terms of the Buyer Group’s participation in the Merger and the fact that the Buyer Group may have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Security Holders (see “—Interests of Certain Persons in the Merger” beginning on page 66 for additional information);

·	the possibility that the Merger might not be completed and the negative impact of such a public announcement on the Company’s sales and operating results, and the Company’s ability to attract and retain key management, marketing and technical personnel; and

·	the taxability of an all-cash transaction to the Unaffiliated Security Holders who are U.S. Holders (as defined under “—Material U.S. Federal Income tax Consequences”) for U.S. federal income tax purposes, and the likely taxability of such a transaction to the Unaffiliated Security Holders in other jurisdictions.

The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes a number of the factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee unanimously recommended that the Board authorize and approve, and the Board authorized and approved, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, based upon the totality of the information presented to and considered by it.

In reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Security Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Special Committee considered financial analyses presented by Duff & Phelps as an indication of the going-concern value of the Company. These analyses included a discounted cash flow analysis, selected public company analysis, and selected merger & acquisition transactions analysis. All of the material analyses as presented to the Special Committee on April 4, 2018 are summarized below under the section entitled “—Opinion of Duff & Phelps, the Special Committee’s Financial Advisor” beginning on page 49. The Special Committee expressly adopted these analyses and the opinion of Duff & Phelps, among other factors considered, in reaching its determination as to the fairness of the Transactions, including the Merger.

Neither the Special Committee nor the Board considered the liquidation value of the Company’s assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going-concern value on the following grounds: (i) the realization of value in a liquidation would involve selling  many distinct operating entities and such a process would likely be complex and time-consuming, as buyers for each asset would need to be found, agreements negotiated and various regulatory approvals would be required, which might delay or impede such a process, (ii) a liquidation of some (but not all) assets would risk leaving unattractive, orphaned assets that would be difficult to monetize, (iii) the tax implications in a liquidation are difficult to quantify, and could be significant relative to a sale of the Company as a going concern, (iv) neither the Special Committee nor the Board were aware of any precedents of U.S.-listed PRC companies liquidating their entire business and returning the proceeds to shareholders and (v) liquidation value analysis does not take into account any value that may be attributed to the Company’s ability to attract new business. Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going-concern value.

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Each of the Special Committee and the Board also considered the historical market prices of our ADSs as described under the section entitled “Market Price of the Company’s ADSs, Dividends and Other Matters—Market Price of the ADSs” beginning on page 74. Each of the Special Committee and the Board considered the purchase prices paid in previous purchases as described under “Transactions in Shares and ADSs” beginning on page 106 other than the transactions as contemplated under the TGMF SPA.  All of the historical market closing prices of ADSs since the week of March 21, 2016 were lower than the US$13.50 Per ADS Merger Consideration. The Special Committee and the Board therefore considered these to be positive factors and potential benefits of the Merger. Neither the Special Committee nor the Board, however, considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the Company’s shareholders, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with other companies in that industry. The Company’s net book value per Share as of December 31, 2017 was US$4.66 (based on the weighted average number of issued and outstanding Shares as of that date). Except as set forth under “—Background of the Merger” beginning on page 23, the Company is not aware of any firm offers made by any unaffiliated person, other than the Buyer Group, during the past two years for (i) the merger or consolidation of the Company with or into another company, or vice-versa; (ii) the sale or other transfer of all or any substantial part of the assets of the Company; or (iii) a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

The Board and management of the Company have been continuously dedicated to maximizing shareholder value. The Company did not pursue similar going-private transactions in the Company’s recent history primarily because the Board and the Company’s management did not believe that any such transaction would be likely to provide a fair valuation to the Company’s shareholders in view of the trading prices of ADSs at such time and the opportunities that the Board and management believed were available to the Company at such time. Taking into account the historical trading prices of the ADSs, the Special Committee and the Board now believe that the Per Share Merger Consideration and the Per ADS Merger Consideration offered by the Buyer Group provide an attractive premium that appropriately reflects the intrinsic present value of the Shares and ADSs, while allowing sufficient potential for future growth to attract the Buyer Group to enter into the Merger Agreement and complete the Merger. In reaching its determination that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Company’s shareholders (including the Unaffiliated Security Holders) and its decision to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Company’s shareholders, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under the section entitled “—Background of the Merger,” and adopted such recommendations and analysis. During its consideration of the Merger Agreement and the Transactions, including the Merger, the Board was also aware that some of the Company’s directors and shareholders, including Mr. Zhang, the chairman of the Board, and other employees of the Company, have interests with respect to the Merger that are, or may be, different from, or in addition to those of the Unaffiliated Security Holders generally, as described under the section entitled “—Interests of Certain Persons in the Merger” beginning on page 66.

The Special Committee and the Board also considered the purposes and reasons for the Company to undertake the Merger at this time and concluded that, unlike when the Company went public in 2014, the benefits received by the Company at this time as a U.S. public company do not sufficiently justify the regulatory and other burdens imposed on U.S. public companies. The Special Committee and the Board believe that, at this time, the U.S. public equity markets do not provide an adequate platform for the Company to raise capital on reasonable terms nor do the U.S. public equity markets provide the existing shareholders and ADS holders with adequate levels of liquidity. Management estimates that the cost of complying with United States federal securities laws, including the Sarbanes-Oxley Act of 2002, totaled approximately US$2.2 million and US$2.7 million for the years ended December 31, 2016 and December 31, 2017, respectively. On the other hand, the status of a privately held company will give the Company greater operational flexibility and allow it to focus on its long-term growth and continuing improvements to its business absent the regulatory burden imposed upon public companies and the distractions caused by the public equity market’s valuation of the ADSs. For the reasons above as well as the fact that the Special Committee and the Board on behalf of the Company believe that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are substantively and procedurally fair to, and in the best interests of, the Company and the Unaffiliated Security Holders, the Special Committee and the Board on behalf of the Company believe that it is appropriate for the Company to undertake the Merger and the going private transaction at this time, so that it can achieve its goal of exiting the U.S. public equity market and become a privately held company.

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Except as set forth under “—Background of the Merger” beginning on page 23, “—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 37 and “—Opinion of Duff & Phelps, the Special Committee’s Financial Advisor” beginning on page 49, no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of the Unaffiliated Security Holders for purposes of negotiating the terms of the Transaction and/or preparing a report concerning the fairness of the Transaction.

For the foregoing reasons, the Special Committee and the Board believe that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are substantively and procedurally fair to, and in the best interests of, the Company and the Unaffiliated Security Holders.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing going-private transactions, each member of the Buyer Group is required to express its belief as to the fairness of the Merger to the Unaffiliated Security Holders. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder or holder ADSs of the Company as to how that shareholder or holder ADSs should vote on the proposal to authorize and  approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Buyer Group has interests in the Merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests (or potential continuing interests) in the Surviving Company after the completion of the Merger. These interests are described under “—Interests of Certain Persons in the Merger—Interests of the Buyer Group” beginning on page 67.

The Buyer Group believes that the interests of the Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to it, and not to the Unaffiliated Security Holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively or procedurally fair to the Unaffiliated Security Holders. None of the Buyer Group members or their respective affiliates participated in the deliberations of the Special Committee regarding, nor received any advice from the Special Committee’s independent legal or financial advisor as to, the fairness of the Merger to the Unaffiliated Security Holders.

Furthermore, none of the Buyer Group members or their respective affiliates undertook a formal evaluation of the fairness of the Merger to the Unaffiliated Security Holders. No financial advisor provided any of the Buyer Group members or their affiliates with any analysis or opinion with respect to the fairness of the Merger Consideration to the Unaffiliated Security Holders.

Based on their knowledge and analysis of available information regarding the Company, discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board discussed under “—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 37, and based on the following factors, which are not listed in any relative order of importance, the Buyer Group believes that the Merger is fair to the Unaffiliated Security Holders:

·	the Per ADS Merger Consideration represents a 15.4% premium to the closing price of US$11.70 per ADS as quoted by the NYSE on November 24, 2017, the last trading day immediately prior to the Company’s announcement on November 27, 2017 that it had received the GAL proposal, and a premium of 20.8% and 22.8% to the volume-weighted average trading price as quoted by the NYSE during the 30 and 60 trading days immediately before November 24, 2017, respectively;

·	the members of the Special Committee are not officers or employees of the Company, are not affiliated with the Buyer Group and do not have any interests in the Merger different from, or in addition to, those of the Unaffiliated Security Holders, other than the members’ receipt of board compensation and Special Committee Compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement;

·	the Special Committee unanimously and, based in part upon the unanimous recommendation of the Special Committee, a majority of the directors present at the meeting determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, advisable and in the best interests of the Company;

·	the Company has the ability, under certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement, including consummation of the Merger;

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·	notwithstanding that the fairness opinion of Duff & Phelps was delivered to the Special Committee only and none of the Buyer Group members or any of their affiliates was entitled to rely or relied on such opinion, the fact that Duff & Phelps rendered an oral opinion to the Special Committee on April 4, 2018 (which was subsequently confirmed in writing by delivery of Duff & Phelps’s written opinion addressed to the Special Committee dated April 4, 2018) stating that, as of such date, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion, the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares, the Company Restricted Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing Excluded Shares) in the Merger were fair, from a financial point of view, to such holders;

·	the Merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the Merger will be consummated and the merger consideration will be paid to the Unaffiliated Security Holders;

·	the consideration to be paid to the Unaffiliated Security Holders in the Merger is all cash, allowing the Unaffiliated Security Holders to immediately realize a certain and fair value for all of their Shares, without incurring brokerage and other costs typically associated with market sales (other than, in the case of holders of ADSs, the cancellation fee of US$0.05 per ADS); and

·	the Per ADS Merger Consideration represents a 9.8% premium to the purchase price per ADS paid by Baring SPV to TGMF for the Subject ADSs pursuant to the terms of the TGMF SPA, which was negotiated at arm’s length with TGMF, a sophisticated investor who was aware of the going-private proposal submitted by certain affiliates of members of the Buyer Group to the Board at the time the TGMF SPA was executed.

The Buyer Group’s consideration of the factors described above reflects its assessment of the fairness of the Per Share Merger Consideration and Per ADS Merger Consideration payable in the Merger to the Unaffiliated Security Holders in relation to the going-concern value of the Company on a stand-alone basis. The Buyer Group implicitly considered the value of the Company in a sale as a going concern by taking into account the Company’s current and anticipated business, financial condition, results and operations, prospects and other forward-looking matters. The Buyer Group did not, however, explicitly calculate a stand-alone pre-Merger going-concern value of the Company as a public company because the Company will have a significantly different capital structure following the Merger. Therefore, the Buyer Group does not believe that the going-concern value of the Company is an appropriate indicator to determine the fairness of the Per Share Merger Consideration and Per ADS Merger Consideration payable in the Merger to the Unaffiliated Security Holders. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement public market trading price of the ADSs, the Per ADS Merger Consideration of US$13.50  represents a significant premium to the going-concern value of the Company.

The Buyer Group did not consider the liquidation value of the Company because it considers the Company to be a viable going concern and views the trading history of the ADSs as an indication of the Company’s going concern value and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.

The Buyer Group did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger. The Buyer Group notes, however, that the Per Share Merger Consideration is substantially higher than the Company’s net book value per Share of US$4.66 as of December 31, 2017 (based on the weighted average number of issued and outstanding Shares as of that date).

Except as set forth under “—Background of the Merger” beginning on page 23, the members of the Buyer Group are not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person, other than the Buyer Group, during the past two years for (a) the merger or consolidation of the Company with or into another company, or vice versa, (b) an acquisition of the Company, (c) a tender offer or other acquisition of any class of the Company’s securities, (d) the sale or other transfer of a material amount of the assets of the Company or (e) a purchase of the Company’s securities that would enable the purchaser to exercise control over the Company.

The Buyer Group did not perform or receive any independent reports, opinions or appraisals from any third party related to the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to the Unaffiliated Security Holders.

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The Buyer Group believes that the Merger is procedurally fair to the Unaffiliated Security Holders, including based on the following factors, which are not listed in any relative order of importance:

·	the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, as defined under applicable NYSE rules, each of whom is an outside non-employee director, and that no limitations were placed on the Special Committee’s authority;

·	in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had independent control of the extensive negotiations with members of the Buyer Group and their respective legal and financial advisors on behalf of the Unaffiliated Security Holders;

·	all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group; in addition, other than as set forth in the section of this proxy statement entitled “—Interests of Certain Persons in the Merger—Treatment of Shares and Options Held by Directors and Executive Officers” beginning on page 67, none of such directors has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders;

·	the Special Committee was assisted in negotiations with members of the Buyer Group and in its evaluation of the Merger by Duff & Phelps as its financial advisor and Fenwick and Maples as its legal advisors;

·	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from certain affiliates of members of the Buyer Group and in connection with the Transactions from the date the Special Committee was established, and no evaluation, negotiation or response regarding the Transactions in connection therewith from that date forward was considered by the Board for approval unless the Special Committee had recommended such action to the Board;

·	the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and members of the Buyer Group and its advisors, on the other hand;

·	the Special Committee was empowered to exercise any power or authority of the Board that the Special Committee determined was necessary or advisable in carrying out and fulfilling its duties and responsibilities;

·	the Special Committee held telephonic meetings on multiple occasions to consider and review the terms of the Merger Agreement and the Transactions;

·	under the terms of the Merger Agreement, the Special Committee has the ability to consider any acquisition proposal that constitutes or could reasonably be expected to result in a Superior Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Competing Transactions” beginning on page 88) and, subject to compliance with the terms and conditions of the Merger Agreement, terminate the Merger Agreement to accept a Superior Proposal, in each case, until the Company’s shareholders vote upon and authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

·	the Buyer Group did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

·	the fact that, pursuant to the Company’s articles of association, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, is subject to the authorization and approval by (i) the affirmative vote of holders of Shares representing a majority of the aggregate voting power of the issued and outstanding Shares, and (ii) the affirmative vote of holders of a majority of the total outstanding Class A Shares, in addition to the affirmative vote of holders of Shares representing at least two-thirds of the voting power of the Shares present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company’s shareholders as required under the Cayman Islands Companies Law; and

·	the availability of dissenters’ rights to the Unaffiliated Security Holders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters’ rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

Although Cayman Islands Companies Law does not require, and the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are not subject to authorization and approval by a majority of the Unaffiliated Holders, as a result of the procedure safeguards described above, the Buyer Group concluded that the Merger is procedurally fair to the Unaffiliated Security Holders.

The foregoing is a summary of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the fairness of the Merger to the Unaffiliated Security Holders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Merger to the Unaffiliated Security Holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

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The Buyer Group believes these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder of the Company as to how such shareholder should vote with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Certain Financial Projections

Other than net revenue estimates for the coming quarter and the current full year provided in quarterly earnings releases and on earnings conference calls, the Company’s management does not, as a matter of course, make available to the public future financial projections. However, in connection with Duff & Phelps’ financial analysis of the consideration to be paid in the Merger, our management provided financial projections for the fiscal year ending December 31, 2018 through the fiscal year ending December 31, 2022 to Duff & Phelps, as the financial advisor to the Special Committee, on February 7, 2018 (the “Company Projections”). In connection with their due diligence review of the Company, on February 24, 2018, our management, with the approval of the Special Committee, provided the Company Projections to the members of the Buyer Group and the Buyer Group’s debt and equity financing sources that had entered into a confidentiality agreement (or a joinder agreement thereto) (the “Buyer Group Projection Recipients”).  See “—Background of the Merger” beginning on page 23 for additional information. These financial projections, which were based on our management’ s projection of our future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by Duff & Phelps in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles (“U.S. GAAP”).

The financial projections included in the Company Projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding net revenues, gross profit, adjusted EBITDA, operating income and net income. Although the Company Projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. This information is not, however, fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new services, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

In preparing the financial projections, the Company’s management necessarily made certain assumptions about future financial factors affecting its business. Certain key assumptions underlying the Company Projections include:

1.	the Company’s management will be able to successfully implement its strategic focus on continued expansion of its fleet size and geographic coverage to acquire more customers and enhance brand recognition, while maintaining consistent and high quality services in support of the brand;

2.	the growth of the car rental and car service industry in China, and customer demand for such services, will continue in line with management’s expectations;

3.	management will be able to successfully expand the Company’s chauffeured car services to a business-to-consumer model and maintain and further develop our global affiliations with the Company’s key strategic partners.

4.	disruption of the car rental and car service industry in China resulting from the emergence of alternative transportation service models such as car-hailing, car-sharing, ride-sharing business and innovation of driver-less vehicles services will be in-line with management expectations and partially offset by the Company’s ability to successfully develop and implement new products and services in response to such emerging alternative transportation service models;

5.	the Company will be able to dispose of its used vehicles at desirable prices and timing and through appropriate channels;

6.	increased investment in marketing will be required to improve the Company’s brand recognition and competitiveness in the marketplace;

7.	operating costs and general and administrative expenses will increase in line with the Company’s revenue increase, but decrease as a percentage of revenue due to economies of scale as the Company continues to grow;

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8.	there will be no major disruption in industries related to the car rental and car service industry in China, such as significant increases in fuel or insurance coverage costs;

9.	there will be no major changes in existing political, legal, fiscal and economic conditions in China;

10.	there will be no changes to relevant government policies and regulations relating to the Company’s corporate structure, business and industry, including changes to government policies on automobile control and management;

11.	the Company’s effective tax rate will be in line with historical levels; and

12.	total debt and interest expenses on debt will be in line with historical levels.

The Company Projections do not take into account any acquisitions of new businesses or assets, as management believed that the nature, timing and amount of any such acquisitions would be too difficult to predict. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the Company Projections were developed on a standalone basis without giving effect to the Merger, and therefore they do not give effect to the Merger or any changes to the Company’s operations or strategy that may be implemented after the consummation of the Merger, including cost synergies realized as a result of the Merger, or to any costs incurred in connection with the Merger. Furthermore, the Company Projections do not take into account the effect of any failure of the Merger to be completed and should not be viewed as accurate or continuing in that context. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the Company Projections.

Neither our independent registered public accounting firm, PricewaterhouseCoopers Zhong Tian LLP (“PwC”), nor any other independent accountants have examined, compiled or performed any procedures with respect to the Company Projections or any amounts derived therefrom or built thereupon and, accordingly, they have not expressed any opinion or given any form of assurance on the Company Projections or their achievability and therefore assume no responsibility for, and disclaim any association with, the financial projection information. The Report of the Independent Registered Public Accounting Firm issued by PwC accompanying our audited consolidated financial statements included in the Company’s annual report on Form 20-F for the year ended December 31, 2016 incorporated by reference in this proxy statement refers exclusively to the Company’s historical information and does not cover any other information in this proxy statement and should not be read to do so. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Duff & Phelps and the Buyer Group Projection Recipients and are not included for the purpose of influencing any holders of Shares or ADSs to make any investment decision with respect to the Merger, including whether or not to seek appraisal for his, her or its Shares or ADSs.

The following table summarizes the Company Projections prepared by our management and considered by Duff & Phelps in connection with the delivery of its fairness opinion:

	Company Projections
	Fiscal Year Ending December 31,
	2018E	2019E	2020E	2021E	2022E
	(in RMB million except the percentages)[1]
Car Rental Revenue	2,914	3,579	4,195	4,689	5,057
% Growth	N/A	22.8%	17.2%	11.8%	7.8%
Car Service Revenue	602	711	816	905	989
% Growth	N/A	18.1%	14.8%	11.0%	9.2%
Net Revenue	3,516	4,290	5,011	5,594	6,046
% Growth	N/A	22.0%	16.8%	11.6%	8.1%
Gross Profit	1,077	1,383	1,688	1,945	2,160
Non-U.S. GAAP Adjusted EBITDA[2,3]	1,648.0	2,056.6	2,455.7	2,779.5	3,033.4
% Growth	N/A	24.8%	19.4%	13.2%	9.1%
EBITDA[2,4]	1,645.0	2,050.5	2,446.6	2,767.8	3,020.0
% Growth	N/A	24.6%	19.3%	13.1%	9.1%
Income from Operations	584	809	1,043	1,248	1,424
% Growth	N/A	37.8%	28.5%	19.4%	14.0%
Net Income	202	434	602	750	909

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(1) Financial projections were prepared and provided in only RMB.

(2) “EBITDA” refers to earnings before interest, taxes, depreciation and amortization.

(3) Our management used non-U.S. GAAP adjusted EBITDA measures to evaluate the Company's operational trends. Non-U.S. GAAP adjusted EBITDA measures exclude share-based compensation expenses. Accordingly, these measures may not be comparable measurements to those used by other companies, and should not be relied upon as an alternative to U.S. GAAP measures.

(4) In connection with its fairness analysis, the Special Committee’s financial advisor derived EBITDA from adjusted EBITDA by deducting share-based compensation expenses and excluding RMB11.7 million of estimated annual public company expenses from management’s estimated adjusted EBITDA forecasts in the Company Projections. For further details, see below under the section entitled “—Opinion of Duff & Phelps, the Special Committee’s Financial Advisor” beginning on page 49.

The Company uses adjusted EBITDA in the prospective financial information prepared by the Company and included in the Company Projections, which is considered a non-U.S. GAAP financial measure. Non-U.S. GAAP adjusted EBITDA measures are presented because management believes that they are useful financial indicators of the Company’s performance. Adjusted EBITDA represents net income or loss before depreciation and amortization, share-based compensation, interest expense, interest income, provision for income taxes and debt extinguishment costs. Adjusted EBITDA has been included in these forward-looking projections because management believes that, due to varying valuation methodologies, subjective assumptions and varying award types, the exclusion of share-based compensation charges provides for more accurate comparisons to the Company’s peer companies. Although management uses these measures to assess the performance of the Company’s business compared to that of others in the industry, the use of these non-U.S. GAAP measures is limited because it does not include share-based compensation expense that may be material in amount and is necessary to operate the Company’s business. As such, these non-U.S. GAAP measures should not be relied upon as alternatives to results prepared and presented in accordance with U.S. GAAP. Such measures are not defined under U.S. GAAP and, accordingly, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable measurements to results reported or forecasted by other companies.

The financial projections and forecasts included in this proxy statement should not be considered in isolation or in lieu of the Company’s operating and other financial information prepared in accordance with U.S. GAAP. See “Financial Information—Selected Historical Financial Information” beginning on page 104.

The financial projections and forecasts included in this proxy statement are forward-looking statements. For information on factors that may cause our future financial results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 110 and “Item 3. Key Information—D. Risk Factors” included in our annual report on Form 20-F for the fiscal year ended December 31, 2016, incorporated by reference into this proxy statement.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections and forecasts were compiled, the inclusion of specific portions of the financial projections and forecasts in this proxy statement should not be regarded as an indication that the Company, the Special Committee or the Board considers such financial projections or forecasts to be an accurate prediction of future events, and the projections and forecasts should not be relied on as such an indication.

NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

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BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

Opinion of Duff & Phelps, Special Committee’s Financial Advisor

Pursuant to an engagement letter dated December 26, 2017, the Special Committee retained Duff & Phelps as its financial advisor to deliver a fairness opinion in connection with the Merger. Duff & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.

At the meeting of the Special Committee on April 4, 2018, Duff & Phelps rendered its oral opinion (which was confirmed in writing by delivery of its written opinion later that same day) to the Special Committee that, as of such date and based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares, Company RSs (as defined in the section entitled “the Merger Agreement—Treatment of Company Restricted Shares”) and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than any ADSs representing Excluded Shares) in the Merger are fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs). No limitations were imposed by the Special Committee upon Duff & Phelps with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of Duff & Phelps dated April 4, 2018, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s shareholders are urged to read the opinion in its entirety. Duff & Phelps’ written opinion is addressed to the Special Committee (in its capacity as such), is directed only to the Merger Consideration and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Merger or any other matter. Duff & Phelps did not recommend any specific amount of consideration for the Merger or that any specific amount of consideration constituted the only appropriate consideration for the Merger. Duff & Phelps has consented to the inclusion of its opinion in its entirety and the description thereof in this proxy statement and any other filing the Company is required to make with the SEC in connection with the Merger if such inclusion is required by applicable law.

In connection with its opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations and financial analysis with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

1.             Reviewed the following documents:

a.          The Company’s annual reports (including any amendments if applicable) and audited financial statements on Form 20-F filed with the SEC for the years ended December 31, 2014, December 31, 2015, and December 31, 2016;

b.          The Company’s unaudited interim financial statements for the six months ended June 30, 2016 and June 30, 2017 included in the Company’s Form 6-K filed with the SEC;

c.          The Company’s unaudited interim financial statements for the nine months ended September 30, 2016 and September 30, 2017;

d.          The Company’s preliminary unaudited financial statements for the year ended December 31, 2017;

e.          A detailed financial projection model for the years ending December 31, 2018 through 2022, prepared and provided to Duff & Phelps by the management of the Company on February 7, 2018, upon which Duff & Phelps has relied, with the Special Committee’s consent, in performing its analysis, the Company Projections;

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f.          Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;

g.          A letter dated March 26, 2018 from the management of the Company, which made certain representations as to the preliminary financial statements for the year ended December 31, 2017 and the financial projections for the Company for the years ending December 31, 2018 through 2026 used in Duff & Phelps’ analysis and the underlying assumptions of such projections (the “Management Representation Letter”); and

h.          Documents related to the Merger, including a draft of the Merger Agreement dated April 3, 2018;

2.             Discussed the information referred to above and the background and other elements of the Merger with the management of the Company;

3.             Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

4.             Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

5.             Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant and an analysis of selected transactions that Duff & Phelps deemed relevant; and

6.             Conducted such other analyses and considered such other factors as Duff & Phelps deemed necessary or appropriate.

In performing its analyses and rendering its opinion with respect to the Merger Consideration, Duff & Phelps, with the Company’s and the Special Committee’s consent, and without independent verification:

1.             Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of the Company;

2.             Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Merger, including whether all procedures required by law to be taken in connection with the Merger have been duly, validly and timely taken;

3.             Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Company Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or their underlying assumptions;

4.             Assumed that the information relating to the Company and the Merger provided to Duff & Phelps and representations made by the management of the Company regarding the Company and the Merger either orally or in writing are complete and accurate in all material respects, did not and do not omit to state a material fact in respect of the Company and the Merger necessary to make the information not misleading in light of the circumstances under which the information was provided;

5.             Assumed that the representations and warranties made by all parties in the Merger Agreement and in the Management Representation Letter are true and correct in all material respects and that each party to the Merger Agreement will fully and duly perform all covenants, undertakings and obligations required to be performed by such party;

6.             Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, will conform in all material respects to the drafts reviewed;

7.             Assumed that there has been no material change in the assets, liabilities, financial condition, cash flows, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information reviewed by Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.             Assumed that all of the conditions required to implement the Merger will be satisfied and that the Merger will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and

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9.             Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Merger.

To the extent that any of the foregoing assumptions or any of the facts on which the opinion is based prove to be untrue in any material respect, the opinion cannot and should not be relied upon for any purpose.  Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Merger and as to which Duff & Phelps does not express any view or opinion in the opinion, including as to the reasonableness of such assumptions.

Duff & Phelps prepared its opinion effective as of the date thereof. Its opinion was necessarily based upon the information made available to Duff & Phelps as of the date thereof and market, economic, financial and other conditions as they existed and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date thereof or (ii) update, revise or reaffirm its opinion after the date thereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company nor was Duff & Phelps provided with any such appraisal or evaluation other than the contents of the Management Representation Letter. Duff & Phelps did not estimate, and expresses no opinion regarding the liquidation value of any entity or business. Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of the Company, or any alternatives to the Merger, or (ii) advise the Special Committee or any other party with respect to alternatives to the Merger. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Merger (or any other time). Its opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s creditworthiness, tax advice or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation or warranty (express or implied), or render any opinion, as to any legal, regulatory, tax or accounting matter.  Duff & Phelps expressly disclaims any responsibility or liability in this regard.

In rendering its opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation. In addition, Duff & Phelps’ opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares (other than the Excluded Shares, the Dissenting Shares, Company RSs and Shares represented by ADSs) and the holders of ADSs (other than any ADSs representing Excluded Shares).

Duff & Phelps’ opinion was furnished for the use and benefit of the Special Committee in connection with its consideration of the Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ prior written consent. Duff & Phelps has consented to the inclusion of the opinion in its entirety and the description hereof in the proxy statement and any other filing the Company is required to make with the SEC in connection with the Merger if such inclusion is required by applicable law. The opinion (i) does not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the Merger; (iii) is not a recommendation as to how the Special Committee, the Board of Directors, the Company or any other person including security holders of the Company should vote or act with respect to any matters relating to the Merger, or whether to proceed with the Merger or any related transaction; and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances. The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion is based.  The opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex C. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

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The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows attributable to the Company for the fiscal years ending December 31, 2018 through December 31, 2026 based on discussions with Company management, with ‘‘free cash flow’’ defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the Company Projections, which are described in this proxy statement in the section entitled “—Certain Financial Projections” beginning on page 46. The costs associated with the Company being a publicly listed company, as provided by the management of the Company, were excluded from the financial projections because such costs would likely be eliminated as a result of the Merger.

Duff & Phelps estimated the net present value of all cash flows attributable to the Company after fiscal year 2026 (the “Terminal Value”) using a perpetuity growth formula assuming a 3.25% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and the Company’s business. Duff & Phelps used discount rates ranging from 9.25% to 10.25%, reflecting Duff & Phelps’ estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for the Company of RMB7,860 million to RMB9,970 million and a range of implied values of the ADSs of US$8.85 to US$13.60 per ADS.

The estimated future unlevered free cash flows Duff & Phelps used are summarized as follows (RMB in thousands):

2018P	2019P	2020P	2021P	2022P	2023P	2024P	2025P	2026P	Terminal Year
(981,439)	(1,347,764)	(274,913)	164,919	698,251	811,636	1,056,078	1,214,628	1,292,956	1,366,526

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. These collective analyses were based on publicly available information and are described in more detail in the sections that follow.

None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis is directly comparable to the Merger. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Merger cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and merger and acquisition transactions analyses are subject to certain limitations.

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Selected Public Companies Analysis. Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The six companies included in the selected public companies analysis were:

·	Avis Budget Group, Inc.
·	Hertz Global Holdings, Inc.
·	Europcar Groupe S.A.
·	Sixt SE
·	Localiza Rent a Car S.A.
·	CAR Inc.

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2018 and 2019 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the Company’s fiscal year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings before interest and taxes (“EBIT”) were derived from adjusted EBITDA and operating income forecasts, respectively, included in the Company Projections and adjusted by (a) deducting estimated annual share-based compensation expenses from adjusted EBITDA for purposes of calculating EBITDA, and (b) excluding RMB11.7 million of estimated annual estimated public company expenses from each of adjusted EBITDA and operating income to calculate EBITDA and EBIT, respectively, to eliminate public company costs and non-recurring income (expenses).

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	Revenue Growth				EBIT Growth				EBIT Margin				EBITDA Growth				EBITDA Margin
	3-YR CAGR[1]	LTM[2]	2018	2019	3-YR CAGR	LTM	2018	2019	3-YR CAGR	LTM	2018	2019	3-YR CAGR	LTM	2018	2019	3-YR CAGR	LTM	2018	2019
Avis Budget Group, Inc.	2.0%	2.2%	4.3%	2.5%	-4.3%	-1.4%	-1.1%	6.3%	10.4%	9.7%	9.2%	9.5%	0.9%	2.3%	3.5%	4.3%	36.7%	36.6%	36.3%	37.0%
Hertz Global Holdings, Inc.	-1.2	0.0	1.4	2.6	-16.5	-37.0	12.7	41.0	6.6	4.1	4.5	6.2	-2.0	-1.1	-0.2	7.6	39.0	38.6	38.0	39.8
Europcar Groupe S.A.	15.7	12.1	19.4	3.2	3.5	3.0	31.3	3.1	15.1	14.1	15.6	15.6	5.7	8.8	23.6	6.8	35.0	34.0	35.3	36.5
Sixt SE	8.1	7.8	8.3	8.9	17.7	27.1	2.7	11.7	11.1	12.5	11.8	12.1	9.2	10.3	8.0	8.5	30.8	32.1	32.0	31.8
Localiza Rent a Car S.A.	24.2	36.5	29.6	15.1	12.2	32.9	21.0	19.1	17.7	16.9	15.8	16.4	10.2	27.6	20.4	19.2	22.7	21.4	19.9	20.6
CAR Inc.	12.6	19.6	6.1	7.4	22.0	-1.5	18.4	7.1	24.1	18.7	20.9	20.8	24.5	3.8	12.9	11.9	43.9	37.6	40.1	41.7
Mean	10.2%	13.0%	11.5%	6.6%	5.8%	3.9%	14.2%	14.7%	14.2%	12.7%	13.0%	13.4%	8.1%	8.6%	11.4%	9.7%	34.7%	33.4%	33.6%	34.6%
Median	10.4%	10.0%	7.2%	5.3%	7.8%	0.8%	15.6%	9.4%	13.1%	13.3%	13.7%	13.8%	7.4%	6.3%	10.5%	8.0%	35.8%	35.3%	35.8%	36.7%
eHi Car Services Limited	48.3%	31.5%	26.8%	22.0%	NM	60.0%	39.6%	37.8%	11.3%	15.4%	16.9%	19.1%	64.6%	34.3%	31.1%	24.6%	42.8%	45.3%	46.8%	48.8%

1 CAGR = Compounded Annual Growth Rate

2 LTM = Last Twelve Months

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	Enterprise Value as a Multiple of																		Stock Price as a Multiple of
	LTM EBITDA		2018 EBITDA		2019 EBITDA		LTM EBIT		2018 EBIT		2019 EBIT		LTM Revenue		2018 Revenue		2019 Revenue		LTM EPS		2018 EPS		2019 EPS
Avis Budget Group, Inc.	4.9	x	4.7	x	4.5	x	18.4	x	18.6	x	17.5	x	1.78	x	1.71	x	1.67	x	10.3	x	14.8	x	12.7	x
Hertz Global Holdings, Inc.	4.6		4.6		4.2		43.3		38.4		27.2		1.76		1.74		1.69		4.0		NM		30.6
Europcar Groupe S.A.	5.7		4.6		4.3		13.7		10.4		10.1		1.94		1.62		1.57		10.8		8.0		7.1
Sixt SE	7.6		7.0		6.5		19.4		18.9		17.0		2.43		2.24		2.06		20.8		19.6		18.5
Localiza Rent a Car S.A.	17.6		14.6		12.3		22.3		18.4		15.5		3.77		2.91		2.53		34.9		27.0		23.4
CAR Inc.	5.5		4.9		4.3		11.0		9.3		8.7		2.07		1.95		1.81		15.9		17.2		14.9

Mean	7.6	x	6.7	x	6.0	x	21.4	x	19.0	x	16.0	x	2.29	x	2.03	x	1.89	x	16.1	x	17.3	x	17.9	x
Median	5.6	x	4.8	x	4.4	x	18.9	x	18.5	x	16.2	x	2.00	x	1.84	x	1.75	x	13.3	x	17.2	x	16.7	x

Selected Merger and Acquisition Transactions Analysis. Duff & Phelps compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the Merger and the availability of public information related to the transaction. The selected transactions indicated enterprise value to LTM EBITDA multiples ranging from 4.8x to 11.1x with a median of 5.4x, enterprise value to LTM EBIT multiples ranging from 9.0x to 27.5x with a median of 11.1x, enterprise value to LTM revenue multiples ranging from 0.35x to 4.64x with a median of 1.10x, and price to LTM earnings per share multiples ranging from 9.4x to 39.0x  with a median of 20.8x.

The Company is not directly comparable to the target companies in the selected merger and acquisition transactions analysis given certain characteristics of the transactions and the target companies, including business and industry comparability and lack of recent relevant transactions. Therefore, although reviewed, Duff & Phelps did not select valuation multiples for the Company based on the selected merger and acquisition transactions analysis.

Date Announced	Acquirer Name	Target Name
6/30/17	Shenzhen Bus Group Company Limited	Shenzhen Guomao Automobile Industry Co., Ltd. and Shenzhen Shenxin Taxi Co., Ltd.
6/30/17	Shenzhen Bus Group Company Limited	Tagen (Shenzhen) Transportation Co., Ltd.
12/9/16	Det Stavangerske Dampskibsselskab AS	Tide ASA
4/1/16	Dynavolt Renewable Power Technology Co., Ltd.	Zhengzhou Dakar Auto Leasing Co., Ltd.
12/18/15	NUR Investments Company Limited	Beijing Tian Ma Tong Chi Car Rental Co., Ltd.
3/2/15	Avis Budget Group, Inc.	Maggiore Rent S.p.a.
2/24/14	Anders Hedin Invest AB	Mabi Rent AB (publ)
12/31/12	Avis Budget Group, Inc.	Zipcar, Inc.
8/26/12	Hertz Global Holdings, Inc.	Dollar Thrifty Automotive Group Inc.
6/14/11	Avis Budget Car Rental, LLC	Avis Europe plc
1/12/11	Kardan Israel Ltd.	Dan Vehicle & Transportation DVT Ltd.

Summary of Selected Public Companies / Merger and Acquisition Transactions Analyses

In order to estimate a range of enterprise values for the Company, Duff & Phelps applied valuation multiples to the Company's projected EBIT for the fiscal years ending December 31, 2018 and December 31, 2019. The projected EBIT were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses). Duff & Phelps' selected valuation multiples were as follows: projected fiscal 2018 EBIT multiple ranged from 14.0x to 16.0x and projected fiscal 2019 EBIT multiple ranged from 10.0x to 12.0x. Valuation multiples were selected taking into consideration historical and projected financial performance metrics of the Company relative to such metrics of the selected public companies. Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that in its judgment, reflected the Company's size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the comparable group. Duff & Phelps noted that while it reviewed the selected merger and acquisition transactions, it did not select valuation multiples for the Company based on the result of the selected merger and acquisition transactions analysis for the reasons described in the section entitled “Selected Merger and Acquisition Transactions Analysis” above.

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Based on these analyses, Duff & Phelps’ selected public companies analysis resulted in an estimated enterprise value for the Company of RMB8,270 million to RMB9,690 million and a range of implied values of the ADSs of US$9.77 to US$12.97 per ADS.

Summary of Analyses

The range of estimated enterprise values for the Company that Duff & Phelps derived from its discounted cash flow analysis was RMB7,860 million to RMB9,970 million while from its public companies analysis was RMB8,270 million to RMB9,690 million. Duff & Phelps concluded that the Company’s enterprise value was within a range of RMB8,065 million to RMB9,830 million based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of the Company to be RMB4,124 million to RMB5,903 million by:

·	adding the estimated cash proceeds from the exercise of in-the-money options of RMB38.60 million to RMB52.16 million based on the estimated enterprise value of RMB8,065 million to RMB9,830 million;

·	adding short-term loans receivable of RMB 50.00 million;

·	adding excess cash of RMB1,639.76 million as of December 31, 2017; and

·	subtracting debt of RMB5,669.16 million as of December 31, 2017.

Based on the foregoing analyses, Duff & Phelps estimated the value of each ADS to range from US$9.31 to US$13.29 as of the date of its fairness opinion. Duff & Phelps noted that the Per Share Merger Consideration to be received by the holders of the Shares (other than the Excluded Shares, the Dissenting Shares, Company RSs and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of the ADSs (other than any ADSs representing Excluded Shares) in the Merger was above the range of the per Share value and the per ADS value indicated by its analyses, respectively.

Duff & Phelps’ opinion was only one of the many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee.

Fees and Expenses

As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the Special Committee, the Company agreed to pay Duff & Phelps a fee of US$680,000, consisting of a nonrefundable retainer of US$340,000 payable upon engagement, and US$340,000 payable upon Duff & Phelps informing the Special Committee that it was prepared to deliver the opinion.

No portion of Duff & Phelps’ fee is refundable or contingent upon the consummation of a transaction, including the Merger, or the conclusion reached in the opinion. The Company has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff & Phelps for all its out-of-pocket expenses (including fees of legal counsel) incurred in connection with the rendering of its opinion not to exceed US$100,000.

The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Company’s Board are aware of these fee arrangements. Other than the Duff & Phelps engagement to render its opinion to the Special Committee, during the two years preceding the date of its opinion, Duff & Phelps has not had any material relationship with any party to the Merger for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

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Purposes of and Reasons for the Merger

The Buyer Group

Under the SEC rules governing going-private transactions, each member of the Buyer Group is deemed to be engaged in a going private transaction and, therefore, required to express his, her or its reasons for the Merger to the Unaffiliated Security Holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the Merger is to enable Parent to acquire 100% ownership of the Company, in a transaction in which the Unaffiliated Security Holders will be cashed out in exchange for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable, so that Parent and its affiliates will bear the rewards and risks of the sole ownership of the Company after the ADSs and Shares are cancelled, including any increases in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses.  In addition, the Merger will allow members of the Buyer Group which are currently shareholders of the Company to maintain a significant portion of their investment in the Company through their ownership in Holdco, as well as enable Mr. Zhang to maintain a leadership role with the Company and enable Crawford to maintain and potentially expand the current commercial relationships between the Company and Crawford, as further described in this proxy statement under the section entitled “—Interests of Certain Persons in the Merger—Interests of the Buyer Group.”

The Buyer Group believes that the operating environment has changed significantly since the Company’s initial public offering, and that, as a privately held company, the Company will have greater flexibility to focus on addressing the challenges to the Company’s long-term profitability without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term, period-to-period performance.

The Company faces a number of challenges in the marketplace, including, among others, (i) intense domestic competition in many of the segments in which the Company operates, (ii) uncertainties regarding the growth and profitability of the car rental and car service industry in China and (iii) the recent economic slowdown in China and expected sustained macroeconomic challenges, which place substantial pressure on the Company’s revenue growth and other key operating and financial metrics.

These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would not be effectively implemented if the Company were to continue to be publicly traded in the United States. Following the Merger, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the U.S. public market’s valuation of the Company and the emphasis on short-term, period-to-period performance.

As a privately held company, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to Unaffiliated Security Holders’ concerns and to engage in an ongoing dialogue with Unaffiliated Security Holders can distract from management’s time and attention to the effective operation and improvement of the business.

The Buyer Group decided to undertake the going-private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above and because Parent was able to obtain debt and equity financing in connection with the Merger. In the course of considering the going-private transaction, the Buyer Group did not consider alternative transaction structures, because the Buyer Group believed the Merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

The Company

The Company’s purpose for engaging in the Merger is to enable its shareholders to receive the Merger Consideration of US$6.75 per Share and US$13.50 per ADS, representing a 15.4% premium over the closing price of US$11.70 per ADS as quoted by the NYSE on November 24, 2017, and a premium of 20.8% and 22.8%, respectively, over the 30- and 60- trading day volume-weighted average price as quoted by the NYSE prior to November 24, 2017, the last trading day prior to the Company’s announcement on November 27, 2017 that it had received the GAL Proposal, which announcement was updated on January 2, 2018 to reflect the receipt of the Proposal. The Company believes its long-term objectives can best be pursued as a private company.

The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail under the section entitled “—Reasons for the Merger and Recommendation of the Special Committee and the Board.”

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Effects of the Merger on the Company

Private Ownership

ADSs representing Shares are currently listed on the NYSE under the symbol “EHIC.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Buyer Group. Following the completion of the Merger, ADSs will cease to be listed on any securities exchange or quotation system, including the NYSE, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the completion of the Merger or such shorter period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated, and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. The Company estimates that the cost of complying with U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, totaled approximately US$2.2 million and US$2.7 million for the years ended December 31, 2016 and December 31, 2017, respectively. As a result of no longer being required to make SEC filings, the Company will no longer incur such costs and expenses. After the completion of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the completion of the Merger, the ADS program will terminate.

Upon completion of the Merger, each issued and outstanding Share and ADS (other than the Excluded Shares and the Dissenting Shares), will be cancelled in exchange for the right to receive the Per Share Merger Consideration and the Per ADS Merger Consideration (less US$0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), respectively, in cash, without interest and net of any applicable withholding taxes.

At the Effective Time, (a) the Rollover Shares, which will be contributed by the Rollover Shareholders to Holdco, by Holdco to Midco and by Midco to Parent, will continue as ordinary shares of the Surviving Company without payment of any consideration or distribution therefor, (b) the Excluded Shares (including Excluded Shares represented by ADSs but excluding the Rollover Shares) will be cancelled for no consideration or distribution therefor, and (c) the Dissenting Shares will be cancelled and will entitle the former holders thereof to receive the fair value thereof in accordance with such holders’ dissenters’ rights under the Cayman Islands Companies Law.

At the Effective Time, each ordinary share, par value US$0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share, par value US$0.01 per share, of the Surviving Company. As a result, current shareholders and ADS holders of the Company, other than Rollover Shareholders, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon completion of the Merger, and they will not have the opportunity to participate in the earnings and growth of the Company nor the right to vote on corporate matters. Similarly, our current shareholders and ADS holders, other than Rollover Shareholders, will not be exposed to the risk of loss in relation to their investment in the Company.

In addition to the foregoing, at the Effective Time, each option to purchase Shares granted under the Share Incentive Plans of the Company, whether or not vested, that is then outstanding and unexercised will be cancelled and, if the per Share exercise price of such option is less than US$6.75, entitle the holder thereof to receive, as soon as practicable after the Effective Time, from the Surviving Company or one of its subsidiaries, without interest and net of any applicable withholding taxes, a cash amount equal to the product of (a) the excess, if any, of US$6.75 over the exercise price of such option and (b) the number of Shares underlying such option. At the Effective Time, each restricted share awarded under the Share Incentive Plans that is outstanding but not fully vested immediately prior to the Effective Time will be cancelled and entitle the holder thereof to receive, as soon as practicable after the Effective Time, from the Surviving Company or one of its subsidiaries an amount equal to US$6.75, in cash, without interest and net of any applicable withholding taxes.

For the maximum amount of cash payments to be received by our directors and executive officers in respect of their Shares and options upon the completion of the Merger, see “—Treatment of Shares and Options held by Directors and Executive Officers” beginning on page 67.

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Memorandum and Articles of Association of the Surviving Company; Directors and Officers of the Surviving Company

If the Merger is completed, the current memorandum and articles of association of the Company will be replaced in their entirety by the amended and restated memorandum and articles of association in the form attached to the Plan of Merger, which are substantially identical to the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time (except that, at the Effective Time, (i) Article I of the memorandum of association of the Surviving Company will be amended to read as follows: “The name of the company is eHi Car Services Limited.” and the articles of association of the Surviving Company will be amended to refer to the name of the Surviving Company as “eHi Car Services Limited” and (ii) if necessary, references therein to the authorized share capital of the Surviving Company will be amended to refer to the authorized capital of the Surviving Company as approved in the Plan of Merger), and (iii) the memorandum and articles of association of the Surviving Company will contain provisions no less favorable with respect to exculpation and indemnification of directors and officers than are set forth in the current memorandum and articles of association of the Company.  In addition, the directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time will become the officers of the Surviving Company.

Primary Benefits and Detriments of the Merger

The primary benefits of the Merger to the Unaffiliated Security Holders include, without limitation, the following:

·	the receipt by such security holders of the Merger Consideration of US$6.75 per Share and US$13.50 per ADS, which represents a 15.4% premium over the closing price of US$11.70 per ADS as quoted by the NYSE on November 24, 2017, and a premium of 20.8% and 22.8%, respectively, over the 30- and 60- trading day volume-weighted average price as quoted by the NYSE prior to November 24, 2017, the last trading day prior to the Company’s announcement on November 27, 2017 that it had received the GAL Proposal, which announcement was updated on January 2, 2018 to reflect the receipt of the Proposal; and

·	the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value, and the risks related to our substantial leverage, following the Merger.

The primary detriments of the Merger to the Unaffiliated Security Holders include, without limitation, the following:

·	such security holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any;

·	in general, the receipt of cash pursuant to the Merger or through the exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See “—Material U.S. Federal Income Tax Consequences;” and

·	since the Company became publicly listed in November 2014, the highest historical closing price of our ADSs (US$18.18 per ADS on June 17, 2015) exceeds the Per ADS Merger Consideration.

The primary benefits of the Merger to the Buyer Group include, without limitation, the following:

·	if the Company successfully executes its business strategies, the value of the equity investment of the Buyer Group in the Company could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to the Buyer Group;

·	the Company will have more flexibility to change its capital spending strategy, deploy new services and/or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that may produce better short term results, but which may not over the long-term lead to a maximization of its equity value;

·	the Company will have more freedom to focus on execution of its long-term strategic business plan in a highly competitive business; and

·	there will be a reduction of the costs and administrative burden associated with operating the Company as an independent publicly traded company, including the costs associated with regulatory filings and compliance requirements. Based on figures from the most recent two fiscal years, such costs that would be reduced as a result of the Company no longer being publicly listed are estimated to range from US$1.8 million to US$1.9 million per year and include, but are not limited to, (i) fees and expenses related to Sarbanes-Oxley compliance and valuation services, (ii) fees and expenses of U.S. securities counsel and investor relations firm, (iii) printing costs and (iv) and directors’ and officers’ liability insurance. Such cost savings will directly benefit the Buyer Group following the closing of the Merger, and will be recurring in nature if and for so long as the Company remains private.

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The primary detriments of the Merger to the Buyer Group include the following:

·	all of the risk of any possible decrease in the Company’s revenues, free cash flow or value following the Merger will be borne by the Buyer Group;

·	risks associated with any legal or regulatory proceedings against the Company will be borne by the Buyer Group;

·	the business risks facing the Company will be borne by the Buyer Group; and

·	an equity investment in the Surviving Company by the Buyer Group following the Merger will involve substantial risk resulting from the limited liquidity of such an investment; and

·	following the Merger, there will be no trading market for the Surviving Company's equity securities.

The Company’s Net Book Value and Net Earnings

The table below sets out the indirect interest in the Company’s net book value and net earnings for each member of the Buyer Group before and after the Merger, based on the historical net book value and net earnings of the Company as of December 31, 2017. The Company’s net earnings for the year ended December 31, 2017 were approximately US$18,784,293, and its net book value as of December 31, 2017 was approximately US$646,534,400.

	Ownership Interest Prior to the Merger				Ownership Interest After the Merger
	Net Book Value		Net Earnings		Net Book Value	Net Earnings
Name	$’000	%(1)	$’000	%(1)	$’000%	$’000%
Mr. Zhang Filing Persons	33,004	5.1	959	5.1
Crawford	86,382	13.4	2,510	13.4
Baring Filing Persons	48,649	7.5	1,413	7.5
DF Asset Management	23,104	3.6	671	3.6
MBKP Filing Persons	-	-	-	-
RedStone	-	-	-	-

(1)	Ownership interest percentages are based on 139,917,575 Shares issued and outstanding as of the date of this proxy statement.

Prior to the closing of the Merger, each of our directors and officers has an interest in our net book value and net earnings in proportion to his or her ownership interest in the Company (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 107). Immediately after the closing of the Merger, none of our directors and officers  (other than Mr. Ray Ruiping Zhang and Mr. Greg Stubblefield) will have any direct or indirect interest in the Company’s net book value and net earnings.

Alternatives to the Merger

The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on December 11, 2017 in response to the receipt of the GAL Proposal on November 26, 2017, and subsequently considered the Proposal and the Ocean Link Proposal. In light of (i) the intention of certain Rollover Shareholders not to sell his or its respective Shares to any third party, (ii) the Rollover Shareholders’ beneficial ownership of approximately 29.6% of the issued and outstanding Shares and approximately 37.5% of the outstanding voting power of the Company (as of the date of this proxy statement) in the aggregate (excluding, for purposes of this calculation, Shares issuable upon the exercise of options of the Company), and (iii) the fact that the Ctrip Ocean Consortium had not secured financing or conducted due diligence, the Special Committee determined that there was no viable alternative to the proposed sale of the Company to the Buyer Group, including the transaction contemplated by the Ocean Link Proposal, other than remaining a public company. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are authorized and approved by (i) a shareholders’ special resolution passed by the affirmative vote of holders of Shares representing at least two-thirds of the voting power of the Shares present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company’s shareholders, (ii) a shareholders’ resolution passed by the affirmative vote of holders of Shares representing a majority of the aggregate voting power of the Shares and (iii) a shareholders’ resolution passed by the affirmative vote of holders of a majority of the total outstanding Class A Shares of the Company.

The Special Committee also took into account that the Company, subject to compliance with the terms and conditions of the Merger Agreement, can terminate the Merger Agreement prior to the receipt of the Requisite Company Vote, in order to accept an alternative transaction proposed by a third party that is a Superior Proposal, subject to the payment of a termination fee of US$14,062,642 in aggregate, as provided in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement (subject to the restrictions and obligations set forth therein) to consider any acquisition proposal that constitutes or could reasonably be expected to result in a Superior Proposal, and terminate the Merger Agreement to accept a Superior Proposal, in each case, until the Company’s shareholders vote upon and authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

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In addition, the Special Committee also considered, as an alternative to the Merger, that the Company remains as a public company. However, the Special Committee did not believe such option to be equally or more favorable in enhancing shareholder value, after considering factors such as the projections of future financial performance prepared by management, the risks of the Company’s business, the offer premium to the unaffected trading price implied by the Merger Consideration, the costs of regulatory compliance for public companies and the challenges to the Company’s efforts to increase shareholder value as a publicly-traded company.

Except as set forth above, no other alternatives were considered by the Special Committee.

Plans for the Company After the Merger

Following the closing of the Merger, Parent will own 100% of the equity interests in the Surviving Company. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it (a) will cease to be an independent publicly traded company and will instead be a wholly-owned subsidiary of Parent and (b) over time may have substantially more debt than it currently has. The increase in debt for the Company following the closing of the Merger reflects the borrowing of up to US$200 million under a senior unsecured bridge loan facility and/or the issuance of senior unsecured notes as part of the financing by the Buyer Group of the funds necessary to complete the Merger and the related transactions at the time of closing of the Merger, including for the payment of the aggregate consideration payable pursuant to the Merger Agreement. In the event that, prior to the closing of the Merger, the Company (i) obtains the requisite consent of the holders of the 2022 Notes to amend the 2022 Notes and (ii) (x) obtains the requisite consent of the holders of the 2018 Notes to amend the 2018 Indenture or (y) redeems or repurchases all of the 2018 Notes, Merger Sub will be the borrower under such credit facility, or the issuer of such senior unsecured notes, and, after the closing of the Merger, the Surviving Company will become the borrower or the issuer, as applicable, and will be responsible for the payment of principal, interest and other amounts due under such credit facility or in respect of such notes.  In the event that the foregoing conditions are not satisfied prior to the closing of the Merger, Parent will be the borrower under the senior unsecured bridge loan facility and may be the issuer of any senior unsecured notes.

Following the closing of the Merger and the anticipated deregistration of the Class A Shares and ADSs, the Company will no longer be subject to the Exchange Act or the compliance and reporting requirements of the NYSE and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Except as set forth in this proxy statement and transactions already under consideration by the Company, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

·	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

·	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

·	any other material changes in the Company’s business, including with respect to the Company’s corporate structure or business.

Subsequent to the closing of the Merger, the Buyer Group, in conjunction with the Surviving Company’s management and board of directors will continuously evaluate and review the Surviving Company’s business and operations and may propose or develop new plans and proposals, including (i) any of the foregoing actions and any actions to address the challenges referred to under the section entitled “—Purposes of and Reasons for the Merger” above, and (ii) the disposition or acquisition of material assets or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another internationally recognized stock exchange, in each case, which they consider to be in the best interests of the Surviving Company and its shareholders. The Buyer Group expressly reserves the right to make any changes it deems appropriate to the operation of the Surviving Company in light of such evaluation and review as well as any future developments.

Effects on the Company if the Merger Is Not Completed

If the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are not authorized and approved by the shareholders of the Company or if the Merger is not completed for any other reason, the shareholders or ADS holders of the Company will not receive any payment for their Shares or ADSs, including the Merger Consideration, in connection with Merger Agreement, nor will the holders of any options or restricted shares receive any payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares and ADSs. Accordingly, if the Merger is not completed, we cannot assure you as to the effect of these risks and opportunities on the future value of the Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the Merger will be completed.

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Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee of US$14,062,642 or Parent may be required to pay the Company a termination fee of US$28,125,283 (or the Company Notes Termination Fee as defined in the section entitled “The Merger Agreement—Termination Fees and Reimbursement of Expenses”), in each case, as described in the section entitled “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 98.

If the Merger is not completed, the Board will, from time to time, evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not approved by the shareholders or if the Merger is not completed for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger is anticipated to be approximately US$734 million, assuming no exercise of dissenters’ rights by shareholders of the Company. This amount includes cash to be paid (i) to Unaffiliated Security Holders and other shareholders and ADS holders and (ii) to holders of awards granted under the Share Incentive Plans, as well as the related costs and expenses in connection with the Transactions, including the Merger. It does not include the value of the Rollover Shares (which will continue to exist without interruption following the Merger and thereafter represent ordinary shares of the Surviving Company without payment of any consideration therefor) and the other Excluded Shares (which will be cancelled for no consideration in the Merger). This amount does not include any cash to be used to redeem the 2018 Notes (if applicable).

The Buyer Group expects to provide this amount through a combination of (a) the proceeds from (i) a committed senior unsecured bridge loan facility contemplated by the Debt Commitment Letter, dated as of April 6, 2018, by and among Parent and the Commitment Parties, and/or (ii) a private offering of senior unsecured notes, (b) cash contributions contemplated by the Equity Commitment Letters, dated as of April 6, 2018, by and between Holdco and each of the Sponsors and (c) cash on hand in the Company and its subsidiaries.

Equity Financing

Pursuant to the Equity Commitment Letters, each of the Sponsors has committed, subject to the terms and conditions therein, to purchase, or cause the purchase of, directly or indirectly through one or more intermediate entities, equity interests of Holdco, at or prior to the Effective Time, in an aggregate cash amount of US$503,585,920, the amount of each Sponsor’s equity commitment being:

·	US$227,011,112 by MBKP LP;

·	US$51,333,525 by Baring LP1;

·	US$73,910,186 by Baring LP2;

·	US$504,506 by Baring Co-Invest LP;

·	US$100,826,591 by Crawford; and

·	US$50,000,000 by RedStone.

Subject to the terms and conditions in the Equity Commitment Letters, such funds will be recontributed by Holdco to Midco, will be recontributed by Midco to Parent and are to be used solely for the purpose of funding such portion of the funds required to complete the Merger in accordance with the Merger Agreement. Each Sponsor’s commitment under its Equity Commitment Letter is conditioned upon:

·	the satisfaction or waiver of the conditions to Parent and Merger Sub’s obligations to complete the Merger under the Merger Agreement;

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·	the substantially contemporaneous closing of the Merger;

·	the debt financing described below and/or any alternative debt financing (if applicable) having been funded at or before the closing of the Merger in accordance with the terms thereof if the equity financing under the Equity Commitment Letters is funded at the closing of the Merger; and

·	the substantially contemporaneous closing of the contributions contemplated by the other Equity Commitment Letters.

The obligation of each Sponsor to fund its equity commitment under its Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the closing of the Merger, at which time such obligation will be discharged but subject to the performance of such obligation and (c) the Company or any of its affiliates asserting a claim that would make the relevant Limited Guarantee (as defined below) become terminable in accordance with the terms thereof.

The Company is an express third-party beneficiary of each of the Equity Commitment Letters to the extent of its right to seek specific performance of each of the equity commitments under the circumstances in which the Company would be permitted by the Merger Agreement to obtain specific performance requiring Parent and Merger Sub to enforce the equity commitments. Each Sponsor may assign or delegate all or a portion of its obligations to fund its equity commitment to any of its affiliates or any other investment fund or investment vehicle advised or managed by such Sponsor or any of its affiliates, so long as such Sponsor remains liable for the obligations under its Equity Commitment Letter.

Debt Financing

Parent has entered into the Debt Commitment Letter, pursuant to which the Commitment Parties have committed to provide to Parent a senior unsecured bridge loan facility up to an aggregate principal amount of US$200 million (the “Bridge Facility”), subject to the conditions set forth therein, for the purpose of financing the consideration for the Merger and fees and expenses incurred in connection with the Merger.  In the event that, prior to the closing of the Merger, the Company (a) obtains the requisite consent of the holders of the 2022 Notes to amend the 2022 Indenture as contemplated below and (b) (i) obtains the requisite consent of the holders of the 2018 Notes to amend the 2018 Indenture as contemplated below or (ii) redeems or repurchases all of the 2018 Notes, Merger Sub will be the borrower under the Bridge Facility and, after the closing of the Merger, the Surviving Company will become the borrower, and will be responsible for the payment of principal, interest and other amounts due under the Bridge Facility.  In the event that the foregoing conditions are not satisfied prior to the closing of the Merger, Parent will be the borrower under the Bridge Facility.

The debt financing contemplated by the Debt Commitment Letter is conditioned on the consummation of the Merger in accordance with the terms of the Merger Agreement substantially concurrently with the funding of the Bridge Facility, as well as other customary conditions, including:

·	subject to certain limitations, the absence of a Company material adverse effect since April 6, 2018;

·	payment of all applicable fees and expenses;

·	delivery of certain audited, unaudited and pro forma financial statements of the Company;

·	receipt by the lenders of documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations (including the USA PATRIOT Act);

·	the consummation of the equity financing contemplated by the Equity Commitment Letters prior to or substantially concurrently with the initial borrowing under the Bridge Facility;

·	the execution and delivery of definitive loan documentation consistent with the Debt Commitment Letter; and

·	the accuracy of the Company’s representations and warranties in the Merger Agreement as are material to the interests of the lenders under the Bridge Facility, but only to the extent Parent or its applicable affiliate would have the right not to consummate the transactions contemplated by the Merger Agreement or to terminate Parent’s obligations under the Merger Agreement as a result of a breach of such representations or warranties, and the accuracy in all material respects of certain specified representations and warranties in the loan documents.

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The Commitment Parties’ commitments under the Debt Commitment Letter with respect to the Bridge Facility will terminate on the earliest of (i) the date that is five business days after October 6, 2018, (ii) the termination of the Merger Agreement in accordance with its terms by Parent and (iii) the closing of the Merger, unless, in each case, the Commitment Parties, in their sole discretion agree to an extension of the term of the Debt Commitment Letter.

Under the terms of the Merger Agreement, the Company has agreed to, as promptly as reasonably practicable after receipt of a written request from Parent, commence consent solicitations with respect to the 2022 Notes and, if applicable, the 2018 Notes, seeking consents from the holders of the 2022 Notes and, if applicable, the 2018 Notes (the “Consent Solicitations”) to amend certain provisions of the 2022 Indenture and, if applicable, the 2018 Indenture. If the requisite consents from the holders of the 2022 Notes are received, the 2022 Notes will remain outstanding following the consummation of the Merger.

Under the terms of the Merger Agreement, Parent may either request that the Company commence a Consent Solicitation with respect to the 2018 Notes or issue a notice of redemption with respect to all outstanding 2018 Notes providing that, conditioned upon the occurrence of the closing of the Merger, all outstanding 2018 Notes shall be redeemed (the “2018 Notes Redemption”) in accordance with the provisions of the 2018 Indenture at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to, but not including, the date of redemption plus a “make-whole” premium specified in the 2018 Indenture. If Parent elects to redeem the 2018 Notes, it intends to finance the 2018 Notes Redemption with the proceeds of a private offering of senior unsecured notes. If Parent requests that the Company commence a Consent Solicitation with respect to the 2018 Notes and does not request a 2018 Notes Redemption and the requisite consents from the holders of the 2018 Notes are received, the 2018 Notes will remain outstanding following the consummation of the Merger.

The receipt of the consent of the requisite holders of the 2022 Notes and, if applicable, the 2018 Notes pursuant to the Consent Solicitations are conditions to the closing of the Merger. Under the Merger Agreement, it is also a condition to the closing of the Merger that there shall be no Default (as defined in the 2022 Indenture) in respect of the 2022 Indenture or the 2022 Notes and, if any 2018 Notes are outstanding, no Default (as defined in the 2018 Indenture) in respect of the 2018 Indenture or the 2018 Notes, and the consummation of the Transactions, including the Merger, and the debt financing contemplated by the Debt Commitment Letter, or any alternative debt financing on terms and with conditions not materially less favorable, in the aggregate, than the terms and conditions contemplated by the Debt Commitment Letter, alone shall not give rise to any fact, event, circumstance or effect that with notice or lapse of time would constitute a Default or a Change of Control (in each case, as defined in the 2022 Indenture) in respect of the 2022 Indenture or the 2022 Notes or, if any 2018 Notes are outstanding, a Default or a Change of Control (in each case, as defined in the 2018 Indenture) in respect of the 2018 Indenture or the 2018 Notes.

Cash in the Company and its Subsidiaries

The Buyer Group expects to use available cash on hand of the Company and its subsidiaries to provide a portion of the funds necessary to pay certain fees and expenses related to the Transactions (other than to pay the aggregate consideration payable pursuant to the Merger). Such available cash necessary to pay such fees and expenses will be paid from accounts outside of the PRC.

Rollover Equity

Concurrently with the execution and delivery of the Merger Agreement, the Rollover Shareholders entered into the Contribution and Support Agreement with Holdco, Midco and Parent, pursuant to which, among other things, in connection with the Merger and immediately prior to the Effective Time, (a) the Rollover Shareholders will contribute the Rollover Shares to Holdco in exchange for newly issued ordinary shares in Holdco, (b) Holdco will recontribute the Rollover Shares to Midco in exchange for newly issued ordinary shares in Midco, (c) Midco will recontribute the Rollover Shares to Parent in exchange for newly issued ordinary shares in Parent and (d) the Rollover Shares will continue as ordinary shares of the Surviving Company following the Merger without payment of any consideration or distribution therefor.  See “—Contribution and Support Agreement” beginning on this page for additional information.

Contribution and Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, the Rollover Shareholders entered into the Contribution and Support Agreement with Holdco, Midco and Parent, pursuant to which, among other things, in connection with the Merger and immediately prior to the Effective Time:

·	7,142,432 Class B Shares held by Horizon LLC will be contributed to Holdco in exchange for newly issued ordinary shares of Holdco;

·	10,528,160 Class A Shares represented by 5,264,080 ADSs held by Baring SPV will be contributed to Holdco in exchange for newly issued ordinary shares of Holdco;

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·	18,694,003 Class B Shares held by Crawford will be contributed to Holdco in exchange for newly issued ordinary shares of Holdco; and

·	5,000,000 Class A Shares held by DF Asset Management will be contributed to Holdco in exchange for newly issued ordinary shares of Holdco.

Pursuant to the terms of the Contribution and Support Agreement, in connection with the Merger and immediately prior to the Effective Time, Holdco will recontribute the Rollover Shares received from the Rollover Shareholders to Midco in exchange for newly issued ordinary shares of Midco, Midco will recontribute the Rollover Shares to Parent in exchange for newly issued ordinary shares of Parent and the Rollover Shares will continue as ordinary shares of the Surviving Company following the Merger without payment of any consideration or distribution therefor. Each of the Rollover Shareholders will receive a number of ordinary shares of Holdco equal to their respective number of Rollover Shares.  The consummation of the transactions contemplated by the Contribution and Support Agreement is subject to the satisfaction in full (or waiver) or each of the conditions to Parent’s and Merger Sub’s obligations to complete the Merger under the Merger Agreement.

Pursuant to the terms of the Contribution and Support Agreement, each Rollover Shareholder has agreed, among other things, to vote all of the Shares (including Shares represented by ADSs) owned directly or indirectly by it in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

As of the date of this proxy statement, the Rollover Shareholders beneficially own in the aggregate 15,528,160 Class A Shares (including Class A Shares represented by ADSs) and 25,836,435 Class B Shares, collectively representing approximately 29.6% of the issued and outstanding Shares and approximately 37.5% of the outstanding voting power of the Company (excluding, for purposes of this calculation, Shares issuable upon the exercise of options of the Company).

The Contribution and Support Agreement will terminate as to any Rollover Shareholder upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms and (b) the Company or any of its affiliates asserting a claim that would make such Rollover Shareholder’s Limited Guarantee become terminable in accordance with the terms thereof.

A copy of the Contribution and Support Agreement is attached as Annex E to this proxy statement and is incorporated herein by reference.

TGMF Securities Purchase Agreement

On February 23, 2018, Baring SPV entered into the TGMF SPA with TGMF, pursuant to which, among other things, on April 13, 2018, Baring SPV purchased from TGMF the Subject ADSs, consisting of 5,264,080 ADSs representing 10,528,160 Class A Shares, for, after giving effect to the adjustment set forth in the TGMF SPA, a purchase price per ADS of US$12.30 and an aggregate purchase price of US$64,748,184, which included a signing deposit of US$6,316,896 that Baring SPV deposited into an account of TGMF on February 28, 2018. The closing of the purchase of the Subject ADSs by Baring SPV from TGMF was not conditioned on the Buyer Group entering into the Merger Agreement with the Company or any other transaction with the Company. The source of funds for the purchase of the Subject ADSs by Baring SPV was the Baring Filing Persons’ funds available for investment. As a result of the consummation of the transactions contemplated by the TGMF SPA, as of the date hereof, Baring SPV owns 10,528,160 Class A Shares represented by the Subject ADSs, which represent approximately 14.2% of the issued and outstanding Class A Shares or approximately 1.4% of the aggregate voting power of the issued and outstanding Shares.  Pursuant to the terms of the Contribution and Support Agreement, Baring SPV has agreed to (a) contribute the Subject ADSs, in connection with and immediately prior to the Effective Time, to Holdco in exchange for newly issued ordinary shares in Holdco and (b) vote the Subject ADSs in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

The TGMF SPA was negotiated arm’s length with TGMF, a sophisticated investor that had been an investor in the Company since May 2015, who was aware of the Proposal submitted by certain affiliates of members of the Buyer Group to the Board at the time the TGMF SPA was executed and who Baring SPV believed to be knowledgeable about the businesses in which the Company is engaged and the benefits and risks of an investment in the Subject ADSs.

The Company is not a party to the TGMF SPA, has no obligations thereunder and has not independently verified any arrangements between parties to the TGMF SPA.

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Interim Investors Agreement

Concurrently with the execution of the Merger Agreement, the Sponsors and the Rollover Shareholders entered into the Interim Investors Agreement with Holdco, Midco, Parent and Merger Sub, pursuant to which the parties thereto agreed to certain terms and conditions that will govern the actions of Holdco, Midco, Parent and Merger Sub and the relationship among the Sponsors and the Rollover Shareholders with respect to the Transactions. The Interim Investors Agreement governs, among other things and subject to certain limitations or exceptions therein, (i) decisions relating to the Merger Agreement pending consummation of the Merger, (ii) decisions relating to the Buyer Group’s acquisition financing pending consummation of the Merger and (iii) the sharing of certain fees and expenses among the Buyer Group.

Limited Guarantees

Concurrently with the execution and delivery of the Merger Agreement, each Guarantor executed and delivered a Limited Guarantee in favor of the Company. Under the Limited Guarantees, each Guarantor has guaranteed a portion of the payment obligations of Parent under the Merger Agreement for certain termination fees and certain costs and expenses that may become payable to the Company by Parent under certain circumstances as set forth in the Merger Agreement.

Remedies

The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or in equity (including the Company demanding that Parent and Merger Sub use reasonable best efforts to obtain the debt financing). The Company’s right to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case solely with respect to causing the equity financing from the Sponsors to be funded at any time or to effect the closing of the Merger, is, however, subject to (i) all of the conditions to Parent’s and Merger Sub’s obligations to complete the Merger (other than those conditions that by their terms are to be satisfied at the closing of the Merger) having been satisfied or waived, (ii) Parent and Merger Sub failing to complete the closing of the Merger by the date on which the closing should have occurred pursuant to the Merger Agreement, (iii) the debt financing from certain financial institutions (or any alternative financing as permitted under the Merger Agreement) having been, or will be, funded at the closing of the Merger if the equity financing is funded at the closing of the Merger and (iv) the Company having irrevocably confirmed in writing that (a) all of the conditions to the Company’s obligations to complete the Merger have been satisfied or that it is willing to waive any of such conditions and (b) if specific performance is granted and the equity financing and the debt financing are funded, then the closing of the Merger will occur. In no event will the Company be entitled to specific performance to cause Parent and/or Merger Sub to cause the equity financing to be funded or to effect the closing of the Merger if the debt financing (or, if applicable, alternative financing) has not been funded (or will not be funded at the closing of the Merger even if the equity financing is funded at the closing of the Merger).

While the parties may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.

The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to a termination fee of US$28,125,283 and US$14,062,642, respectively, and reimbursement of certain expenses in the event the Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that each member of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend that the Company’s shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Except as set forth under “— Background of the Merger,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Security Holders for purposes of negotiating the terms of the Transactions and/or preparing a report concerning the fairness of the Transactions.

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Interests of the Buyer Group

As the result of the Merger, Parent will own 100% of the equity interests in the Surviving Company immediately following the Merger. The Mr. Zhang Filing Persons, the MBKP Filing Persons, the Baring Filing Persons, Crawford, RedStone and DF Asset Management will, collectively, beneficially own 100% of the equity interest in Holdco immediately following the closing of the Merger. Because of Parent’s equity interest in the Surviving Company, each member of the Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger, which, if the Company is successfully managed, could exceed the value of their original investments in the Company. Parent will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company, Parent’s investment in the Surviving Company will be illiquid, with no public trading market for the Surviving Company’s shares, and Parent will have no certainty of any future opportunity to sell its shares in the Surviving Company at an attractive price, or that any dividends paid by the Company will be sufficient to recover its investment. The Merger may also provide additional means to enhance shareholder value for the Buyer Group, including: improved profitability due to the elimination of the expenses associated with public company reporting and compliance; increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons; and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Treatment of Shares and Options Held by Directors and Executive Officers

As of the date of this proxy statement, the Company’s directors and executive officers (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 107), as a group beneficially own an aggregate of 10,578,406 Shares. These consist of (a) 7,980,406 issued and outstanding Shares (including Shares represented by ADSs), and (b) issued and unexercised options to purchase 2,598,000 Shares issued pursuant to the Share Incentive Plans and exercisable within 60 days from the date of this proxy statement.  The maximum total amount of all cash payments the Company’s directors and executive officers (including Mr. Ray Ruiping Zhang) may receive in respect of their Shares (other than the Rollover Shares) and unexercised options if the Merger is consummated is approximately US$12,117,044.50 (before applicable withholding taxes).

If the Merger is completed, at the Effective Time, each option to purchase Shares granted under the Share Incentive Plans of the Company, whether or not vested, that is then outstanding and unexercised will be cancelled and, if the per Share exercise price of such option is less than US$6.75, entitle the holder thereof to receive, as soon as practicable after the Effective Time, from the Surviving Company or one of its subsidiaries, without interest and net of any applicable withholding taxes, a cash amount equal to the product of (a) the excess, if any, of US$6.75 over the exercise price of such option and (b) the number of Shares underlying such option.

The table below sets forth, as of the date of this proxy statement, for each of the Company’s directors and officers:

·	the number of Shares (excluding any Rollover Shares) owned;

·	the cash payment that will be made in respect of the Shares (excluding any Rollover Shares) at the Effective Time;

·	the number of Shares issuable under the outstanding options held by such person (including vested and unvested options) and the exercise price payable per Share for the options;

·	the cash payment that will be made in respect of the outstanding options held by such person following the Effective Time; and

·	the total cash payment that will be made in respect of the outstanding Shares (other than any Rollover Shares) and options to purchase Shares held by such person.

	Shares		Options to Purchase Shares(1)
Name of Directors and Executive Officers	Shares Beneficially Owned (Excluding Rollover Shares)	Cash Payment Therefor (Excluding Rollover Shares) (US$)	Shares Underlying	Exercise Price (US$)	Cash Payment Therefor (US$)	Total Cash Payments (US$)
Ray Ruiping Zhang	—	—	1,673,000	3.11	6,089,720.00	6,089,720.00
Greg Stubblefield	155,976	1,052,838.00	—	—	—	1,052,838.00
Gang Chen	6,000	40,500.00	—	—	—	40,500.00
Qian Miao	70,346	474,835.50	50,000	5.35	70,000.00	544,835.50
Andrew Xuefeng Qian	—	—	50,000	5.35	70,000.00	70,000.00
David Jian Sun	—	—	50,000	5.35	70,000.00	70,000.00
Ronald Meyers	—	—	75,000	5.35	105,000.00	105,000.00
Leo Lihong Cai	326,000	2,200,500.00	—	—	—	2,200,500.00
Colin Chitnim Sung	150,000	1,012,500.00	—	—	—	1,012,500.00
Chun Xie	28,946	195,385.50	—	—	—	195,385.50
Hongtao Han	30,000	202,500.00	40,000	5.35	56,000.00	258,500.00
Nina Yan Wu	20,706	139,765.50	—	—	—	139,765.50
Jane Fengjuan Zheng	50,000	337,500.00	—	—	—	337,500.00

All directors and executive officers as a group	837,974	5,656,324.50	1,938,000	—	6,460,720.00	12,117,044.50

(1)	Excludes outstanding options to purchase Shares that have an exercise price higher than US$6.75 per Share.

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Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, Parent and Merger Sub have agreed that:

·	The memorandum and articles of association of the Surviving Company will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the execution date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

·	The Surviving Company will maintain the Company’s directors’ and officers’ liability insurance for a period of six years from the Effective Time on terms with respect to coverage and amount no less favorable than the Company's existing insurance; provided that the Surviving Company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. Alternatively, the Company may, at the joint request of Parent and Merger Sub purchase a six-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the indemnified parties than the existing directors' and officers' liability insurance maintained by the Company.

·	From and after the Effective Time, the Surviving Company will comply with all of the Company’s obligations and will cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless the present and former directors and officers of the Company or any subsidiaries against liabilities arising out of or in connection with (a) the fact that such party is or was a director or officer of the Company or such subsidiary, or (b) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time to the extent provided under the Company and its subsidiaries’ respective organizational and governing documents or agreements effective on the date of the Merger Agreement and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law.

The Special Committee

On December 11, 2017, the Board established the Special Committee to consider the GAL Proposal and any other alternative transactions and to take any actions it deems appropriate to assess the fairness and viability of such proposals. The Special Committee is composed of three independent directors: Mr. Qian Miao, Mr. Andrew Xuefeng Qian and Mr. David Jian Sun. Other than their receipt of Board compensation and Special Committee Compensation (which are not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement, none of the members of the Special Committee has a financial interest in the Merger or any of transactions contemplated thereby (other than as a beneficial owner of Shares, as described in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 107) and none of them is related to any member of the Buyer Group. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

We compensate each of the other members of the Special Committee in exchange for his service in such capacity at a rate of US$10,000 per month, and for the chairman of the Special Committee, US$11,000 per month (the payment of which is not contingent upon the closing of the Merger or the Special Committee’s or the board’s recommendation of the Merger).

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Position with the Surviving Company

It is anticipated that the executive officers of the Company will hold positions with the Surviving Company that are substantially similar to their current positions.

Related-Party Transactions

For a description of the Company’s related party transactions during the past two years, please see “Item 7. Major Shareholders and Related Party Transactions” included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2016, incorporated by reference into this proxy statement. Please see “Where You Can Find More Information” beginning on page 111 for a description of how to obtain a copy of the Company’s annual report.

Except for the transactions described under “Item 7. Major Shareholders and Related Party Transactions” included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2016 and incorporated by reference above under this section entitled “Related Party Transactions” or the arrangements in connection with the Merger discussed elsewhere in this proxy statement, during the past two years: (i) there were no negotiations, transactions or material contacts between the Company and its affiliates, on the one hand, and any member of the Buyer Group, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of the Company’s securities; election of the Company’s directors or sale or other transfer of a material amount of assets of the Company; (ii) the Company and its affiliates did not enter into any other transaction with an aggregate value exceeding 1% of the Company’s consolidated revenues with any member of the Buyer Group; and (iii) none of the Company’s executive officers, directors or affiliates that is a natural person entered into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding US$60,000 with any member of the Buyer Group.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this proxy statement to be as follows:

Description	Amount (US$)
Financing fees and expenses and other professional fees
Legal fees and expenses
Special Committee fees
Miscellaneous (including accounting fees, filing fees, printing fees, proxy solicitation fees, and mailing costs)
ADS cancellation and surrender fees(1)
Total

(1) Includes ADS cancellation fees for ADS, held by a member of the Buyer Group.

These expenses (other than the ADS cancellation fees and surrender fees) will not reduce the Merger Consideration to be received by the Company’s shareholders and ADS holders. If the Merger is consummated, the party incurring any costs and expenses in connection with the Merger and the Merger Agreement will pay such costs and expenses except as otherwise provided in the Merger Agreement and the Interim Investors Agreement.

Voting by the Buyer Group at the Extraordinary General Meeting

Pursuant to the Contribution and Support Agreement, each Rollover Shareholder has agreed, among other things, until either the closing of the Merger or the termination of the Merger Agreement in accordance with its terms, to appear or otherwise cause its Shares (including Shares represented by ADSs) to be counted as present for purposes of calculating a quorum and vote or otherwise cause to be voted all of its Shares (including Shares represented by ADSs):

·	for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

·	against any Competing Transaction or other transaction or proposal made in opposition to the Merger Agreement or in competition or inconsistent with the Merger;

·	against any action, agreement or transaction that is intended or could reasonably be expected to materially interfere with or adversely affect the Merger;

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·	against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company in the Merger Agreement, or of the Rollover Shareholder in the Contribution and Support Agreement;

·	in favor of any adjournment of the extraordinary general meeting as may be reasonably requested by Parent; and

·	in favor of any other matter necessary to effect the Transactions.

The obligations of a Rollover Shareholder under the Contribution and Support Agreement will terminate immediately upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms and (b) the Company or any of its affiliates asserting a claim that would make such Rollover Shareholder’s Limited Guarantee become terminable in accordance with the terms thereof.

As of the date of this proxy statement, based on the number of Shares expected to be issued and outstanding and entitled to vote as of the Share Record Date, the Rollover Shareholders beneficially own in the aggregate 15,528,160 Class A Shares (including Class A Shares represented by ADSs) and 25,836,435 Class B Shares, collectively representing approximately 29.6% of the issued and outstanding Shares and approximately 37.5% of the outstanding voting power of the Company (excluding, for purposes of this calculation, Shares issuable upon the exercise of options of the Company).

Litigation Related to the Merger

On April 16, 2018, the Company and one of its shareholders commenced proceedings in the High Court of Hong Kong against CDH Car, another shareholder of the Company, to enforce the terms of the IRA with certain of its shareholders. The proceedings are to seek interim relief, including an order that CDH Car not dispose of, deal with or otherwise encumber its shareholding in the Company and an order that it not take any step to vote its shares in the Company, pending the resolution of claims under the IRA.

Accounting Treatment of the Merger

The Merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than the approvals, filings or notices required under the federal securities laws, and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the merger being published in the Cayman Islands Gazette. See “The Merger Agreement—Conditions to the Merger” beginning on page 96 for additional information.

Dissenters’ Rights

Shareholders who dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Law will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex D to this proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenters’ rights.

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Material U.S. Federal Income Tax Consequences

The following is a general discussion of material U.S. federal income tax consequences to only U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the Merger Agreement. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below. Any discussion of U.S. federal tax issues in this proxy statement is not intended or written to be relied upon, and cannot be relied upon by investors, for the purpose of avoiding penalties that may be imposed under the Code.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the Merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies; regulated investment companies, mutual funds, or real estate investment trusts; brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; or tax-exempt organizations, (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a “functional currency” other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of our voting stock or (ix) partnerships or other entities classified as partnerships for U.S. federal income tax purposes. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times. This discussion applies only to U.S. Holders who completely terminate their interest in the Company following the Merger, whether such interest is held directly or indirectly, including by application of attribution rules for U.S. federal income tax purposes.

As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A U.S. Holder that is a partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL U.S. HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenters’ Rights

The receipt of cash, either as consideration in the Merger or as a result of a U.S. Holder exercising its Dissenters’ Rights (as described under the section entitled “Dissenters’ Rights”), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor.  Subject to the discussion under “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the Effective Time.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC (see “—Material PRC Income Tax Consequences”), U.S. Holders may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including the availability of the foreign tax credit under their particular circumstances.

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Passive Foreign Investment Company

We believe that we were not a passive foreign investment company or a “PFIC” for our taxable year ended December 31, 2017, and we do not expect to be a PFIC in the current taxable year. However, our PFIC status for the current taxable year will not be determinable until the close of the taxable year ending December 31, 2018 and is dependent on the composition of our assets and income and the value of our assets. Because we currently hold, and expect to continue to hold, a substantial amount of cash and other passive assets, and because the value of our other assets may fluctuate over time, there can be no assurance that we will not be a PFIC for the current taxable year.

In general, we will be classified as a PFIC in any taxable year if either (a) the average quarterly value of our gross assets that produce passive income or are held for the production of passive income is at least 50% of the average quarterly value of our total gross assets (the “asset test”) or (b) at least 75% of our gross income for the taxable year is passive income (such as certain dividends, interest or royalties). For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income in any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. For purposes of the asset test: any cash and cash invested in short-term, interest bearing debt instruments or bank deposits that are readily convertible into cash will generally count as producing passive income or held for the production of passive income.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares and the U.S. Holder has not made a valid mark-to-market election or qualified electing fund election, then (a) any gain recognized by a U.S. Holder on the disposition of a Share generally would be allocated ratably to each day over such U.S. Holder’s holding period for the Share, (b) the amount allocated to the current year and any tax year prior to the first taxable year in which we were a PFIC would be taxed as ordinary income in the current year, (c) the amount allocated to each other taxable year would be subject to tax at the highest applicable marginal rate in effect for that year and (d) an interest charge at the rate applicable for underpayments of income taxes would be imposed on the resulting tax allocated to such period.

If we were a PFIC in any year in which a U.S. Holder held ADSs or Shares and certain conditions relating to the regular trading of the  ADSs were met, a U.S. Holder of ADSs may have been able to make a so-called “mark-to-market” election with respect to their ADSs. If a U.S. Holder made this election in a timely fashion, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder in the Merger would generally be treated as ordinary income or ordinary loss (limited to the net amount of previously included income as a result of the mark-to-market election, if any).

We did not and do not intend to provide the information U.S. Holders would need to make a qualified electing fund election for the current taxable year, and as such the qualified electing fund election has not been and will not be available to U.S. Holders.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of Shares, reporting gains realized with respect to the cash received in the Merger. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the Merger to such U.S. Holder if we are a PFIC or have been a PFIC during any prior year in which a U.S. Holder held Shares.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the Merger. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding.  U.S. Holders that are required to establish their exempt status generally must provide such certification on IRS Form W-9, and otherwise must comply with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.  U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed.

Certain U.S. Holders may be required to report information with respect to their investment in our Shares not held through a custodial account with a U.S. financial institution to the IRS. U.S. Holders should consult their tax advisors regarding their reporting obligation with respect to the disposition of their Shares.

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Consequences to the Company

No gain or loss is expected to be recognized by the Company.

Material PRC Income Tax Consequences

Under the PRC Enterprise Income Tax Law (the “EIT Law”), which took effect on January 1, 2008, enterprises established outside of the PRC whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Implementation Rules to the PRC Enterprise Income Tax Law, effective as of January 1, 2008, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled offshore incorporated enterprise is located in the PRC. Under the EIT Law and its Implementation Rules, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident enterprise” does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in the PRC is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under applicable Income Tax Treaties with the PRC.

As there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares or ADSs would otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC tax residents.

According to the Enterprise Income Tax Law and its Implementation Rules, if any non–resident enterprise directly transfers equity of a resident enterprise, the non–resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer (subject to tax treaty relief).  In addition, according to the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015, abolished certain provisions in prior circulars on same subject and introduced some new rules on the other hand, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed as having a reasonable commercial purpose. Where non-resident enterprises indirectly transfer PRC resident enterprises’ equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, PRC taxation authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises' equity and impose a 10% income tax on the gain from such offshore share transfer unless certain safe harbor rules under Bulletin 7 are satisfied. Bulletin 7 may be determined by the PRC tax authorities to be applicable to the Merger where non-PRC resident enterprise shareholders or ADS holders were involved, if the Merger is determined by the PRC tax authorities to lack reasonable commercial purpose. As a result, if PRC tax authorities were to invoke Bulletin 7 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the Merger by the Company’s non-PRC-resident enterprise shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for Shares and ADSs, including the Merger Consideration, under the terms of the Merger Agreement. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Cayman Registrar to register the Plan of Merger and the Amendment of the M&A and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

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MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for ADSs, each representing two Shares, on the NYSE under the symbol “EHIC” for each quarter of 2016 and 2017 and each quarter during the current year:

	Sales Price Per ADS (in US$)
	High	Low
Quarterly:
2016
First quarter	13.70	10.30
Second quarter	12.00	9.47
Third quarter	11.72	9.83
Fourth quarter	11.35	8.32
2017
First quarter	10.78	9.48
Second quarter	10.29	9.25
Third quarter	10.00	8.91
Fourth quarter	12.20	9.75
2018
First quarter	12.77	11.33
Second quarter (through April 25, 2018)	13.30	12.31

The Per ADS Merger Consideration of US$13.50 represents a 15.4% premium over the closing price of US$11.70 per ADS as quoted by the NYSE on November 24, 2017, and a premium of 20.8% and 22.8%, respectively, over the 30- and 60- trading day volume-weighted average price as quoted by the NYSE prior to November 24, 2017, the last trading day prior to the Company’s announcement on November 27, 2017 that it had received the GAL Proposal, which announcement was updated on January 2, 2018 to reflect the receipt of the Proposal.

On                        , the most recent practicable date before the printing of this proxy statement, the high and low reported sales price of our ADSs was US$                 and US$                    , respectively, or US$                    and US$                    per Share. You are urged to obtain a current market price quotation for your ADSs in connection with voting your Shares.

Dividend Policy

The Company has not paid any dividends in the past two years. The Company does not expect to declare or pay any dividends prior to the Merger or in the foreseeable future, and under the terms of the Merger Agreement, is prohibited from doing so.

The Company’s board of directors has significant discretion on whether to distribute dividends. Even if the Company’s board of directors decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If the Company pays any dividends, the ADS Depositary will distribute such payments to the Company’s ADS holders to the same extent as holders of the Shares, subject to the terms of the Deposit Agreement, including the fees and expenses payable thereunder. Cash dividends on the Company’s Shares, if any, will be paid in U.S. dollars.

We are a holding company incorporated in the Cayman Islands. We rely on dividends from our subsidiaries and consolidated affiliated entities in the PRC. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our subsidiaries and consolidated affiliated entities in the PRC is required to set aside a certain amount of its accumulated after-tax profits each year, if any, to fund certain statutory reserves. These reserves may not be distributed as cash dividends. Further, if our subsidiaries and consolidated affiliated entities in the PRC incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us.

In addition, substantially all of our revenues and costs are denominated in RMB. At the Cayman Islands holding company level, we may rely on dividends and other fees paid to us by our subsidiaries and consolidated affiliated entities in China. The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to us. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

Under the terms of the Merger Agreement, the Company is not permitted to pay any dividends or repurchase any of its Shares pending consummation of the Merger. In the event that the Merger Agreement is terminated for any reason and the Merger is not consummated, future cash dividends, if any, will be paid at the discretion of the Board and will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial conditions, shareholders’ interests, contractual restrictions and other factors as the Board may deem relevant.

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THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on                     , 2018, at              a.m. ([local] time) at                     ..

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

As special resolutions:

THAT the Merger Agreement, the Plan of Merger required to be registered with the Registrar of Companies in the Cayman Islands in order to give effect to the Merger, and the Transactions, including (i) the Merger and (ii) and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new amended and restated memorandum and articles of association in the form attached as Annexure 2 to the Plan of Merger, or the Amendment of the M&A, be authorized and approved; and

THAT each director or officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A.

If necessary, as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

If the Merger is completed, at the Effective Time, each Share, other than the Excluded Shares, the Dissenting Shares, and Shares represented by ADSs, issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive US$6.75 per Share, and each ADS, together with the two Class A Shares underlying each such ADS, will be cancelled in exchange for the right to receive US$13.50 to be paid, net of the cancellation fee of US$0.05 per ADS, pursuant to the terms of the Deposit Agreement, in each case, in cash, without interest and net of any applicable withholding taxes.

In addition to the foregoing, at the Effective Time, each option to purchase Shares granted under the Share Incentive Plans of the Company, whether or not vested, that is then outstanding and unexercised will be cancelled and, if the per Share exercise price of such option is less than US$6.75, entitle the holder thereof to receive, as soon as practicable after the Effective Time, from the Surviving Company or one of its subsidiaries, without interest and net of any applicable withholding taxes, a cash amount equal to the product of (a) the excess, if any, of US$6.75 over the exercise price of such option and (b) the number of Shares underlying such option. At the Effective Time, each restricted share awarded under the Share Incentive Plans that is outstanding but not fully vested immediately prior to the Effective Time will be cancelled and entitle the holder thereof to receive, as soon as practicable after the Effective Time, from the Surviving Company or one of its subsidiaries an amount equal to US$6.75, in cash, without interest and net of any applicable withholding taxes.

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The Board’s Recommendation

The Board, acting upon the unanimous recommendation of the Special Committee and after each director present at the meeting duly disclosed his interests in the Transactions, including the Merger, as required by the memorandum and articles of association of the Company (as amended to date) and the laws of the Cayman Islands:

·	determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and the Company’s shareholders (including the Unaffiliated Security Holders) and declared it advisable for the Company to enter into the Transactions, including the Merger;

·	authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, the limited guarantees by the Sponsors and Rollover Shareholders in favor of the Company and the consummation of the Transactions, including the Merger;

·	directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to the shareholders of the Company for authorization and approval;

·	subject to the terms of the Merger Agreement, resolved to recommend that the Company’s shareholders vote for the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

·	authorized the management of the Company to take such actions as are necessary to obtain the consent of the requisite holders of the 2022 Notes and, if applicable, the 2018 Notes.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on the Share Record Date. If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is                     , 2018 at              a.m. ([local] time).

If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) on how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 12:00 p.m. (New York City time) on                     , 2018 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.

Each holder of Class A Shares held as of the close of business in the Cayman Islands on the Share Record Date is entitled to one vote per Class A Share. Each holder of Class B Shares held as of the close of business in the Cayman Islands on the Share Record Date is entitled to ten votes per Class B Shares. Holders of Class A Shares and Class B Shares will vote as a single class on all matters described in this proxy statement (other than with respect to the additional authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions by holders of a majority of the total outstanding Class A Shares). We expect that, as of the Share Record Date, there will be                      Class A Shares and                Class B Shares entitled to be voted at the extraordinary general meeting.

Quorum

A quorum of the Company’s shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person, by proxy or by corporate representative, of at least one shareholder, and not less than an aggregate of one-third of the total voting power of all Shares in issue and entitled to vote.

The Company expects, as of the Share Record Date, there will be                       Shares entitled to be voted at the meeting. In the event that a quorum is not present at the meeting, the Company currently expects that it will adjourn the meeting to solicit additional proxies in favor of the adoption of the Merger Agreement.

Vote Required

In order for the Merger to be completed, the Merger Agreement and the Plan of Merger must be authorized and approved by (i) a special resolution passed by an affirmative vote of shareholders representing at least two-thirds of the votes attaching to the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting of the Company’s shareholders, (ii) a shareholders’ resolution by the affirmative vote of the holders representing a majority of the aggregate voting power of the Company and (iii) a shareholders’ resolution by the affirmative vote of the holders of a majority of the total outstanding Class A Shares. If the aforementioned vote is not obtained, the Merger will not be completed.

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As of the date of this proxy statement, there are                  Class A Shares and                    Class B Shares issued and outstanding (including Shares represented by ADSs), all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “—Procedures for Voting.”

Pursuant to the terms of the Contribution and Support Agreement, each Rollover Shareholder has agreed, among other things, to vote all of the Shares (including Shares represented by ADSs) held directly or indirectly by it in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of this proxy statement, based on the number of Shares expected to be issued and outstanding and entitled to vote as of the Share Record Date, the Rollover Shareholders beneficially own in the aggregate 15,528,160 Class A Shares (including Class A Shares represented by ADSs) and 25,836,435 Class B Shares, collectively representing approximately 29.6% of the issued and outstanding Shares and approximately 37.5% of the outstanding voting power of the Company (excluding, for purposes of this calculation, Shares issuable upon the exercise of options of the Company).

Assuming the Rollover Shareholders comply with their voting undertakings under the Contribution and Support Agreement and the number of Class A Shares and Class B Shares issued and outstanding and entitled to vote as of the Share Record Date is the same as the number of Class A Shares and Class B Shares, respectively, issued and outstanding as of the date of this proxy statement, in order for the proposal to be authorized and approved at the extraordinary general meeting of the Company, at least                    Class A Shares and between                   Class B Shares (assuming that only a requisite majority of the total outstanding Class A Shares are voted in favor of such resolutions) and                          Class B Shares (assuming that all outstanding Class A Shares are voted in favor of such resolutions) owned by the shareholders and on behalf of the ADS holders (other than the Rollover Shareholders) must be voted in favor of the resolutions to be proposed at the extraordinary general meeting, including the special resolution to approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, assuming all shareholders are present in person or by proxy and voting at the extraordinary general meeting.

In addition, if at the meeting, the chairman of the extraordinary general meeting concludes that sufficient proxies and votes to pass the above special resolutions have not been received at the time of the meeting, holders of Shares (including Shares represented by ADSs) will be asked to consider and vote upon, as an ordinary resolution, that the chairman of the meeting be instructed to adjourn the meeting in order to allow the Company to solicit additional proxies to pass such special resolutions. Such ordinary resolution must be passed by a simple majority of votes that are present and voting in person or by proxy at the meeting.

Procedures for Voting

Shares

Only shareholders registered in the register of members of the Company as of the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting. Shareholders who have acquired Shares after the close of business on the Share Record Date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares. Each holder of Class A Shares held as of the close of business in the Cayman Islands on the Share Record Date is entitled to one vote per Class A Share.  Each holder of Class B Shares held as of the close of business in the Cayman Islands on the Share Record Date is entitled to ten votes per Class B Share. Holders of our Class A Shares and Class B Shares will vote as a single class on all matters described in this proxy statement (other than with respect to the additional authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions by holders of a majority of the total outstanding Class A Shares).

Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than             :00 a.m. on                     , 2018 ([local] time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact     , the Company’s proxy solicitor, toll-free at      (or      outside of the United States) (call collect) or via email at     .

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ADSs

Holders of ADSs as of the close of business in New York City on the ADS Record Date will receive the final proxy statement and ADS voting instruction card either directly from the ADS Depositary (in the case of registered holders of ADSs) or these materials will be forwarded to them by a third-party service provider (in the case of beneficial owners of ADSs who are not registered holders of ADSs). Holders of ADSs as of the close of business on                     , 2018 (New York City time) (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS Depositary and returning it in accordance with the instructions printed on the card. The ADS Depositary must receive the ADS voting instruction card no later than 12:00 p.m. (New York City time) on                     , 2018. The ADS Depositary will endeavor, in so far as is practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions. The ADS Depositary has advised us that, pursuant to the Deposit Agreement, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become registered holders of Shares prior to the close of business in the Cayman Islands on the Share Record Date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs (or to the extent ADSs are certificated, the ADRs) to the ADS Depositary for cancellation before 10:00 a.m. (New York City time) on                     , 2018 together with (a) delivery instructions for the corresponding Shares (including the name and address of the person who will be the registered holder of such Shares), (b) payment of ADS cancellation fees (US$0.05 for each ADS) pursuant to the terms of the Deposit Agreement and any applicable taxes and (c) a certification that the ADS holder held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for J.P. Morgan Chase Banks N.A., Hong Kong Branch, the custodian holding the Shares, to return the Shares to the Company’s Cayman registrar for the transfer of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Company to issue and mail a certificate to your attention. If the Merger is not completed, the Company will continue to be a public company in the United States and ADSs will continue to be listed on the NYSE. Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Persons holding ADSs in a brokerage, bank or other nominee account should consult with their broker, bank or other nominee to obtain directions on how to provide such broker, bank or other nominee with instructions on how to vote their ADSs.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Share Record Date who are unable to participate in the extraordinary general meeting may appoint, as a representative, another shareholder, a third party or the Company as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment to the M&A, and FOR the proposal to authorize each director or officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment to the M&A, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain required votes described in “—Vote Required.”

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Brokers, banks or other nominees who hold Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted “FOR” the proposals and in the proxy holder’s discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.

If holders of ADSs do not timely deliver specific voting instructions to the ADS Depositary, the ADS Depositary has advised the Company that it will not vote or attempt to exercise the right to vote any Shares underlying such holder’s ADSs.

Brokers, banks and other nominees who hold ADSs in “street name” for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

·	First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should also be sent to eHi Car Services Limited, Unit 12/F, Building No.5, Guosheng Center, 388 Daduhe Road, Shanghai, 200062, People’s Republic of China, Attention: Ms. Pei Pei.

·	Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no later than :00 a.m. ([local] time) on , 2018, which is the deadline for shareholders to lodge proxy cards.

·	Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 12:00 p.m. (New York City time) on                     , 2018. A holder of ADSs can do this by completing, dating and submitting a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Dissent from the Merger

Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting of the Company, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, which is attached as Annex D to this proxy statement, for the exercise of dissenters’ rights. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

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ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS BEFORE 10:00 A.M. (NEW YORK CITY TIME) ON                     , 2018, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE ON THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON THE NYSE. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact     , the Company’s proxy solicitor, toll-free at      or      outside of the United States (call collect) or via email at     .

Solicitation of Proxies

We have engaged      to assist in the solicitation of proxies from brokerage, banks or other nominees and individual investors for the extraordinary general meeting. We expect that fees for services provided by      will be approximately US$     plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

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THE MERGER AGREEMENT

The following summary describes material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement and the Plan of Merger that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement and the Plan of Merger, which are attached as Annex A and Annex B, respectively, and incorporated by reference into this section of this proxy statement. You are urged to read each of the Merger Agreement and the Plan of Merger carefully and in its entirety, as they are the legal documents governing the Merger.

The summary of the Merger Agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Parent, Merger Sub, Holdco, Midco or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 111.

Structure and Closing of the Merger

The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement and the Plan of Merger, with the Company as the Surviving Company. If the Merger is completed, the Company will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent. The closing of the Merger will occur as soon as practicable, but in any event no later than the 10th business day following the day the last of the closing conditions has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Merger), or such other date as the Company, Parent and Merger Sub may unanimously agree (the “Closing Date”). On the Closing Date, Merger Sub and the Company will execute the Plan of Merger and the parties will file the Plan of Merger and other related documents with the Cayman Registrar. The Merger will become effective on the date specified in the Plan of Merger in accordance with the Cayman Islands Companies Law.

We expect that the Merger will be completed during the second or third quarter of 2018, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived. We intend, however, to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

At the Effective Time, the memorandum and articles of association of Merger Sub as in effect immediately prior to the Effective Time will be the memorandum and articles of association of the Company as the Surviving Company, subject to certain differences, including that at the Effective Time, (a) the memorandum and articles of association of the Surviving Company will be amended to refer to the name of the Surviving Company as “eHi Car Services Limited” and (b) references to the authorized share capital of the Surviving Company will be amended to refer to the actual authorized share capital of the Surviving Company as approved in the Plan of Merger, if necessary, until thereafter changed or amended as provided by such memorandum and articles of association or by applicable law.

The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time.

Merger Consideration

Each Share issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive US$6.75 per Share, in cash, without interest and net of any applicable withholding taxes.

Each ADS issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive US$13.50 per ADS (less the US$0.05 per ADS cancellation fee pursuant to the terms of the Deposit Agreement) in cash, without interest and net of any applicable withholding taxes.

Each Rollover Share issued and outstanding immediately prior to the Effective Time will continue to exist and will represent one validly issued, fully paid and non-assessable ordinary share, par value US$0.01 per share, of the Surviving Company without the right to receive the Per Share Merger Consideration or the Per ADS Merger Consideration.

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Notwithstanding the foregoing, the following Shares (including such Shares represented by ADSs) will be cancelled at the Effective Time without the right to receive the Per Share Merger Consideration or the Per ADS Merger Consideration:

(a)       Each of the Excluded Shares (other than Rollover Shares) and ADSs representing Excluded Shares (other than Rollover Shares), in each case issued and outstanding immediately prior to the Effective Time, will be cancelled without payment of any consideration or distribution therefor.

(b)       Each of the Dissenting Shares will be cancelled and will be entitled to receive only the payment resulting from the procedures set forth in Section 238 of the Cayman Islands Companies Law. See “Dissenters’ Rights” beginning on page 102 for additional information.

At the Effective Time, each ordinary share, par value US$0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share, par value US$0.01 per share, of the Surviving Company.

The Merger Consideration will not be paid to shareholders (including holders of ADSs) who are untraceable unless and until they notify the paying agent appointed by Parent or the ADS Depositary, as applicable, of their current contact details. A holder of Shares or ADSs will be deemed to be untraceable if (a) such person has no registered address in the register of members (or branch register) maintained by the Company or the ADS Depositary, (b) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (i) has been sent to such person and has been returned undelivered or has not been cashed or (ii) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the ADS Depositary or (c) notice of the extraordinary general meeting convened to vote to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, has been sent to such person and has been returned undelivered. Monies due to dissenting shareholders and shareholders of the Company who are untraceable will be returned to the Surviving Company on demand and held in a non-interest-bearing bank account for the benefit of dissenting shareholders and shareholders of the Company (including holders of ADSs) who are untraceable. Monies unclaimed after a period of seven years from the Closing Date will be forfeited and will revert to the Surviving Company.

Treatment of Options

At the Effective Time, each option to purchase Shares granted under the Share Incentive Plans that is issued and outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled in exchange for the right to receive, and each former holder of such option will be paid by the Surviving Company or one of its subsidiaries, as soon as practicable after the Effective Time (and in any event no more than five business days after the Effective Time), an amount equal to the product of (a) the total number of Shares issuable under such option (whether or not then vested) immediately prior to the Effective Time multiplied by (b) the excess of US$6.75 over the exercise price payable per Share under such option, in cash, without interest and net of any applicable withholding taxes. If the exercise price per Share of any such option is equal to or greater than US$6.75, such option will be cancelled without any payment therefor.

The Share Incentive Plans and any relevant award agreements entered into under the Share Incentive Plans will be terminated at the Effective Time.

Treatment of Company Restricted Shares

At the Effective Time, each share of restricted stock granted under the Share Incentive Plans on or prior to the Closing Date, the restrictions over which have not lapsed on or prior to the Closing Date in accordance with the terms thereof (a “Company RS”), that is outstanding immediately prior to the Effective Time will be cancelled, and each former holder of such Company RS will be paid by the Surviving Company or one of its subsidiaries, as soon as practicable after the Effective Time (and in any event no more than five business days after the Effective Time), an amount equal to US$6.75, in cash, without interest and net of any applicable withholding taxes.

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Exchange Procedures

Prior to the Effective Time, Parent will enter into an agreement with a bank or trust company to serve as paying agent with respect to the Merger. At or prior to the Effective Time, or in the case of payments related to the Dissenting Shares, promptly after being ascertained, Parent will deposit, or cause to be deposited, with the paying agent for the benefit of the holders of Shares and ADSs (other than Excluded Shares), cash in an amount sufficient for the paying agent to make payments under the Merger Agreement. As promptly as practicable after the Effective Time (and in any event within five business days in the case of registered holders of the Shares), the paying agent will mail to each registered holder of Shares (other than the Excluded Shares, the Dissenting Shares, the Company RSs and Shares represented by ADSs, as the case may be): (a) a letter of transmittal specifying the manner in which the delivery of the Merger Consideration to registered holders of the Shares (other than Excluded Shares) will be effected and (b) instructions for effecting the surrender of share certificates (or affidavits and indemnities of loss in lieu of the share certificates) or Shares of registered shareholders for which there are no share certificates in exchange for the Per Share Merger Consideration. If any share certificate has been lost, stolen or destroyed, then if required by the Surviving Company or the paying agent, the person claiming such share certificate to be lost, stolen or destroyed will have to deliver an affidavit of loss and indemnity against any claim that may be made against it with respect to such share certificate (and if requested by the paying agent, post a bond in a reasonable amount as the paying agent may direct), before the paying agent will pay such person the Merger Consideration. Upon the surrender of, if applicable, any share certificates (or affidavits and indemnities of loss in lieu of the share certificates) or Shares of registered shareholders for which there are no share certificates and/or such other documents as may be required pursuant to such instructions to the paying agent in accordance with the terms of such letter of transmittal, each registered holder of Shares (other than the Excluded Shares, the Dissenting Shares, the Company RSs and Shares represented by ADSs, as the case may be) represented by such share certificates and each registered holder of Shares (other than the Excluded Shares, the Dissenting Shares, the Company RSs and Shares represented by ADSs, as the case may be) that are not represented by share certificates will receive a payment in an amount equal to (a) the number of Shares held multiplied by (b) the Per Share Merger Consideration, without interest and net of any applicable withholding taxes. The share certificates so surrendered will be marked as cancelled.

Promptly after the Effective Time, the paying agent will transmit to the ADS Depositary an amount equal to (a) the number of Shares held by the ADS Depositary immediately prior to the Effective Time (other than Excluded Shares) multiplied by (b) the Per Share Merger Consideration, in cash, without interest and net of any applicable withholding taxes. The ADS Depositary will distribute the Per ADS Merger Consideration to ADS holders pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares), without interest and net of any applicable withholding taxes, upon surrender by them of the ADSs. The Surviving Company will pay any applicable fees, charges and expenses of the ADS Depositary and government charges (other than withholding taxes, if any) due to or incurred by the ADS Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (excluding fees, including ADS cancellation or termination fees, payable by holders of ADSs in accordance with the Deposit Agreement).

In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, the Per Share Merger Consideration may be paid to a person other than the person in whose name the relevant Shares are registered in the register of members of the Company only if the relevant share certificates are presented to the paying agent, accompanied by all documents reasonably required by Parent to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement (including a disclosure schedule delivered by the Company in connection therewith that is referred to but not reflected in the Merger Agreement). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement rather than establishing matters as facts. The representations and warranties made by the Company were qualified by its public disclosure with the SEC prior to the date of the Merger Agreement and a disclosure schedule delivered by the Company to Parent and Merger Sub contemporaneously with the execution of the Merger Agreement (the “Company Disclosure Schedule”).

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

·	due organization, valid existence, good standing of the Company and its subsidiaries and qualification, license or authority to carry on their respective businesses;

·	the memorandum and articles of association or other equivalent organizational documents of the Company and its subsidiaries being in full force and effect;

·	the Company’s capitalization, the absence of options, warrants, preemptive rights, conversion rights, redemption rights, share appreciation rights, dividend equivalents, phantom stock units or similar rights relating to the share capital of the Company and its subsidiaries;

·	the absence of any bonds, debentures, notes or other obligations that provide its holders the right to vote with the Company’s shareholders, other than the ADSs and the Deposit Agreement;

·	the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

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·	the Company’s corporate power and authority to execute, deliver and perform its obligations and to consummate the transactions under the Merger Agreement, and the enforceability of the Merger Agreement against the Company;

·	the required vote of the Company’s shareholders to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

·	the recommendation of the Special Committee, the determination of the fairness of the Merger by the Board, the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Board and the direction by the Board that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to the shareholders for authorization and approval;

·	the receipt of an opinion from Duff & Phelps;

·	the absence of (a) any conflict with or violation of the organizational documents of the Company and its subsidiaries, (b) any conflict with or violation of applicable law that would, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair or delay or be reasonably be expected to prevent or materially impair or delay, the consummation of Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or (c) any violation, conflict with, requirement of consent under, breach of, loss of benefit under or default under, or any right of termination, amendment, acceleration or cancellation given to others of, or creation of any lien or other encumbrance on any property or asset of the Company or any of its subsidiaries pursuant to, any contract to which the Company or any of its subsidiaries is a party or by which any of their respective properties are bound or any material company permit, which would, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect or prevent or materially impair or delay or be reasonably be expected to prevent or materially impair or delay, the consummation of Merger Agreement, the Plan of Merger and the Transactions, including the Merger, in each case, as a result of the Company’s execution, delivery and performance of the Merger Agreement and the Transactions, including the Merger;

·	governmental consents and approvals in connection with the Company’s execution, delivery and performance of the Merger Agreement and the Transactions, including the Merger;

·	compliance with applicable laws, licenses and permits;

·	the Company’s SEC filings and the financial statements included therein;

·	the absence of any untrue statement of any material fact or omission to state any material fact in this proxy statement;

·	compliance with the Sarbanes-Oxley Act of 2002, the rules and regulations of the NYSE, the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act;

·	the Company’s disclosure controls and procedures and internal controls over financial reporting;

·	the absence of certain undisclosed liabilities;

·	the absence of a Company Material Adverse Effect and the absence of certain other changes or events from December 31, 2016 to the date of the Merger Agreement;

·	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

·	employee benefits plans and labor and employment matters;

·	real property and title to assets;

·	intellectual property;

·	tax matters;

·	the absence of secured creditors and solvency;

·	material contracts and the absence of any default under, breach or violation of, or termination of, any material contract;

·	environmental matters;

·	insurance;

·	the absence of a shareholder rights agreement or anti-takeover agreement or plan and the inapplicability of any anti-takeover law to the Company, the Shares, the Merger and the Transactions;

·	the absence of any undisclosed brokerage, finder’s or other fees or commission;

·	the Company’s control of its variable interest entities; and

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·	vehicle contracts.

The Merger Agreement includes an acknowledgement by Parent and Merger Sub as to the absence of any other representations and warranties by the Company.

Many of the representations and warranties made by the Company in the Merger Agreement are qualified as to “materiality” or “Company Material Adverse Effect.” As used herein and for purposes of the Merger Agreement, a “Company Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions, occurrences and effects (including any change in applicable law or the interpretation or enforcement thereof or other regulatory change that affects the Company or any of its subsidiaries), is or would reasonably be expected to (i) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, properties or results of operations of the Company and its subsidiaries taken as a whole, or (ii) prevent the consummation of the Transactions; provided, that the determination of whether a Company Material Adverse Effect will have occurred will not take into account any fact, event, circumstance, change, condition, occurrence or effect occurring after the date of the Merger Agreement, to the extent resulting from:

(a)       geopolitical conditions, any outbreak or escalation of war or major hostilities or any act of sabotage or terrorism or natural or man-made disasters or other force majeure events;

(b)       changes in laws, generally accepted accounting principles or enforcement or interpretation thereof, in each case proposed, adopted or enacted after the date of the Merger Agreement;

(c)       changes or conditions that generally affect the industry and market in which the Company and its subsidiaries operate, including changes in interest rates or foreign exchange rates;

(d)       changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions;

(e)       any failure, in and of itself, of the Company and its subsidiaries to meet any internal or published projections, estimates, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics or predictions or changes in the market price or trading volume of the securities of such person or the credit rating of such person (although the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect);

(f)       the announcement, pendency or consummation of the Transactions, including any loss in respect of or change in relationship with any customer, supplier, employee, vendor, or other business partner of the Company due to the identity of Parent or its affiliates;

(g)       any action taken (or omitted to be taken) by the Company or any of its subsidiaries at the written request, or with the written consent, of Parent or expressly required by the Merger Agreement; or

(h)       any suit, claim, request for indemnification or proceeding brought by any current or former shareholder of the Company (on their own behalf or on behalf of the Company) for breaches of fiduciary duties, violations of the securities laws or otherwise in connection with the Merger Agreement or the Transactions, including the Merger;

provided, that any event, circumstance, change or effect referred to in clause (a), (b), (c) or (d) will be taken into account in determining whether there has been a Company Material Adverse Effect to the extent such fact, event, circumstance, change, condition, occurrence or effect has a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

·	their due organization, valid existence and good standing and power and authority to carry on their business;

·	their memorandum and articles of association being in full force and effect;

·	their corporate power and authority to execute, deliver and perform their obligations under and to consummate the Transactions, including the Merger, and the enforceability of the Merger Agreement against them;

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·	the absence of (a) any conflict with or violation of the memorandum and articles of association of either Parent or Merger Sub, (b) any conflict with or violation of any applicable law which would, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions, including the Merger, by Parent or Merger Sub or otherwise be materially adverse to the ability of them to perform their material obligations under the Merger Agreement or (c) any breach of or default under, or any rights of termination, amendment, acceleration or cancellation given to others of, or the creation of any lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, which would, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions, including the Merger, by Parent or Merger Sub or otherwise be materially adverse to the ability of them to perform their material obligations under the Merger Agreement, in each case, as a result of the execution, delivery and performance of the Merger Agreement and consummation of the Transactions;

·	governmental consents and approvals in connection with the execution, delivery and performance of the Merger Agreement and consummation of the Transactions, including the Merger, by Parent and Merger Sub;

·	the absence of secured creditors of Merger Sub;

·	their capitalization, ownership structure and operations;

·	sufficiency of funds in the financing to complete the Merger and the other Transactions, including the Merger, subject to certain assumptions;

·	the absence of any undisclosed brokerage, finders’ or other fees or commission;

·	each Guarantee being in full force and effect and the lack of any default thereunder;

·	the absence of legal proceedings and governmental orders against Parent and Merger Sub;

·	the absence of undisclosed Shares and other securities of, any other rights to acquire the Shares and other securities of, or any other economic interest in, the Company, beneficially owned by Parent, Merger Sub, Holdco, Midco, Mr. Zhang or the Sponsors;

·	the solvency of the Surviving Company at and immediately after the Effective Time;

·	delivery of true and complete copies of certain agreements between or among Parent, Merger Sub, any Rollover Shareholder, any Sponsor or any of their respective affiliates; and

·	the absence of any undisclosed agreements between or among Parent, Merger Sub, any Rollover Shareholder, any Sponsor or any of their respective affiliates (a) relating to the Transactions, including the Merger, (b) relating to the Transactions, and with any member of the Company’s management, the Board or shareholders (excluding Mr. Zhang and his affiliates, with respect to agreements solely relating to the Surviving Company following the Effective Time) or (c) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration or pursuant to which any shareholder of the Company has agreed to vote to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or has agreed to vote against any Superior Proposal (as defined below).

The Merger Agreement includes an acknowledgement by the Company as to the absence of any other representations and warranties by Parent or Merger Sub.

Conduct of Business Prior to Closing of the Merger

Under the Merger Agreement, the Company has agreed that, subject to certain exceptions, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, (i) the Company and its subsidiaries will carry on its business in the ordinary course and in a manner consistent with past practice, (ii) the Company will use its commercially reasonable efforts to preserve intact assets and business organization of the Company and its subsidiaries in all material respects, to keep available the services of the current officers and key employees of the Company and its subsidiaries, and to maintain in all material respects the current relationships with existing customers, suppliers and other persons with which the Company or any of its subsidiaries has material business relations as of the date of the Merger Agreement. Subject to certain exceptions set forth in the Merger Agreement and the disclosure schedule of the Company delivered in connection with the Merger Agreement or required by applicable law, unless Parent consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), the Company will not and will not permit its subsidiaries to, among other things:

·	amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

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·	issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (a) with limited exceptions, any shares or any options, warrants, securities convertible into any share capital or other rights of any kind to acquire any shares, and any other ownership interest of the Company or any of its subsidiaries, (b) any property or assets of the Company or any of its subsidiaries with a value or purchase price (including the value of assumed liabilities) in excess of US$5,000,000, except in the ordinary course of business, or (c) any material intellectual property owned by or licensed to any of the Company and its subsidiaries, except in the ordinary course of business consistent with past practice;

·	declare, set aside, make or pay any dividend or other distribution with respect to any Shares, except for dividends or other distributions from any subsidiary of the Company to the Company or any other subsidiary of the Company;

·	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital, except for the purchase of Shares to satisfy obligations under the Share Incentive Plans;

·	effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization, public offering or similar transaction involving the Company or any of its subsidiaries, or create any new subsidiary, other than (a) creating any new subsidiary by the Company or any of its subsidiaries that (i) is incorporated in the PRC and (ii) does not require any capital injection, directly or indirectly, from outside the PRC after the date of the Merger Agreement, or (b) as contemplated by the Merger Agreement;

·	acquire, whether by purchase, merger, spin off, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or otherwise, any assets, securities or properties, in aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of US$5,000,000 in any transaction or related series of transactions;

·	incur or assume any indebtedness for borrowed money or guarantee any indebtedness for borrowed money of any third party or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of any of the Company and its subsidiaries, except for borrowings or guarantee of indebtedness (a) under existing credit facilities of the Company or any of its subsidiaries as in effect on the date of Merger Agreement in an aggregate amount not to exceed the maximum amount authorized under the contracts evidencing such indebtedness or (b) not in an aggregate amount in excess of US$10,000,000;

·	make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any person other than a direct or indirect wholly owned subsidiary of the Company in the ordinary course of business;

·	other than expenditures necessary to maintain assets in good repair in the ordinary course of business consistent with past practice authorize, or make any commitment with respect to, capital expenditures (including with respect to vehicle purchases) that are, in the aggregate, in excess of US$25,000,000 for the Company and its subsidiaries taken as a whole;

·	except as required pursuant to any employee benefit plan or the Merger Agreement, (a) enter into any new employment or compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any director, officer, employee or consultant of the Company or any of its subsidiaries other than the hiring or termination of employees or consultants below the C- level or its equivalent or with an annual compensation of less than US$200,000, (b) grant or provide any severance or termination payments or benefits to any director, officer, employee or consultant of the Company or any of its subsidiaries except as required by applicable law or contracts in effect on the date of the Merger Agreement, (c) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to any director or officer or employee or consultant of the Company or any of its subsidiaries except such increases or payments, in the aggregate, that do not cause an increase in the labor costs of the Company and its subsidiaries, taken as a whole, of more than 10%, (d) make any new equity or other incentive awards to any director, officer, employee or consultant of the Company or any of its subsidiaries, (e) establish, adopt, amend or terminate any Company employee plan or collective bargaining agreement or materially amend the terms of any outstanding options to purchase Shares, except as required by applicable law, (f) take any action to accelerate the vesting of options to purchase Shares or Company RS or (g) forgive any loans to any director, officer, employee or consultant of the Company or any of its subsidiaries;

·	issue or grant any option to purchase Shares or Company RSs to any person under the Share Incentive Plans;

·	make any changes with respect to financial or tax accounting policies or procedures, except as required by changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect to financial accounting policies or procedures;

·	enter into, amend, modify or consent to the termination of, or waive any material rights under, any material contract that calls for annual aggregate payments of US$5,000,000 or more or with a term longer than one year which cannot be terminated without material surviving obligations or material penalty upon notice of 90 days or less (other than the amendments to the 2022 Indenture and, if applicable, the 2018 Indenture);

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·	enter into, amend, modify, consent to the termination of, or waive any material rights under, any control agreements (or any contract that would be a control agreement if such contract had been entered into prior to the date of the Merger Agreement);

·	enter into any contract with any director or officer of the Company or any of its subsidiaries, individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the Company, and members of any such individual’s immediate family;

·	terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which are not promptly replaced by a comparable amount of insurance coverage;

·	commence any action for a claim of more than US$5,000,000 (excluding any action seeking injunctive relief or other similar equitable remedies) or settle or compromise any action other than any settlement involving the payment of monetary damages not in excess of US$5,000,000;

·	permit any intellectual property owned by the Company or any of its subsidiaries to lapse or to be abandoned, dedicated or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of intellectual property owned by the Company or any of its subsidiaries;

·	fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act;

·	enter into, or propose to enter into, any transaction involving any earn-out or similar payment payable by any of the Company and its subsidiaries, to any third party, other than payments in connection with purchases of vehicles, plant, equipment, supplies, computers or other assets in the ordinary course of business;

·	engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole;

·	make or change any material tax election, materially amend any tax return (except as required by applicable law), enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes or materially change any method of tax accounting; or

·	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

No Solicitation of Competing Transactions

The Company has agreed that, until the earlier of the Effective Time or the termination of the Merger Agreement, neither it nor any of its subsidiaries will, and the Company will cause its and its subsidiaries’ representatives, not to, directly or indirectly:

·	solicit, initiate or knowingly encourage (including by way of furnishing non-public information concerning the Company or any of its subsidiaries), or take any other action to knowingly facilitate, any inquires or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Competing Transaction;

·	enter into, maintain or continue discussions or negotiations with, or provide any non-public information concerning the Company or any of its subsidiaries to, any third party in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction;

·	agree to, approve, endorse, recommend or consummate any Competing Transaction or enter into any letter of intent or contract (other than a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the existing confidentiality agreements between the Company and each Sponsor which does not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under the Merger Agreement), or commitment contemplating or otherwise relating to any Competing Transaction;

·	grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or anti-takeover law (and the Company will promptly take all action necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality, standstill or similar agreement or anti-takeover law and to enforce each such confidentiality, standstill and similar agreement); or

·	authorize or permit any of the representatives of the Company or any of the subsidiaries of the Company to do any of the foregoing.

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As used herein and for purposes of the Merger Agreement, a “Competing Transaction” means any of the following (other than the Transactions): (a) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the total revenue or net income of the Company are attributable, (b) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 15% or more of the total revenue, net income or assets of the Company and its subsidiaries, taken as a whole, (c) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company, or securities convertible into or exchangeable for 15% or more of any class of equity securities of the Company, (d) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company (e) any combination of the foregoing.

The Company has agreed to notify Parent as promptly as practicable (and in any event within 48 hours after the Company has knowledge thereof) of receipt by the Company of any proposal or offer, or any inquiry or contact with any person, regarding a Competing Transaction or that in the Company’s good faith judgment could reasonably be expected to lead to a Competing Transaction, specifying (a) the material terms and conditions thereof (including any material amendments or proposed material amendments) and providing copies of any written requests, proposals or offers, including proposed agreements, (b) the identity of the party making such proposal or offer or inquiry or contact and (c) whether the Company has any intention to provide confidential information to such person. The Company must also keep Parent informed, on a reasonably current basis (and in any event within 48 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and the terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). The Company is required to provide Parent with at least 48 hours prior notice (or such lesser prior notice as is provided to the directors of the Company or members of the Special Committee) of any meeting of the Board or Special Committee at which the Board or the Special Committee, as applicable, is reasonably expected to consider any Competing Transaction.

The Company has agreed (a) to immediately cease and terminate all existing discussions or negotiations with any parties conducted as of the date of the Merger Agreement with respect to a Competing Transaction and (b) not to, and to cause its subsidiaries not to, enter into any confidentiality agreement with any third party subsequent to the date of the Merger Agreement that prohibits the Company from providing information required by the Merger Agreement to Parent.

Prior to obtaining the required shareholder authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, following the receipt of an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction that was not obtained in violation of the Company’s “no-shop” obligations under the Merger Agreement described above, the Company and its representatives may, acting under the recommendation of the Special Committee, (a) contact the person who has made such proposal or offer to (i) solely to inform such person of, and direct such person to, the obligations of the Company set forth in the Merger Agreement and/or (ii) to clarify and understand the terms and conditions thereof to the extent the Special Committee has determined in good faith that such contact is necessary to determine whether such proposal or offer constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, (b) provide information in response to the request of the person who has made such proposal or offer if such person has executed an acceptable confidentiality agreement satisfying the requirements of the Merger Agreement (provided, that the Company will concurrently make available to Parent any information concerning the Company and its subsidiaries that is provided to any such person and that was not previously made available to Parent or its representatives) and (c) engage or participate in any discussions or negotiations with such person. In each such case referred to in clauses (b) and (c) above, the Board (acting only upon recommendation of the Special Committee) or the Special Committee has (i) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel that such proposal or offer constitutes or could reasonably be expected to result in a Superior Proposal, (ii) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that, in light of such Superior Proposal, failure to take such action would be inconsistent with the fiduciary duties of the Board or the Special Committee, as applicable, under applicable law and (iii) provided written notice to Parent at least 48 hours prior to taking any such action.

As used herein and for purposes of the Merger Agreement, a “Superior Proposal” means a bona fide written proposal or offer with respect to a Competing Transaction, which was not obtained in violation of the “no-shop” obligations under the Merger Agreement, that would result in any person (or its shareholders, members or other equity owners) becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis), or more than 50% of the total voting power of the equity securities, of the Company that (a) provides for the payment of either (i) cash consideration per Share to holders thereof that is in excess of the Per Share Merger Consideration and cash consideration per ADS to holders thereof that is in excess of the Per ADS Merger Consideration or (ii) consideration in the form of publicly traded securities of a company listed on an internationally recognized securities exchange or automated quotation system with a fair market value that in the good faith judgment of the Special Committee after consultation with its financial advisor is in excess of the Per Share Merger Consideration to holders of Shares and in excess of the Per ADS Merger Consideration to holders of ADSs, and (b) the Special Committee (to the extent it is within the authority of the Special Committee) has determined, or the Board has determined in its good faith judgment (upon the recommendation of the Special Committee), in each case, after consultation with its financial advisor and outside legal counsel, (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), and (ii) would, if consummated, result in a transaction more favorable to the Company’s shareholders (other than the Rollover Shareholders) from a financial point of view than the Transactions; provided, that no offer or proposal will be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer or proposal is not committed or if the receipt of any such financing is a condition to the consummation of such transaction, or if the Company’s recourse in the event such transaction is not consummated because of the failure to obtain financing is less favorable to the Company in any material respect than the Company’s recourse in such an event under the Merger Agreement.

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No Change of Recommendation

The Board (acting upon the recommendation of the Special Committee) has resolved to recommend that the Company’s shareholders authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Under the terms of the Merger Agreement, neither the Board nor any committee of the Board may:

·	(a) change, withhold, withdraw, qualify or modify (or publicly propose to do so), in a manner adverse to Parent or Merger Sub, the Board’s recommendation in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger (the “Company Recommendation”), (b) fail to include the Company Recommendation in this proxy statement, (c) adopt, approve or recommend (or publicly propose to do so) to the Company’s shareholders a Competing Transaction, (d) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders) within 10 business days after the commencement thereof, provided, that a customary “stop, look and listen” communication by the Board or a statement that the Board has received and is currently evaluating such Competing Transaction will not be prohibited or be deemed to be a Change in the Company Recommendation, (e) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days after the commencement of such Competing Transaction or (f) fail to publicly reaffirm the Company Recommendation following any Competing Transaction having been publicly made, proposed or communicated (and not publicly withdrawn) within 10 business days after Parent so requests in writing; provided, that Parent may not make such request more than one time with respect to any given Competing Transaction unless there shall have been a publicly disclosed change in the consideration per Share contemplated by such Competing Transaction (any of the foregoing, a “Change in the Company Recommendation”); or

·	subject to certain exceptions, cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar document or contract with respect to any Competing Transaction.

From the date of the Merger Agreement and prior to obtaining the required shareholder authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, if, however, the Company receives a bona fide written proposal or offer with respect to a Competing Transaction which was not obtained in violation of the “no-shop” obligations under the Merger Agreement described above and the Board (acting only upon the recommendation of the Special Committee) or the Special Committee determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel), that such proposal or offer constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable law, the Board (acting only upon the recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee) may effect a Change in the Company Recommendation with respect to such Superior Proposal and/or authorize the Company to terminate the Merger Agreement, but only:

·	if the Company has complied with the “no-shop” obligations under the Merger Agreement described above with respect to such proposal or offer;

·	after (i) providing at least five business days’ written notice to Parent advising Parent that the Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and providing any proposed agreements related thereto), identifying the person making such Superior Proposal and indicating that the Board or the Special Committee (to the extent it is within the authority of the Special Committee), as applicable, intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate the Merger Agreement; (ii) negotiating with and causing its financial and legal advisors to negotiate with Parent, Merger Sub and their respective representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement and the financing, so that such third-party proposal or offer would cease to constitute a Superior Proposal; and (iii) permitting Parent and its Representatives to make a presentation to the Board and the Special Committee regarding the Merger Agreement, the financing and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided, that any material modifications to such third-party proposal or offer that the Board (acting only upon the recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee) has determined to be a Superior Proposal will be deemed a new Superior Proposal and the Company will be required to again comply with the requirements described in the above; provided, further, that with respect to such new Superior Proposal, the notice period will be deemed to be a three-business day period; and

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·	following the end of such five-business day period or three-business day period (as applicable), the Board (acting only upon the recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee) has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) that taking into account any changes to the Merger Agreement and the financing proposed by Parent and Merger Sub in response to the notice of Superior Proposal or otherwise, that the proposal or offer with respect to the Competing Transaction giving rise to the notice of Superior Proposal continues to constitute a Superior Proposal.

In addition, the Company has agreed not to enter into any agreement with respect to a Superior Proposal unless the Company has concurrently paid to Parent the termination fee as described in further detail in “—Termination Fees and Reimbursement of Expenses” beginning on page 98.

The Board may also effect a Change in the Company Recommendation if, from the date of the Merger Agreement and prior to obtaining the required shareholder authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, an Intervening Event (as defined below) occurs and the Board (acting only upon the recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee) determines in its good faith judgment (after receiving written advice of outside legal counsel engaged by the Special Committee, which advice must be confirmed in writing by another outside legal counsel engaged by the Special Committee (both counsel having an international reputation of experience in the corporate law of the Cayman Islands)) that the failure to take such action would reasonably be expected to breach its fiduciary duties under applicable law; provided, that the Board or the Special Committee, as applicable, may not make such Change in the Company Recommendation unless the Company has (a) provided to Parent at least five business days’ prior written notice that it intends to take such action and specifying in reasonable detail the facts underlying the decision by the Board (acting only upon the recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee), as applicable, to take such action and (b) during such five-business day period, if requested by Parent, engaged in good faith negotiations with Parent to amend the Merger Agreement in such a manner that obviates the need for such Change in the Company Recommendation.

As used herein and for purposes of the Merger Agreement, an “Intervening Event” means a material event, development or change with respect to the Company and its subsidiaries or the business of the Company and its subsidiaries that (a) is unknown by the Board and the Special Committee as of or prior to the date of the Merger Agreement and (b) occurs, arises or becomes known to the Board or the Special Committee after the date of the Merger Agreement and on or prior to the receipt of the required shareholders’ authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; provided, that, the receipt by the Company of a Competing Transaction or Superior Proposal will not be deemed to constitute an Intervening Event.

Shareholders’ Meeting

The Company has agreed that unless the Merger Agreement is terminated, the Company will duly convene and cause to occur within 30 days after the date of the mailing of this proxy statement to the Company’s shareholders an extraordinary general meeting for the purpose of obtaining shareholder authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

The Company may, after consultation in good faith with Parent, recommend the adjournment of the extraordinary general meeting to its shareholders (a) to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to the holders of Shares within a reasonable amount of time in advance of the extraordinary general meeting, (b) as otherwise required by applicable law, (c) if as of the time for which the extraordinary general meeting is scheduled as set forth in this proxy statement (after giving effect to any prior adjournment), there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the extraordinary general meeting or (d) if an Intervening Event has occurred and the Board (acting only upon the recommendation of the Special Committee) or the Special Committee determines, in its good faith judgment upon written advice by outside legal counsel engaged by the Special Committee, which advice must be confirmed in writing by another outside legal counsel engaged by the Special Committee (both counsel having an international reputation of experience in the corporate law of the Cayman Islands), that the failure to take such action would reasonably be expected to breach its fiduciary duties under applicable law. If the extraordinary general meeting is adjourned in accordance with the immediately preceding sentence, the Company will convene and hold the extraordinary general meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence; provided, that the Company will not recommend to its shareholders the adjournment of the extraordinary general meeting to a date that is less than five business days prior to the Termination Date (as defined below) under the Merger Agreement.

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Parent may request that the Company adjourn the extraordinary general meeting for up to 90 days (but in any event no later than five business days prior to the Termination Date under the Merger Agreement), (a) if as of the time for which the extraordinary general meeting is originally scheduled (as set forth in this proxy statement) there are insufficient Shares represented (either in person or by proxy) (i) to constitute a quorum necessary to conduct the business of the extraordinary general meeting or (ii) voting in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to obtain the required shareholders’ authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or (b) in order to allow reasonable additional time for (i) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure and (ii) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the extraordinary general meeting, in which event the Company will, in each case, recommend that the extraordinary general meeting to be adjourned in accordance with Parent’s request.

The Company has agreed that unless the Board effects a Change in the Company Recommendation in the manner described above, the Board is required to recommend that the Company’s shareholders vote to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and include such recommendation in this proxy statement and use its reasonable best efforts to solicit from its shareholders proxies in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and take all other actions necessary or advisable to secure the required shareholder authorization and approval. If, however, prior to the receipt of the shareholders’ authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (a) the Board (acting only upon the recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee) authorizes the Company to enter into an alternative acquisition agreement with respect to a Superior Proposal and (b) the Company concurrently with the termination of the Merger Agreement enters into an alternative acquisition agreement with respect to such Superior Proposal in accordance with the Merger Agreement, then the Company will have the right not to submit the Merger Agreement, the Plan of Merger and the Transactions to the Company’s shareholders for approval at the extraordinary general meeting.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, Parent and Merger Sub have agreed that:

·	The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the Effective Time, will survive the Merger and may not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its subsidiaries.

·	The memorandum and articles of association of the Surviving Company will contain provisions no less favorable to the directors, officers or employees of the Company with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

·	The Surviving Company will, and Parent will cause the Surviving Company to, maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time on terms with respect to coverage and amount no less favorable than the existing insurance; provided, that the Surviving Company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. If the annual premium for such insurance exceeds 300% of the current annual premium paid by the Company for such insurance, the Surviving Company must obtain a policy with the greatest coverage for a cost not exceeding such amount. In addition, the Company may and, at Parent’s request, the Company will, purchase a six-year “tail” prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the indemnified parties than the existing directors’ and officers’ liability insurance maintained by the Company. If a “tail” prepaid policy has been obtained by the Company prior to the Effective Time, the Surviving Company will (and Parent will cause the Surviving Company to) maintain the policy in full force and effect, and continue to honor the obligations thereunder.

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·	From and after the Effective Time, the Surviving Company will (and Parent will cause the Surviving Company to) comply with all of the Company’s obligations and cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (a) the indemnified parties against all liabilities arising out of, relating to or in connection with (i) the fact that such party is or was a director, officer or employee of the Company or any of its subsidiaries, or (ii) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time to the extent provided under the Company’s or its subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the Merger Agreement and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law; and (b) such persons against all liabilities arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its subsidiaries if such service was at the request or for the benefit of the Company or any of its subsidiaries.

Financing

As of the date of the Merger Agreement, Parent has delivered to the Company copies of (a) an executed commitment letter from the financial institutions named therein (the “Debt Commitment Letter”), confirming their respective commitments, subject to the terms and conditions therein, to provide or cause to be provided the debt amounts set forth therein, together with any debt securities issued in lieu thereof, in connection with the Transactions, and (b) executed equity commitment letters from the Sponsors or their respective affiliates (the “Equity Commitment Letters”, together with the Debt Commitment Letter and/or, if applicable the alternative financing documents, the “Financing Documents”), pursuant to which each of the Sponsors has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions therein, equity securities of Holdco up to the amount set forth therein for the purpose of financing the consummation of the Transactions.

Each of Parent and Merger Sub has agreed that it will use its reasonable best efforts to (a) obtain the debt financing for the Merger on the terms and conditions described in the Debt Commitment Letter or on other terms no less favorable, in aggregate, to Parent and Merger Sub than those described in the Debt Commitment Letter, (b) maintain in effect the Debt Commitment Letter in accordance with its terms until the Transactions are consummated, (c) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing and funding under the Debt Commitment Letter applicable to Parent and/or Merger Sub that are within their control, (d) consummate the financing at or prior to the Effective Time and (e) subject to the Merger Agreement, enforce obligations of the parties to the Debt Commitment Letter to the extent necessary to fund the Merger Consideration; provided, that Parent and/or Merger Sub may amend or modify the Debt Commitment Letter, and/or elect to replace all or any portion of the debt financing or increase the amount of debt financing to be obtained with alternative debt financing on terms and with conditions not materially less favorable, in the aggregate, than the terms and conditions set forth in the Debt Commitment Letter as in effect on the date of the Merger Agreement or as amended or modified in accordance with an alternative financing, in each case so long as (i) the aggregate proceeds of the debt financing (as amended or modified) and/or the alternative financing, together with the aggregate proceeds of the equity financing, will be sufficient for Parent and the Surviving Company to pay (A) the Merger Consideration, and (B) any other amounts required to be paid in connection with the consummation of the Transactions and (ii) such amendment or modification or the alternative financing would not prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions. Subject to the terms and conditions of the Merger Agreement, neither Parent nor Merger Sub may amend, modify or waive any provision of the Debt Commitment Letter if such amendment, modification or waiver reduces (or would reduce) the aggregate amount of the debt financing or imposes new or additional conditions or otherwise expands, amends or modifies the conditions to the debt financing that, in each case, would be expected to prevent or materially delay or otherwise materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions, including the Merger. In the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent is required to notify the Company promptly.

Parent also has agreed to give the Company prompt notice (a) upon becoming aware of any breach of any material provision of the Financing Documents relating to the equity financing, the Debt Commitment Letter relating to the debt financing or any material alternative financing documents, or termination of any such Financing Document by any party to such Financing Document or (b) upon the receipt of any written notice from any party to a Financing Document with respect to any threatened breach of any material provision of the Financing Documents relating to the equity financing, the Debt Commitment Letter or any material alternative financing documents, or threatened termination of any such Financing Document.

The Company has agreed to provide to Parent and Merger Sub all cooperation reasonably requested by Parent, Merger Sub or their respective representatives in connection with the arrangement of the debt financing and/or alternative financing and the Transactions, including:

·	participating in a reasonable number of presentations, due diligence sessions, road shows, drafting sessions, sessions with rating agencies and other meetings;

·	assisting in the drafting and preparation of confidential information memoranda, offering memoranda, private placement memoranda, bank information memoranda, offering documents, prospectuses, road show presentations, rating agency presentations and similar documents, business projections, pro forma financial statements and other marketing documents reasonably requested by Parent, Merger Sub or their respective representatives in connection with the debt financing and/or any alternative financing, and furnishing customary authorization letters containing customary representations;

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·	as promptly as practicable, furnishing Parent, Merger Sub and any sources or prospective sources of its debt financing and/or alternative financing with financial and other pertinent information regarding the Company and its subsidiaries as reasonably requested by Parent, or Merger Sub, and using reasonable best efforts to cause the Company’s independent accountants to provide assistance and cooperation in connection therewith to Parent, Merger Sub and its debt financing and/or alternative financing sources, including to provide customary comfort letters (including as to customary negative assurances) and delivering an executed certificate of the chief financial officer of the Company or an officer performing the equivalent function for the Company with respect to certain historical financial information with respect to the Company (and derived from the Company’s books and records) in the offering documents that would not customarily be covered by comfort letters;

·	assisting Parent, Merger Sub and their respective representatives in obtaining ratings in respect of Parent (or other relevant borrowers) and ratings in respect of any notes or other debt offered or issued as part of the debt financing and/or the alternative financing;

·	reasonably cooperating with advisors, consultants and accountants of Parent, Merger Sub or any sources or prospective sources of its debt financing and/or the alternative financing with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets or liabilities of the Company or any of its subsidiaries;

·	assisting in the preparation of one or more credit agreements, note purchase agreements, indentures and/or other instruments, as well as any pledge and security documents, and other definitive financing documents, collateral filings or other certificates or documents as may be requested by Parent and otherwise facilitating the pledging of collateral;

·	(a) to the extent not prohibited by applicable laws, facilitating the granting of guaranty and/or security or pledging of collateral and (b) executing and delivering any guaranty, pledge and security documents, commitment letters, certificates and other definitive financing documents (including one or more credit agreements, note purchase agreements, indentures and/or other instruments); provided, that any guaranty, collateral pledged or security granted by the Company or any of its subsidiaries under, and any obligations of the Company or any of its subsidiaries under, any such definitive debt documents to which it is a party will be contingent upon the occurrence of the Effective Time;

·	taking all actions reasonably necessary to permit prospective sources of debt financing and/or alternative financing to evaluate the Company’s or any of its subsidiaries’ inventory, current assets, cash management and accounting systems and policies and procedures for the purpose of establishing collateral arrangements, provided, that the information provided in connection therewith to such prospective sources of debt financing shall be subject to the terms of the confidentiality agreements between the Company and each Sponsor, and to establish bank and other accounts, blocked account and control agreements and lock box arrangements in connection with the foregoing;

·	furnishing Parent, Merger Sub and their respective representatives, as well as any prospective sources of debt financing and/or alternative financing, promptly (and in any event at least 10 business days prior to the closing of the Merger) with all documentation and other information required with respect to the debt financing and/or alternative financing, under applicable “know your customer” and anti-money laundering rules, regulations and laws; provided, that the information provided in connection therewith to such prospective sources of debt financing shall be subject to the terms of the confidentiality agreements between the Company and each Sponsor;

·	using reasonable best efforts to assist Parent in obtaining any necessary rating agencies’ confirmation or approval of the debt financing and/or alternative financing;

·	taking all corporate actions reasonably necessary and requested by Parent to permit the consummation of debt financing and/or alternative financing, and assisting Parent in obtaining consents and legal opinions contemplated by the debt financing and/or alternative financing (including compliance with any financial assistance, whitewash or similar requirements of Law of any applicable jurisdiction) or otherwise reasonably requested by Parent or Merger Sub and to permit the proceeds thereof to be made available at closing of the Merger to consummate the Transactions;

·	causing the Company’s chief financial officer (or other director or officer with reasonably equivalent responsibilities) to execute and deliver a solvency certificate on the Closing Date in the form attached to the Debt Commitment Letter;

·	approving (i) an increase in the size of the Board to such number as is requested in writing by Parent and (ii) the election to the Board of the individuals who will serve as directors of the Surviving Company, both of which will be effective as of immediately prior to the Effective Time;

·	arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at or prior to closing of the Merger relating to all indebtedness other than the 2018 Notes and the 2022 Notes to be paid off, discharged and terminated on the Closing Date; and

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·	using commercially reasonable efforts to ensure that the debt financing benefits from the existing lending relationships of Company and its subsidiaries to the extent requested by Parent.

If the Merger Agreement is terminated in accordance with its terms prior to the occurrence of the Effective Time, Parent will reimburse the Company for any reasonable and documented out-of-pocket costs incurred by the Company in connection with the financing and any cooperation provided pursuant to the forgoing.

Parent will indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties actually suffered or incurred by them in connection with the arrangement of the financing and any information utilized in connection therewith (other than information provided by the Company or its subsidiaries specifically for use in connection therewith), but not for any such amounts arising from the fraud, gross negligence, recklessness or willful misconduct of the Company, its subsidiaries or their respective representatives.  Each of Parent and Merger Sub acknowledges and agrees that the Company and its subsidiaries and their respective representatives will not, prior to the Effective Time, incur any liability to any person under any financing that Parent and Merger Sub may raise in connection with the Transactions.

Consent Solicitation; Optional Redemption of 2018 Notes

The Company will commence a consent solicitation with respect to the 2022 Notes and, if requested by Parent, the 2018 Notes (the “Consent Solicitation”), for the purpose of obtaining consents from the holders of the 2022 Notes and, if applicable, the 2018 Notes in order to amend the 2022 Indenture and, if applicable, the 2018 Indenture, by executing and delivering to the applicable trustee appropriate supplemental indenture(s) (collectively, the “Supplemental Indenture(s)”). Within 30 days following the date of the Merger Agreement, Parent will deliver a form of the applicable Supplemental Indenture(s) to the Company that is reasonably acceptable to the Company (with the approval of the Special Committee), and any material changes to the Supplemental Indenture(s) subsequent to such delivery will be reasonably acceptable to Parent and the Company (with the approval of the Special Committee). Parent will consult with the Company regarding the timing and commencement of the Consent Solicitation.  The Company shall use its reasonable best efforts to obtain the consent solicited.

As promptly as reasonably practicable after this proxy statement is filed with the SEC, the Company will prepare and deliver to Parent all necessary and appropriate documentation in connection with the solicitation of holders of the 2022 Notes and, if applicable, the 2018 Notes. Parent and the Company will reasonably cooperate with each other in the preparation of the consent solicitation documents. The Company will execute a customary solicitation agent agreement with the financial institutions that have delivered the Debt Commitment Letter, retaining such financial institutions as the sole solicitation agents in connection with the Consent Solicitation. Each of the Company and Parent will provide and use its reasonable best efforts to cause its representatives to provide all cooperation reasonably requested by such other party in connection with the Consent Solicitation, and will not waive any of the conditions to the Consent Solicitation without the prior written consent of Parent.

Promptly following the expiration of the Consent Solicitation, assuming the requisite consents from the holders of the 2022 Notes and, if applicable, the 2018 Notes have been received, the Company will execute and request that the applicable trustee execute the Supplemental Indenture(s) reflecting the amendments of the 2022 Indenture and, if applicable, the 2018 Indenture contemplated in the relevant consent solicitation documents and will provide all documents required to the trustee of the 2022 Notes and, if applicable, the trustee of the 2018 Notes; provided, that the proposed amendments set forth therein will not become operative unless and until the Effective Time has occurred.

In connection with the execution of the Supplemental Indenture(s) and the consummation of the Transactions, including the Merger, the Company (i) will execute and deliver such customary closing certificates and other similar documents as may be reasonably requested by the trustee of the 2022 Notes and, if applicable, the trustee of the 2018 Notes, and (ii) will use its reasonable best efforts to obtain such customary legal opinions as are required by the 2022 Indenture and, if applicable, the 2018 Indenture. The consummation of the Consent Solicitation and receipt of the requisite consents to effect the amendments to the 2022 Indenture and, if applicable, the 2018 Indenture contemplated by relevant consent solicitation documents is a condition to the consummation of the Merger.

Parent will pay any consent fee payable to the holders of the 2022 Notes and, if applicable, the 2018 Notes (as determined by the Company (acting at the direction of the Special Committee, and in consultation with Parent) as to the amount necessary and appropriate therefor) and all fees and expenses of any solicitation agent, information agent, depositary or other person retained in connection with the Consent Solicitation (or if paid by the Company and if the Merger Agreement is terminated in accordance with its terms prior to the occurrence of the Effective Time, Parent shall promptly reimburse the Company upon reasonable documentation therefor), and in the event the Merger Agreement is terminated in accordance with its terms prior to the occurrence of the Effective Time, Parent will reimburse the Company for its reasonable and documented out-of-pocket costs, including reasonable and documented legal fees and expenses, incurred in connection with the Consent Solicitation.

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Between the date of the Merger Agreement and the Effective Time, as promptly as practicable after receipt of any written request by Parent to do so, the Company will, in connection with a 2018 Notes Redemption: (i) deliver notice to the trustee of the 2018 Notes as contemplated by the 2018 Indenture, which will be in a form reasonably satisfactory to Parent; (ii) deliver a notice of redemption in accordance with the 2018 Indenture, conditioned upon the occurrence of the Effective Time and in a form reasonably satisfactory to Parent; (iii) cause the delivery, taking or making of all required documents, actions or payments (other than the deposit of the payoff amount of the 2018 Notes) under the 2018 Indenture to facilitate and effect the redemption and release of all obligations in respect of the 2018 Notes subject to the payment of the payoff amount of the 2018 Notes; and (iv) deliver to Parent a schedule setting forth the payoff amount of the 2018 Notes.

Agreement to Use Reasonable Best Efforts

The parties to the Merger Agreement have agreed to coordinate with one another and use reasonable best efforts to take all appropriate actions and do all things necessary, proper or advisable to consummate and make effective the Transactions; provided, that no party will be required to take any action if such action would result in or may be reasonably likely to result in a Company Material Adverse Effect.

Conditions to the Merger

The consummation of the Merger is subject to the satisfaction or waiver (where permissible under applicable law) of the following conditions:

·	the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, being authorized and approved by the shareholders at the extraordinary general meeting;

·	no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order, whether temporary, preliminary or permanent that is in effect and has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions;

·	all requisite regulatory approvals have been obtained and are in full force and effect; and

·	the consent of requisite holders of the 2022 Notes and, if applicable, the 2018 Notes necessary to effect the amendments to the 2022 Indenture, and, if applicable, the 2018 Indenture contemplated by the Consent Solicitation documents have been received pursuant to the Consent Solicitation, there is no Default (as defined in the 2022 Indenture) in respect of the 2022 Indenture or the 2022 Notes and, if any 2018 Notes are outstanding, no Default (as defined in the 2018 Indenture) in respect of the 2018 Indenture or the 2018 Notes; provided, that, the consummation of the Transactions, including the Merger, and the debt financing and/or the alternative financing, alone will not give rise to any fact, event, circumstance or effect that with notice or lapse of time would constitute a Default or a Change of Control (in each case, as defined in the 2022 Indenture) in respect of the 2022 Indenture or the 2022 Notes or, if any 2018 Notes are outstanding, a Default or a Change of Control (in each case, as defined in the 2018 Indenture) in respect of the 2018 Indenture or the 2018 Notes (the “Company Notes Closing Condition”).

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction, or waiver by Parent or Merger Sub, of the following conditions:

·	the representations and warranties of the Company in the Merger Agreement (without giving effect to any qualifications as to “materiality” or “Company Material Adverse Effect”) being true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time), except where the failure to be so true and correct does not constitute a Company Material Adverse Effect; provided, that (a) for certain representations and warranties of the Company, such representations and warranties are true and correct in all respects except for de minimis inaccuracies as of the date of the Merger Agreement and as of the Closing Date, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time) and (b) for certain representations and warranties of the Company, such representations and warranties are true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time);

·	the Company having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date;

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·	subject to exceptions set forth in the disclosure schedule delivered by the Company, holders of no more than 10% of the Shares having validly served a notice of objection under Section 238(2) of the Cayman Islands Companies Law or a notice of dissent under Section 238(5) of the Cayman Islands Companies Law;

·	the Company having delivered to Parent a certificate dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the immediately preceding conditions; and

·	there not having been any Company Material Adverse Effect since the date of the Merger Agreement that remains continuing.

The obligations of the Company to consummate the Merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

·	the representations and warranties of Parent and Merger Sub in the Merger Agreement (without giving effect to any qualifications as to “materiality”) being true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time), except where such failure, individually or in the aggregate, have not, and would not reasonably be expected to, prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions, including the Merger;

·	each of Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date; and

·	Parent having delivered to the Company a certificate dated the Closing Date, signed by an executive officer of Parent, certifying as to the satisfaction of the immediately preceding conditions.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time:

(a)       by mutual written consent of the Company and Parent, with the approval of their respective boards of directors (or in the case of the Company, acting only upon the recommendation of the Special Committee) (a “Mutual Termination Event”);

(b)       by either the Company (acting only upon the recommendation of the Special Committee) or Parent (provided, that this termination right is not available to either the Company or Parent if such party’s failure to fulfill any of its obligations under the Merger Agreement has been a material cause of, or resulted in, the failure of any applicable condition to the Merger being satisfied), if:

·	the Merger is not completed on or before October 6, 2018 (the “Termination Date” and such event being a “Termination Date Termination Event”);

·	any governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order that or taken any other final and non-appealable action that, has the effect of making consummation of the Transactions illegal or otherwise prohibiting consummation of the Transactions (a “Permanent Order Termination Event”); or

·	the Requisite Company Vote (as defined below) is not obtained at the extraordinary general meeting (a “No-Vote Termination Event”);

(c)       by the Company (acting only upon the recommendation of the Special Committee), if:

·	Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the Merger Agreement, (i) such that the conditions to the obligations of the Company to complete the Merger would not be satisfied and (ii) which breach is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub, as applicable, within 30 days following receipt of written notice of such breach from the Company (or, if the Termination Date is less than 30 calendar days from the date of receipt of such notice, by the Termination Date), provided, that the Company is not in breach of any representations, warranties, covenants or agreements that would give rise to the failure of a condition to the obligations of Parent and Merger Sub to close (a “Parent and Merger Sub Breach Termination Event”);

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·	(i) all of the conditions to the obligations of Parent and Merger Sub to complete the Merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the Merger), (ii) the Company has delivered to Parent an irrevocable written notice confirming that all of the conditions to the obligation of the Company have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that it is ready, willing and able to consummate the closing of the Merger and (iii) Parent and Merger Sub fail to complete the closing of the Merger within 10 business days following the date on which the closing of the Merger should have occurred pursuant to the Merger Agreement (a “Parent and Merger Sub Failure to Close Termination Event”); or

·	prior to receipt of the Requisite Company Vote, (i) the Board (acting only upon the recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee) authorized the Company to enter into an alternative acquisition agreement with respect to a Superior Proposal and (ii) the Company concurrently with the termination of the Merger Agreement enters into an alternative acquisition agreement with respect to such Superior Proposal; provided, that the Company will not be entitled to terminate the Merger Agreement unless the Company has complied in all respects with the “no-shop” obligations under the Merger Agreement with respect to such Superior Proposal and/or alternative acquisition agreement and has paid in full the Company termination fee prior to or concurrently with taking any such action pursuant to the Merger Agreement (a “Superior Proposal Termination Event”); or

(d)       by Parent, if:

·	the Company has breached any of its representations, warranties, covenants or agreements under the Merger Agreement, (i) such that the conditions to the obligations of Parent and Merger Sub to complete the Merger would not be satisfied and (ii) which breach is incapable of being cured or, if capable of being cured, is not cured by the Company within 30 days following receipt of written notice of such breach from Parent or Merger Sub, as applicable (or, if the Termination Date is less than 30 calendar days from the date of receipt of such notice, by the Termination Date), provided, that Parent and Merger Sub are not in material breach of any representations, warranties, covenants or agreements that would give rise to the failure of a condition to the obligations of the Company to close (a “Company Breach Termination Event”); or

·	the Board or any committee thereof has effected a Change in the Company Recommendation (a “Change in the Company Recommendation Termination Event”).

The “Requisite Company Vote” means the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions by way of (i) a shareholders’ special resolution by the affirmative vote of holders of Shares representing at least two-thirds of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting, (ii) a shareholders’ resolution by the affirmative vote of holders of Shares representing a majority of the aggregate voting power of the issued and outstanding Shares and (iii) a shareholders’ resolution by the affirmative vote of holders of a majority of the total outstanding Class A Shares, in each case, in accordance with Section 233(6) of the Cayman Islands Companies Law and the memorandum and articles of association of the Company, adopted by special resolution on December 28, 2015.

Termination Fees and Reimbursement of Expenses

The Company is required to pay Parent a termination fee of US$14,062,642 in the event the Merger Agreement is terminated:

·	by either the Company or Parent if (a) a bona fide proposal or offer with respect to a Competing Transaction has been publicly made, proposed or communicated and not publicly withdrawn after the date of the Merger Agreement and prior to the extraordinary general meeting (or prior to the termination of the Merger Agreement if there has been no extraordinary general meeting), (b) following the occurrence of an event described in the preceding clause (a), the Company or Parent terminates the Merger Agreement due to a Termination Date Termination Event or No-Vote Termination Event and (c) within 12 months after the termination of the Merger Agreement, the Company or any of its subsidiaries consummates or enters into a definitive agreement in connection with any Competing Transaction by a third party (provided, that all references to “15%” in the definition of “Competing Transaction” under the Merger Agreement will be deemed to be references to “50%” for this purpose);

·	by Parent pursuant to a Company Breach Termination Event or Change in the Company Recommendation Termination Event; or

·	by the Company pursuant to a Superior Proposal Termination Event.

Parent is required to pay the Company a termination fee of US$28,125,283 in the event the Merger Agreement is terminated by the Company if:

·	by the Company pursuant to a Parent and Merger Sub Breach Termination Event; or

·	by the Company pursuant to a Parent and Merger Sub Failure to Close Termination Event.

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Parent is required to pay the Company an amount agreed between the parties as set out in the Company Disclosure Schedule in the event the Merger Agreement is terminated by either the Company or Parent pursuant to a Termination Date Termination Event and (a) all mutual closing conditions (except the Company Notes Closing Condition) have been satisfied or waived, (b) all Parent and Merger Sub closing conditions have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the Merger, provided that such conditions would be satisfied at the closing of the Merger if the closing were to occur at the time of such termination) and (c) the Company Notes Closing Condition has not been satisfied (the “Company Notes Termination Fee”).

In the event that the Company or Parent fails to pay the applicable termination fee, when due and in accordance with the requirements of the Merger Agreement, the Company or Parent, as the case may be, is required to reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with collection of such unpaid termination fee, together with accrued interest on such unpaid termination fee.

Fees and Expenses

Except in the event that the Company or Parent fails to pay the applicable termination fee when due, whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses except as otherwise provided in the Merger Agreement and the Interim Investors Agreement.

Modification or Amendment; Waiver of Conditions

The Merger Agreement may be amended by an instrument in writing signed by the parties thereto at any time prior to the Effective Time (a) with respect to Parent and Merger Sub, with the approval of their respective boards of directors, and (b) with respect to the Company, by the Board (upon recommendation of the Special Committee) or the Special Committee (to the extent within the authority of the Special Committee); provided, that after authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Company’s shareholders, no amendment may be made that would reduce the amount or change the type of consideration into which each Share (including Shares represented by ADSs) will be converted upon consummation of the Merger; Merger; provided, further, that certain sections of the Merger Agreement to the extent an amendment, modification or waiver of such provision would modify the substance of any such sections may not be amended, modified or waived in any manner that would adversely affect the rights of the debt financing source related parties as set forth in such sections without the prior written consent of the debt financing sources delivering the debt commitment letter.

At any time prior to the Effective Time, each of the parties (by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors and (b) with respect to the Company, by action taken by or on behalf of the Board (upon recommendation of the Special Committee) or the Special Committee (to the extent within the authority of the Special Committee)) to the Merger Agreement may, by an instrument in writing signed by the party or parties to be bound thereby, (i) extend the time for the performance of any obligation or other act of any other party to the Merger Agreement, (ii) waive any inaccuracy in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (iii) waive compliance with any agreement of any other party or any condition to its obligations contained in the Merger Agreement.

Remedies

The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or in equity. The Company’s right to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case solely with respect to causing the equity financing from the Sponsors to be funded at any time or to effect the closing of the Merger is, however, subject to (i) all of the conditions to Parent’s and Merger Sub’s obligations to complete the Merger (other than those conditions that by their nature are to be satisfied at the closing of the Merger) having been satisfied or waived, (ii) Parent and Merger Sub failing to complete the closing of the Merger by the date on which the closing should have occurred pursuant to the Merger Agreement, (iii) the debt financing from certain financial institutions (or any alternative financing as permitted under the Merger Agreement) having been funded at or before the closing of the Merger if the equity financing is funded at the closing of the Merger and (iv) the Company having irrevocably confirmed in writing that (a) all of the conditions to the Company’s obligations to complete the Merger have been satisfied or that it is willing to waive any of such conditions and (b) if specific performance is granted and the equity financing and the debt financing are funded, then the closing of the Merger will occur. In no event will the Company be entitled to specific performance to cause Parent and/or Merger Sub to cause the equity financing to be funded or to effect the closing of the Merger if the debt financing (or, if applicable, alternative financing) has not been funded (or will not be funded at the closing of the Merger even if the equity financing is funded at the closing of the Merger).

While the parties may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.

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The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to a termination fee of US$28,125,283 and US$14,062,642, respectively, and reimbursement of certain expenses in the event the Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement.

Lender Limitations

Each of the parties to the Merger Agreement, on behalf of itself and its affiliates: (a) will not bring or support any person in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, against any of the debt financing source related parties in any way relating to the Merger Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the debt commitment letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal or New York state courts located in the Borough of Manhattan within the City of New York; (b) except as specifically set forth in the debt commitment letter, all claims or causes of action against any of the debt financing source related parties in any way relating to the Merger Agreement or any of the Transactions, including the debt commitment letter, the performance thereof or the financings contemplated thereby, will be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules or conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; and (c) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating in any way to the Merger Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the debt commitment letter, the performance thereof or the financings contemplated thereby.

Neither the Company nor any of its affiliates, directors, officers, employees, agents, partners, managers, members or stockholders will bring any claims (other than, following the closing of the Merger, claims of the Company or any of its affiliates pursuant to any definitive debt documents entered into with any debt financing source related parties) against any debt financing source related parties, in any way relating to the Merger Agreement or the Transactions, including the debt commitment letter, the performance thereof or the financings contemplated thereby. No debt financing source related parties will have any liability to the Company or its affiliates, directors, officers, employees, agents, partners, managers, members or shareholders for any obligations or liabilities of any party hereto under the Merger Agreement or for any claim based on, in respect of, or by reason of, the Transactions or in respect of any oral or written representations made or alleged to have been made in connection herewith, including any dispute arising out of or relating in any way to the debt financing or the performance thereof or the financings contemplated thereby.

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PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Unaffiliated Security Holders access to corporate files of the Company or other parties to the Merger or any of their respective affiliates or (b) obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

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DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of Shares to dissent from the Merger and receive payment equal to the fair value of their Shares (“dissenters’ rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex D to this proxy statement. If you are contemplating the possibility of objecting to the Merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect your dissenters’ rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenters’ rights.

Requirements for Exercising Dissenters’ Rights

A dissenting shareholder of the Company is entitled to payment of the fair value of its, his or her Shares upon dissenting from the Merger in accordance with Section 238 of the Cayman Islands Companies Law.

The valid exercise of your dissenters’ rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise your dissenters’ rights, the following procedures must be followed:

·	You must give written notice of objection (the “Notice of Objection”) to the Company prior to the vote to authorize and approve the Merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting.

·	Within 20 days immediately following the date on which the vote approving the Merger is made, the Company must give written notice of the authorization (the “Approval Notice”) to all dissenting shareholders who have served a Notice of Objection.

·	Within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A dissenting shareholder must dissent in respect of all the Shares which it, he or she holds.

·	Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Cayman Registrar, whichever is later, the Company, as the surviving company, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

·	If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company shall, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of their Shares with the Company and if a dissenting shareholder files a petition the Company must file such verified list within 10 days of service of such petition on the Company.

·	If a petition is timely filed and served, the Grand Court will determine at a hearing (a) which shareholders are entitled to dissenters’ rights, (b) the fair value of such Shares held by those shareholders with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (c) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by the registered shareholder, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Shares are registered in the name of a fiduciary or a person duly authorized on behalf of the registered shareholder, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary or by a person duly authorized by the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a registered shareholder. The agent must, however, identify the registered shareholder and expressly disclose the fact that, in executing the notice, he or she is acting as agent for the registered shareholder. A person having a beneficial interest in Shares registered in the name of another person, such as a broker or other nominee, must act promptly to cause the registered shareholder to follow the steps summarized above and in a timely manner to perfect whatever dissenters’ rights attached to such Shares.

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You must be a registered holder of Shares in order to exercise your dissenters’ rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS Depositary and pay the fee of ADS Depositary to withdraw his, her or its Shares and become a registered holder of such Shares and strictly comply with the procedures under section 238 of the Cayman Islands Companies Law in order to exercise the dissenters’ rights with respect to the Shares. The ADS Depositary will not exercise dissenters’ rights on behalf of a holder of ADSs. If you wish to cancel your ADSs, please contact the ADS Depositary via email at adr_china_i&c@jpmorgan.com.

If you do not satisfy each of these requirements and otherwise comply strictly with the procedures under section 238 of the Cayman Islands Companies Law, you will not be entitled to exercise dissenters’ rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will not alone satisfy the requirements referred to above. You must send all notices to the Company to eHi Car Services Limited, Unit 12/F, Building No.5, Guosheng Center, 388 Daduhe Road, Shanghai, 200062, People’s Republic of China, Attention: Ms. Pei Pei.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the Per Share Merger Consideration in cash, without interest, for each Share of the Company that you would otherwise receive as consideration in the Merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the Per Share Merger Consideration is equal to the fair value of each of your Shares.

The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters’ rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters’ rights.

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FINANCIAL INFORMATION

The Company’s business is primarily conducted in China and substantially all of our revenues are denominated in RMB. This proxy statement contains translations of RMB into U.S. dollars at specific rates solely for the convenience of the reader. The conversion from RMB to U.S. dollars in financial information for the fiscal year ended and as of December 31, 2017 is based on a rate of RMB6.5063 to US$1.00, as set forth in the H.10 statistical release published by the Board of Governors of the Federal Reserve System. The Company makes no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign currency and through restrictions on foreign exchange activities.

Selected Historical Financial Information

The following sets forth summary historical consolidated financial information of the Company for each of the three fiscal years ended December 31, 2015, 2016 and 2017. The historical financial information as of December 31, 2015 and 2016 has been derived from our audited consolidated financial statements, prepared in accordance with U.S. GAAP, included in the Company’s annual report on Form 20-F for the year ended December 31, 2016, beginning on page F-1, which are incorporated into this proxy statement by reference. The historical financial information as of December 31, 2017 has been derived from our unaudited consolidated financial statements, prepared in accordance with U.S. GAAP, included in the Company’s current report on Form 6-K originally filed on April 9, 2018.

Our historical results do not necessarily indicate results expected for any future periods. The following selected consolidated financial information for the periods and as of the dates indicated should be read in conjunction with our consolidated financial statements and related notes and “Item 5. Operating and Financial Review and Prospects” included in the Company’s annual report on Form 20-F for the year ended December 31, 2016, which are incorporated into this proxy statement by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of such annual report or report on Form 6-K, respectively.

	For the Years Ended December 31,
	2015	2016	2017
	RMB	RMB	RMB	USD
			(unaudited)
Net revenues	1,450,629,752	2,108,944,425	2,739,522,188	421,056,851
Cost of revenues	(1,137,978,490)	(1,515,281,510)	(1,880,348,975)	(289,004,346)
Gross profit	312,651,262	593,662,915	859,173,213	132,052,505
Selling and marketing expenses:
Third party	(48,868,854)	(67,788,291)	(122,768,279)	(18,869,139)
Related party	(16,190,063)	(29,399,234)	(16,263,674)	(2,499,681)
Total selling and marketing expenses	(65,058,917)	(97,187,525)	(139,031,953)	(21,368,820)
General and administrative expenses	(183,548,522)	(251,938,077)	(270,670,181)	(41,601,245)
Other operating income	10,763,962	10,310,089	3,762,667	578,311
Total operating expenses	(237,843,477)	(338,815,513)	(405,939,467)	(62,391,754)
Income from operations	74,807,785	254,847,402	453,233,746	69,660,751
Interest income	2,652,636	8,413,945	14,962,132	2,299,638
Interest expense:
Third party	(109,566,064)	(206,425,222)	(273,588,999)	(42,049,859)
Related party	(14,202,500)	(18,534,167)	(6,995,833)	(1,075,240)
Total interest expense	(123,768,564)	(224,959,389)	(280,584,832)	(43,125,099)
Gain from waiver of warrants	16,869,935	-	-	-
Gain from sale of cost method investment	803,059,728	-	-	-
Other income, net	10,205,275	1,444,129	1,957,019	300,788
Early extinguishment of debt costs	-	-	(19,976,776)	(3,070,374)
Income before income taxes	783,826,795	39,746,087	169,591,289	26,065,704
Provision for income taxes	(87,487,990)	(6,610,971)	(47,375,046)	(7,281,411)
Net income	696,338,805	33,135,116	122,216,243	18,784,293
Change in cumulative foreign currency translation adjustment, net of tax of nil	73,410,193	(31,353,357)	78,656,657	12,089,307
Comprehensive income	769,748,998	1,781,759	200,872,900	30,873,600
Basic net income per common share	5.49	0.24	0.88	0.14
Diluted net income per common share	5.42	0.24	0.88	0.13

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	As of December 31,
	2015	2016	2017
	RMB	RMB	RMB	USD
			(unaudited)
Cash and cash equivalents	2,610,088,382	529,518,517	671,350,459	103,184,676
Restricted cash	206,944,000	257,059,302	612,121,936	94,081,419
Total current assets	3,427,263,221	1,941,705,244	3,364,457,249	517,107,611
Property and equipment, net	4,096,617,720	5,723,569,175	7,057,045,317	1,084,648,005
Vehicle purchase deposits	216,727,900	420,922,908	367,839,691	56,535,925
Total assets	7,800,919,884	8,160,959,100	10,928,462,018	1,679,673,857
Accounts payable	785,898,613	179,877,847	617,870,011	94,964,882
Short-term debt due to third parties	803,131,683	926,219,333	2,557,445,857	393,072,231
Short-term debt due to a related party	-	-	100,000,000	15,369,719
Total current liabilities	1,881,993,966	1,396,109,166	3,727,594,291	572,920,753
Long-term debt due to third parties	1,669,452,640	2,667,822,989	2,957,056,474	454,491,258
Long-term debt due to a related party	300,000,000	100,000,000	-	-
Total liabilities	3,852,846,606	4,169,829,559	6,721,915,249	1,033,139,457
Total shareholders’ equity	3,948,073,278	3,991,129,541	4,206,546,769	646,534,400
Total liabilities and shareholders’ equity	7,800,919,884	8,160,959,100	10,928,462,018	1,679,673,857

Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges for the years ended December 31, 2015, 2016 and 2017 was 0.60, 1.13 and 1.62, respectively.

Net Book Value per Share of Our Shares

The net book value per Share as of December 31, 2017 was US$4.66 (based on the weighted average number of issued and outstanding Shares as of that date).

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TRANSACTIONS IN SHARES AND ADSs

Purchases by the Company

The Company has not repurchased any Shares or ADSs at any time within past two years.

Transactions Within the Buyer Group

On February 23, 2018, Baring SPV entered into the TGMF SPA with TGMF, pursuant to which, among other things, on April 13, 2018, Baring SPV purchased from TGMF the Subject ADSs, consisting of 5,264,080 ADSs representing 10,528,160 Class A Shares, for, after giving effect to the adjustment set forth in the TGMF SPA, a purchase price per ADS of US$12.30 and an aggregate purchase price of US$64,748,184, which included a signing deposit of US$6,316,896 that Baring SPV deposited into an account of TGMF on February 28, 2018. The closing of the purchase of the Subject ADSs by Baring SPV from TGMF was not conditioned on the Buyer Group entering into the Merger Agreement with the Company or any other transaction with the Company. The source of funds for the purchase of the Subject ADSs by Baring SPV was the Baring Filing Persons’ funds available for investment. As a result of the consummation of the transactions contemplated by the TGMF SPA, as of the date hereof, Baring SPV owns 10,528,160 Class A Shares represented by the Subject ADSs, which represent approximately 14.2% of the issued and outstanding Class A Shares or approximately 1.4% of the aggregate voting power of the issued and outstanding Shares.  Pursuant to the terms of the Contribution and Support Agreement, Baring SPV has agreed to (a) contribute the Subject ADSs, in connection with and immediately prior to the Effective Time, to Holdco in exchange for newly issued ordinary shares in Holdco and (b) vote the Subject ADSs in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

The TGMF SPA was negotiated arm’s length with TGMF, a sophisticated investor that had been an investor in the Company since May 2015, who was aware of the going-private proposal submitted by certain affiliates of members of the Buyer Group to the Board at the time the TGMF SPA was executed and who Baring SPV believed to be knowledgeable about the businesses in which the Company is engaged and the benefits and risks of an investment in the Subject ADSs.

On March 3, 2018, (a) Mr. Zhang assigned 6,079,611 Class B Shares to Horizon LLC in exchange for 85.12% of the membership interests in Horizon LLC and (b) the Zhang Descendants Trust assigned 1,062,821 Class B Shares to Horizon LLC in exchange for 14.88% of the membership interests in Horizon LLC.

Except as described above and other than the Merger Agreement and agreements entered into in connection therewith, including the Contribution and Support Agreement, the Limited Guarantees, the Equity Commitment Letters and the Interim Investors Agreement, there have been no purchases in Shares or ADSs by the members of the Buyer Group at any time during the past two years.

Prior Public Offerings

We completed our initial public offering of ADSs in November 2014. We have not made any underwritten public offering of our securities during the past three years.

Transactions in Prior 60 Days

Except as described above and other than the Merger Agreement and agreements entered into in connection therewith, including the Contribution and Support Agreement, the Limited Guarantees, the Equity Commitment Letters and the Interim Investors Agreement, and exercise of options by the Company’s officers and directors, to the Company’s knowledge, there has been no transaction in the Company’s Shares or ADSs during the past 60 days by the Company, any of the Company’s officers and directors, Buyer Group, or any other person with respect to which disclosure is provided in Annex F or any associate or majority-owned subsidiary of the foregoing.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of our Shares as of the date of this proxy statement by:

·	each of our directors and executive officers; and

·	each person known to us to own beneficially more than 5% of our Shares.

The calculations in the table below are based on 139,917,575 Shares issued and outstanding on as of the date of this proxy statement, including (1) 74,279,018 Class A Shares, including 1,027,288 Class A Shares issued to the ADS Depositary and reserved for future grants under our Share Incentive Plans, and (2) 65,638,557 Class B Shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Class A Shares	Class B Shares	Total Common Shares on an As-converted Basis	% of Beneficial Ownership	% of Aggregate Voting Power(1)
Directors and Executive Officers:
Ray Ruiping Zhang and his family trust (2)	—	8,815,432	8,815,432	6.2%	11.8%
Greg Stubblefield	*	—	*	*	*
Gang Chen	*	—	*	*	*
Qian Miao(3)	*	—	*	*	*
Andrew Xuefeng Qian(3)	*	—	*	*	*
David Jian Sun(3)	*	—	*	*	*
Ronald Meyers(3)	*	—	*	*	*
Leo Lihong Cai(3)	*	*	*	*	*
Colin Chitnim Sung(3)	—	*	*	*	*
Chun Xie(3)	*	*	*	*	*
Hongtao Han(3)	*	*	*	*	*
Nina Yan Wu(3)	*	*	*	*	*
Jane Fengjuan Zheng(3)	*	*	*	*	*
All Directors and Executive Officers as a group(3)	802,974	9,775,342	10,578,406	7.4%	13.1%
Principal Shareholders:
Ctrip(4)	4,300,000	15,168,193	19,468,193	13.9%	21.4%
Crawford(5)	—	18,694,003	18,694,003	13.4%	25.6%
GS Group(6)	2,405,072	9,081,665	11,486,737	8.2%	12.8%
Baring (7)	10,528,160	—	10,528,160	7.5%	1.4%
Ocean(8)	538,764	8,599,211	9,137,975	6.5%	11.9%
Ray Ruiping Zhang and his family trust (2)	—	8,815,432	8,815,432	6.2%	11.8%
Ignition Group(9)	1,126,191	6,187,197	7,313,388	5.2%	8.6%

*Less than 1% of our total outstanding common shares.

(1)     For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A and Class B Shares as a single class. Each holder of Class A Shares is entitled to one vote per share and each holder of our Class B Shares is entitled to ten votes per share on all matters submitted to them for a vote. Our Class B Shares are convertible at any time by the holder thereof into Class A Shares on a one-for-one basis.

(2)     Represents (i) 7,142,432 Class B Shares held by L & L Horizon, LLC, which is owned by Ray Ruiping Zhang and the Ruiping Zhang 2016 Descendants Trust, of which Ray Ruiping Zhang is the trustee, and (ii) 1,673,000 Class B Shares issuable upon the exercise of 1,673,000 options within 60 days from the date of this proxy statement.

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(3)    Certain directors and executive officers have been granted options pursuant to the Share Incentive Plans.

(4)    Represents 4,300,000 Class A Shares and 15,168,193 Class B Shares held by Ctrip, a company which is 100% owned by C-Travel International Limited, a company which is 100% owned by Ctrip.com International, Ltd., a company listed on the NASDAQ Global Select Market. The information provided in this footnote is as of April 6, 2018, and is based on a Schedule 13D/A jointly filed with the SEC by Ctrip, C-Travel International Limited, and Ctrip.com International, Ltd. on April 9, 2018.

(5)     Represents 18,694,003 Class B Shares, held by Crawford, a Missouri corporation. The voting and investment power of shares held by Crawford is shared by Andrew C. Taylor, Jo Ann T. Kindle, Christine B. Taylor and Carolyn Kindle Betz, as voting trustees under the Jack Taylor Family Voting Trust U/A/D 4/14/99.

(6)    Represents (i) 2,405,072 Class A Shares (in the form of 1,202,536 ADSs) held by The Goldman Sachs Group, Inc.; (ii) 7,915,951 Class B Shares held by GS Car Rental HK Limited; and (iii) 1,165,714 Class B Shares held by GS Car Rental HK Parallel Limited.

(7)     Represents 10,528,160 Class A Shares represented by 5,264,080 ADSs that are owned by BPEA Teamsport Limited. The information provided in this footnote is as of April 13, 2018, and is based on a Schedule 13D/A jointly filed with the SEC by the Baring Filing Persons on April 16, 2018.

(8)     Represents 538,764 Class A Shares, including 438,764 Class A Shares represented by 219,382 ADSs, and (ii) 8,599,211 Class B Shares that may be deemed to be beneficially owned by Ocean General Partners Limited. Ocean General Partners Limited is the general partner of Ocean Voyage L.P., and Ocean Voyage L.P. is the general partner of Ocean Imagination L.P. On April 4, 2018, Ocean Imagination L.P. entered into the Purchase and Voting Agreement with CDH Venture Partners II, L.P. (“CDH”) for the puchase of 100 ordinary shares of CDH Car, the direct record holder of these Shares (including Shares represented by ADSs). The closing of the transaction contemplated by the Purchase and Voting Agreement is scheduled to occur on or prior to April 26, 2018 and CDH has irrevocably agreed to cause CDH Car to, during the pendency of the closing, vote all of the shares directly held by CDH Car against the Transactions. The information provided in this footnote is as of April 6, 2018, and is based on a Schedule 13D/A jointly filed with the SEC by Ocean Imagination L.P., Ocean Voyage L.P., Ocean General Partners Limited, Nanyan Zheng, and Tianyi Jiang on April 10, 2018.

(9)   Represents (i) 6,122,993 Class B Shares and 1,114,505 Class A Shares (including 1,077,394 Class A Shares in the form of 538,697 ADSs,), held by Ignition Growth Capital I, L.P.; and (ii) 64,204 Class B Shares and 11,686 Class A Shares (including 11,296 Class A Shares in the form of 5,648 ADSs), held by and Ignition Growth Capital Managing Directors Fund I, LLC. Both of Ignition Growth Capital I, L.P. and Ignition Growth Capital Managing Directors Fund I, LLC. are U.S. limited partnerships. We refer to these entities collectively as Ignition Group. Ignition Growth Capital I, L.P.’s general partner is Ignition Growth GP, L.L.C, a Delaware limited liability company. The voting and investment power of shares held by Ignition Growth Capital I, L.P. is exercised by the board of managing directors of Ignition Growth GP, LLC, which consists of Jon Anderson and John Zagula. Each of Mr. Anderson and Mr. Zagula disclaims beneficial ownership of the shares owned by Ignition Growth Capita I, L.P. except to the extent of their pecuniary interests therein. The registered address of Ignition Growth Capital I, L.P. is 3500 South DuPont Highway, City of Dover, County of Kent, Delaware 19901, U.S.A. Ignition Growth Capital Managing Directors Fund I, LLC is controlled by a board of managing directors comprised of Jon Anderson and John Zagula.

108

FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. If, however, the Merger is not completed, an annual general meeting is expected to be held in late 2018.

109

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

·	the satisfaction of the conditions to closing of the Merger, including the receipt of the consent of requisite holders of the 2022 Notes and, if applicable, the 2018 Notes;

·	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

·	the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;

·	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of Shares and ADSs;

·	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

·	diversion of our management’s attention from our ongoing business operations;

·	loss of our senior management;

·	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

·	our failure to comply with regulations and changes in regulations;

·	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and

·	other risks detailed in our filings with the SEC, including the information set forth under the section entitled “Item 3D. Risk Factors” in our annual report on Form 20-F for the fiscal year ended December 31, 2016. See “Where You Can Find More Information” beginning on page 111 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at www.1hai.cn. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the Merger is a going-private transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F for the fiscal year ended December 31, 2016 filed with the SEC on April 27, 2017 is incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to us at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED                     , 2018. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

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ANNEX A

Agreement and Plan of Merger

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

TEAMSPORT PARENT LIMITED,

TEAMSPORT BIDCO LIMITED

and

eHi Car Services Limited

Dated as of April 6, 2018

-i-

-ii-

Schedules

Schedule I	Guarantors

-iii-

AGREEMENT AND PLAN OF MERGER, dated as of April 6, 2018 (this “Agreement”), among Teamsport Parent Limited, an exempted company with limited liability incorporated under the Law of the Cayman Islands (“Parent”), Teamsport Bidco Limited, an exempted company with limited liability incorporated under the Law of the Cayman Islands and a wholly-owned Subsidiary of Parent (“Merger Sub”), and eHi Car Services Limited, an exempted company with limited liability incorporated under the Law of the Cayman Islands (the “Company”).

WHEREAS, Parent and the Company intend to enter into a transaction pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly-owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee, has (a) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable, for the Company to enter into this Agreement and the Plan of Merger and consummate the transactions contemplated by this Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”), (b) authorized and approved the execution, delivery and performance of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (c) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the holders of Shares and direct that this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the holders of Shares for authorization and approval;

WHEREAS, the board of directors of each of Parent and Merger Sub has (a) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (b) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger and consummate the Transactions;

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, L&L Horizon, LLC, BPEA Teamsport Limited, Dongfeng Asset Management Co. Ltd. and The Crawford Group, Inc. (collectively, the “Rollover Shareholders”), Teamsport Midco Limited, which is the sole shareholder of Parent (“Midco”), Teamsport Topco Limited, which is the sole shareholder of Midco (“Holdco”), and Parent have executed and delivered a contribution and support agreement, dated as of the date hereof (the “Contribution and Support Agreement”), pursuant to which: (a) the Rollover Shareholders have agreed, among other things, (i) to not transfer their Rollover Shares, (ii) upon the terms and subject to the conditions set forth in the Contribution and Support Agreement, to contribute their Rollover Shares to Holdco in connection with the Merger in exchange for newly issued shares of Holdco prior to the consummation of the Merger, and (iii) to vote all Shares beneficially owned by them in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions; (b) Holdco has agreed, upon the terms and subject to the conditions set forth in the Contribution and Support Agreement, to contribute the Rollover Shares to Midco prior to the consummation of the Merger; (c) Midco has agreed, upon the terms and subject to the conditions set forth in the Contribution and Support Agreement, to contribute the Rollover Shares to Parent prior to the consummation of the Merger; and (d) Parent has agreed that the Rollover Shares shall not be cancelled in the Merger and shall continue as ordinary shares of the Surviving Company at the Effective Time; and

A-1

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, each of the Sponsors and the Rollover Shareholders set forth on Schedule I (each, a “Guarantor” and, collectively, the “Guarantors”) has executed and delivered a limited guarantee in favor of the Company with respect to certain obligations of Parent under this Agreement (as may be supplemented or amended from time to time in accordance with this Agreement, each, a “Guarantee” and, collectively, the “Guarantees”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01.       The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Companies Law (2016 Revision) of the Cayman Islands (the “CICL”), at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (the “Surviving Company”) under the Law of the Cayman Islands and become a wholly-owned Subsidiary of Parent.

Section 1.02.       Closing; Closing Date.

Unless otherwise unanimously agreed in writing between the Company, Parent and Merger Sub, the closing for the Merger (the “Closing”) shall take place at 10:00 a.m. (Hong Kong time) at the offices of Weil, Gotshal & Manges LLP, 29/F, Alexandra House, 18 Chater Road, Central, Hong Kong as soon as practicable, but in any event no later than the tenth (10th) Business Day following the day on which the last to be satisfied or, if permissible, waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions) shall be satisfied or, if permissible, waived in accordance with this Agreement (such date being the “Closing Date”).

Section 1.03.       Effective Time.

Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and the Company shall execute a plan of merger (the “Plan of Merger”) substantially in the form set out in Annex A attached hereto and such parties shall file the Plan of Merger and other documents required under the CICL to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by the CICL. The Merger shall become effective on the date specified in the Plan of Merger in accordance with the CICL (the “Effective Time”).

A-2

Section 1.04.       Effects of the Merger.

At the Effective Time, the Merger shall have the effects specified in the CICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Company shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the CICL.

Section 1.05.       Memorandum and Articles of Association of Surviving Company.

At the Effective Time, the memorandum and articles of association adopted by the Surviving Company shall be in the form provided at Appendix II to the Plan of Merger, which shall be substantially in the same form as the memorandum and articles of association of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended as provided by Law and such memorandum and articles of association subject to certain differences, including that at the Effective Time (a) clause I of the memorandum of association of the Surviving Company shall be amended to read as follows: “The name of the Company is “eHi Car Services Limited” and the articles of association of the Surviving Company shall be amended to refer to the name of the Surviving Company as “eHi Car Services Limited”, and (b) references therein to the authorized share capital of Merger Sub shall be amended to refer to the actual authorized share capital of the Surviving Company as approved in the Plan of Merger, if necessary.

Section 1.06.       Directors and Officers.

The parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company, and (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

ARTICLE II

CONVERSION OF SECURITIES; MERGER CONSIDERATION

Section 2.01.       Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

(a)        (i) each Class A Common Share, par value US$0.001 per share, of the Company (each, a “Class A Share”) and (ii) each Class B Common Share, par value US$0.001 per share, of the Company (each, a Class B Share”), in each case, issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares, Company RSs and Shares represented by ADSs) shall be cancelled and cease to exist, in exchange for the right to receive US$6.75 in cash per Class A Share or Class B Share (each, a “Share”) without interest (the “Per Share Merger Consideration”) payable in the manner provided in Section 2.04;

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(b)        each American Depositary Share, representing two Class A Shares (each, an “ADS”), issued and outstanding immediately prior to the Effective Time (other than, if any, ADSs representing the Excluded Shares) shall be cancelled in exchange for the right to receive US$13.50 in cash per ADS without interest (the “Per ADS Merger Consideration”) (less US$0.05 per ADS cancellation fees), payable pursuant to the terms and conditions set forth in the Deposit Agreement, and each Class A Share represented by such ADSs shall be cancelled and cease to exist, in exchange for the right of the Depositary, as the registered holder thereof, to receive the Per Share Merger Consideration, which the Depositary will distribute to the holders of such ADSs as the Per ADS Merger Consideration pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement (less US$0.05 per ADS cancellation fees); provided, that in the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail;

(c)        each of the Excluded Shares (other than Rollover Shares) and ADSs representing Excluded Shares (other than Rollover Shares), in each case, issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist without payment of any consideration or distribution therefor;

(d)        each of the Rollover Shares issued and outstanding immediately prior to the Effective Time shall continue to exist without interruption and shall thereafter be and represent one (1) validly issued, fully paid and non-assessable ordinary share, par value US$0.01 per share, of the Surviving Company without any payment of, or the right to receive, the Per Share Merger Consideration or the Per ADS Merger Consideration therefor;

(e)        each of the Dissenting Shares shall be cancelled and shall cease to exist in accordance with Section 2.03 and thereafter the holders of such Shares immediately before such cancellation shall have only the right to receive the applicable payments set forth in Section 2.03;

(f)        each ADS that represents an Excluded Share immediately prior to the Effective Time shall be surrendered to the Depositary for cancellation without payment of any consideration or distribution therefor, and each such Excluded Share underlying such cancelled ADS shall be treated as set forth in Section 2.01(c) or Section 2.01(d), as applicable;

(g)        all Shares (other than Rollover Shares), including Shares (other than Rollover Shares) represented by ADSs, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, shall be cancelled and shall cease to exist, and the register of members of the Company shall be amended accordingly; and

(h)        each ordinary share, par value US$0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share, par value US$0.01 per share, of the Surviving Company. Such ordinary shares, together with the ordinary shares referred to in Section 2.01(d), shall constitute the only issued and outstanding share capital of the Surviving Company, which shall be reflected in the register of members of the Surviving Company.

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Section 2.02.       Performance Incentive Plans; Outstanding Company Options and Company RSs.

(a)        In accordance with Section 7.2 of each Performance Incentive Plan, the Company shall (i) take all actions reasonably necessary to make exercisable each Company Option issued under the Performance Incentive Plans, whether or not vested, that is then outstanding and unexercised, and (ii) deliver notice to each holder of a Company Option informing such holder that (A) such Company Option shall be exercisable during the period from receipt of such notice until immediately prior to the Effective Time (provided, that any exercise of such Company Option made exercisable pursuant to this clause (A) shall be contingent upon the Closing), (B) in accordance with Section 2.02(b), such Company Option shall be cancelled at the Effective Time to the extent not previously exercised and (C) to the extent such Company Option is cancelled in accordance with the foregoing clause (B), such holder shall have no further rights in respect of such Company Option, other than the right to receive a payment in respect thereof in accordance with Section 2.02(c) or Section 2.02(d), as applicable.

(b)        At the Effective Time, the Company shall (i) terminate the Performance Incentive Plans and any relevant award agreements entered into under the Performance Incentive Plans, (ii) cancel each Company Option issued under each Performance Incentive Plan that is outstanding and unexercised, whether or not vested or exercisable, and (iii) cancel each Company RS that is outstanding.

(c)        Each former holder (or his or her designee) of a Company Option that is cancelled at the Effective Time shall, in exchange thereof, be paid by the Surviving Company or one of its Subsidiaries, as soon as practicable (and in any event no more than five (5) Business Days) after the Effective Time (without interest), a cash amount equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Company Option and (ii) the number of Shares underlying such Company Option (whether or not then vested); provided, that if the Exercise Price of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled without any payment therefor. Except as set forth in this Section 2.02(c), each such holder shall have no further rights in respect of such a Company Option.

(d)        Each former holder (or his or her designee) of a Company RS that is cancelled at the Effective Time shall, in exchange thereof, be paid by the Surviving Company or one of its Subsidiaries, as soon as practicable (and in any event no more than five (5) Business Days) after the Effective Time (without interest), a cash amount equal to the Per Share Merger Consideration. Except as set forth in this Section 2.02(d), each such holder shall have no further rights in respect of such a Company RS.

(e)        Any payment under this Section 2.02 shall be made at or as soon as practicable (and in any event no more than five (5) Business Days) after the Effective Time, pursuant to the Company’s ordinary payroll practices and subject to all applicable Taxes and Tax withholding requirements. Notwithstanding the foregoing, each former holder of Company Options and Company RSs, as applicable, shall be personally responsible for the proper reporting and payment of all Taxes related to any distribution contemplated by this Section 2.02.

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(f)       At or prior to the Effective Time, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall pass any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.02. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Company will be required to issue Shares or other share capital of the Company or the Surviving Company to any person pursuant to the Performance Incentive Plans or in settlement of any Company Option or Company RS (as applicable). Without limiting Section 2.02(a), promptly following the date hereof, the Company shall deliver written notice to each holder of Company Options and/or Company RSs informing such holder of the effect of the Merger on his or her Company Options and/or Company RSs (as applicable).

Section 2.03.       Dissenting Shares.

(a)        Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the merger, or dissenter rights, in accordance with Section 238 of the CICL (collectively, the “Dissenting Shares”, and holders of Dissenting Shares collectively being referred to as “Dissenting Shareholders”) shall be cancelled, and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the CICL.

(b)        For the avoidance of doubt, all Shares held by Dissenting Shareholders who shall have failed to exercise or who effectively shall have withdrawn or lost their dissenter rights under Section 238 of the CICL shall thereupon not be deemed to be Dissenting Shares and shall be and be deemed to have been cancelled and ceased to exist as of the Effective Time, and in consideration thereof such Dissenting Shareholders shall have the right to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 2.04. Parent shall deposit or cause to be deposited with the Paying Agent any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders who have failed to exercise or who shall have effectively withdrawn or lost such dissenter rights under Section 238 of the CICL, in each case promptly after such additional amount is ascertained.

(c)        The Company shall give Parent (i) prompt notice of any notices of objection, notices of dissent, demands for appraisal, demands for fair value or written offers under Section 238 of the CICL received by the Company, attempted withdrawals of such notices or demands or offers and any other instruments served pursuant to applicable Law of the Cayman Islands and received by the Company relating to its shareholders’ rights to dissent from the Merger or fair value rights and (ii) the opportunity to direct all correspondence, negotiations and proceedings with respect to any such notice or demand for appraisal under the CICL. The Company shall not, except with the prior written consent of Parent, serve any notice or make any offers or payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

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(d)        In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to section 238(2) of the CICL, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, on such shareholders pursuant to section 238(4) of the CICL within twenty (20) days of obtaining the Requisite Company Vote at the Shareholders’ Meeting; provided, that prior to serving any such notice, the Company shall consult with Parent with respect to such notice and shall afford Parent and its Representatives a reasonable opportunity to comment thereon.

Section 2.04.       Exchange of Share Certificates, etc.

(a)        Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company selected by Parent with the Company’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed) to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Section 2.01(a), Section 2.01(b) and Section 2.03(b) (in the case of Section 2.03(b), when ascertained) (collectively, the “Merger Consideration”), and Parent shall enter into a paying agent agreement with the Paying Agent in form and substance reasonably acceptable to the Company. At or prior to the Effective Time or, in the case of payments pursuant to Section 2.03(b), promptly after being ascertained, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares and ADSs (other than Excluded Shares), cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).

(b)        Exchange Procedures. As promptly as practicable after the Effective Time (and in any event within five (5) Business Days in the case of registered holders of the Shares), the Surviving Company shall cause the Paying Agent to mail to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Parent and the Company, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of Shares (other than Excluded Shares) shall be effected and contain such other provisions as Parent and the Company may mutually agree); and (ii) instructions for use in effecting the surrender of any issued share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) or Shares of registered shareholders for which there are no Share Certificates (“Uncertificated Shares”) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) and each registered holder of Uncertificated Shares shall be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and any Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of Shares held by the Depositary immediately prior to the Effective Time (other than Excluded Shares) and (y) the Per Share Merger Consideration, and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than, if any, ADSs representing Excluded Shares) upon surrender by them of the ADSs. The Surviving Company will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (excluding any fees, including ADS cancellation or termination fees, payable by holders of ADSs in accordance with the Deposit Agreement). No interest shall be paid or will accrue on any amount payable in respect of the Shares or ADSs pursuant to the provisions of this Article II. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the Share Certificate may be issued to such transferee if the Share Certificates, if any, that immediately prior to the Effective Time represented such Shares are presented to the Paying Agent, accompanied by all documents reasonably required by Parent to evidence and effect such transfer and to evidence that any applicable share transfer Taxes have been paid or are not applicable.

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(c)        Lost Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the Paying Agent, execution and delivery of an affidavit of loss and indemnity against any claim that may be made against it with respect to such Share Certificate (and, if requested by the Paying Agent, the posting by such person of a bond, in such reasonable amount as the Paying Agent may direct), the Paying Agent will pay in respect of such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a).

(d)        Untraceable and Dissenting Shareholders. Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Shares or ADSs who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Depositary, as applicable, of their current contact details. A holder of Shares or ADSs will be deemed to be untraceable if (i) such person has no registered address in the register of members (or branch register) maintained by the Company, or the Depositary, as applicable, or (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (A) has been sent to such person and has been returned undelivered or has not been cashed, or (B) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable, or (iii) notice of the Shareholders’ Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Monies due to Dissenting Shareholders and shareholders of the Company who are untraceable shall be returned to the Surviving Company on demand and held in a non-interest bearing bank account for the benefit of Dissenting Shareholders and shareholders of the Company (including holders of ADSs) who are untraceable. Monies unclaimed after a period of seven years from the Closing Date shall be forfeited and shall revert to the Surviving Company.

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(e)        Adjustments to Merger Consideration. The Per Share Merger Consideration and the Per ADS Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring on or after the date hereof and prior to the Effective Time and to provide to the holders of Shares (including Shares represented by ADSs), Company Options and Company RSs the same economic effect as contemplated by this Agreement prior to such action.

(f)        Investment of Exchange Fund. The Exchange Fund, pending its disbursement to the holders of Shares and ADSs, shall be invested by the Paying Agent as directed by Parent; provided, that (i) Parent shall not direct the Paying Agent to make any such investments that are speculative in nature, and (ii) no such investment or losses shall affect the amounts payable to such holders, and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration. Earnings from investments shall be the sole and exclusive property of Parent and the Surviving Company. Except as contemplated by Section 2.04(b), this Section 2.04(f) and Section 2.04(g), the Exchange Fund shall not be used for any other purpose.

(g)        Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Shares or ADSs for three (3) months after the Effective Time shall be delivered to the Surviving Company upon demand, and any holders of Shares and ADSs who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company for the cash to which they are entitled pursuant to Section 2.01(a) and Section 2.01(b).

(h)        No Liability. None of the Paying Agent, the Rollover Shareholders, the Sponsors, Parent, the Surviving Company or the Depositary shall be liable to any former holder of Shares for any such Shares (including Shares represented by ADSs) (or dividends or distributions with respect thereto), or cash properly delivered to a public official pursuant to any applicable abandoned property, bona vacantia, escheat or similar Law. Any amounts remaining unclaimed by such former holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Company or its designee, free and clear of all claims or interest of any person previously entitled thereto.

(i)        Withholding Rights. Each of Parent, the Surviving Company, the Paying Agent and the Depositary shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, ADSs, Company Options or Company RSs such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Company, the Paying Agent or the Depositary, as the case may be, and paid to the applicable Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, ADSs, Company Options or Company RSs in respect of which such deduction and withholding was made by Parent, the Surviving Company, the Paying Agent or the Depositary, as the case may be.

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Section 2.05.       No Transfers.

From and after the Effective Time, (a) no transfers of Shares shall be effected in the register of members of the Company, and (b) the holders of Shares (including Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates presented to the Paying Agent, Parent or Surviving Company for transfer or any other reason (except for Share Certificates representing Rollover Shares) shall be canceled, in exchange for the right to receive the cash consideration to which the holders thereof are entitled under this Article II, in the case of Shares other than the Excluded Shares, and for no consideration, in the case of Excluded Shares.

Section 2.06.       Termination of Deposit Agreement.

As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to JPMorgan Chase Bank, N.A. (the “Depositary”) to terminate the deposit agreement, dated November 17, 2014, between the Company, the Depositary and all holders from time to time of ADSs issued thereunder (the “Deposit Agreement”) in accordance with its terms.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the Company Disclosure Schedule delivered to Parent and Merger Sub prior to or contemporaneously with the execution of this Agreement (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and apply to and qualify any other section or subsection of this Agreement the relevance of which is reasonably apparent on its face from the disclosed information) or (b) the Company SEC Reports filed prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Reports filed on or after the date hereof and excluding disclosures in the Company SEC Reports contained in the “Risk Factors” and “Forward Looking Statements” sections to the extent they are general, nonspecific, forward-looking or cautionary in nature, in each case, other than any specific factual information contained therein), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 3.01.       Organization, Good Standing and Qualification.

(a)        The Company is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Each of the Company’s Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction of its organization or formation, and each Group Company has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted, except where the failure of any Group Company to be so organized, existing or in good standing or of any Group Company to have such power or authority has not had and would not have a Company Material Adverse Effect. Each Group Company is duly qualified or licensed to do business, and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing), in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing as would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect.

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(b)        Section 3.01(b) of the Company Disclosure Schedule sets forth a true and complete list of each Group Company and each other entity in which a Group Company owns or otherwise holds any equity interest as of the date hereof, together with (i) the jurisdiction of organization or formation of each such Group Company or other entity, (ii) the percentage of the outstanding issued share capital or registered capital, as the case may be, of each such Group Company or other entity owned or otherwise held by the Group Company and (iii) the other holder(s) of equity in such Group Company or other entity. As of the date hereof, there are no other corporations, companies, partnerships or other entities in which a Group Company controls, owns, of record or beneficially, or otherwise holds any direct or indirect Equity Securities or other equity interest.

Section 3.02.       Memorandum and Articles of Association.

The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended to date, of each Group Company. Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof. No Group Company is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

Section 3.03.       Capitalization.

(a)        The authorized share capital of the Company is US$500,000 divided into (x) 407,328,619 Class A Shares of a par value of US$0.001 per share and (y) 92,671,381 Class B Shares of a par value of US$0.001 per share. As of the close of business on April 5, 2018, (i) 74,279,018 Class A Shares are issued and outstanding (which number includes 1,027,288 Class A Shares (in the form of ADSs representing such Class A Shares) held by the Depositary for future issuance under the Performance Incentive Plans) and 65,638,557 Class B Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, (ii) 3,492,000 Shares are reserved for issuance pursuant to Company Options and 3,000 Shares are reserved for issuance upon vesting of Company RSs (and for the avoidance of doubt are not included in the number of issued and outstanding Shares set forth in clause (i)) and (iii) no Shares are held by the Company as treasury shares and no Shares are held by any Subsidiary of the Company. Each Company Option and Company RS was granted in accordance with all applicable Law and all terms and conditions of the Performance Incentive Plans and in compliance with the rules and regulations of the NYSE. All Shares subject to issuance as aforesaid, upon the vesting and/or settlement and issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

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(b)        Except for the Company Options and Company RSs referred to in Section 3.03(a), the Deposit Agreement, the Company Articles and the Control Agreements, there are no options, warrants, preemptive rights, conversion rights, redemption rights, share appreciation rights, dividend equivalents, phantom stock units or similar derivative rights, performance units, repurchase rights, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character, deferred or otherwise, issued by any Group Company relating to the issued or unissued share capital of any Group Company or obligating any Group Company to issue, transfer or sell or cause to be issued, transferred or sold any Equity Securities of any Group Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of any Group Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any Equity Securities of any Group Company. Other than the ADSs and the Deposit Agreement, the Company has not issued and does not have outstanding any bonds, debentures, notes or other obligations that provide the holders thereof with the right to vote (or are convertible into or exchangeable or exercisable for securities having the right to vote) on any matter on which the shareholders of the Company may vote.

(c)        Section 3.03(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the close of business on April 5, 2018: (i) the name of the Company Option recipient; (ii) the number of Shares subject to such Company Option; (iii) Exercise Price of such Company Option; (iv) the date on which such Company Option was granted; and (v) the date on which such Company Option expires. The grant of each such outstanding Company Option was properly approved in compliance with the terms of the applicable Performance Incentive Plan and all applicable Laws. Except as set forth in Section 3.03(c) of the Company Disclosure Schedule, each grant of Company Options outstanding as of the date of this Agreement has been evidenced by an award agreement entered into under the Performance Incentive Plans that is substantially similar, in all material respects, to the forms of award agreements the Company has made available to Parent. Except as set forth in Section 3.03(c) of the Company Disclosure Schedule or as otherwise provided in this Agreement, there are no commitments or agreements of any character to which any Group Company is bound obligating such Group Company to accelerate or otherwise alter the vesting of any Company Option as a result of the Transactions.

(d)        Section 3.03(d) of the Company Disclosure Schedule sets forth the following information with respect to each Company RS outstanding as of the close of business on April 5, 2018: (i) the name of the Company RS recipient and (ii) the number of Shares subject to such Company RS. The grant of each such outstanding Company RS was properly approved in compliance with the terms of the applicable Performance Incentive Plan and all applicable Laws. Except as set forth in Section 3.03(d) of the Company Disclosure Schedule or otherwise provided in this Agreement, there are no commitments or agreements of any character to which any Group Company is bound obligating such Group Company to accelerate or otherwise alter the vesting of any Company RS as a result of the Transactions.

(e)        All Shares subject to issuance upon due exercise of a Company Option, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The Company has made available to Parent accurate and complete copies of (i) the Performance Incentive Plans pursuant to which the Company has granted the Company Options and Company RSs that are currently outstanding, (ii) the form of award agreement evidencing such Company Options and Company RSs and (iii) award agreements evidencing such Company Options and Company RSs with terms that are materially different from those set forth in the form of award agreement.

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(f)        The outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries and each other entity in which any Group Company owns any non-controlling interests is duly authorized, validly issued, fully paid and non-assessable, and the portion of the outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries and such other entities listed in Section 3.01(b) of the Company Disclosure Schedule that is owned by any Group Company is owned by such Group Company free and clear of all Liens or controlled by a Group Company pursuant to the Control Agreements. Such Group Company has the unrestricted right to vote, and (subject to limitations imposed by applicable Law and the applicable constitutional documents and the applicable Control Agreements) to receive dividends and distributions on, all such equity securities. The outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries is not subject to any outstanding obligations of any Group Company requiring the registration under any securities Law for sale of such share capital or registered capital, as the case may be. Except as otherwise provided in this Agreement, there are no outstanding contractual obligations of any Group Company (other than the capital contribution requirements relating to the unpaid registered capital as set forth under the articles of association of any Group Company that is incorporated in the PRC) to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company’s Subsidiaries.

Section 3.04.       Authority Relative to This Agreement; Fairness.

(a)        The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Requisite Company Vote, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the Plan of Merger and the consummation by it of the Transactions, in each case, subject only to the authorization and approval of this Agreement, the Plan of Merger and the Transactions by way of (i) a shareholders’ special resolution by the affirmative vote of holders of Shares representing at least two-thirds of the voting power of the Shares present and voting in person or by proxy as a single class at the Shareholders’ Meeting, (ii) a shareholders’ resolution by the affirmative vote of holders of Shares representing a majority of the aggregate voting power of the outstanding Shares of the Company and (iii) a shareholders’ resolution by the affirmative vote of holders of a majority of the total outstanding Class A Shares (collectively clauses (i), (ii) and (iii), the “Requisite Company Vote”), in each case, in accordance with Section 233(6) of the CICL and the Ninth Amended and Restated Articles of Association of the Company, adopted by special resolution on December 28, 2015 (the “Company Articles”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (the “Bankruptcy and Equity Exception”).

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(b)        As of the date hereof, the Special Committee comprises three members of the Company Board, each of whom qualifies as an “independent director” (as such term is defined in Section 303A of the New York Stock Exchange Listed Company Manual). The Company Board, acting upon the unanimous recommendation of the Special Committee, by resolutions duly adopted by a majority of the directors voting at a meeting duly called and held and not subsequently rescinded or modified in a manner adverse to Parent, has (i) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable, for the Company to enter into this Agreement and the Plan of Merger and to consummate the Transactions, including the Merger; (ii) authorized and approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger; (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the holders of Shares (the “Company Recommendation”) and direct that this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the holders of Shares for authorization and approval by the shareholders of the Company at the Shareholders’ Meeting; and (iv) taken all such actions as may be required to enter into this Agreement and, as of the Closing Date, shall have taken all actions as may be required to be taken by the Company to effect the Transactions, including the Merger, including obtaining any necessary consents in respect of the Performance Incentive Plans.

(c)        The Special Committee has received from Duff & Phelps, LLC (the “Financial Advisor”) its written opinion, dated the date of this Agreement, subject to the limitations, qualifications and assumptions set forth therein, that the Per Share Merger Consideration to be received by the holders of Shares (other than Excluded Shares, Dissenting Shares, Shares represented by ADSs and Company RSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing Excluded Shares) are fair, from a financial point of view, to such holders, a copy of which opinion will be delivered to Parent promptly after the execution of this Agreement solely for informational purposes. The Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement. It is agreed and understood that such opinion may not be relied upon by Parent, Merger Sub or any of their respective Affiliates, Representatives or actual or potential sources of Financing.

Section 3.05.       No Conflict; Required Filings and Consents.

(a)        The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) assuming that the Requisite Company Vote is obtained, conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any other Group Company, (ii) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that the matters referred to in Section 3.05(b) are complied with and the Requisite Company Vote is obtained, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to any Group Company or by which any property or asset of any Group Company is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of any Group Company pursuant to, any Contract to which any Group Company is a party or by which any of their respective properties or assets are bound or any Material Company Permit, except, with respect to clauses (ii) and (iii), for any such conflict, violation, breach, default, right or other occurrence that would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect or prevent or materially impair or delay, or be reasonably expected to prevent or materially impair or delay, the consummation of the Merger or other Transactions.

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(b)        The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any nation or government, any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal (each, a “Governmental Authority”), except (i) for compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the Securities and Exchange Commission (the “SEC”), if any, on such documents), (ii) for compliance with the rules and regulations of the New York Stock Exchange (the “NYSE”), (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICL, (iv) for the consents, approvals, authorizations or permits of, or filings with or notifications to, the Governmental Authorities set forth in Section 3.05(b) of the Company Disclosure Schedule (collectively, the “Requisite Regulatory Approvals”) and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect or prevent or materially impair or delay, or be reasonably expected to prevent or materially impair or delay, the consummation of the Merger or other Transactions.

Section 3.06.       Permits; Compliance with Laws.

(a)        Each Group Company is in possession of all Permits necessary for it to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted except for any Permits the absence of which would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect (the “Material Company Permits”). As of the date of this Agreement, no suspension or cancellation of any of the Material Company Permits is pending or, to the knowledge of the Company, threatened. All such Material Company Permits are valid and in full force and effect. Each Group Company is in compliance, in all material respects, with the terms of the Material Company Permits. Without limiting the generality of the foregoing, all permits, licenses, approvals, filings and registrations and other requisite formalities with Governmental Authorities in the People’s Republic of China (the “PRC”) that are material to the Group Companies, taken as a whole, and are required to be obtained or made in respect of each Group Company incorporated in the PRC with respect to its capital structure and operations as it is now being conducted, including approvals, filings and registrations with the State Administration for Industry and Commerce, the Ministry of Commerce, the National Development and Reform Commission, the State Administration of Foreign Exchange (“SAFE”) and the State Administration of Taxation (“SAT”), and their respective local counterparts, have been duly completed in all material respects in accordance with applicable Laws of the PRC. For any business carried out by any Group Company in the PRC, such Group Company has not violated any Laws of the PRC that imposes any prohibition or restriction on foreign investment. Each Group Company that is organized in the PRC has complied in all material respects with all applicable Laws of the PRC regarding the contribution and payment of its registered capital.

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(b)        Except as has not had and would not have a Company Material Adverse Effect, no Group Company is, or has been since December 31, 2014, in default, breach or violation of any Law applicable to it (including (i) any Law applicable to its business, (ii) any Tax Law, and (iii) any Law related to the protection of personal data) or by which any of its share, security, equity interest, property or asset is bound or affected. No Group Company has received any written notice or communication of any non-compliance with any applicable Law that has not been cured except for (x) such investigations, charges, assertions, reviews or notifications of violations the outcome of which would not, individually or in the aggregate, have a Material Company Adverse Effect and/or (y) such investigations or reviews in the trading in the securities of the Company related to the Merger.

(c)        No Group Company, no director or officer or employee of any Group Company, and, to the knowledge of the Company, no agent or any other person acting on behalf of any Group Company (collectively, the “Company Representatives”) has violated any Anticorruption Laws, nor has any Group Company or any Company Representative offered, paid, promised to pay, or authorized the payment of any money or anything of value, to any Government Official or to any person under circumstances where a Group Company or any Company Representative knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a person:

(i)        for the purpose of: (A) influencing or affecting any act or decision of a Government Official in his or her official capacity; (B) inducing a Government Official to do or omit to do any act in violation of his or her lawful duties; (C) securing any improper advantage; (D) inducing such Government Official to influence or affect any act or decision of any Governmental Authority; or (E) assisting a Group Company or Company Representative Company or any Company Representative in obtaining or retaining business for or with, or directing business to, a Group Company or any Company Representative; or

(ii)        in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks, other unlawful or improper means of obtaining any improper advantage, or would otherwise violate any Anticorruption Laws.

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(d)        No Group Company has conducted or initiated any internal investigation or made a voluntary, directed, involuntary or other disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance by any Group Company or any Company Representative with any Anticorruption Laws. No Group Company or Company Representative has received any notice, request or citation for any actual or potential noncompliance with any Anticorruption Laws.

(e)        No Company Representative is a Government Official.

(f)        No Group Company or Company Representative is currently subject to any U.S. economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury. The Group Companies and, to the knowledge of the Company, the Company Representatives, are and have been in compliance with all applicable Laws relating to economic or financial sanctions (including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury).

(g)        To the knowledge of the Company, each holder or beneficial owner of Shares, Company Options and/or Company RSs who is a PRC resident and subject to any of the registration or reporting requirements of the SAFE Circulars or any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and Regulations”), has complied with such reporting and/or registration requirements under the SAFE Rules and Regulations with respect to its investment in the Company. Neither the Company nor, to the knowledge of the Company, such holder or beneficial owner has received any inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations.

Section 3.07.       SEC Filings; Financial Statements.

(a)        The Company has timely filed or otherwise furnished (as applicable) all forms, reports, statements, schedules and other documents required to be filed with or furnished to the SEC by the Company (collectively, the “Company SEC Reports”). As of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Reports were amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (and to the extent such Company SEC Reports were amended, then as of the date of effectiveness of such amendment), the Company SEC Reports (i) complied as to form in all material respects with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed or effective, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of its filing date or effective date (as applicable). As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Reports.

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(b)        Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with GAAP except as may be noted therein or to the extent that such information has been amended or superseded by later Company SEC Reports filed prior to the date hereof.

(c)        Except as and to the extent set forth on the audited annual report of the Group Companies on Form 20-F filed with the SEC on April 27, 2017, including the notes thereto, no Group Company has outstanding (i) any Indebtedness or any commitments therefor, or (ii) any other liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that are required in accordance with GAAP to be disclosed or reflected or reserved in the consolidated financial statements of the Group Companies, except for Indebtedness or any commitments therefor or other liabilities or obligations (A) incurred in the ordinary course of business consistent with past practice since December 31, 2016, (B) incurred pursuant to this Agreement or in connection with the Transactions, or (C) that do not, or would not reasonably be expected to, result in a Company Material Adverse Effect.

(d)        The Company has made available to Parent complete and correct copies of all material amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

(e)        The Company has timely filed and made available to Parent all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company is in compliance, in all material respects, with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Company and each Group Company have established and maintain disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act to ensure that all material information concerning the Company and its Subsidiaries required to be disclosed by the Company in the reports it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and related forms, and that such information is accumulated and communicated to the Company’s chief executive officer and chief financial officer (or persons performing similar functions), as appropriate, to allow timely decisions regarding required disclosure. Neither the Company nor, to the knowledge of the Company, its independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal controls and procedures of the Company that are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data. To the knowledge of the Company, there is, and since December 31, 2014, there has been, no fraud or allegation of fraud, whether or not material, that involves (or involved) the management of the Company or other employees who have (or had) a significant role in the internal controls over financial reporting utilized by the Company. Since December 31, 2016, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting. As used in this Section 3.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(f)        The Group Companies maintain a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(g)        The Company is in compliance, in all material respects, with the applicable listing and corporate governance rules and regulations of the NYSE, subject to availing itself of any “home country” exemption from such rules and regulations available to a “foreign private issuer” (as defined under the Exchange Act and under the relevant rules and regulations of the NYSE).

(h)        There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type with respect to any Group Company that have not been described in the Company SEC Reports and no Group Company has any obligation to enter into any such arrangements.

(i)        Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer or auditor of the Company or any of its Subsidiaries, has received or been informed of any credible complaint, allegation, assertion or claim, whether written or oral, regarding a deficiency with the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls reasonably likely to lead to material non-compliance by the Company with GAAP or the Exchange Act (including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices), which complaint, allegation, assertion or claim was not appropriately addressed or otherwise cured. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board or any committee thereof.

Section 3.08.       Proxy Statement.

The information supplied by the Company for inclusion in the Proxy Statement (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 (including any amendment or supplement thereto or document incorporated by reference therein) shall not (i) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

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Section 3.09.       Absence of Certain Changes or Events.

Since December 31, 2016 and through the date hereof, except as expressly contemplated by this Agreement, each Group Company has conducted business in all material respects in the ordinary course, and without limiting the generality of the foregoing, there has not been (a) any Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of any Group Company’s Equity Securities, except for any dividend or distribution by a Group Company to another Group Company; (c) any redemption, repurchase or other acquisition of any Equity Securities of any Group Company by a Group Company (other than (x) the repurchase of Shares to satisfy obligations under the Performance Incentive Plans or other similar plans or arrangements, including the withholding of Shares in connection with the exercise of Company Options in accordance with the terms and conditions of such Company Options, or (y) the redemption of Class B Shares in connection with the conversion thereof to Class A Shares in accordance with the Company Articles); (d) any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto; or (e) any material Tax election made by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its Subsidiaries, other than in the ordinary course of business.

Section 3.10.       Absence of Litigation.

Except as set forth in Section 3.10 of the Company Disclosure Schedule, there is no litigation, hearing, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against any Group Company, or any share, security, equity interest, property or asset of any Group Company, before any Governmental Authority that (i) would be material to the Group Companies, taken as a whole, or (ii) has enjoined, restrained, prevented, materially delayed or materially impeded, or seeks to, or would reasonably be expected to, enjoin, restrain, prevent, materially delay or materially impede, the consummation of the Merger or the other Transactions or the performance by the Company of its obligations under this Agreement. No Group Company, nor any share, security, equity interest, or material property or asset of any Group Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except those that would not have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 3.11.       Labor and Employment Matters.

(a)        No Group Company is a party to or bound by any collective bargaining agreement, trade union, works council or other labor union Contract applicable to persons employed by it, and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any employee of any Group Company. Except those that would not have, individually or in the aggregate, a Company Material Adverse Effect, there are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened against any Group Company before any Governmental Authority and there is no organized strike, slowdown, work stoppage or lockout, or similar activity or, to the knowledge of the Company, threatened against or involving any Group Company.

(b)        Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Group Company (i) is in compliance with all applicable Laws relating to employment and employment practices, including those related to wages, work hours, shifts, overtime, Social Security Benefits, holidays and leave, collective bargaining terms and conditions of employment and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority, and (ii) is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (A) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed by any Group Company, (B) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Company, threatened with respect to any Group Company, and (C) there is no charge of discrimination in employment or employment practices, for any reason, including, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened against any Group Company before any Governmental Authority in any jurisdiction in which any Group Company has employed or currently employs any person.

(c)        The Company has made available to Parent true and complete copies of each Company Employee Plan and each Company Employee Agreement including all material amendments thereto (provided, that for Company Employee Agreements that are standard form agreements, the form, rather than each individual agreement, has been made available to Parent, with the exception that any Company Employee Agreement that deviates materially from the form have been separately made available to Parent).

(d)        Each Company Employee Plan is and has at all times been operated and administered in compliance with the provisions thereof and all applicable legal requirements in all material respects. There are no material claims (other than for benefits incurred in the ordinary course) or legal proceedings pending, or, to the knowledge of the Company, threatened against any Company Employee Plan or against the assets of any Company Employee Plan.

(e)        Except as contemplated otherwise under this Agreement, no Company Employee Plan or Company Employee Agreement exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the consummation of the Transactions (whether alone or in connection with any subsequent event(s), such as a termination of employment), will entitle any current or former director, officer, employee or consultant of any Group Company to (i) material compensation or benefits (including any severance payment or benefit) or any material increase in compensation or benefits upon any termination of employment on or after the date of this Agreement, or (ii) accelerate the time of payment or vesting or result in any payment or funding of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Company Employee Plans or Company Employee Agreements.

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(f)        No Group Company nor any of its ERISA Affiliates has at any time since December 31, 2014 sponsored or been obligated to contribute to, or had any liability in respect of, (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(g)        The Group Companies maintain no obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

Section 3.12.       Real Property; Title to Assets.

(a)        Section 3.12(a) of the Company Disclosure Schedule sets forth the address and description of each Owned Real Property (including the particulars and the issue date of the State-owned Land Use Certificate and Building Ownership Certificate for each Owned Real Property in the PRC). With respect to each Owned Real Property: (i) the relevant Group Company has good and marketable title (or, in the PRC, validly granted land use rights or building ownership rights, as applicable) to such Owned Real Property, free and clear of all Liens, except Permitted Encumbrances, (ii) no Group Company has leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof, (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, and (iv) the relevant Group Company is the only party in possession of such Owned Real Property. No Group Company is a party to any Contract, agreement or option to purchase any material real property or interest therein.

(b)        Section 3.12(b) of the Company Disclosure Schedule sets forth the address of each of the top twenty Leased Real Properties, as measured by unaudited revenue for the period from January 1, 2017 through June 30, 2017, and a true and complete list of all Leases to which such Leased Real Properties are subject (including the date and name of the parties to each such Lease). The Company has delivered or otherwise made available to Parent a true and complete copy of each such Lease. Except as would not otherwise be material to the Group Companies, taken as a whole, with respect to each of the Material Leases: (i) such Material Lease is legal, valid, binding, enforceable and in full force and effect, subject to the Bankruptcy and Equity Exception; (ii) the Group Companies’ possession and quiet enjoyment of the Leased Real Property under such Material Lease has not been disturbed and, to the knowledge of the Company, there are no disputes with respect to such Lease; and (iii) neither any Group Company nor, to the knowledge of the Company, any other party to the Material Lease is in breach or default under such Material Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Material Lease.

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(c)        The Owned Real Property identified in Section 3.12(a) of the Company Disclosure Schedule and the Leased Real Property identified in Section 3.12(b) of the Company Disclosure Schedule (collectively, the “Company Real Property”) comprise all of the material real property used or intended to be used in, or otherwise related to, the business of the Group Companies as of the date hereof. All certificates of occupancy and Permits of any Governmental Authority necessary or useful for the current use and operation of each Company Real Property have been obtained and have been complied with in all material respects. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any such Permit. There does not exist any actual or, to the knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Real Property or any part thereof, and no Group Company has received any notice, oral or written, of the intention of any Governmental Authority or other person to take or use all or any part thereof.

(d)        To the knowledge of the Company, (i) all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Company Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the business of the Group Companies, (ii) there are no structural deficiencies or latent defects materially affecting any of the Improvements, and (iii) there are no facts or conditions affecting any of the Improvements which would materially interfere with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Company and the Company Subsidiaries.

(e)        Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other properties and assets necessary to conduct their respective businesses as currently conducted (excluding Owned Real Property, Leased Real Property and Intellectual Property), in each case free and clear of all Encumbrances, except Permitted Encumbrances. The material machinery, equipment and other material tangible personal property and assets owned or used by the Company and its Subsidiaries are (i) usable in the ordinary course of business and, in all material respects, are adequate and suitable for the uses to which they are being put, and (ii) are in good and working order, repair and operating condition, reasonable wear and tear and immaterial defects excepted.

Section 3.13.       Intellectual Property.

(a)        The Company and its Subsidiaries have valid and enforceable rights to use all material Intellectual Property used in, or necessary to conduct, the business of the Company or its Subsidiaries as it is currently conducted (the “Company Intellectual Property”), free and clear of all Liens (other than Permitted Encumbrances).

(b)        Neither the Company nor any of its Subsidiaries has received written notice of any claim that it, or the business or activities conducted by it (including the commercialization and exploitation of its products and services), is infringing, diluting or misappropriating or has infringed, diluted or misappropriated any Intellectual Property right of any person, including any demands or unsolicited offers to license any Intellectual Property. Neither the Company nor any of its Subsidiaries nor the business or activities conducted by the Company or any of its Subsidiaries (including the commercialization and exploitation of their products and services) infringes, dilutes or misappropriates or has infringed, diluted or misappropriated any Intellectual Property rights of any person. To the knowledge of the Company, no person (including current and former officers, employees, consultants and contractors of any Group Company) is currently infringing, diluting or misappropriating Intellectual Property owned by the Company or any Subsidiary of the Company.

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(c)        There are no pending or, to the knowledge of the Company, threatened Actions by any person challenging the validity or enforceability of, or the use or ownership by the Company or any of its Subsidiaries of, any of the Company Intellectual Property.

(d)        All current or former officers, employees, consultants, or contractors of the Company and its Subsidiaries who have participated in the creation or development of any Company Intellectual Property, have executed and delivered to the Company or such Subsidiary of the Company a valid and enforceable agreement (i) providing for the non-disclosure by such person of confidential information and (ii) providing for the assignment by such person to the Company or such Subsidiary of the Company of any Intellectual Property developed or arising out of such person’s employment by, engagement by or contract with the Company or such Subsidiary of the Company and, to the knowledge of the Company, no such officer, employee, consultant or contractor is in material violation of any term of any such agreement.

(e)        The Company and its Subsidiaries have taken all actions reasonably necessary to (i) maintain and protect each material item of Intellectual Property that they own, and (ii) protect the confidentiality and value of their trade secrets and other know-how. Immediately subsequent to the Effective Time, the Company Intellectual Property shall be owned by or available for use by the Company and its Subsidiaries on terms and conditions materially identical to those under which the Company and its Subsidiaries owned or used the Company Intellectual Property immediately prior to the Effective Time.

(f)        The Company IT Assets are adequate for, and operate and perform in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Company’s business and the Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology consistent with industry practices in the PRC.

(g)        Except as would not be material to the Group Companies, taken as a whole, each Group Company has complied with all applicable PRC Law regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing personally identifiable data, including national, state, provincial, local laws or regulations regarding (i) data privacy and information security, (ii) data breach notification (as applicable), and/or (iii) trespass, computer crime and other laws governing unauthorized access to or use of electronic data. Each Group Company has in place, and takes steps reasonably designed to assure material compliance with such, privacy security policies and procedures.

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Section 3.14.       Taxes.

(a)        Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Group Company has duly filed all Tax returns and reports required to be filed by it and has paid and discharged all Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings. All such Tax returns are true, accurate and complete in all material respects. As of the date hereof, no taxing authority is asserting in writing or, to the knowledge of the Company, threatening to assert against any Group Company any material deficiency or claim for any Taxes. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Group Company has properly and duly withheld, collected and deposited all Taxes that are in the Company’s reasonable judgment required to be withheld, collected and deposited under applicable Law. No Group Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax.

(b)        No Group Company incorporated outside of the PRC takes the position for tax purposes that it is a “resident enterprise” of the PRC or tax resident in any jurisdiction other than its jurisdiction of formation.

(c)        Each Group Company has, in accordance with applicable Law, duly registered with the relevant Governmental Authority, obtained and maintained the validity of all national and local tax registration certificates and complied in all material respects with all requirements imposed by such Governmental Authorities. Each submission made by or on behalf of any Group Company to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates was accurate and complete in all material respects. As of the date hereof, no suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates is pending or, to the Company’s knowledge threatened.

Section 3.15.       No Secured Creditors; Solvency.

(a)        The Company does not have any secured creditors holding a fixed or floating security interest.

(b)        No Group Company has taken any steps to seek protection pursuant to any bankruptcy Law, nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any knowledge of any fact which would reasonably lead a creditor to do so. The Group Companies on a consolidated basis are not, as of the date hereof, Insolvent.

Section 3.16.       Material Contracts.

(a)        Except for this Agreement, the Contracts filed as exhibits to the Company SEC Reports, and the Contracts listed in Subsections (i) through (xx) of Section 3.16(a) of the Company Disclosure Schedule, as of the date hereof, none of the Company or any of its Subsidiaries is a party to or bound by the following Contracts:

(i)        any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(ii)        any Contract relating to the formation, creation, operation, management or control of any Subsidiary of the Company or any other partnership, joint venture, strategic collaboration, global affiliation or business cooperation, limited liability company or similar arrangement;

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(iii)        any Contract involving a loan (other than accounts receivable from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment allowances to the employees of the Company and any of its Subsidiaries extended in the ordinary course of business), or investment in, any person or any Contract relating to the making of any such loan, advance or investment for more than US$5,000,000;

(iv)        any Contract involving Indebtedness of the Company or any of its Subsidiaries of more than US$5,000,000;

(v)        any Contract (including so called take-or-pay or keep-well agreements) under which any person (other than the Company or any of its Subsidiaries) has directly or indirectly guaranteed Indebtedness of the Company or any of its Subsidiaries of more than US$5,000,000;

(vi)        any Contract granting or evidencing a Lien on any properties or assets of the Company or any of its Subsidiaries with value of more than US$5,000,000, other than a Permitted Encumbrances;

(vii)       any management service, consulting, financial advisory or any other similar type Contract and all Contracts with investment or commercial banks;

(viii)      any Contract for the acquisition, disposition, sale, transfer or lease (including leases in connection with financing transactions) of properties or assets of the Company or any of its Subsidiaries that have a fair market value or purchase price of more than US$5,000,000 (by merger, purchase or sale of assets or stock or otherwise) entered into since December 31, 2014 or, if prior to that date, have representations, warranties or indemnities that remain in effect or as to which claims are pending;

(ix)        any Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute with amount in controversy greater than US$5,000,000;

(x)         any Contract involving a standstill or similar arrangement;

(xi)        any non-competition Contract or other Contract that purports to limit, curtail or restrict in any material respect the ability of the Company or any of its Subsidiaries to compete in any geographic area, industry or line of business;

(xii)        any Contract for the employment of any senior executive officer;

(xiii)      any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any person or assets that have a fair market value or purchase price of more than US$5,000,000;

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(xiv)      any Contract (other than Contracts granting Company Options, or Company RSs) giving the other party the right to terminate such Contract as a result of this Agreement or the consummation of the Transactions, including the Merger, where (A) such Contract requires any payment in excess of US$5,000,000 to be made by the Company or any of its Subsidiaries in any calendar year or (B) the value of the outstanding receivables due to the Company and its Subsidiaries under such Contract is in excess of US$5,000,000 in any calendar year;

(xv)      any Contract that contains restrictions with respect to (A) payment of dividends or any distribution with respect to equity interests of the Company or any of its Subsidiaries, (B) pledging of share capital of the Company or any of its Subsidiaries or (C) issuance of guarantee by the Company or any of its Subsidiaries;

(xvi)      any Contract providing for (A) a license, covenant not to sue or other right granted by any Third Party under any Intellectual Property to the Company or any of its Subsidiaries, (B) a license, covenant not to sue or other right granted by the Company or any of its Subsidiaries to any Third Party under any Intellectual Property, (C) an indemnity of any person by the Company or any of its Subsidiaries against any charge of infringement, misappropriation, unauthorized use or violation of any Intellectual Property right, or (D) any royalty, fee or other amount payable by the Company or any of its Subsidiaries to any person by reason of the ownership, use, sale or disposition of Intellectual Property, in each case of clauses (A) through (D), other than agreements for off-the-shelf Software and such Contracts that are not material to business of the Group Companies, taken as a whole, and in each case of clauses (C) and (D), other than Contracts entered into by the Company and its Subsidiaries in the ordinary course of business;

(xvii)     any Contract granting rights in respect of exclusivity, “most favored nation” or similar rights;

(xviii)     any Contract between or among the Company or any of its Subsidiaries, on the one hand, and any of their respective Affiliates (other than the Company or any of its Subsidiaries), on the other hand, that involves payments of more than US$5,000,000 in any one year;

(xix)      each Control Agreement and any other any Contract which (A) provides the Company with effective control over any of its Subsidiaries in respect of which it does not, directly or indirectly, own a majority of the equity interests (each, an “Operating Subsidiary”), (B) provides the Company or any of its Subsidiaries the right or option to purchase the equity interests in any Operating Subsidiary, or (C) transfers economic benefits from any Operating Subsidiary to any other Subsidiary of the Company;

(xx)       any Contract between the Company or any of its Subsidiaries and any director or executive officer of the Company or any person beneficially owning five percent or more of the outstanding Shares required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act (including those that would be required to be disclosed if the Form 20-F were filed as of the date hereof); or

(xxi)      any other Contract which, if terminated, could reasonably be expected to result in a Company Material Adverse Effect.

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Each such Contract described in clauses (i) to (xxi) and each such Contract that would be a Material Contract if it had not been filed as an exhibit to the Company SEC Reports is referred to herein as a “Material Contract.”

(b)        Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Material Contract is a legal, valid and binding obligation of a Group Company, as applicable, in full force and effect and enforceable against such Group Company in accordance with its terms, subject to the Bankruptcy and Equity Exception; (ii) to the knowledge of the Company, each Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exception; (iii) no Group Company and, to the knowledge of the Company, no counterparty, is or is alleged to be in breach or violation of, or default under, any Material Contract; (iv) to the knowledge of the Company, no person intends to terminate any Material Contract; and (v) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the rights of any Group Company under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.17.       Environmental Matters.

Except as would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect, (a) each Group Company is in compliance with all applicable Environmental Law and has obtained and possesses all permits, licenses, reports and other authorizations currently required for its establishment and operation under any Environmental Law (the “Environmental Permits”), and all such Environmental Permits are in full force and effect, (b) no property currently or formerly owned or operated by any Group Company has been contaminated with or is releasing any Hazardous Substance in a manner that would reasonably be expected to require remediation or other action pursuant to any Environmental Law, (c) no Group Company has received any notice, demand, letter, claim or request for information alleging that any Group Company is in violation of or liable under any Environmental Law that remains unresolved, and (d) no Group Company is subject to any order, decree or injunction with any Governmental Authority or agreement with any Third Party concerning liability under any Environmental Law or relating to Hazardous Substances.

Section 3.18.       Insurance.

The Group Companies maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in compliance with applicable Law in all material aspects and in accordance with normal industry practice for companies engaged in businesses similar to that of the Group Companies in the PRC (taking into account the cost and availability of such insurance in the PRC), including, but not limited to, directors and officers insurance. The Company has made available to Parent prior to the date of this Agreement a copy of each material insurance policy maintained by the Group Companies. No notice of cancellation or modification has been received by any Group Company with respect to any such insurance policy, and there is no existing default or event which, with or without due notice or lapse of time or both, would constitute a default, by any insured thereunder. No Group Company has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost. None of the Group Companies have received any written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of its respective insurance policies. The business, activities and operations of each Group Company have been conducted in compliance with all applicable Laws regarding the sale or issuance of, or otherwise relating to, insurance in all material respects.

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Section 3.19.       Anti-Takeover Provisions.

The Company is not party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “business combination”, “fair price”, “control share” or other similar Laws enacted under any Laws applicable to the Company other than the CICL (each, a “Takeover Statute”) do not, and will not, apply to this Agreement, the Merger or the other Transactions.

Section 3.20.       Brokers.

Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.21.       Variable Interest Entities.

Each party to the Control Agreements has the legal right, power and authority (corporate or otherwise) to enter into and perform its respective obligations under the Control Agreements and has duly authorized, executed and delivered, each of the Control Agreements. Each of the Control Agreements constitutes a valid and legally binding obligation of each party thereto, enforceable in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exception. The Company possesses, through the Control Agreements, the power to direct or cause the direction of the management and policies of the VIEs and there is no agreement or understanding to rescind, amend or otherwise modify the terms of the Control Agreements.

Section 3.22.       Vehicle Contracts.

Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (a) each Vehicle Contract is a legal, valid and binding obligation of a Group Company, as applicable, in full force and effect and enforceable against such Group Company in accordance with its terms, subject to the Bankruptcy and Equity Exception; (b) to the knowledge of the Company, each Vehicle Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exception; (c) no Group Company and, to the knowledge of the Company, no counterparty, is or is alleged to be in breach or violation of, or default under, any Vehicle Contract; (d) to the knowledge of the Company, no person intends to terminate any Vehicle Contract; and (e) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the rights of any Group Company under any Vehicle Contract.

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Section 3.23.       No Other Representations or Warranties.

Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to any Group Company or their respective business, operations, assets, liabilities, properties, condition (financial or otherwise) or prospects, or with respect to any other information provided to Parent or Merger Sub or any of their respective Affiliates, Representatives or sources of Financing, including any documentation, forecasts or other information, in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.01.       Corporate Organization.

Each of Parent and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their material obligations under this Agreement. Parent has heretofore made available to the Company complete and correct copies of the memorandum and articles of association of Parent and Merger Sub, each as amended to date, and each as so delivered is in full force and effect.

Section 4.02.       Authority Relative to This Agreement.

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Plan of Merger or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.03(b)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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Section 4.03.       No Conflict; Required Filings and Consents.

(a)        The execution and delivery of this Agreement and the Plan of Merger by Parent and Merger Sub do not, and the performance of this Agreement and the Plan of Merger by Parent and Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their material obligations under this Agreement.

(b)        The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for filings and/or notices pursuant to Section 13 of the Exchange Act and the rules and regulations thereunder, (ii) for compliance with the rules and regulations of the NYSE, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICL, and (iv) for the Requisite Regulatory Approvals.

(c)        Except as contemplated under the Financing Documents, Merger Sub has no secured creditors holding a fixed or floating security interest.

Section 4.04.       Capitalization.

(a)        The authorized share capital of Parent consists solely of 1,000,000 ordinary shares, par value of US$0.01 each. As of the date of this Agreement, one ordinary share of Parent was issued and outstanding, which is duly authorized, validly issued, fully paid and non-assessable and is owned by Midco. Parent was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than the Financing Documents, the Contribution and Support Agreement and those incident to its formation and capitalization pursuant to this Agreement and the Transactions.

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(b)        The authorized share capital of Merger Sub consists solely of 1,000,000 ordinary shares, par value of US$0.01 each, all of which are validly issued and outstanding, duly authorized and fully paid and non-assessable. All of the issued and outstanding share capital of Merger Sub is, as of the date of this Agreement, and at the Effective Time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Transactions.

Section 4.05.       Available Funds and Financing.

(a)        Parent has delivered to the Company true and complete copies of (i) an executed commitment letter from the financial institutions named therein (as the same may be amended or modified pursuant to Section 6.07, the “Debt Commitment Letter”) (which may be redacted with respect to provisions relating to fees and market flex provisions that would not affect the conditionality, enforceability, availability, termination or the aggregate principal amount of the Debt Financing), confirming their respective commitments, subject to the terms and conditions thereof, to provide or cause to be provided the respective debt amounts set forth therein, together with, unless the context otherwise requires, any debt securities issued in lieu thereof, in connection with the Transactions (the “Debt Financing”), and (ii) executed equity commitment letters from the Sponsors or their respective Affiliates (as the same may be supplemented or amended from time to time in accordance with this Agreement, the “Equity Commitment Letters” and, together with the Debt Commitment Letter and/or, if applicable the Alternative Financing Documents, the “Financing Documents”) pursuant to which each of the Sponsors has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions thereof, equity securities of Holdco, up to the aggregate amount set forth therein (the “Equity Financing” and, together with the Debt Financing and/or, if applicable, the Alternative Financing, the “Financing”).

(b)        As of the date hereof (i) each of the Financing Documents is in full force and effect and is a legal, valid and binding obligation of Parent and/or Merger Sub (as applicable and subject to the Bankruptcy and Equity Exception) and, to the knowledge of Parent, the other parties thereto (subject to the Bankruptcy and Equity Exception), and (ii) none of the Financing Documents has been amended or modified and no such amendment or modification (other than as permitted by Section 6.07 or this Section 4.05) is contemplated, and the respective commitments contained in the Financing Documents have not been withdrawn or rescinded in any material respect (other than as permitted by Section 6.07 or this Section 4.05). Assuming (A) the Financing is funded in accordance with the Financing Documents, and (B) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 7.01 and Section 7.02 or the waiver of such conditions, as of the date hereof, the net proceeds of the Financing contemplated by the Financing Documents will be sufficient for Merger Sub and the Surviving Company to pay (1) the Merger Consideration, and (2) any other amounts required to be paid in connection with the consummation of the Transactions (including amounts payable in connection with the Consent Solicitation) upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The Financing Documents contain all of the conditions precedent (or, where applicable, refer to customary conditions precedent for a transaction of the nature contemplated by the Financing Documents) to the obligations of the parties thereunder to make the Financing available to Holdco, Midco, Parent or Merger Sub on the terms and conditions contained therein. As of the date hereof, there are no side letters or other agreements, Contracts or arrangements (whether written or oral) to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than (y) as expressly set forth in the Financing Documents and (z) any customary engagement letter, fee letter and non-disclosure agreements that do not impact the conditionality, availability or amount of the Financing. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would either (I) constitute a default or breach under the Financing Documents on the part of Parent or Merger Sub or, to the knowledge of Parent, any other parties thereto, and that, in the case of the Debt Commitment Letter and/or, if applicable, the Alternative Financing Documents, would permit the respective lenders thereunder to, in accordance with the respective terms and conditions thereof, not fund the full amount of the Debt Financing and/or, if applicable, the Alternative Financing upon satisfaction of the conditions set forth in Article VII, or (II) prevent or materially delay the other parties thereto from providing or funding, as applicable, any portion of the Financing. As of the date of this Agreement, subject to the accuracy of the representations and warranties of the Company set forth in Article III, and the satisfaction of the conditions set forth in Section 7.01 and Section 7.02, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Documents or that any of the conditions to the Financing that are required to be satisfied by Parent or Merger Sub will not be satisfied or that the Financing will not be available to Parent or Merger Sub at the Effective Time. For the avoidance of doubt, Parent is not making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties in Article III or compliance by the Company with its obligations hereunder.

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Section 4.06.       Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.07.       Guarantees.

Assuming the due authorization, execution and delivery by the Company, each Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantor that executed it, subject to the Bankruptcy and Equity Exception, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of such Guarantor under such Guarantee.

Section 4.08.       Absence of Litigation.

To the knowledge of Parent and Merger Sub, as of the date hereof, (a) there is no material Action pending or threatened against Parent or Merger Sub nor any of their respective Affiliates before any Governmental Authority and (b) neither Parent nor Merger Sub nor any of their respective Affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, in each case that seeks to, or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or other Transactions.

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Section 4.09.       Ownership of Company Shares.

As of the date hereof, other than (a) the Rollover Shares, (b) the ADSs that may be deemed to be beneficially owned by BPEA Teamsport Limited pursuant to the Tiger SPA, and (c) Company Options and Company RSs held by the Chairman, none of Parent, Merger Sub, Holdco, Midco, the Chairman or the Sponsors beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in the Company.

Section 4.10.       Solvency.

Neither Parent nor Merger Sub is entering into the Transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transactions contemplated hereby, including the Financing (and any Alternative Financing, if applicable) and the payment of the Merger Consideration and all other amounts required to be paid in connection with the consummation of the Transactions, assuming (a) satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth herein, or the waiver of such conditions and (b) the accuracy of the representations and warranties of the Company set forth in Article III (for such purposes, the representations and warranties that are qualified as to materiality or “Company Material Adverse Effect” shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects), the Surviving Company will be solvent (as such term is used under the Laws of the Cayman Islands) at and immediately after the Effective Time.

Section 4.11.       Parent Group Contracts.

Parent has delivered to the Company and the Special Committee a true and complete copy of each of: (a) the Consortium Term Sheet, (b) the Tiger SPA, (c) the Equity Commitment Letters, (c) the Guarantees, (d) the Contribution and Support Agreement and (e) the Interim Investors Agreement (collectively, the “Parent Group Contracts”), including all amendments thereto or modifications thereof. As of the date hereof, other than the Parent Group Contracts, there are no side letters or other oral or written Contracts, agreements, arrangements or understandings (whether or not legally enforceable) (i) relating to the Transactions between or among Parent, Merger Sub, any Rollover Shareholder, any Sponsor or any of their respective Affiliates (excluding any agreements among any one or more of the foregoing solely relating to the Surviving Company following the Effective Time), (ii) relating to the Transactions between or among Parent, Merger Sub, any Rollover Shareholder, any Sponsor or any of their respective Affiliates, on the one hand, and any member of the Company’s management, any members of the Company Board or any of the Company’s shareholders in their capacities as such (excluding the Chairman and his Affiliates, with respect to agreements solely relating to the Surviving Company following the Effective Time), on the other hand or (iii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.

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Section 4.12.       No Additional Representations.

Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent nor Merger Sub nor any other person on behalf of each of them makes any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01.       Conduct of Business by the Company Pending the Merger.

The Company agrees that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as (x) required by applicable Law, (y) set forth in Section 5.01 of the Company Disclosure Schedule or (z) expressly required or permitted by this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (i) the businesses of the Group Companies shall be conducted in the ordinary course of business and in a manner consistent with past practice; and (ii) the Company shall use its commercially reasonable efforts to preserve intact the assets and the business organization of the Group Companies in all material respects, to keep available the services of the current officers and key employees of the Group Companies and to maintain in all material respects the current relationships of the Group Companies with existing customers, suppliers and other persons with which any Group Companies has material business relations as of the date hereof.

Without limiting the generality of the foregoing paragraph, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as (x) required by applicable Law, (y) set forth in Section 5.01 of the Company Disclosure Schedule or (z) expressly contemplated or permitted by this Agreement, the Company shall not and shall not permit any other Group Company to, directly or indirectly, do or propose to do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)        amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

(b)        issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of any Group Company (other than in connection with (A) the exercise of any Company Options, or Company RSs in accordance with the Performance Incentive Plans, (B) the withholding of Company securities to satisfy tax obligations with respect to Company Options or Company RSs, (C) the acquisition by the Company of its securities in connection with the forfeiture of Company Options or Company RSs and (D) the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof) or any options, warrants, securities convertible into any share capital or other rights of any kind to acquire any shares, or any other ownership interest (including any phantom interest), of any Group Company, or (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of any Group Company with a value or purchase price (including the value of assumed liabilities) in excess of US$5,000,000, except in the ordinary course of business, or (iii) any material Intellectual Property owned by or licensed to any Group Company, except in the ordinary course of business consistent with past practice;

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(c)        declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any Subsidiary of the Company to the Company or any of its other Subsidiaries);

(d)        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital (other than the purchase of Shares to satisfy obligations under the Performance Incentive Plans, including the withholding of Shares in connection with the exercise of Company Options, or Company RSs in accordance with the terms and conditions of such Company Options or Company RSs (as applicable));

(e)        effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization, public offering or similar transaction involving any Group Company, or create any new Subsidiary (other than creating any new Subsidiary in the PRC by a Group Company that (i) is incorporated in the PRC and (ii) does not require any capital injection (directly or indirectly) from outside the PRC after the date hereof), other than as contemplated by this Agreement;

(f)        acquire, whether by purchase, merger, spin off, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or otherwise, any assets, securities or properties, in aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of US$5,000,000 in any transaction or related series of transactions;

(g)        incur or assume any indebtedness for borrowed money or guarantee any indebtedness for borrowed money of any Third Party or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of any Group Company, except for borrowings or guarantee of indebtedness (i) under any Group Company’s existing credit facilities as in effect on the date hereof in an aggregate amount not to exceed the maximum amount authorized under the Contracts evidencing such Indebtedness or (ii) not in an aggregate amount in excess of US$10,000,000;

(h)        make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business;

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(i)        other than expenditures necessary to maintain assets in good repair in the ordinary course of business consistent with past practice, authorize, or make any commitment with respect to, capital expenditures (including with respect to vehicle purchases) that are, in the aggregate, in excess of US$25,000,000 for the Group Companies taken as a whole;

(j)        except as required pursuant to any Company Employee Plan or this Agreement, (i) enter into any new employment or compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any director, officer, employee or consultant of any Group Company other than the hiring or termination of employees or consultants below the C-level or its equivalent (e.g. the head of business unit) or with an annual compensation of less than US$200,000, (ii) grant or provide any severance or termination payments or benefits to any director, officer, employee or consultant of any Group Company except as required by applicable Law or Contracts in effect on the date of this Agreement, (iii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to any director, officer, employee or consultant of any Group Company except such increases or payments, in the aggregate, do not cause an increase in the labor costs of the Group Companies, taken as a whole, by more than 10%, (iv) make any new equity or other incentive awards to any director, officer, employee or consultant of any Group Company, (v) establish, adopt, amend or terminate any Company Employee Plan or collective bargaining agreement or materially amend the terms of any outstanding Company Options except as required by applicable Law, (vi) take any action to accelerate the vesting of Company Options or Company RSs or (vii) forgive any loans to any director, officer, employee or consultant of any Group Company;

(k)        issue or grant any Company Option or Company RSs to any person under the Performance Incentive Plans;

(l)        make any changes with respect to financial or tax accounting policies or procedures, including changes affecting the reported consolidated assets, liabilities or results of operations of the Group Companies, except as required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(m)       enter into, amend, modify, consent to the termination of, or waive any material rights under, any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof) that calls for annual aggregate payments of US$5,000,000 or more or with a term longer than one (1) year which cannot be terminated without material surviving obligations or material penalty upon notice of ninety (90) days or less (other than the amendments to the indentures described in Section 6.08(e));

(n)        enter into, amend, modify, consent to the termination of, or waive any material rights under, any Control Agreements (or any Contract that would be a Control Agreement if such Contract had been entered into prior to the date hereof);

(o)        enter into any Contract with any director or officer of the Company or any of its Subsidiaries, individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the Company, and members of any such individual’s immediate family;

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(p)        terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

(q)       commence any Action for a claim of more than US$5,000,000 (excluding any Action seeking injunctive relief or other similar equitable remedies) or settle or compromise any Action other than any settlement involving the payment of monetary damages not in excess of US$5,000,000;

(r)        permit any Intellectual Property owned by any Group Company to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every item of Intellectual Property owned by any Group Company;

(s)        fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(t)        enter into, or propose to enter into, any transaction involving any earn-out or similar payment payable by any Group Company, to any Third Party, other than payments in connection with purchases of vehicles, plant, equipment, supplies, computers or other assets in the ordinary course of business;

(u)        engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

(v)        make or change any material Tax election, materially amend any Tax return (except as required by applicable Law), enter into any material closing agreement with respect to material Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;

(w)       announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Section 5.02.       Operation of Parent’s and Merger Sub’s Business.

Each of Parent and Merger Sub agrees that, from the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, it shall not: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; or (b) take any action or fail to take any action that would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions in accordance with the terms of this Agreement.

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Section 5.03.       No Control of Other Party’s Business.

Except as otherwise expressly provided herein, nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or the Company’s Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01.       Proxy Statement and Schedule 13E-3.

(a)        As soon as practicable following the date of this Agreement, the Company, with the assistance of Parent and Merger Sub, shall prepare a proxy statement relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”). Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and cause to be filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company, which may be in the form of an amendment to the Schedule 13E-3 filed by the Chairman, MBKP, Baring and their respective Affiliates (such Schedule 13E-3, as amended or supplemented, being referred to herein as the “Schedule 13E-3”). Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Proxy Statement and the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3. Each of Parent and Merger Sub shall provide reasonable assistance and cooperation to the Company in the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC. Upon its receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and the Schedule 13E-3, the Company shall promptly notify Parent and Merger Sub and in any event within 24 hours and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub with a reasonable period of time to review and comment on such document or response and (ii) shall consider in good faith all additions, deletions or changes reasonably proposed by Parent in good faith. If at any time prior to the Shareholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors, is discovered by the Company, Parent or Merger Sub that should be set forth in an amendment or supplement to the Proxy Statement and/or the Schedule 13E-3 so that the Proxy Statement and/or the Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate to the shareholders of the Company.

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(b)        Each of Parent, Merger Sub and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Shares and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company further agrees that all documents that such party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and that all information supplied by such party for inclusion or incorporation by reference in such document will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent, Merger Sub or the Company, or their respective officers or directors, should be discovered that should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party discovering such event or circumstance shall promptly inform the other parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law; provided, that prior to such filing, the Company and Parent, as the case may be, shall consult with each other with respect to such amendment or supplement and shall afford the other party and their Representatives a reasonable opportunity to comment thereon.

(c)        Parent shall (i) vote, or cause to be voted, all of the Shares then beneficially owned by Parent or Merger Sub or with respect to which Parent or Merger Sub otherwise has, directly or indirectly, voting power at the Shareholders’ Meeting in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, and (ii) if necessary, enforce the agreement of the Rollover Shareholders set forth in the Contribution and Support Agreement to vote for the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger.

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Section 6.02.       Shareholders’ Meeting.

(a)        As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 but in any event no later than two (2) days after such confirmation, the Company shall (i) establish a record date for determining shareholders of the Company entitled to vote at the Shareholders’ Meeting (the “Record Date”) and shall not change such Record Date or establish a different record date for the Shareholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Law; provided, that in the event that the date of the Shareholders’ Meeting as originally called is for any reason adjourned or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing or as required otherwise by applicable Laws or stock exchange requirements, the Company shall, if possible, implement such adjournment or other delay in such a way that the Company does not establish a new Record Date for the Shareholders’ Meeting, as so adjourned or delayed, (ii) mail or cause to be mailed the Proxy Statement to the holders of Shares (and concurrently furnish the Proxy Statement under Form 6-K), including Shares represented by ADSs, as of the Record Date, which meeting the Company shall duly convene and cause to occur as soon as reasonably practicable but in any event within thirty (30) days following the mailing of the Proxy Statement, for the purpose of voting upon the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, and (iii) instruct or otherwise cause the Depository to (A) fix the Record Date as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Subject to Section 6.02(b), without the consent of Parent, the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, are the only matters (other than procedural matters) that shall be proposed to be voted upon by the shareholders of the Company at the Shareholders’ Meeting.

(b)        No later than thirty (30) days after the date of mailing the Proxy Statement, the Company shall hold the Shareholders’ Meeting. Subject to this Section 6.02 and Section 6.04, (i) the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement, the Plan of Merger and the Transactions, including the Merger, and shall include such recommendation in the Proxy Statement and (ii) the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, and shall take all other action necessary or advisable to secure the Requisite Company Vote. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is validly terminated in accordance with Section 8.03(c), the Company’s obligations pursuant to this Section 6.02 shall not be limited or otherwise affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Competing Transaction or by any Change in the Company Recommendation.

(c)        Notwithstanding Section 6.02(b), after consultation in good faith with Parent, the Company may recommend the adjournment of the Shareholders’ Meeting to its shareholders (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholders’ Meeting, (ii) as otherwise required by applicable Law, (iii) if as of the time for which the Shareholders’ Meeting is scheduled as set forth in the Proxy Statement (after giving effect to any prior adjournment), there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting, or (iv) if an Intervening Event has occurred and the Company Board (acting only upon the recommendation of the Special Committee) or the Special Committee determines, in its good faith judgment upon written advice by outside legal counsel engaged by the Special Committee, which advice shall be confirmed in writing by another outside legal counsel engaged by the Special Committee (both counsel having an international reputation of experience in the corporate Law of the Cayman Islands), that the failure to take such action would reasonably be expected to breach its fiduciary duties under applicable Law. If the Shareholders’ Meeting is adjourned in accordance with the immediately preceding sentence, the Company shall convene and hold the Shareholders’ Meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence; provided, that the Company shall not recommend to its shareholders the adjournment of the Shareholders’ Meeting to a date that is less than five (5) Business Days prior to the Termination Date.

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(d)        Parent may request that the Company, adjourn the Shareholders’ Meeting for up to ninety (90) days (but in any event no later than five (5) Business Days prior to the Termination Date), (i) if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting or (B) voting in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, to obtain the Requisite Company Vote or (ii) in order to allow reasonable additional time for (A) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure and (B) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders’ Meeting, in which event the Company shall, in each case, recommend that the Shareholders’ Meeting be adjourned in accordance with Parent’s request.

Section 6.03.       Access to Information.

(a)        From the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII and subject to applicable Law and the Confidentiality Agreements, upon reasonable advance notice from Parent, the Company shall (i) provide to Parent (and Parent’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources (including potential financing sources) and other authorized representatives of Parent and such other parties, collectively, “Representatives”) reasonable access during normal business hours to the offices, properties, books and records of any Group Company, (ii) furnish to Parent and its Representatives such existing financial and operating data and other existing information as such persons may reasonably request in writing, and (iii) instruct its and its Subsidiaries’ employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent and its Representatives in their investigation. Notwithstanding the foregoing, any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the timely discharge by the employees of the Company or its Subsidiaries of their duties.

(b)        Notwithstanding anything to the contrary in Section 6.03(a), nothing in this Agreement shall require the Company or any of its Subsidiaries to provide Parent or any of its Representatives with access to any books, records, documents or other information to the extent that (i) such books, records, documents or other information is subject to any confidentiality agreement with a Third Party (provided, that at the request of Parent, the Company shall use its reasonable best efforts to obtain a waiver from such Third Party), (ii) the disclosure of such books, records, documents or other information would result in the loss of attorney-client or other legal privilege that could not reasonably be remedied by use of common interest agreements or other arrangements to maintain such privilege (provided, that if such an agreement or arrangement can be used to maintain such privilege, the applicable parties shall, if requested by Parent, enter into such agreement or other arrangement as is reasonably acceptable to the Company to maintain such privilege) or (iii) the disclosure of such books, records, documents or other information is prohibited by applicable Law.

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(c)        All information provided or made available pursuant to this Section 6.03 to Parent or its Representatives shall be subject to the Confidentiality Agreements.

(d)        No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.04.       No Solicitation of Transactions.

(a)        Until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as set forth in Section 6.04(b), the Company agrees that neither it nor any of its Subsidiaries, and that it will cause its and its Subsidiaries’ Representatives (including any investment banker, attorney or accountant retained by any Group Company), not to, in each case, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information concerning any Group Company), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its shareholders) that constitutes, or could reasonably be expected to lead to, any Competing Transaction, (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information concerning any Group Company to, any Third Party in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, (iii) agree to, approve, endorse, recommend or consummate any Competing Transaction or enter into any letter of intent or Contract (other than an Acceptable Confidentiality Agreement) or commitment contemplating or otherwise relating to any Competing Transaction, (iv) grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or Takeover Statutes (and the Company shall promptly take all action necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality, standstill or similar agreement or Takeover Statute and to enforce each such confidentiality, standstill and similar agreement), or (v) authorize or permit any of the Representatives of the Company or any of its Subsidiaries to take any action set forth in clauses (i) – (iv) of this Section 6.04(a). The Company shall notify Parent as promptly as practicable (and in any event within forty-eight (48) hours after the Company has knowledge thereof), orally and in writing, of any proposal or offer, or any inquiry or contact with any person, regarding a Competing Transaction or that, in the Company’s good faith judgment, could reasonably be expected to lead to a Competing Transaction, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, (y) the identity of the party making such proposal or offer or inquiry or contact, and (z) whether the Company has any intention to provide confidential information to such person. The Company shall keep Parent informed, on a reasonably current basis (and in any event within forty-eight (48) hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). Without limiting the foregoing, the Company shall provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board or members of the Special Committee) of any meeting of the Company Board or Special Committee at which the Company Board or Special Committee, as applicable, is reasonably expected to consider any Competing Transaction. The Company shall, and shall cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, immediately cease and terminate all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Third Party subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent.

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(b)        Notwithstanding anything to the contrary in Section 6.04(a), at any time prior to the receipt of the Requisite Company Vote, following the receipt of an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction that was not obtained in violation of this Section 6.04, the Company and its Representatives may, with respect to such proposal or offer and acting only upon the recommendation of the Special Committee:

(i)         contact the person who has made such proposal or offer (A) solely to inform such person of, and direct such person to, the obligations of the Company set forth in this Section 6.04, and/or (B) to clarify and understand the terms and conditions thereof to the extent the Special Committee shall have determined in good faith that such contact is necessary to determine whether such proposal or offer constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;

(ii)        provide information in response to the request of the person who has made such proposal or offer, if and only if, prior to providing such information, the Company has received from the person so requesting such information an executed Acceptable Confidentiality Agreement; provided, that the Company shall concurrently make available to Parent any information concerning the Company and the Subsidiaries that is provided to any such person and that was not previously made available to Parent or its Representatives; and

(iii)        engage or participate in any discussions or negotiations with the person who has made such proposal or offer;

provided, that prior to taking any actions described in clause (ii) or (iii), the Company Board (acting only upon recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee) has (A) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that such proposal or offer constitutes or could reasonably be expected to result in a Superior Proposal, (B) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that, in light of such Superior Proposal, failure to take such action would be inconsistent with the fiduciary duties of the Company Board or Special Committee, as applicable, under applicable Law, and (C) provided written notice to Parent at least forty-eight (48) hours prior to taking any such action.

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(c)        Except as set forth in Section 6.04(d) or Section 6.04(e), neither the Company Board nor any committee thereof shall (i) (A) change, withhold, withdraw, qualify or modify (or publicly propose to change, withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement, (C) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the shareholders of the Company, a Competing Transaction, (D) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) Business Days after the commencement thereof; provided, that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d−9(f) of the Exchange Act or a statement that the Company Board has received and is currently evaluating such Competing Transaction shall not be prohibited or be deemed to be a Change in the Company Recommendation, (E) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Transaction, or (F) fail to publicly reaffirm the Company Recommendation following any Competing Transaction having been publicly made, proposed or communicated (and not publicly withdrawn) within ten (10) Business Days after Parent so requests in writing; provided, that Parent may not make such request more than one time with respect to any given Competing Transaction unless there shall have been a publicly disclosed change in the consideration per Share contemplated by such Competing Transaction (any of the foregoing, a “Change in the Company Recommendation”), or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or Contract with respect to any Competing Transaction, other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.04(b) (an “Alternative Acquisition Agreement”).

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(d)        Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement and at any time prior to the receipt of the Requisite Company Vote, if the Company has received a bona fide written proposal or offer with respect to a Competing Transaction which was not obtained in violation of Section 6.04 and the Company Board (acting only upon the recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee) determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel), that such proposal or offer constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law, the Company Board (acting only upon the recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee) may effect a Change in the Company Recommendation with respect to such Superior Proposal and/or authorize the Company to terminate this Agreement in accordance with Section 8.03(c), but only (i) if the Company shall have complied with the requirements of Section 6.04(a) and Section 6.04(b) with respect to such proposal or offer; (ii) after (A) providing at least five (5) Business Days’ (the “Superior Proposal Notice Period”) written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and providing any proposed agreements related thereto), identifying the person making such Superior Proposal and indicating that the Company Board or the Special Committee (to the extent it is within the authority of the Special Committee), as applicable, intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate this Agreement in accordance with Section 8.03(c), it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change in the Company Recommendation, (B) negotiating with and causing its financial and legal advisors to negotiate with Parent, Merger Sub and their respective Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Financing, so that such Third Party proposal or offer would cease to constitute a Superior Proposal, and (C) permitting Parent and its Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement, the Financing and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided, that any material modifications to such Third Party proposal or offer that the Company Board (acting only upon the recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee) has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this Section 6.04(d); provided, further, that with respect to such new Superior Proposal, the Superior Proposal Notice Period shall be deemed to be a three (3) Business Day period rather than the five (5) Business Day period first described above; and (iii) following the end of such five (5) Business Day period or three (3) Business Day period (as applicable), the Company Board (acting only upon the recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee) shall have determined, in its good faith judgment (after consultation with its financial advisor and outside legal counsel), that taking into account any changes to this Agreement and the Financing proposed by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the proposal or offer with respect to the Competing Transaction giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal.

(e)        Notwithstanding anything to the contrary set forth in this Agreement, from the date hereof and until the receipt of the Requisite Company Vote, if an Intervening Event has occurred and the Company Board (acting only upon the recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee) determines in its good faith judgment (after receiving written advice of outside legal counsel engaged by the Special Committee, which advice shall be confirmed in writing by another outside legal counsel engaged by the Special Committee (both counsel having an international reputation of experience in the corporate Law of the Cayman Islands)) that the failure to take such action would reasonably be expected to breach its fiduciary duties under applicable Law, the Company Board (acting only upon the recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee) may effect a Change in the Company Recommendation; provided, that the Company Board or the Special Committee, as applicable, shall not make such Change in the Company Recommendation unless the Company has (i) provided to Parent at least five (5) Business Days’ prior written notice that it intends to take such action and specifying in reasonable detail the facts underlying the decision by the Company Board (acting only upon the recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee), as applicable, to take such action and (ii) during such five (5) Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for such Change in the Company Recommendation.

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(f)        Nothing contained in this Section 6.04 shall be deemed to prohibit the Company, the Company Board or the Special Committee from (i) complying with its disclosure obligations under U.S. federal or state or non-U.S. Law with regard to a Competing Transaction or proposal therefor, including taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); provided, that any such disclosure (other than a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or a statement that the Company Board or Special Committee has received and is currently evaluating such Competing Transaction) that does not include an express rejection of any applicable Competing Transaction or an express reaffirmation of its recommendation in favor of the transactions contemplated by this Agreement shall be deemed to be a Change in the Company Recommendation, or (ii) making any “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(g)        Prior to the termination of this Agreement pursuant to Article VIII, the Company shall not submit to the vote of its shareholders any Competing Transaction or enter into any Alternative Acquisition Agreement or propose to do so.

Section 6.05.       Directors’ and Officers’ Indemnification and Insurance.

(a)        The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its directors and certain executive officers as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its Subsidiaries. The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, and Parent shall cause such provisions not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law. From and after the Effective Time, any agreement of any Indemnified Party with the Company or any of its Subsidiaries regarding exculpation or indemnification of liability or advancement of expenses shall be assumed by the Surviving Company, shall survive the Merger and shall continue in full force and effect in accordance with its terms.

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(b)        The Surviving Company shall, and Parent shall cause the Surviving Company to, maintain in effect for six (6) years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”) on terms with respect to coverage and amount no less favorable to the Indemnified Parties than those in effect as of the Effective Time; provided, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms, conditions, retentions and limits of liability that are no less favorable than those provided under the Company’s current policies; provided, further, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance, and if the cost of such insurance policy exceeds such amount, then the Surviving Company shall obtain a policy with the greatest coverage for a cost not exceeding such amount. In addition, the Company may and, at Parent’s request, the Company shall, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Company under this Section 6.05(b) shall terminate.

(c)        Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, the Surviving Company shall comply (and Parent shall cause the Surviving Company to comply) with all of the Company’s obligations, and each of the Surviving Company and Parent shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses): (i) the Indemnified Parties against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (A) the fact that an Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries or (B) any acts or omissions occurring or alleged to have occurred (including acts or omissions with respect to the approval of this Agreement or the Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party) prior to or at the Effective Time, to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof (true and complete copies of which shall have been delivered to Parent prior to the date hereof) and to the fullest extent permitted by the CICL or any other applicable Law; provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such persons against any and all Damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its Subsidiaries if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

(d)        In the event the Company or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or Surviving Company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Company, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.05.

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(e)        The agreements and covenants contained in this Section 6.05 shall be in addition to any other rights an Indemnified Party may have under the memorandum and articles of association of the Company or any of its Subsidiaries (or equivalent constitutional documents), or any agreement between an Indemnified Party and the Company or any of its Subsidiaries, under the CICL or other applicable Law, or otherwise. The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a Third Party beneficiary of the provisions of this Section 6.05. The obligations of Parent and the Surviving Company under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party without the consent of such Indemnified Party.

(f)        Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy or other agreement that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies or other agreements.

Section 6.06.       Notification of Certain Matters.

Each of the Company and Parent shall promptly notify the other in writing of:

(a)        any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(b)        any notice or other communication from any Governmental Authority in connection with the Transactions;

(c)        any Actions commenced or, to the knowledge of the Company or the knowledge of Parent, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such party pursuant to any of such party’s representations and warranties contained herein, or that relate to such party’s ability to consummate the Transactions;

(d)        a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of such party (or Merger Sub, in the case of Parent) having occurred that would cause the conditions set forth in Section 7.01, Section 7.02 or Section 7.03 not to be satisfied; and

(e)        any person notifies the Company or any of its Subsidiaries in writing that such person is seeking indemnification from the Company or any of its Subsidiaries under any indemnification, advancement of expenses or exculpation provisions of any indemnification agreements by and among the Company or any of its Subsidiaries and their respective directors and executive officers or the memorandum and articles of association of the Company or any of its Subsidiaries;

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together, in each case, with a copy of any such notice, communication or Action; provided, that the delivery of any notice pursuant to this Section 6.06 shall not cure any breach of, or non-compliance with, any other provision of this Agreement, be deemed to amend or supplement the Company Disclosure Schedule, or limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that failure to give prompt notice pursuant to Section 6.06(d) shall not constitute a failure of a condition to the Merger set forth in Article VII except to the extent that the underlying breach of a representation or warranty or failure to perform any covenant or agreement not so notified would, standing alone, constitute such a failure; provided, further, that the Company’s unintentional failure to give notice under this Section 6.06 shall not be deemed to be a breach of a covenant under this Section 6.06 but instead shall constitute only a breach of the underlying representation or warranty or covenant or condition, as the case may be.

Section 6.07.       Financing.

(a)        Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to (i) obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter or on other terms no less favorable, in aggregate, to Parent and Merger Sub than those described in the Debt Commitment Letter, (ii) maintain in effect the Debt Commitment Letter in accordance with its terms until the Transactions are consummated, (iii) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Debt Commitment Letter applicable to Parent and/or Merger Sub that are within its control, including paying when due all commitment fees and other fees arising under the Financing Documents as and when they become due and payable thereunder, (iv) consummate the Financing at or prior to the Effective Time, and (v) subject to Section 9.08, enforcing the obligations of the parties to the Debt Commitment Letter to the extent necessary to fund the Merger Consideration; provided, that Parent and/or Merger Sub may amend or modify the Debt Commitment Letter, and/or elect to replace all or any portion of the Debt Financing or increase the amount of debt financing to be obtained with alternative debt financing on terms and with conditions not materially less favorable, in the aggregate, than the terms and conditions as set forth in the Debt Commitment Letter as in effect on the date of this Agreement or as amended or modified in accordance with Section 6.07(b) (the “Alternative Financing”), in each case so long as (A) the aggregate proceeds of the Debt Financing (as amended or modified) and/or the Alternative Financing, together with the aggregate proceeds of the Equity Financing, will be sufficient for Parent and the Surviving Company to pay (i) the Merger Consideration, and (ii) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and (B) such amendment or modification or the Alternative Financing would not prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions. Parent shall deliver to the Company true and complete copies of all Contracts or other arrangements pursuant to which any alternative sources have committed to provide the Alternative Financing (the “Alternative Financing Documents”) as promptly as practicable after execution thereof; provided, that such Alternative Financing Documents may be redacted in a customary manner to omit fee amounts and the flex provisions provided therein and other information customarily redacted. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall promptly notify the Company.

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(b)        Subject to the terms and conditions of this Agreement, Parent and Merger Sub agree not to amend, modify or waive any provision of the Debt Commitment Letter, if such amendment, modification or waiver reduces (or would reduce) the aggregate amount of the Debt Financing or imposes new or additional conditions or otherwise expands, amends or modifies the conditions to the Debt Financing in a manner that, in each case, would be expected to prevent or materially delay or otherwise materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions. Parent shall give the Company prompt notice (i) upon becoming aware of any breach of any material provision of the Financing Documents relating to the Equity Financing, the Debt Commitment Letter relating to the Debt Financing or any material Alternative Financing Documents, or termination of any such Financing Document by any party to such Financing Document or (ii) upon the receipt of any written notice from any party to a Financing Document with respect to any threatened breach of any material provision of the Financing Documents relating to the Equity Financing, the Debt Commitment Letter or any material Alternative Financing Documents, or threatened termination of any such Financing Document.

(c)       Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.07 shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to pay any fees in excess of, or agree to “market flex” provisions less favorable to Parent, Merger Sub or the Surviving Company (or any of their Affiliates) than, those contemplated by the Debt Commitment Letter and/or, if applicable, the Alternative Financing Documents (in each case, whether to secure waiver of any conditions contained therein or otherwise).

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(d)        The Company agrees to provide, and shall cause each of its Subsidiaries and each of their respective Representatives to provide to Parent and Merger Sub, all cooperation as may be reasonably requested by Parent, Merger Sub or their respective Representatives in connection with the Debt Financing and/or Alternative Financing and the Transactions, including (i) participation in a reasonable number of meetings, presentations, due diligence sessions, road shows, drafting sessions, sessions with rating agencies and other meetings, including arranging for reasonable direct contact between senior management, representatives and advisors of the Company, including the Company’s accountants (subject to execution of such customary non-reliance letters as may be requested by such accountants), or its Subsidiaries with Representatives of Parent or Merger Sub and any lenders, arrangers, underwriters, investors or other sources or prospective sources of Debt Financing and/or Alternative Financing, in each case upon reasonable prior notice, and so long as such participation and contact is not unduly disruptive to the conduct of the business of the Company, (ii) assisting in the drafting and preparation of confidential information memoranda, offering memoranda, private placement memoranda, bank information memoranda, offering documents, prospectuses, road show presentations, rating agency presentations and similar documents, business projections, pro forma financial statements and other marketing documents reasonably requested by Parent, Merger Sub or their respective Representatives in connection with the Debt Financing and/or Alternative Financing (including using reasonable best efforts to obtain consents of accountants for use of their reports in any offering documents relating to the Debt Financing and/or Alternative Financing and delivery of customary comfort letters) and furnishing customary authorization letters containing customary representations (including the representation that the historical information provided by the Company and its Subsidiaries for inclusion in any bank information memorandum or lender presentation is accurate and does not include material non-public information about the Company and its Subsidiaries, and designating the information provided by the Company and its Subsidiaries for presentation to the financing sources as suitable to be made available to lenders who do not wish to receive material non-public information) (the “Authorization Letters”), (iii) assisting Parent, Merger Sub and their respective Representatives in obtaining ratings in respect of Parent (or other relevant borrowers) and ratings in respect of any notes or other debt offered or issued as part of the Debt Financing and/or the Alternative Financing, (iv) as promptly as practicable, furnishing Parent, Merger Sub and any sources or prospective sources of Debt Financing and/or Alternative Financing with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or Merger Sub, including (A) audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2015, December 31, 2016 and, when available, December 31, 2017 and audited consolidated statements of operations, comprehensive income (loss) and cash flows of the Company and its consolidated Subsidiaries for each of the fiscal years ended December 31, 2015, December 31, 2016 and, when available, December 31, 2017 and (B) unaudited consolidated balance sheets and consolidated statements of income (loss) and cash flows for the Company and its consolidated Subsidiaries for each subsequent fiscal quarter ended at least forty-five (45) days prior to the Closing Date, in each case of clauses (A) and (B), prepared in accordance with GAAP (the “Required Information”), using reasonable best efforts to cause the Company’s independent accountants to provide assistance and cooperation in connection therewith to Parent, Merger Sub and any sources or prospective sources of Debt Financing and/or Alternative Financing sources, including to provide customary comfort letters (including as to customary negative assurances) and delivering an executed certificate of the chief financial officer of the Company or an officer performing the equivalent function for the Company with respect to certain historical financial information with respect to the Company (and derived from the Company’s books and records) in the offering documents that would not customarily be covered by comfort letters (the “CFO Certificate”), (v) reasonably cooperating with advisors, consultants and accountants of Parent, Merger Sub or any sources or prospective sources of Debt Financing and/or Alternative Financing with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets or liabilities of the Company or any of its Subsidiaries, including for the purpose of establishing collateral eligibility and values, (vi) assisting in the preparation of one or more credit agreements, note purchase agreements, indentures and/or other instruments, as well as any pledge and security documents, and other definitive financing documents, collateral filings or other certificates or documents as may be requested by Parent and otherwise facilitating the pledging of collateral, (vii) (A) to the extent not prohibited by applicable Laws, facilitating the granting of guaranty and/or security or pledging of collateral and (B) executing and delivering any guaranty, pledge and security documents, commitment letters, certificates and other definitive financing documents (including one or more credit agreements, note purchase agreements, indentures and/or other instruments) (the “Definitive Debt Documents”); provided, that any guaranty, collateral pledged or security granted by the Company or any of its Subsidiaries under, and any obligations of the Company or any of its Subsidiaries under, any Definitive Debt Documents to which it is a party shall be contingent upon the occurrence of the Effective Time, (viii) taking all actions reasonably necessary to (A) permit prospective sources of Debt Financing and/or Alternative Financing to evaluate the Company’s or any of its Subsidiaries’ inventory, current assets, cash management and accounting systems and policies and procedures relating thereto for the purpose of establishing collateral arrangements; provided, that the information provided in connection therewith to such prospective sources of Debt Financing shall be subject to the terms of the Confidentiality Agreements, and (B) establish bank and other accounts, blocked account and control agreements and lock box arrangements in connection with the foregoing, (ix) furnishing Parent, Merger Sub and their respective Representatives, as well as any prospective sources of Debt Financing and/or Alternative Financing, promptly (and in any event at least ten (10) Business Days prior to the Closing) with all documentation and other information required with respect to the Debt Financing and/or Alternative Financing under applicable “know your customer” and anti-money laundering rules, regulations and Laws; provided, that the information provided in connection therewith to such prospective sources of Debt Financing shall be subject to the terms of the Confidentiality Agreements, (x) using reasonable best efforts to assist Parent in obtaining any necessary rating agencies’ confirmation or approval of the Debt Financing and/or Alternative Financing, (xi) taking all corporate actions reasonably necessary and requested by Parent to permit the consummation of the Debt Financing and/or Alternative Financing, including the execution and delivery of any other certificates, instruments or documents and assisting Parent in obtaining consents and legal opinions contemplated by the Debt Financing and/or Alternative Financing (including compliance with any financial assistance, whitewash or similar requirements of Law of any applicable jurisdiction) or otherwise reasonably requested by Parent or Merger Sub and to permit the proceeds thereof to be made available at Closing to consummate the Transactions, (xii) causing the Company’s chief financial officer (or other director or officer with reasonably equivalent responsibilities) to execute and deliver a solvency certificate on the Closing Date in the form attached to the Debt Commitment Letter, (xiii) approving (A) an increase in the size of the Company Board to such number as is requested in writing by Parent and (B) the election to the Company Board of the individuals who will serve as directors of the Surviving Company, in each case of clauses (A) and (B), effective as of immediately prior to the Effective Time, (xiv) arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at or prior to Closing relating to all Indebtedness other than the 2018 Notes and the 2022 Notes to be paid off, discharged and terminated on the Closing Date, and (xv) using commercially reasonable efforts to ensure that the Debt Financing benefits from the existing lending relationships of the Group Companies to the extent requested by Parent. For the avoidance of doubt, the inclusion of any Confidential Information (as defined in the Confidentiality Agreements) in any offering memorandum or other document in connection with the Debt Financing that is provided by the Company or any of its Representatives for such purpose shall not constitute a breach of the Confidentiality Agreements. Neither the Company nor any of its Subsidiaries shall (x) be required to pay any commitment or similar fee prior to the Effective Time, (y) be required to commit to taking any action that is not contingent upon the Closing (including entry into any agreement) or would be effective prior to the Effective Time (other than with respect to the Authorization Letters and the CFO Certificate) or (z) have any liability or obligation under any agreement related to the Debt Financing and/or the Alternative Financing prior to the Effective Time. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing and/or Alternate Financing; provided, that such logos are used solely in a manner that is not reasonably likely to harm or disparage the Company of any of its Subsidiaries.

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(e)        If this Agreement is terminated in accordance with its terms prior to the occurrence of the Effective Time, Parent shall promptly reimburse the Company for any reasonable and documented out-of-pocket costs incurred by it in connection with the Financing and the Company’s compliance with Section 6.07(d). Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (collectively, “Losses”) actually suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries specifically for use in connection therewith); provided, that Parent shall not be liable to the Company, its Subsidiaries or their respective Representatives for any Losses arising from fraud, gross negligence, recklessness or willful misconduct of such persons. Each of Parent and Merger Sub acknowledges and agrees that the Company and its Subsidiaries and their respective Representatives shall not, prior to the Effective Time, incur any liability to any person under any financing that Parent and Merger Sub may raise in connection with the Transactions.

Section 6.08.       Consent Solicitation; Optional Redemption of 2018 Notes.

(a)        Subject to the succeeding sentence, the Company shall commence, as promptly as reasonably practicable after receipt of a written request from Parent to do so (such request to be delivered no later than five (5) Business Days after the date the preliminary Proxy Statement is filed with the SEC and to also state whether Parent requests the Company to commence a consent solicitation with respect to the 2018 Notes), a consent solicitation with respect to the 2022 Notes and, if applicable, the 2018 Notes (the “Consent Solicitation”) for the purpose of obtaining consents from the holders of the 2022 Notes and, if applicable, the 2018 Notes in order to amend the 2022 Indenture and, if applicable, the 2018 Indenture by executing and delivering to the applicable trustee appropriate supplemental indenture(s) in form and substance reasonably acceptable to Parent and the Company and to give effect to the amendments summarized in Section 6.08(a) of the Company Disclosure Schedule (collectively, the “Supplemental Indenture(s)”). Within thirty (30) days following the date of this Agreement, Parent shall deliver a form of the applicable Supplemental Indenture(s) to the Company that is reasonably acceptable to the Company (with the approval of the Special Committee), and any material changes to the Supplemental Indenture(s) subsequent to such delivery shall be reasonably acceptable to Parent and the Company (with the approval of the Special Committee). Parent shall consult with the Company regarding the timing and commencement of the Consent Solicitation. The Company shall use its reasonable best efforts to obtain the consent of the requisite holders of the 2022 Notes and, if applicable, the 2018 Notes necessary to effect the amendments to the 2022 Indenture and, if applicable, the 2018 Indenture contemplated by the Consent Solicitation Documents. For clarity, Parent shall request a consent solicitation pursuant to this Section 6.08(a), or a redemption pursuant to Section 6.08(h), with respect to the 2018 Notes.

(b)        The Company shall, as promptly as reasonably practicable after the initial draft of the Proxy Statement is filed with the SEC, prepare and deliver to Parent all proposed forms of necessary and appropriate documentation in connection with the solicitation of holders of the 2022 Notes and, if applicable, the 2018 Notes pursuant to the Consent Solicitation, including the consent solicitation statement, and to the extent necessary, related letters of transmittal and other related documents (collectively, the “Consent Solicitation Documents”). Parent and the Company shall reasonably cooperate with each other in the preparation of the Consent Solicitation Documents. All documents distributed to holders of the 2022 Notes and, if applicable, the 2018 Notes in connection with the Consent Solicitation shall be subject to prior review and comment by Parent and the Company and must be in form and substance reasonably acceptable to each of them. If at any time prior to the completion of the Consent Solicitation, any information should be discovered by the Company or Parent necessary to ensure that the Consent Solicitation Documents do not contain any untrue statement of a material fact or omit to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated to the holders of the 2022 Notes and, if applicable, the 2018 Notes.

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(c)        The Company shall execute a customary solicitation agent agreement, in form and substance reasonably acceptable to the Company and Parent, with the financial institutions that have delivered the Debt Commitment Letter, retaining such financial institutions as the sole solicitation agents in connection with the Consent Solicitation, and shall use its commercially reasonable efforts to assist the solicitation agents in obtaining a list of beneficial holders of the 2022 Notes and, if applicable, the 2018 Notes (or The Depository Trust Company participants holding Company Notes on behalf of such beneficial holders), customary legal opinions as may be reasonably requested by the solicitation agents and any other customary documents reasonably required by the solicitation agents in connection with the Consent Solicitation.

(d)        Each of the Company and Parent shall provide and shall use its reasonable best efforts to cause its Representatives to provide all cooperation reasonably requested by such other party in connection with the Consent Solicitation. The Company shall not waive any of the conditions to the Consent Solicitation without the prior written consent of Parent.

(e)        Promptly following the expiration of the Consent Solicitation, assuming the requisite consents from the holders of the 2022 Notes and, if applicable, the 2018 Notes (including from persons holding proxies from such holders) have been received, the Company shall execute, and request that the applicable trustee execute the Supplemental Indenture(s) reflecting the amendments of the 2022 Indenture and, if applicable, the 2018 Indenture contemplated in the Consent Solicitation Documents and shall provide all documents required in connection therewith to the trustee of the 2022 Notes and, if applicable, the trustee of the 2018 Notes; provided, that notwithstanding the fact that a Supplemental Indenture may become effective earlier, the proposed amendments set forth therein shall not become operative unless and until the Effective Time has occurred.

(f)        The Company shall execute and deliver such customary closing certificates and other similar documents as may be reasonably requested by the trustee of the 2022 Notes and, if applicable, the trustee of the 2018 Notes in connection with the execution of the Supplemental Indenture(s) and the consummation of the Transactions, including the Merger. The Company shall use its reasonable best efforts to obtain such customary legal opinions as are required by the 2022 Indenture and, if applicable, the 2018 Indenture in connection with the execution of the Supplemental Indenture(s) and the consummation of the Transactions, including the Merger. The parties hereto acknowledge and agree that consummation of the Consent Solicitation and receipt of the consent of the requisite holders of the 2022 Notes and, if applicable, the 2018 Notes necessary to effect the amendments to the 2022 Indenture and, if applicable, the 2018 Indenture contemplated by the Consent Solicitation Documents is a condition to Closing.

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(g)        Parent shall pay any consent fee payable to the holders of the 2022 Notes and, if applicable, the 2018 Notes (as determined by the Company (acting at the direction of the Special Committee, and in consultation with Parent) as to the amount necessary and appropriate therefor) and all fees and expenses of any solicitation agent, information agent, depositary or other Person retained in connection with the Consent Solicitation (or if paid by the Company and if this Agreement is terminated in accordance with its terms prior to the occurrence of the Effective Time, Parent shall promptly reimburse the Company upon reasonable documentation therefor), and Parent further agrees, in the event this Agreement is terminated in accordance with its terms prior to the occurrence of the Effective Time, to reimburse the Company for its reasonable and documented out-of-pocket costs, including reasonable and documented legal fees and expenses, incurred in connection with the Consent Solicitation promptly following delivery of reasonable documentation of such costs. Notwithstanding the foregoing, the maximum amount of any consent fee for which Parent is responsible shall be as separately agreed by the Company and Parent on the date hereof.

(h)        Between the date of this Agreement and the Effective Time, as promptly as practicable after receipt of any written request by Parent to do so, the Company shall: (i) deliver notice to the trustee of the 2018 Notes as contemplated by Section 3.02(g) of the 2018 Indenture, which shall be in a form reasonably satisfactory to Parent; (ii) deliver a notice of redemption as contemplated by Sections 3.02 and 3.03 of the 2018 Indenture in accordance with the terms of the 2018 Indenture, which shall be conditioned upon the occurrence of the Effective Time and shall be in a form reasonably satisfactory to Parent; (iii) cause the delivery, taking or making of all required documents, actions or payments (other than the deposit of the 2018 Notes Payoff Amount) under the 2018 Indenture to facilitate and effect the redemption and release of all obligations in respect of the 2018 Notes subject to the payment of the 2018 Notes Payoff Amount; and (iv) deliver to Parent a schedule setting forth the 2018 Notes Payoff Amount. Parent shall consult with the Company regarding the timing and commencement of any redemption of the 2018 Notes pursuant to this Section 6.08(h).

Section 6.09.       Further Action; Reasonable Best Efforts.

(a)        Upon the terms and subject to the conditions of this Agreement, each of the parties hereto and their respective Representatives shall (i) make promptly its respective filings, and thereafter make any other required submissions, with each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws with respect to the Transactions, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith (including (A) obtaining consent (such consent not to be unreasonably withheld, conditioned or delayed) from the other parties promptly before making any substantive communication (whether verbal or written) with any Governmental Authority in connection with such filings or submissions, (B) permitting the other parties to review in advance, and consulting with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any Governmental Authority, and (C) giving the other parties the opportunity to attend and participate at any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry); and (ii) cooperate with the other parties hereto and use its reasonable best efforts, and cause its Subsidiaries to use their respective reasonable best efforts, to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including using reasonable best efforts to employ such resources as are necessary to (x) obtain and/or maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party and (y) obtain the Requisite Regulatory Approvals and taking any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition Law that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Transactions, including committing to and effecting, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its assets, properties or businesses; provided, that no party hereto shall be required to take any such action if such action would result in or may be reasonably likely to result in a Company Material Adverse Effect.

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(b)        Each party hereto shall, upon request by any other party, furnish such other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any Third Party and/or any Governmental Authority in connection with the Transactions.

Section 6.10.       Obligations of Merger Sub.

Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

Section 6.11.       Participation in Litigation.

Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to the knowledge of the Company on the one hand and to the knowledge of Parent on the other hand, threatened against such party or its directors that relate to this Agreement and the Transactions. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder Action against the Company and/or its directors relating to this Agreement or the Transactions, and no such Action (except any Action (x) where the amount in controversy does not exceed the amount set forth on Section 6.11 of the Company Disclosure Schedule and (y) does not involve injunctive or other equitable relief) shall be settled without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.12.       Resignations.

To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of any Group Company designated by Parent.

Section 6.13.       Public Announcements.

Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, at any time prior to termination of this Agreement pursuant to ARTICLE VIII, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law or rules and policies of the NYSE, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation. Notwithstanding the foregoing, the restrictions set forth in this Section 6.13 shall not apply to any release or announcement made or proposed to be made by the Company in connection with a Change in Company Recommendation made in compliance with this Agreement.

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Section 6.14.       Stock Exchange Delisting.

Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting of the Shares and ADSs from the NYSE and the deregistration of the Shares and ADSs under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.15.       Takeover Statutes.

If any Takeover Statute is or may become applicable to any of the Transactions, the parties hereto shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on the Transactions.

Section 6.16.       No Amendment to Parent Group Contracts.

Without the Company’s prior written consent, (i) Parent and Merger Sub shall not, and shall cause the members of the Parent Group not to, enter into any Contract or amend, modify, withdraw or terminate any Parent Group Contract in a manner that would (A) result, directly or indirectly, in any of the Rollover Shares ceasing to be treated as Excluded Shares, (B) individually or in the aggregate, prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions or (C) prevent or materially impair the ability of any management member, director or shareholder of the Company, or any of their respective Affiliates, with respect to any Acquisition Proposal, taking any of the actions described in Section 6.04 to the extent such actions are permitted to be taken by the Company thereunder and (ii) Parent and the members of the Parent Group, shall not enter into or modify any Contract pursuant to which any management members, directors or shareholders of the Company, or any of their respective Affiliates receives any consideration or other economic value from any Person in connection with the Transactions that is not provided in the Parent Group Contracts as of the date hereof, including any carried interest, share option, share appreciation right or other forms of equity or quasi-equity right. Within two (2) Business Days after the execution thereof, Parent and Merger Sub shall provide the Company with a copy of any Contract relating to the Transactions that is entered into after the date hereof and to which a member of the Parent Group is a party. Parent and Merger Sub agree that any action by any member of the Parent Group who is not a party to this Agreement that would constitute a breach of this Section 6.16 if such member of the Parent Group were a party to this Agreement for the purposes of this Section 6.16 shall be deemed to be a breach of this Section 6.16.

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ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.01.       Conditions to the Obligations of Each Party.

The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following conditions at or prior to the Closing Date:

(a)        Shareholder Approval. This Agreement, the Plan of Merger and the Transactions, including the Merger, shall have been authorized and approved by holders of Shares constituting the Requisite Company Vote at the Shareholders’ Meeting in accordance with the CICL and the Company’s memorandum of association and the Company Articles.

(b)        No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order (an “Order”), whether temporary, preliminary or permanent, which is then in effect and has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.

(c)        Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and be in full force and effect.

(d)        Company Notes. The consent of requisite holders of the 2022 Notes and, if applicable, the 2018 Notes necessary to effect the amendments to the 2022 Indenture and, if applicable, the 2018 Indenture contemplated by the Consent Solicitation Documents shall have been received pursuant to the Consent Solicitation, there shall be no Default (as defined in the 2022 Indenture) in respect of the 2022 Indenture or the 2022 Notes and, if any 2018 Notes are outstanding, no Default (as defined in the 2018 Indenture) in respect of the 2018 Indenture or the 2018 Notes, and the consummation of the Transactions, including the Merger, and the Debt Financing and/or the Alternative Financing, alone shall not give rise to any fact, event, circumstance or effect that with notice or lapse of time would constitute a Default or a Change of Control (in each case, as defined in the 2022 Indenture) in respect of the 2022 Indenture or the 2022 Notes or, if any 2018 Notes are outstanding, a Default or a Change of Control (in each case, as defined in the 2018 Indenture) in respect of the 2018 Indenture or the 2018 Notes.

Section 7.02.       Conditions to the Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions at or prior to the Closing Date:

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(a)       Representations and Warranties. (i) Other than the representations and warranties of the Company contained in Section 3.01(a), the first two sentences of Section 3.03(a), Section 3.03(b), clauses (ii) and (iii) of Section 3.03(c), Section 3.03(f), Section 3.04(a) and Section 3.20, the representations and warranties of the Company contained in this Agreement (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” set forth therein) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of the Company to be so true and correct does not constitute a Company Material Adverse Effect, (ii) the representations and warranties set forth in the first two sentences of Section 3.03(a), Section 3.03(b), clauses (ii) and (iii) of Section 3.03(c) and Section 3.03(f) shall be true and correct in all respects, except for de minimis inaccuracies, as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time) and (iii) the representations and warranties set forth in Section 3.01(a), Section 3.04(a) and Section 3.20 shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time).

(b)        Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)        Dissenting Shareholders. The holders of no more than 10% of the Shares (except as set forth in Section 7.02(c) of the Company Disclosure Schedule) shall have validly served a notice of objection under Section 238(2) of the CICL or a notice of dissent under Section 238(5) of the CICL.

(d)        Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(e).

(e)        No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

Section 7.03.       Conditions to the Obligations of the Company.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions at or prior to the Closing Date:

(a)        Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects (without giving effect to any qualification as to “materiality” set forth therein) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, have not, and would not reasonably be expected to, prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions.

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(b)        Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)        Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Section 7.03(a) and Section 7.03(b).

Section 7.04.       Frustration of Closing Conditions.

Prior to the Termination Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party’s failure to use the standard of efforts required from such party to comply with this Agreement and consummate the Transactions.

ARTICLE VIII

TERMINATION

Section 8.01.       Termination by Mutual Consent.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of Parent and the Company with the approval of their respective boards of directors (or in the case of the Company, acting only upon the recommendation of the Special Committee).

Section 8.02.       Termination by Either the Company or Parent.

This Agreement may be terminated by either the Company (acting only upon the recommendation of the Special Committee) or Parent at any time prior to the Effective Time, if:

(a)        the Effective Time shall not have occurred on or before October 6, 2018 (the “Termination Date”); or

(b)        any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable Order, or taken any other final and non-appealable action, that has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; or

(c)        the Requisite Company Vote shall not have been obtained at the Shareholders’ Meeting duly convened therefor and concluded or at any adjournment thereof;

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provided, that the right to terminate this Agreement pursuant to this Section 8.02 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been a material cause of, or resulted in, the failure of the applicable condition(s) being satisfied.

Section 8.03.       Termination by the Company.

This Agreement may be terminated by the Company (acting only upon the recommendation of the Special Committee) at any time prior to the Effective Time, if:

(a)        a breach of any representation, warranty, agreement or covenant of Parent or Merger Sub set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.03 and, as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date and (ii) is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub, as applicable, within thirty (30) days following receipt of written notice of such breach from the Company (or, if the Termination Date is less than thirty (30) calendar days from the date of receipt of such notice, by the Termination Date); provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(a) if the Company is then in breach of any representations, warranties, agreements or covenants of the Company hereunder that would give rise to the failure of a condition set forth in Section 7.02;

(b)        (i) all of the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable written notice confirming that all of the conditions set forth Section 7.03 have been satisfied (or that the Company is willing to waive any unsatisfied conditions in Section 7.03) and that it is ready, willing and able to consummate the Closing and (iii) Parent and Merger Sub fail to complete the Closing within ten (10) Business Days following the date on which the Closing should have occurred pursuant to Section 1.02; or

(c)        prior to receipt of the Requisite Company Vote, (i) the Company Board (acting only upon the recommendation of the Special Committee) or the Special Committee (to the extent it is within the authority of the Special Committee) shall have authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and (ii) the Company concurrently with the termination of this Agreement enters into an Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (i); provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.03(c) unless the Company has complied in all respects with the requirements of Section 6.04 with respect to such Superior Proposal and/or Alternative Acquisition Agreement and with Section 8.06(a) and pays in full the Company Termination Fee prior to or concurrently with taking any action pursuant to this Section 8.03(c), and any purported termination pursuant to this Section 8.03(c) shall be void and of no force or effect if the Company shall not have paid the Company Termination Fee.

Section 8.04.       Termination by Parent.

This Agreement may be terminated by Parent at any time prior to the Effective Time, if:

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(a)        a breach of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.02 and, as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date and (ii) is incapable of being cured or, if capable of being cured, is not cured by the Company within thirty (30) days following receipt of written notice of such breach from Parent or Merger Sub, as applicable (or, if the Termination Date is less than thirty (30) calendar days from the date of receipt of such notice, by the Termination Date); provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if either Parent or Merger Sub is then in breach of any representations, warranties or covenants of Parent or Merger Sub hereunder that would give rise to the failure of a condition set forth in Section 7.03; or

(b)        the Company Board or any committee thereof shall have effected a Change in the Company Recommendation.

Section 8.05.       Effect of Termination.

In the event of the termination of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representative of such party (including any Debt Financing Source Related Party)); provided, that the terms of Section 6.03(c), Section 6.13, Articles VIII and IX shall survive any termination of this Agreement.

Section 8.06.       Termination Fee and Expenses.

(a)        In the event that:

(i)         (A) a bona fide proposal or offer with respect to a Competing Transaction shall have been publicly made, proposed or communicated (and not publicly withdrawn), after the date hereof and prior to the Shareholders’ Meeting (or prior to the termination of this Agreement if there has been no Shareholders’ Meeting), (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 8.02(a) or Section 8.02(c), and (C) within 12 months after the termination of this Agreement, the Company or any of its Subsidiaries consummates, or enters into a definitive agreement in connection with, any Competing Transaction by a Third Party (in each case whether or not the Competing Transaction was the same Competing Transaction referred to in Clause (A)); provided, that for purposes of this Section 8.06(a), all references to “15%” in the definition of “Competing Transaction” shall be deemed to be references to “50%”;

(ii)        this Agreement is terminated by Parent pursuant to Section 8.04; or

(iii)        this Agreement is terminated by the Company pursuant to Section 8.03(c),

then the Company shall pay to Parent or its designees an amount equal to US$14,062,642 (the “Company Termination Fee”) by wire transfer of same day funds as promptly as possible (but in any event (A) within two (2) Business Days after such termination in the case of a termination referred to in clause (ii), (B) at least one (1) Business Day prior to and as a condition of the consummation by the Company of a Competing Transaction or entry by the Company into the definitive agreement in connection with a Competing Transaction in the case of a termination referred to in clause (i) or (C) prior to or concurrently with the termination of this Agreement in the case of a termination pursuant to clause (iii); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

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(b)        Parent will pay, or cause to be paid, to the Company an amount equal to US$28,125,283 (the “Parent Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 8.03(a) or  Section 8.03(b), such payment to be made as promptly as possible (but in any event within five (5) Business Days) following such termination by wire transfer of same day funds); it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(c)        In the event that this Agreement is terminated pursuant to Section 8.02(a) and at the time of such termination (i) all of the conditions set forth in Section 7.01 (other than the condition set forth in Section 7.01(d)) have been, and remain, satisfied, (ii) all of the conditions set forth in Section 7.02 have been, and remain, satisfied (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions would be satisfied at the Closing if the Closing were to occur at the time of such termination), and (iii) the condition set forth in Section 7.01(d) has not been satisfied, then Parent shall pay, or cause to be paid, to the Company by wire transfer of immediately available funds as promptly as possible (but in any event within two (2) Business Days) following such termination, the amount set forth on Section 8.06(c) of the Company Disclosure Schedule, without duplication of any fees and expenses reimbursable by Parent pursuant to Section 6.07(e) or Section 6.08(g) (the “Company Notes Termination Fee”).

(d)        Except as set forth in Section 8.06(c) and Section 8.06(e), all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated.

(e)        In the event that the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee or the Company Notes Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.06, together with interest on such unpaid Company Termination Fee, Parent Termination Fee or Company Notes Termination Fee, as the case may be, commencing on the date that the Company Termination Fee, Parent Termination Fee or Company Notes Termination Fee, as the case may be, became due, at the prime rate as published in the Wall Street Journal Table of Money Rates on such date plus 2.00%. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

(f)        Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.06 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee, Parent Termination Fee or Company Notes Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.06(a), Section 8.06(b) or Section 8.06(c) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.06, the parties hereto would not have entered into this Agreement.

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(g)        Subject to Section 9.08, the Equity Commitment Letters, the Debt Commitment Letter and the Guarantees, in the event that Parent or Merger Sub fails to effect the Closing for any reason or no reason or they otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.06(b) or the Company Notes Termination Fee pursuant to Section 8.06(c), as applicable, and expenses under Section 8.06(e) and the guarantee of such obligations pursuant to the Guarantees (subject to their terms, conditions and limitations), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any Group Company and all members of the Company Group against (A) Parent, Merger Sub, the Guarantors, the Rollover Shareholders and the Sponsors, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, or assignees of Parent, Merger Sub or any Guarantor, Rollover Shareholder or Sponsor, (C) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub or any Guarantor, Rollover Shareholder or Sponsor, including the Debt Financing Source Related Parties, or (D) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing (clauses (A) through (D) of this Section 8.06(g), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger or the other Transactions to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither Parent nor any other member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters, the Contribution and Support Agreement, the Guarantees and the Debt Commitment Letter) other than the payment of the Parent Termination Fee pursuant to Section 8.06(b) or the Company Notes Termination Fee pursuant to Section 8.06(c), as applicable, and the expenses pursuant to Section 8.06(e), and in no event shall any Group Company, the direct or indirect shareholders of the Company or any other Group Company, or any of their respective Affiliates, directors, officers, employees, members, managers, partners, representatives, advisors or agents of the foregoing, (collectively, the “Company Group”) seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters, the Contribution and Support Agreement, the Guarantees and the Debt Commitment Letter), other than (without duplication) from Parent or Merger Sub to the extent provided in Section 8.06(b) or Section 8.06(c), as applicable, and Section 8.06(e), or the Guarantors to the extent provided in the relevant Guarantee.

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(h)        Subject to Section 9.08, Parent’s right to terminate this Agreement and receive the Company Termination Fee pursuant to Section 8.06(a) and expenses under Section 8.06(e), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against any member of the Company Group for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise). Neither the Company nor any other member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment by the Company of the Company Termination Fee pursuant to Section 8.06(a) and the expenses under Section 8.06(e), and in no event shall any of Parent, Merger Sub or any other member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 8.06(a) and Section 8.06(e).

ARTICLE IX

GENERAL PROVISIONS

Section 9.01.       Non-Survival of Representations, Warranties and Agreements.

The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the earlier of the Effective Time and termination of this Agreement pursuant to ARTICLE VIII, except that this Section 9.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time or termination of this Agreement, including the agreements set forth in ARTICLE I and ARTICLE II, Section 6.06 and this ARTICLE IX.

Section 9.02.       Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by international overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

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if to Parent or Merger Sub:

c/o Vistra Alternative Investments Services Pte. Ltd.
1 Raffles Place
#13-01 One Raffles Place
Singapore 048616
Attention: BPEA Vistra Team
Facsimile: +65 6593 3711
Email: bpea.sg@vistra.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

29/F, Alexandra House

18 Chater Road, Central

Hong Kong

Attention:      Tim Gardner, Esq.

Wiliam Welty, Esq.

Facsimile:     +852 3015 9354

Email:            tim.gardner@weil.com

william.welty@weil.com

if to the Company:

eHi Car Services Limited

Unit 12/F, Building No. 5, Guosheng Center

388 Daduhe Road, Shanghai, 200062

People’s Republic of China

Attention: Colin Sung
Facsimile: +86 021-5489-1121
Email: colin.sung@ehi.com.cn

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, California 94041

United States of America

Attention:     David Michaels, Esq.

Ken Myers, Esq.

Facsimile:     +1 (650) 938-5200
Email:           dmichaels@Fenwick.com

kmyers@fenwick.com

and to:

O’Melveny & Myers LLP

Plaza 66, Tower 1, 37th Floor

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1266 Nanjing Road West

Shanghai 200040

People’s Republic of China

Attention:     Portia Ku, Esq.

Nima Amini, Esq.

Vincent Lin, Esq.

Facsimile:     +86-21-2307-7300

Email:            pku@omm.com

namini@omm.com

vlin@omm.com

Section 9.03.       Certain Definitions.

(a)        For purposes of this Agreement:

“2010 Performance Incentive Plan” means the eHi Auto Services Limited Amended and Restated 2010 Performance Incentive Plan and all amendments and modifications thereto.

“2014 Performance Incentive Plan” means the eHi Car Services Limited 2014 Performance Incentive Plan and all amendments and modifications thereto.

“2018 Indenture” means the Indenture, dated as of December 8, 2015, among the Company, its subsidiary guarantors and Citicorp International Limited, as trustee, constituting US$200,000,000 Senior Unsecured Notes due 2018, and all amendments and modifications thereto.

“2018 Notes” means the 7.50% Senior Notes of the Company due December 8, 2018 issued under the 2018 Indenture.

“2018 Notes Applicable Premium” means the Applicable Premium, as defined in the 2018 Indenture.

“2018 Notes Payoff Amount” means the 2018 Notes Principal Amount, together with any accrued and unpaid interest to, but excluding, the date of redemption not already included in the 2018 Notes Principal Amount, plus any 2018 Notes Applicable Premium as of the date of redemption, in an amount sufficient to pay and discharge the entire indebtedness of the 2018 Notes.

“2018 Notes Principal Amount” means $200,000,000 or such lesser aggregate principal amount of the 2018 Notes outstanding, together with any accrued but unpaid interest thereon, as of 11:59 p.m. Eastern time on the day immediately prior to the Closing Date.

“2022 Indenture” means the Indenture, dated as of August 14, 2017, among the Company, its subsidiary guarantors and DB Trustees (Hong Kong) Limited, as trustee, constituting US$400,000,000 Senior Notes due 2022, and all amendments and modifications thereto.

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“2022 Notes” means the 5.875% Senior Notes of the Company due August 14, 2022 issued under the 2022 Indenture.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements; provided, that such agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Anticorruption Laws” means Laws relating to anti-bribery or anticorruption (governmental or commercial) that apply to the business and dealings of any Group Company, including the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996 and the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time.

“Baring” means, collectively, the Baring Asia Private Equity Fund VI, L.P.1, the Baring Asia Private Equity Fund VI, L.P.2 and the Baring Asia Private Equity Fund VI Co-investment L.P.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in (i) New York, New York, United States of America, (ii) the Hong Kong Special Administrative Region of the PRC, (iii) the PRC or (iii) the Cayman Islands.

“Chairman” means Mr. Ray RuiPing Zhang.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to and accepted by Parent and Merger Sub on the date hereof.

“Company Employee Agreement” means any management, employment, severance, change in control, transaction bonus, consulting, repatriation or expatriation agreement or other contract between any Group Company and any current or former employee, director or officer of such Group Company.

“Company Employee Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, change in control, retirement, supplemental retirement, retiree medical, bonus, employment, stock purchase, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, that is or has been maintained, contributed to or required to be contributed to by any Group Company for the benefit of any current or former employee, director or officer of such Group Company, or with respect to which such Group Company has or may have any liability or obligation.

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“Company IT Assets” means all Software, systems, servers, computers, hardware, firmware, middleware, networks, data, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation owned by or licensed, pursuant to valid and enforceable license agreements, to the Company and its Subsidiaries.

“Company Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions, occurrences and effects (including any change in applicable Law or the interpretation or enforcement thereof or other regulatory change that affects the Company or any of its Subsidiaries), is or would reasonably be expected to (i) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, properties or results of operations of the Company and its Subsidiaries taken as a whole or (ii) prevent the consummation of the Transactions; provided, that the determination of whether a Company Material Adverse Effect shall have occurred shall not take into account any fact, event, circumstance, change, condition, occurrence or effect occurring after the date hereof to the extent resulting from (A) geopolitical conditions, any outbreak or escalation of war or major hostilities or any act of sabotage or terrorism or natural or man-made disasters or other force majeure events, (B) changes in Laws, GAAP or enforcement or interpretation thereof, in each case proposed, adopted or enacted after the date of this Agreement, (C) changes or conditions that generally affect the industry and market in which the Company and its Subsidiaries operate, including changes to interest rates or foreign exchange, (D) changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions, (E) any failure, in and of itself, of the Company and its Subsidiaries to meet any internal or published projections, estimates, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics or predictions or changes in the market price or trading volume of the securities of such person or the credit rating of such person (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (F) the announcement, pendency or consummation of the Transactions, including any loss in respect of or change in relationship with any customer, supplier, employee, vendor, or other business partner of the Company due to the identity of Parent or its Affiliates, (G) any action taken (or omitted to be taken) by the Company or any of its Subsidiaries at the written request, or with the written consent, of Parent or expressly required by this Agreement, or (H) any suit, claim, request for indemnification or proceeding brought by any current or former shareholder of the Company (on their own behalf or on behalf of the Company) for breaches of fiduciary duties, violations of the securities Laws or otherwise in connection with this Agreement or the Transactions; except, in the case of clause (A), (B), (C) or (D), to the extent having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operates (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

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“Company Option” means each option to purchase Shares granted under the Performance Incentive Plans on or prior to the Closing Date whether or not such option has become vested on or prior to the Closing Date in accordance with the terms thereof.

“Company RS” means each share of restricted stock granted under the Performance Incentive Plans on or prior to the Closing Date, the restrictions over which have not lapsed on or prior to the Closing Date in accordance with the terms thereof.

“Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the total revenue or net income of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 15% or more of the total revenue, net income or assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company, or securities convertible into or exchangeable for 15% or more of any class of equity securities of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company; or (v) any combination of the foregoing.

“Confidentiality Agreements” means the confidentiality agreements between the Company and each Sponsor (or an affiliate thereof), as amended and restated from time to time.

“Consortium Term Sheet” means that certain Consortium Term Sheet by and among the Chairman, Fastforward Company Ltd. and BPEA Teamsport Limited dated as of February 23, 2018.

“Contract” means any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract (including contractual arrangements similar to those provided by the Control Agreements) or credit arrangement or otherwise.

“Control Agreements” means each of the Contracts described under the caption “Item 4.C. Information on the Company–C. Organizational Structure” in the Company’s annual report on Form 20-F filed with the SEC on April 27, 2017, which (i) provide the Company with effective control over its VIEs, (ii) provide any Group Company the right or option to purchase the equity interests in any VIE or (iii) transfer economic benefits from any VIE to any other Subsidiary of the Company.

“Crawford” means The Crawford Group, Inc.

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“Debt Financing Source Related Parties” means the Debt Financing Sources and their Affiliates, and their respective equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives and the successors and assigns of any of the foregoing.

“Debt Financing Sources” means the persons arranging or providing the Debt Financing, including the financial institutions that are parties to the Debt Commitment Letter.

“Environmental Laws” means any applicable national, provincial, federal, state or local Law of any jurisdiction, relating to (i) pollution, (ii) the protection of human health and safety (including workplace health and safety) or the environment, including the storage, use, transport or disposal of solid and hazardous waste, discharges of substances to surface water or groundwater, air emissions, recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources, and (iii) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.

“Equity Securities” shall mean any share, capital stock, registered capital, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or any other instrument or right the value of which is based on any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any of its subsidiaries is treated as a single employer under Section 414 of the Code.

“Excluded Shares” means, collectively, (i) the Rollover Shares and (ii) Shares held by Parent, the Company or any of their Subsidiaries.

“Exercise Price” means, with respect to any Company Option, the applicable exercise price per Share underlying such Company Option.

“Expenses” means, with respect to any party hereto, all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to such party and its Affiliates) actually incurred or accrued by such party or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the preparation, printing, filing and mailing of the Schedule 13E-3 and the Proxy Statement, the solicitation of shareholder approval, the filing of any required notices under applicable Laws (including those related to Requisite Regulatory Approvals) and all other matters related to the closing of the Merger and the other Transactions.

“Government Official” means any officer, employee or other individual acting in an official capacity for a Governmental Authority or agency or instrumentality thereof (including any state-owned or controlled enterprise).

“Group Company” means any of the Company and its Subsidiaries.

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“Hazardous Substance” means any materials, chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, including (i) those listed or classified or regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil, (ii) those that can cause harm to living organisms, human welfare or the environment, (iii) those whose presence, handling or management requires registration, authorization, investigation or remediation under Environmental Law and (iv) any petroleum product or by product, asbestos containing material, polychlorinated biphenyl, radioactive material, lead, pesticides, natural gas and nuclear fuel.

“Indebtedness” means, with respect to any person, (i) all indebtedness of such person, whether or not contingent, for borrowed money, (ii) all obligations of such person for the deferred purchase price of property or services, (iii) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (iv) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vii) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (vii) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (ix) all Indebtedness of others referred to in clauses (i) through (viii) of this definition guaranteed directly or indirectly in any manner by such person, and (x) all Indebtedness referred to in clauses (i) through (viii) of this definition secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

“Insolvent” means, with respect to any person (i) the present fair saleable value of such person’s assets is less than the amount required to pay such person’s total Indebtedness, (ii) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (iv) such person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

“Intellectual Property” means all rights, anywhere in the world, in or to (i) patents, patent applications (and any patents that issue from those patent applications), certificates of invention, substitutions relating to any of the patents and patent applications, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, industrial designs, community designs and other designs, and any other governmental grant for the protection of inventions or designs; (ii) Trademarks; (iii) works of authorship (including Software) and copyrights, and moral rights, design rights and database rights therein and thereto, whether or not registered; (iv) confidential and proprietary information, including trade secrets, know-how and invention rights; (v) rights of privacy and publicity; (vi) registrations, applications, renewals, reissues, reexaminations, continuations, continuations-in-part, divisions, extensions, and foreign counterparts for any of the foregoing in clauses (i)-(v) of this definition; and (vii) any and all other intellectual property or proprietary rights.

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“Interim Investors Agreement” means that certain Interim Investors Agreement by and among the Rollover Shareholders, the Sponsors, Teamsport Topco Limited, Teamsport Midco Limited, Parent and Merger Sub dated as of the date hereof.

“Intervening Event” means a material event, development or change with respect to the Company and its Subsidiaries or the business of the Company and its Subsidiaries, that (i) is unknown by the Company Board and the Special Committee as of or prior to the date hereof and (ii) occurs, arises or becomes known to the Company Board or the Special Committee after the date hereof and on or prior to the receipt of the Requisite Company Vote; provided, that the receipt by the Company of a Competing Transaction or Superior Proposal will not be deemed to constitute an Intervening Event.

“knowledge” means, with respect to the Company, the actual knowledge of the individuals listed in Section 9.03(a) of the Company Disclosure Schedule, in each case, after such inquiry of such individual’s direct reports as would be usual or proper in connection with the ordinary course of such individual’s position at the Company consistent with past practice, and with respect to any other party hereto, the actual knowledge of any director or executive officer of such party, in each case, after due inquiry.

“Leased Real Property” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Leasehold Improvements” shall mean all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by any Group Company, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other Third Party upon the expiration or termination of the Lease for such Leased Real Property.

“Leases” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which any Group Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Group Company.

“Liens” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Material Lease” means any Lease, to which any Leased Real Property is subject, that is material to the operations of a Group Company.

“MBKP” means MBK Partners Fund IV, L.P.

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“Owned Real Property” shall mean all real property and interests in real property (including any land use rights) together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.

“Performance Incentive Plans” means the 2010 Performance Incentive Plan and the 2014 Performance Incentive Plan.

“Permit” means any franchise, grant, authorizations license, permit, easement, variance, exceptions, consent, certificate, approval or order of, or registration by, any Governmental Authority.

“Permitted Encumbrances” shall mean, (i) Liens for Taxes, assessments and charges or levies by Governmental Authorities not yet due and payable or that are being contested in good faith and by appropriate proceedings, (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests arising or incurred in the ordinary course of business (A) relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or (B) that secure a liquidated amount, that are being contested in good faith and by appropriate proceedings, (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions), (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (vi) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries, (vii) Liens that have otherwise been disclosed to Parent in writing as of the date hereof, (viii) outbound license agreements and non-disclosure agreements entered into in the ordinary course of business or (ix) standard survey and title exceptions.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Redstone” means RedStone Capital Management (Cayman) Limited.

“Rollover Shares” has the meaning ascribed to it in the Contribution and Support Agreement.

“SAFE Circular 7” means Circular 7, issued by SAFE on February 15, 2012, titled “Notice of Issues Related to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company,” or any successor rule or regulation under the Law of the PRC.

“SAFE Circular 37” means Circular 37, issued by SAFE on July 4, 2014, titled “Notice of the State Administration of Foreign Exchange on the Administration of Foreign Exchange Involved in Overseas Investment, Financing and Round-Trip Investment Conducted by Domestic Residents through Special Purpose Vehicles,” effective as of July 4, 2014, or any successor rule or regulation under the Law of the PRC.

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“SAFE Circular 75” means Circular 75, issued by SAFE on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles,” effective as of November 1, 2005, and replaced by SAFE Circular 37 on July 4, 2014.

“SAFE Circular 78” means Circular 78, issued by SAFE on March 28, 2007, titled “Notice of the SAFE on Foreign Exchange Administration of the Involvement of Domestic Individuals in the Employee Stock Ownership Plans and Share Option Schemes of Overseas Listed Companies,” effective as of March 28, 2007 and replaced by SAFE Circular 7 on February 15, 2012.

“SAFE Circulars” means, to the extent applicable, any of SAFE Circular 78, SAFE Circular 7, SAFE Circular 75 or SAFE Circular 37.

“Shareholders’ Meeting” means the meeting of the Company’s shareholders (including any adjournments or delays thereof) to be held to consider the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger.

“Social Security Benefits” means any social insurance, pension insurance benefits, medical insurance benefits, work-related injury insurance benefits, maternity insurance benefits, unemployment insurance benefits and public housing reserve fund benefits or similar benefits, in each case as required by any applicable Law or contractual arrangements.

“Software” means all (i) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, and firmware, operating systems and specifications, (ii) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development and design tools, library functions and compilers, (iv) technology supporting websites, and the contents and audiovisual displays of websites, and (v) media, documentation and other works of authorship, including user manuals, training materials, descriptions, flow charts and other work products relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Special Committee” means a committee of the Company Board consisting of members of the Company Board that are not affiliated with Parent or Merger Sub and are not members of the management of the Company.

“Sponsors” means Baring, MBKP, Redstone and Crawford.

“Subsidiary” means, with respect to any party, any person (i) of which such party or any other Subsidiary of such party is a general or managing partner, (ii) of which at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, (iii) whose assets and financial results are consolidated with the net earnings of such party and are recorded on the books of such party for financial reporting purposes in accordance with GAAP or (iv) which such party controls through the Control Agreements or similar contractual arrangements.

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“Superior Proposal” means a bona fide written proposal or offer with respect to a Competing Transaction, which was not obtained in violation of Section 6.04, that would result in any person (or its shareholders, members or other equity owners) becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis), or more than 50% of the total voting power of the equity securities, of the Company that (i) provides for the payment of either (A) cash consideration per Share to holders thereof that is in excess of the Per Share Merger Consideration and cash consideration per ADS to holders thereof that is in excess of the Per ADS Merger Consideration or (B) consideration in the form of publicly traded securities of a company listed on an internationally recognized securities exchange or automated quotation system with a fair market value that in the good faith judgment of the Special Committee after consultation with its financial advisor is in excess of the Per Share Merger Consideration to holders of Shares and in excess of the Per ADS Merger Consideration to holders of ADSs, and (ii) the Special Committee (to the extent it is within the authority of the Special Committee) has determined, or the Company Board has determined in its good faith judgment (upon the recommendation of the Special Committee), in each case, after consultation with its financial advisor and outside legal counsel, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), and would, if consummated, result in a transaction more favorable to the Company’s shareholders (other than the Rollover Shareholders) from a financial point of view than the Transactions; provided, that no offer or proposal shall be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer or proposal is not committed or if the receipt of any such financing is a condition to the consummation of such transaction, or if the Company’s recourse in the event such transaction is not consummated because of the failure to obtain financing is less favorable to the Company in any material respect than the Company’s recourse in such an event hereunder.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, property, real estate, deed, land use, sales, use, capital stock, payroll, severance, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (as payor or payee), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or any of its Affiliates or Representatives.

“Tiger SPA” means that certain Securities Purchase Agreement by and between BPEA Teamsport Limited and Tiger Global Mauritius Fund dated as of February 23, 2018.

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“Trademarks” means trademarks, service marks, logos, slogans, brand names, domain names, uniform resource locators, trade dress, trade names, corporate names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith, in any and all jurisdictions, whether or not registered.

“Vehicle Contract” means any Contract, to which any Group Company is a party or by which any Group Company is bound, that provides for (i) program car arrangements pursuant to which disposition price and holding period have been predetermined and fixed, (ii) the purchase by the Group Companies of rental fleet vehicles or (iii) the lease by the Group Companies of rental fleet vehicles.

“VIE” means each of (i) Shanghai eHi Information Technology Service Co., Ltd., and (ii) Shanghai eHi Car Sharing Information Technology Co., Ltd.

(b)       The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Action	Section 3.10
ADSs	Section 2.01(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.04(c)
Alternative Financing	Section 6.07(a)
Alternative Financing Documents	Section 6.07(a)
Arbitrator	Section 9.09(b)
Authorization Letters	Section 6.07(d)
Bankruptcy and Equity Exception	Section 3.04(a)
CFO Certification	Section 6.07(d)
Change in the Company Recommendation	Section 6.04(c)
CICL	Section 1.01
Class A Shares	Section 2.01(a)
Class B Shares	Section 2.01(a)
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Articles	Section 3.04(a)
Company Board	Recitals
Company Group	Section 8.06(g)
Company Intellectual Property	Section 3.13(a)
Company Notes Termination Fee	Section 8.06(c)
Company Real Property	Section 3.12(c)
Company Recommendation	Section 3.04(b)
Company Representatives	Section 3.06(c)
Company SEC Reports	Section 3.07(a)
Company Termination Fee	Section 8.06(a)
Consent Solicitation	Section 6.08(a)
Consent Solicitation Documents	Section 6.08(b)

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Defined Term	Location of Definition

Contribution and Support Agreement	Recitals
Damages	Section 6.05(c)
Debt Commitment Letter	Section 4.05(a)
Debt Financing	Section 4.05(a)
Definitive Debt Documents	Section 6.07(c)
Deposit Agreement	Section 2.06
Depositary	Section 2.06
Dissenting Shareholders	Section 2.03(a)
Dissenting Shares	Section 2.03(a)
Effective Time	Section 1.03
Environmental Permits	Section 3.17
Equity Commitment Letters	Section 4.05(a)
Equity Financing	Section 4.05(a)
Evaluation Date	Section 3.07(e)
Exchange Act	Section 3.05(b)
Exchange Fund	Section 2.04(a)
Financial Advisor	Section 3.04(c)
Financing	Section 4.05(a)
Financing Documents	Section 4.05(a)
GAAP	Section 3.07(b)
Governmental Authority	Section 3.05(b)
Guarantee	Recitals
Guarantees	Recitals
Guarantor	Recitals
HKIAC	Section 9.09(b)
Holdco	Recitals
Improvements	Section 3.12(d)
Indemnified Parties	Section 6.05(b)
Law	Section 3.05(a)
Losses	Section 6.07(e)
Material Company Permits	Section 3.06(a)
Material Contracts	Section 3.16(a)
Merger	Recitals
Merger Consideration	Section 2.04(a)
Merger Sub	Preamble
Midco	Recitals
Notice of Superior Proposal	Section 6.04(d)
NYSE	Section 3.05(b)
Operating Subsidiary	Section 3.16(a)(xxiv)
Order	Section 7.01(b)
Parent	Preamble
Parent Group	Section 8.06(g)
Parent Group Contracts	Section 4.11
Parent Termination Fee	Section 8.06(b)
Paying Agent	Section 2.04(a)
Per ADS Merger Consideration	Section 2.01(b)

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Defined Term	Location of Definition

Per Share Merger Consideration	Section 2.01(a)
Plan of Merger	Section 1.03
PRC	Section 3.06(a)
Proxy Statement	Section 6.01
Record ADS Holders	Section 6.02(a)
Record Date	Section 6.02(a)
Representatives	Section 6.03(a)
Required Information	Section 6.07(c)
Requisite Company Vote	Section 3.04(a)
Requisite Regulatory Approvals	Section 3.05(b)
Rules	Section 9.09(b)
SAFE	Section 3.06(a)
SAFE Rules and Regulations	Section 3.06(g)
SAT	Section 3.06(a)
Schedule 13E-3	Section 6.01(a)
SEC	Section 3.05(b)
Section 409A	Section 3.11(f)
Securities Act	Section 3.07(a)
Share Certificates	Section 2.04(b)
Shares	Section 2.01(a)
Superior Proposal Notice Period	Section 6.04(d)
Supplemental Indenture(s)	Section 6.08(a)
Surviving Company	Section 1.01
Takeover Statute	Section 3.19
Termination Date	Section 8.02(a)
Transactions	Recitals
Uncertificated Shares	Section 2.01(b)

Section 9.04.       Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

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Section 9.05.       Interpretation.

When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit such reference shall be to a Section, Article, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Schedule or Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$” refers to United States Dollars. All US$ amounts used in Article III and Article V include the equivalent amount denominated in other currencies. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day.”

Section 9.06.       Entire Agreement; Assignment.

This Agreement (including the Exhibits and Schedules hereto), the Company Disclosure Schedule and the Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to (a) any Affiliate of Parent or (b) the Debt Financing and/or Alternative Financing sources pursuant to the terms of the applicable Definitive Debt Documents (to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing and/or Alternative Financing); provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of this Section 9.06 is void.

Section 9.07.       Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) Section 6.05, Section 8.06(a), Section 8.06(g) and Section 8.06(h) (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons), and (b) the Debt Financing Source Related Parties shall be express third-party beneficiaries of, and shall be entitled to enforce the provisions of, Section 8.05, this Section 9.07, Section 9.10 and Section 9.13; provided, that in no event shall any holders of Shares (including Shares represented by ADSs) or holders of Company Options or Company RSs, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 9.08.       Specific Performance.

(a)        Subject to Section 9.08(b) and Section 9.08(c), the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof by the parties, and that money damages or other legal remedies would not be an adequate remedy for such damages. Accordingly, subject to Section 9.08(b) and Section 9.08(c), the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Parent or Merger Sub, on the other hand, shall, subject to Section 8.06, each be entitled to specific performance of the terms hereof (including the obligation of the parties to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity (including, subject to Section 9.08(b), the Company demanding that Parent and Merger Sub use reasonable best efforts to obtain the Debt Financing in accordance with Section 6.07).

(b)        Notwithstanding the foregoing, the Company’s right to seek or obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case, with respect to causing Parent and/or Merger Sub to cause the Equity Financing to be funded at any time and/or to effect the Closing in accordance with Section 1.02, on the terms and subject to the conditions in this Agreement, shall be subject to the satisfaction of each of the following conditions: (i) all conditions in Section 7.01 and Section 7.02 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, (ii) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02, (iii) the Debt Financing (or, if applicable, Alternative Financing) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing in accordance with the terms thereof, and (iv) the Company has irrevocably confirmed in writing that (A) all conditions set forth in Section 7.03 have been satisfied or that it is willing to waive any of the conditions to the extent not so satisfied in Section 7.03 and (B) if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. For the avoidance of doubt, in no event shall the Company be entitled to specific performance to cause Parent and/or Merger Sub to cause the Equity Financing to be funded and/or to effect the Closing in accordance with Section 1.02 if the Debt Financing (or, if applicable, Alternative Financing) has not been funded (or will not be funded at the Closing even if the Equity Financing is funded at the Closing).

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(c)        Each party waives (i) any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief. Notwithstanding anything herein to the contrary, (A) while the parties hereto may pursue an injunction or other appropriate form of specific performance or equitable relief and the payment of the applicable amounts set forth in Section 8.06, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts, and (B) upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment and, if such party is Parent or Merger Sub, any other member of the Parent Group or, if such party is the Company, any other member of the Company Group.

(d)        This Section 9.08 shall not be deemed to alter, amend, supplement or otherwise modify the terms of any Financing Commitments (including the expiration or termination provisions thereof).

Section 9.09.       Governing Law; Dispute Resolution.

(a)        This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of Merger Sub in the Surviving Company, the cancellation of the Shares (including Shares represented by ADSs), the rights provided for in Section 238 of the CICL with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

(b)        Subject to Section 9.08, Section 9.09(a) and the last sentence of this Section 9.09(b), any disputes, actions and proceedings against any party hereto or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 9.09 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties hereto irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

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Section 9.10.       Amendment.

This Agreement may be amended by the parties hereto at any time prior to the Effective Time by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors and (b) with respect to the Company, by the Company Board (upon recommendation of the Special Committee) or the Special Committee (to the extent within the authority of the Special Committee); provided, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share (including Shares represented by ADSs) shall be converted upon consummation of the Merger; provided, further, that Section 8.05, Section 8.06(g), Section 9.07, this proviso to this Section 9.10 and Section 9.13 (and any provision of this Agreement to the extent an amendment, modification or waiver of such provision would modify the substance of any such Sections) may not be amended, modified or waived in any manner that would adversely affect the rights of the Debt Financing Source Related Parties as set forth in such Sections without the prior written consent of the Debt Financing Sources delivering the Debt Commitment Letter. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.11.       Waiver.

At any time prior to the Effective Time, any party hereto may by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors, and (b) with respect to the Company, by action taken by or on behalf of the Company Board (upon recommendation of the Special Committee) or the Special Committee (to the extent within the authority of the Special Committee), (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.12.       Counterparts.

This Agreement may be executed and delivered (including by e-mail of PDF or scanned versions or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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Section 9.13.       Lender Limitations.

Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto, on behalf of itself and its Affiliates: (a) agrees that it will not bring or support any person in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at Law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Source Related Parties in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal or New York state courts located in the Borough of Manhattan within the City of New York; (b) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at Law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Source Related Parties in any way relating to this Agreement or any of the Transactions, including the Debt Commitment Letter, the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules or conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; and (c) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in Law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Commitment Letter, the performance thereof or the financings contemplated thereby. The Company also agrees that (i) neither it nor any other Group Company or any of its or their respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders will bring any claims (other than, following the Closing, claims of the Group Companies or any of their respective Affiliates pursuant to any Definitive Debt Documents entered into with any Debt Financing Source Related Party) against any Debt Financing Source Related Party, in any way relating to this Agreement or the Transactions, including the Debt Commitment Letter, the performance thereof or the financings contemplated thereby, whether at Law or equity, in contract, in tort or otherwise, and (ii) no Debt Financing Source Related Party shall have any liability (whether in contract, in tort or otherwise) to any Group Company or its respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders (excluding, for the avoidance of doubt, Midco, Parent and Merger Sub and, from and after the Closing, liabilities to the Group Companies and their respective Affiliates pursuant to any Definitive Debt Documents entered into with any Debt Financing Source Related Party) for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions or in respect of any oral or written representations made or alleged to have been made in connection herewith, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the financings contemplated thereby. Notwithstanding the foregoing, nothing contained in this Section 9.13 shall in any way limit or modify the rights and obligations of Merger Sub, Parent, Midco or the Debt Financing Source Related Parties set forth in the Debt Commitment Letter or any Definitive Debt Document. In addition, notwithstanding anything to the contrary in the foregoing, nothing in this Section 9.13 shall limit the rights of the Company pursuant to Section 6.07(a) and Section 6.07(b).

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.

eHi Car Services Limited

By:	/s/ Xuefeng Qian
Name:	Xuefeng Qian
Title:	Chairman of the Special Committee

TEAMSPORT PARENT LIMITED

By:	/s/ Kirti Ram Hariharan
Name:	Kirti Ram Hariharan
Title:	Director

TEAMSPORT BIDCO LIMITED

By:	/s/ Kirti Ram Hariharan
Name:	Kirti Ram Hariharan
Title:	Director

[Signature Page to Agreement and Plan of Merger]

SCHEDULE I

1.	L & L Horizon, LLC
2.	MBK Partners Fund IV, L.P.
3.	The Baring Asia Private Equity Fund VI, L.P.1
4.	The Baring Asia Private Equity Fund VI, L.P.2
5.	The Baring Asia Private Equity Fund VI Co-Investment L.P.
6.	RedStone Capital Management (Cayman) Limited
7.	The Crawford Group, Inc.
8.	Dongfeng Asset Management Co. Ltd.

ANNEX B

Plan of Merger

B-1

THIS PLAN OF MERGER is made on ________ 2018.

BETWEEN

(1)        Teamsport Bidco Limited, an exempted company incorporated under the laws of the Cayman Islands on [·], with its registered office situated at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands (“Merger Sub”); and

(2)        eHi Car Services Limited, an exempted company incorporated under the Laws of the Cayman Islands on [·], with its registered office situated at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands (the “Company” or the “Surviving Company” and, together Merger Sub, the “Constituent Companies”).

WHEREAS

(a)        Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated as of April 6, 2018 among Teamsport Parent Limited, Merger Sub and the Company, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Law (2018 Revision) (the “Companies Law”), pursuant to which Merger Sub will merge with and into the Company and cease to exist, and the Surviving Company will continue as the surviving company under the Companies Law.

(b)        This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c)        Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

IT IS AGREED

CONSTITUENT COMPANIES

1.        The constituent companies (as defined in the Companies Law) to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING COMPANY

2.        The surviving company (as defined in the Companies Law) is the Surviving Company and its name shall be eHi Car Services Limited.

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REGISTERED OFFICE

3.        The registered office of the Surviving Company is at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands and the registered office of Merger Sub is at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4.        Immediately prior to the Effective Time (as defined below) the authorized share capital of Merger Sub will be US$[·] divided into [●] ordinary shares, par value US$[●] per share, of which 1 share is in issue.

5.        Immediately prior to the Effective Time the authorized share capital of the Company will be US$500,000 divided into 407,328,619 Class A Common Shares, par value US$0.001 per share, and 92,671,381 Class B Common Shares, par value US$0.001 per share, of which [insert number] Class A Common Shares are in issue and [insert number] Class B Common Shares are in issue.

6.        The authorized share capital of the Surviving Company shall be US$[·] divided into [·] ordinary shares, par value US$[●] per share.

7.        At the Effective Time, and in accordance with the terms and conditions of the Agreement:

(a)        Each (i) Class A Common Share, par value US$0.001 per share, of the Company issued and outstanding immediately prior to the Effective Time and (ii) Class B Common Share, par value US$0.001 per share, of the Company issued and outstanding immediately prior to the Effective Time (in each case, other than the Excluded Shares and the Dissenting Shares) shall be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration (as defined in the Agreement).

(b)        Each of the Excluded Shares (other than Rollover Shares) issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

(c)        Each of the Rollover Shares issued and outstanding immediately prior to the Effective Time shall continue to exist without interruption and shall thereafter be and represent one (1) validly issued, fully paid and non-assessable ordinary share, par value US$[●] per share, of the Surviving Company without any payment of, or the right to receive, the Per Share Merger Consideration therefor.

(d)        Each of the Dissenting Shares shall be cancelled and shall cease to exist in accordance with Section 2.03 of the Agreement and thereafter represent only the right to receive the applicable payments set forth in Section 2.03 of the Agreement.

(e)        Each ordinary share, par value US$[●] per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share, par value US$[●] per share, of the Surviving Company. Such ordinary shares, together with the ordinary shares referred to in clause (c) above, shall constitute the only issued and outstanding share capital of the Surviving Company, which shall be reflected in the register of members of the Surviving Company.

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8.        At the Effective Time, the rights and restrictions attaching to the ordinary shares of the Surviving Company shall be as set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE TIME

9.        The Merger shall take effect on [•] (the “Effective Time”).

PROPERTY

10.      At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

11.       The Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached as Appendix II to this Plan of Merger at the Effective Time.

DIRECTORS BENEFITS

12.       There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

13.       The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS

[●]	[●]

SECURED CREDITORS

14.       (a) Merger Sub has entered into a [•] dated [•] in favour of [•] pursuant to which a fixed and/or floating security interest has been created and the consent of [•] to the Merger has been obtained. Merger Sub has no other secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger; and

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(b) the Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15.       This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement at any time prior to the Effective Time.

AMENDMENTS

16.       At any time prior to the Effective Time, this Plan of Merger may be amended by the board of directors of both the Surviving Company and Merger Sub to effect any other changes to this Plan of Merger which the directors of both the Surviving Company and Merger Sub deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or Merger Sub, as determined by the directors of both the Surviving Company and Merger Sub, respectively.

APPROVAL AND AUTHORIZATION

17.       This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to section 233(3) of the Companies Law.

18.       This Plan of Merger has been authorised by the shareholders of each of Merger Sub and the Company pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

19.       This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

20.       This Plan of Merger shall be governed by and construed in accordance with the Laws of the Cayman Islands.

For and on behalf of Teamsport Bidco Limited:

[Name]
Director

For and on behalf of eHi Car Services Limited:

[Name]
Director

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APPENDIX I

(the Agreement)

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APPENDIX II

(Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company)

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ANNEX C

Opinion of Duff & Phelps, LLC, dated April 4, 2018, incorporated herein by reference to Annex C to the Proxy Statement.

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Confidential	April 4, 2018

Special Committee of Board of Directors
eHi Car Services Limited
Building No.5 Unit 12/F, Guosheng Center, 388 Daduhe Road
Shanghai 200062
People’s Republic of China

Dear Members of the Special Committee:

eHi Car Services Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the special committee comprised of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company (solely in its capacity as the Special Committee) to provide this opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to (i) the holders of Class A common shares, par value US$0.001 per share, of the Company (each, a “Class A Share” or, collectively, the “Class A Shares”) and Class B common shares, par value US$0.001 per share, of the Company (each, a “Class B Share” or, collectively, the “Class B Shares”, and together with the Class A Shares, the “Shares”), other than the Excluded Shares, the Dissenting Shares, Company RSs and Shares represented by ADSs, and (ii) the holders of American Depositary Shares of the Company, each representing two Class A Shares (each, an “ADS” and collectively, “ADSs”), other than, if any, ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company, an exempted company with limited liability incorporated under the laws of the Cayman Islands, Teamsport Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Teamsport Bidco Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated April 3, 2018.

Duff & Phelps, LLC	T	+1 312 697 4600	www.duffandphelps.com
311 South Wacker Drive	F	+1 312 697 0112
Suite 4200
Chicago, IL 60606

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Special Committee of Independent Directors

eHi Car Services Limited

April 4, 2018

Pursuant to the Merger Agreement, among other things, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent as a result of the Merger.

In connection with the Merger, (i) each Class A Share and Class B Share, in each case, issued and outstanding (other than the Excluded Shares, the Dissenting Shares, Company RSs and Shares represented by ADSs) shall be cancelled and cease to exist, in exchange for the right to receive US$6.75 in cash per Share without interest (the “Per Share Merger Consideration”) and (ii) each ADS, issued and outstanding (other than, if any, ADSs representing the Excluded Shares) shall be cancelled in exchange for the right to receive US$13.50 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”).

For purposes of this Opinion, (a) “Excluded Shares” shall mean, collectively, (i) the Rollover Shares and (ii) Shares held by Parent, the Company or any of their subsidiaries; and (b) “Rollover Shares”, “Company RSs” and “Dissenting Shares” shall have the meanings set forth in the Merger Agreement.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of the Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s annual reports (including its amendment if applicable) and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2014, December 31, 2015, and December 31,2016;

b.	The Company’s unaudited interim financial statements for the six months ended June 30, 2016 and June 30, 2017 included in the Company’s Form 6-K filed with the SEC;

c.	The Company’s unaudited interim financial statements for the nine months ended September 30, 2016 and September 30, 2017;

d.	The Company’s preliminary unaudited financial statements for the year ended December 31, 2017;

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Special Committee of Independent Directors

eHi Car Services Limited

April 4, 2018

e.	A detailed financial projection model for the years ending December 31, 2018 through 2022, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied, with your consent, in performing its analysis (the “Management Projections”);

f.	Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;

g.	A letter dated March 26, 2018 from the management of the Company, which made certain representations as to the preliminary financial statements for the year ended December 31, 2017 and the financial projections for the Company for the years ending December 31, 2018 through 2026 used in Duff & Phelps’ analysis and the underlying assumptions of such projections (the “Management Representation Letter”); and

h.	Documents related to the Proposed Transaction, including a draft of the Merger Agreement dated April 3, 2018;

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.	Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

4.	Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

5.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

6.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed necessary or appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent and without independent verification:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of the Company;

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Special Committee of Independent Directors

eHi Car Services Limited

April 4, 2018

2.	Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.	Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or their underlying assumptions;

4.	Assumed that the information relating to the Company and the Proposed Transaction provided to Duff & Phelps and representations made by the management of the Company regarding the Company and the Proposed Transaction either orally or in writing are complete and accurate in all material respects, did not and does not omit to state a material fact in respect of the Company and the Proposed Transaction necessary to make the information not misleading in light of the circumstances under which the information was provided;

5.	Assumed that the representations and warranties made by all parties in the Merger Agreement and in the Management Representation Letter are true and correct in all material respects and that each party to the Merger Agreement will fully and duly perform all covenants, undertakings and obligations required to be performed by such party;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, will conform in all material respects to the drafts reviewed;

7.	Assumed that there has been no material change in the assets, liabilities, financial condition, cash flows, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information reviewed by Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and

9.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in this Opinion, including as to the reasonableness of such assumptions.

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Special Committee of Independent Directors

eHi Car Services Limited

April 4, 2018

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon the information made available to Duff & Phelps as of the date hereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof or (ii) update, revise or reaffirm this Opinion after the date hereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company, nor was Duff & Phelps provided with any such appraisal or evaluation other than the contents of the Management Representation Letter. Duff & Phelps did not estimate, and expresses no opinion regarding, the liquidation value of any entity or business. Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, or (ii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time). This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s creditworthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation or warranty (express or implied), or render any opinion, as to any legal, regulatory, tax or accounting matter. Duff & Phelps expressly disclaims any responsibility or liability in this regard.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Per Share Merger Consideration or Per ADS Merger Consideration, or with respect to the fairness of any such compensation. In addition, this Opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares (other than the Excluded Shares, the Dissenting Shares, Company RSs and Shares represented by ADSs) and ADSs (other than, if any, ADSs representing the Excluded Shares).

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Special Committee of Independent Directors

eHi Car Services Limited

April 4, 2018

This Opinion is furnished for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ prior written consent. Duff & Phelps has consented to the inclusion of this Opinion in its entirety and the description hereof in the proxy statement and any other filing the Company is required to make with the SEC in connection with the Proposed Transaction if such inclusion is required by applicable law. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors, the Company or any other person including security holders of the Company should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, the Company, and the Special Committee dated December 26, 2017 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as a financial advisor to the Special Committee (solely in its capacity as the Special Committee) and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon execution of the Engagement Letter, and a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ informing the Special Committee that it is prepared to deliver its Opinion. In addition, pursuant to the Engagement Letter, the Company has agreed to reimburse certain expenses of Duff & Phelps (subject to a cap) and to indemnify Duff & Phelps for certain liabilities. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

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Special Committee of Independent Directors

eHi Car Services Limited

April 4, 2018

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof, the Per Share Merger Consideration to be received by the holders of the Shares (other than the Excluded Shares, the Dissenting Shares, Company RSs and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of the ADSs (other than, if any, ADSs representing the Excluded Shares) in the Proposed Transaction is fair, from a financial point of view, to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in its capacity as a holder of Shares or ADSs).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC

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ANNEX D

Cayman Islands Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) —Section 238

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The Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands

Rights of dissenters	238. (1) A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2) A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3) An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4) Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5) A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a) his name and address;

(b) the number and classes of shares in respect of which he dissents; and

(c) a demand for payment of the fair value of his shares.

(6) A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7) Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8) Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the Plan of Merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9) If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a) the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b) the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10) A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11) At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12) Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13) The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

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(14) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15) Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16) The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

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ANNEX E

Contribution and Support Agreement

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CONTRIBUTION AND SUPPORT AGREEMENT

This CONTRIBUTION AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of April 6, 2018 by and among (1) Teamsport Topco Limited, a Cayman Islands exempted company (“Holdco”), (2) Teamsport Midco Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Holdco (“Midco”), (3) Teamsport Parent Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Midco (“Parent”), and (4) the shareholders of eHi Car Services Limited, a Cayman Islands exempted company (the “Company”), listed on Schedule A hereto (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Teamsport Bidco Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Rollover Shareholder is (or, in the case of BPEA Teamsport Limited (“BPEA Teamsport”), may be deemed to be) the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of such Class A Common Shares, par value US$0.001 per share, of the Company, including Class A Common Shares represented by ADSs (“Class A Shares”) and/or Class B Common Shares, par value US$0.001 per share, of the Company (“Class B Shares” and, together with Class A Shares, the “Shares”) as set forth in the column titled “Shares” opposite such Rollover Shareholder’s name on Schedule A hereto (such Shares of such Rollover Shareholder, together with any other ordinary shares of the Company acquired (whether beneficially or of record) by such Rollover Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of such Rollover Shareholder’s obligations under this Agreement, including any ordinary shares of the Company acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options or warrants or the conversion of any convertible securities or otherwise, collectively such Rollover Shareholder’s “Securities”);

WHEREAS, in connection with the consummation of the Merger, each Rollover Shareholder agrees to (a) contribute his or its respective Shares as set forth opposite such Rollover Shareholder’s name under the column titled “Rollover Shares” on Schedule A hereto (such Rollover Shareholder’s “Rollover Shares”) to Holdco in exchange for newly issued ordinary shares of Holdco, par value US$0.01 per share (“Holdco Shares”), and (b) vote his or its Securities at the Shareholders’ Meeting in favor of the Merger, in each case upon the terms and conditions set forth herein;

WHEREAS, in connection with the consummation of the Merger, Holdco agrees to contribute the Rollover Shares to Midco in exchange for newly issued ordinary shares of Midco (“Midco Shares”);

E-2

WHEREAS, in connection with the consummation of the Merger, Midco agrees to contribute the Rollover Shares to Parent in exchange for newly issued ordinary shares of Parent (“Parent Shares”);

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholders are entering into this Agreement; and

WHEREAS, the Rollover Shareholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholders set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
VOTING

Section 1.1          Voting. From and after the date hereof until the earlier of (x) the Effective Time and the (y) termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier time, the “Expiration Time”), each Rollover Shareholder hereby irrevocably and unconditionally agrees that at the Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof), such Rollover Shareholder shall (i) appear at such meeting or otherwise cause his or its representative(s) to appear at such meeting or otherwise cause his or its Securities to be counted as present thereat for purposes of determining whether a quorum is present, and (ii) vote or cause to be voted (including by proxy, if applicable) all of such Rollover Shareholder’s Securities:

(a)          for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

(b)         against any Competing Transaction or any other transaction, proposal, agreement or action made in opposition to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or in competition or inconsistent with the Transactions, including the Merger;

(c)          against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Transactions, including the Merger, or this Agreement or the performance by such Rollover Shareholder of his or its obligations under this Agreement;

(d)          against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Rollover Shareholder contained in this Agreement or otherwise reasonably requested by Parent in order to consummate the Transactions, including the Merger;

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(e)          in favor of any adjournment or postponement of the Shareholders’ Meeting or any other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) through (f) of this Section 1.1 is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by Parent; and

(f)           in favor of any other matter necessary to effect the Transactions, including the Merger.

Section 1.2          Grant of Irrevocable Proxy; Appointment of Proxy

(a)          Each Rollover Shareholder hereby irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy, if applicable) such Rollover Shareholder’s Securities in accordance with Section 1.1 above at the Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 above is to be considered, in each case, prior to the Expiration Time. Each Rollover Shareholder represents that all proxies, powers of attorney, instructions or other requests given by such Rollover Shareholder prior to the execution of this Agreement in respect of the voting of such Rollover Shareholder’s Securities, if any, are not irrevocable and each Rollover Shareholder hereby revokes any and all previous proxies, powers of attorney, instructions or other requests with respect to such Rollover Shareholder’s Securities. Each Rollover Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(b)          Each Rollover Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Rollover Shareholder under this Agreement. Each Rollover Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy granted herein is not irrevocable, then each Rollover Shareholder agrees to vote such Rollover Shareholder’s Securities in accordance with Section 1.1 above prior to the Expiration Time. The parties hereto agree that the foregoing is a voting agreement.

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Section 1.3           Restrictions on Transfers. Except as provided for in Article II or pursuant to the Merger Agreement, each Rollover Shareholder hereby agrees that, from the date hereof until the Expiration Time, such Rollover Shareholder shall not, directly or indirectly, (a) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Securities, (d) take any action that would make any representation or warranty of such Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Shareholder from performing any of his or its obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Transactions or the transactions contemplated by this Agreement or the performance by the Company of its obligations under the Merger Agreement or by any Rollover Shareholder from performing any of his or its obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) (c) or (d); provided that the foregoing shall not prevent the conversion of Company Options into the right to receive the Per Share Merger Consideration in accordance with the terms of, and to the extent provided in, the Merger Agreement. Any purported Transfer in violation of this Section 1.3 shall be null and void.

ARTICLE II
CONTRIBUTION

Section 2.1           Contribution of Rollover Shares by Rollover Shareholders to Holdco. Subject to the terms and conditions set forth in this Agreement, immediately prior to the Closing and (save as described in Section 5 below) without further action by the Rollover Shareholders, all of the right, title and interest of each Rollover Shareholder in and to his or its Rollover Shares shall be contributed, assigned, transferred and delivered to Holdco, free and clear of all Liens (other than any Liens created or expressly permitted by Holdco or arising by reason of the Merger Agreement or this Agreement).

Section 2.2           Issuance of Holdco Shares. In consideration for the contribution, assignment, transfer and delivery of each Rollover Shareholder’s Rollover Shares to Holdco pursuant to Section 2.1 of this Agreement, Holdco shall issue Holdco Shares in the name of such Rollover Shareholder (or, if designated by such Rollover Shareholder in writing, in the name of an Affiliate of such Rollover Shareholder) in the amount set forth opposite such Rollover Shareholder’s name under the column titled “Holdco Shares” on Schedule A hereto. Each Rollover Shareholder hereby acknowledges and agrees that (a) the value of the Holdco Shares issued to such Rollover Shareholder is equal to (x) the total number of Rollover Shares contributed by such Rollover Shareholder multiplied by (y) the Per Share Merger Consideration (or Per ADS Merger Consideration, if applicable) under the Merger Agreement, (b) delivery of such Holdco Shares shall constitute complete satisfaction of all obligations towards or sums due to such Rollover Shareholder by Parent with respect to the applicable Rollover Shares and (c) on receipt of such Holdco Shares, such Rollover Shareholder shall have no right to the Per Share Merger Consideration (or the Per ADS Merger Consideration, if applicable) with respect to the Rollover Shares contributed to Holdco by such Rollover Shareholder.

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Section 2.3           Contribution of Rollover Shares by Holdco to Midco. Immediately following the receipt by Holdco of the Rollover Shares from the Rollover Shareholders pursuant to Section 2.2 of this Agreement and immediately prior to the Closing, Holdco shall contribute the Rollover Shares to Midco in exchange for Midco Shares and Midco shall accept such contribution of the Rollover Shares by Holdco.

Section 2.4           Contribution of Rollover Shares by Midco to Parent. Immediately following the receipt by Midco of the Rollover Shares from Holdco pursuant to Section 2.3 of this Agreement and immediately prior to the Closing, Midco shall contribute the Rollover Shares to Parent in exchange for Parent Shares and Parent shall accept such contribution of the Rollover Shares by Midco.

Section 2.5           Contribution Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Article VII of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing), the closing of the contribution and exchange contemplated hereby (the “Contribution Closing”) shall take place immediately prior to the Closing.

Section 2.6           Deposit of Rollover Shares. No later than five (5) Business Days prior to the Contribution Closing, each Rollover Shareholder and any agent of such Rollover Shareholder holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Holdco, for disposition in accordance with the terms of this Article II, (a) duly executed instruments of transfer of the Rollover Shares to Holdco or as Holdco may direct in writing, in form reasonably acceptable to Holdco, and (b) certificates, if any, representing his or its Rollover Shares (the “Rollover Share Documents”). The Rollover Share Documents shall be held by Holdco or any agent authorized by Holdco until the Contribution Closing.

Section 2.7           Effect of the Merger on Rollover Shares. Parent agrees that it shall not have the right to receive the Per Share Merger Consideration (or the Per ADS Merger Consideration, if applicable) in connection with the Merger with respect to any Rollover Shares held by it as of immediately prior to the Effective Time, and, at the Effective Time, each Rollover Share issued and outstanding immediately prior to the Effective Time shall continue to exist without interruption and shall thereafter be and represent one validly issued, fully paid and non-assessable ordinary share, par value US$0.01 per share, of the Surviving Company, in each case in accordance with the terms of the Merger Agreement.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE ROLLOVER SHAREHOLDERS

Section 3.1           Representations and Warranties. Each Rollover Shareholder, severally and not jointly, represents and warrants to Parent, Midco and Holdco as of the date hereof and as of the Contribution Closing:

(a)          such Rollover Shareholder has the full legal right, power, capacity and authority to execute and deliver this Agreement, to perform such Rollover Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

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(b)          this Agreement has been duly executed and delivered by such Rollover Shareholder and the execution, delivery and performance of this Agreement by such Rollover Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Rollover Shareholder and no other actions or proceedings on the part of such Rollover Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(c)          assuming due authorization, execution and delivery by Parent, Midco and Holdco, this Agreement constitutes a legal, valid and binding agreement of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d)          (i) such Rollover Shareholder (A) is and, immediately prior to the Contribution Closing, will be the beneficial owner of, and has and will have good and valid title to, his or its Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with Affiliates controlled by such Rollover Shareholder) voting power, power of disposition, and power to demand dissenter’s rights, in each case with respect to all of his or its Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands and the terms of this Agreement, (ii) his or its Securities are not subject to any voting trust agreement or other Contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of such Securities other than this Agreement, (iii) such Rollover Shareholder has not Transferred any interest in any of his or its Securities and (iv) as of the date hereof, such Rollover Shareholder does not own, beneficially or of record, any shares or other securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities);

(e)          except for the applicable requirements of the Exchange Act and any other United States federal securities Law, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder, nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Rollover Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Rollover Shareholder or any of such Rollover Shareholder’s properties or assets;

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(f)          on the date hereof, there is no Action pending against such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other person or, to the knowledge of such Rollover Shareholder, threatened against such Rollover Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of his or its obligations under this Agreement;

(g)          such Rollover Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent, Midco and Holdco concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Holdco Shares, and such Rollover Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby; and

(h)          such Rollover Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution, delivery and performance of this Agreement.

Section 3.2          Covenants. Each Rollover Shareholder hereby:

(a)          agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of such Rollover Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Rollover Shareholder of his or its obligations under this Agreement;

(b)          irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Rollover Shareholder may have with respect to such Rollover Shareholder’s Securities (including any rights under Section 238 of the CICL) prior to the Expiration Time;

(c)          agrees to permit the Company and Parent to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith) and any other disclosure documents in connection with the Merger Agreement and any filings with or notices to any Governmental Authority in connection with the Transactions, such Rollover Shareholder’s identity and beneficial ownership of the Shares, Securities or other equity securities of the Company and the nature of such Rollover Shareholder’s commitments, arrangements and understandings under this Agreement;

(d)          agrees and covenants, severally and not jointly, that such Rollover Shareholder shall promptly (and in any event within forty-eight (48) hours) notify Parent of any new Shares, Securities and/or other securities of the Company with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof; and

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(e)          agrees further that, upon request of Parent, such Rollover Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

Section 3.3           BPEA Teamsport Rollover Shares. The Parties acknowledge that BPEA Teamsport does not hold its Rollover Shares (the “BPEA Shares”) as of the date hereof and will only hold the BPEA Shares following the acquisition of the BPEA Shares (the “BPEA Shares Closing”) as contemplated by that certain Securities Purchase Agreement, dated February 23, 2018 (the “SPA”), by and between BPEA Teamsport and Tiger Global Mauritius Fund. Notwithstanding anything to the contrary set forth herein, BPEA Teamsport shall (i) only be bound by its covenants and agreements set forth in this Agreement following the BPEA Shares Closing, and (ii) subject to completion of the BPEA Shares Closing, shall only make the representations and warranties set forth in Section 3.1 as of the Contribution Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT, MIDCO AND HOLDCO

Each of Parent, Midco and Holdco represents and warrants to each Rollover Shareholder that as of the date hereof and as of the Contribution Closing:

(a)          each of Parent, Midco and Holdco is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, Midco and Holdco and the execution, delivery and performance of this Agreement by Parent, Midco and Holdco and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, Midco and Holdco and no other corporate actions or proceedings on the part of Parent, Midco and Holdco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by the Rollover Shareholders, this Agreement constitutes a legal, valid and binding obligation of Parent, Midco and Holdco, enforceable against Parent, Midco and Holdco in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(b)          except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent, Midco or Holdco for the execution, delivery and performance of this Agreement by Parent, Midco and Holdco or the consummation by Parent, Midco and Holdco of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent and Holdco, nor the consummation by Parent, Midco and Holdco of the transactions contemplated hereby, nor compliance by Parent, Midco and Holdco with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, Midco or Holdco, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent, Midco or Holdco pursuant to, any Contract to which Parent, Midco or Holdco is a party or by which Parent, Midco or Holdco or any of their property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, Midco or Holdco any of their properties or assets;

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(c)          except as contemplated by the Merger Agreement and the Equity Commitment Letters or otherwise agreed to by the parties hereto, at and immediately after the Closing, there shall be no (i) options, warrants, or other rights to acquire share capital of Holdco, Midco or Parent, (ii) no outstanding securities exchangeable for or convertible into share capital of Holdco, Midco or Parent and (iii) no outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities;

(d)          (i) Midco is wholly owned by Holdco, (ii) Parent is wholly owned by Midco and (iii) Merger Sub is wholly owned by Parent; and

(e)          at the Contribution Closing, the Holdco Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all Liens, other than restrictions arising under applicable securities Laws or the organizational documents of Holdco.

ARTICLE V
TERMINATION

As to any Rollover Shareholder, this Agreement, and the obligations of such Rollover Shareholder, Parent, Midco and Holdco hereunder, shall terminate automatically and immediately and be of no further force or effect upon the earlier to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, and (b) the Company or any of its Affiliates asserting a claim that would make such Rollover Shareholder’s Limited Guarantee become terminable in accordance with the terms thereof; provided, that this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Contribution Closing contemplated by Article II has already taken place, then Holdco, Midco and Parent shall promptly take all such actions as are necessary to restore each Rollover Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to the Contribution Closing.

ARTICLE VI
MISCELLANEOUS

Section 6.1           Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by international overnight courier to the respective parties at the address set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.1):

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if to a Rollover Shareholder, to the address set forth next to such Rollover Shareholder’s name on Schedule A hereto;

if to Parent, Midco and/or Holdco:

c/o Vistra Alternative Investments Services Pte. Ltd.
1 Raffles Place
#13-01 One Raffles Place
Singapore 048616
Attention: BPEA Vistra Team
Facsimile: +65 6593 3711
Email: bpea.sg@vistra.com

with a copy to (which alone shall not constitute notice):

Weil, Gotshal & Manges LLP
29/F, Alexandra House
18 Chater Road, Central
Hong Kong
Attention: Tim Gardner
                   William Welty
Facsimile: +852 3015 9354
Email: tim.gardner@weil.com
           william.welty@weil.com

Section 6.2           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 6.3           Entire Agreement. This Agreement, the Interim Investors Agreement, the Equity Commitment Letters, the Limited Guarantees and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

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Section 6.4           Specific Performance. Each party acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and therefore agrees that in the event of any breach by a party hereto of any of his or its respective covenants or agreements set forth in this Agreement, the non-breaching parties shall each be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity. Each party waives (i) any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party.

Section 6.5           Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Rollover Shareholders, Holdco, Midco and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.6           Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 6.7           Dispute Resolution.

(a)          Subject to Section 6.4, Section 6.6, the last sentence of this Section 6.7(a) and Section 6.7(b), any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.7 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

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(b)          Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6.7, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 6.7(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 6.7(a) in any way.

Section 6.8           No Third Party Beneficiaries; No Recourse.

(a)          There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement.

(b)          Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, and not withstanding the fact a Rollover Shareholder may be a limited partnership or limited liability company, as applicable, Holdco covenants, acknowledges and agrees that, as to each Rollover Shareholder, no person other than such Rollover Shareholder (and its successors and permitted assigns under this Agreement pursuant to the terms hereof) has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, be imposed on or otherwise be incurred by such Rollover Shareholder’s Non-Recourse Parties (as defined in such Rollover Shareholder’s Limited Guarantee), through Holdco, Midco, Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Holdco against any such Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

Section 6.9           Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 6.10         No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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Section 6.11         Further Assurances. Each Rollover Shareholder hereby covenants that, from time to time, he or it will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to convey, transfer to and vest in Holdco, and to put Holdco in possession of, all of the applicable Rollover Shares in accordance with the terms of this Agreement.

Section 6.12         Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties.

Section 6.13         Confidentiality. This Agreement shall be treated as confidential and may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the parties hereto; provided, however, that each party hereto may, without such written consent, disclose the existence and content of this Agreement to its officers, directors, employees, partners, members, investors, financing sources, advisors (including financial and legal advisors) and any representatives of the foregoing and to the extent required by Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger and in connection with any litigation relating to the Merger, the Merger Agreement or the Transactions as permitted by or provided in the Merger Agreement and each Rollover Shareholder may disclose the existence and content of this Agreement to such Rollover Shareholder’s Non-Recourse Parties.

Section 6.14         Interpretation. When a reference is made in this Agreement to a Section or Article such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day.”

[Remainder of Page Left Blank Intentionally]

E-14

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

TEAMSPORT PARENT LIMITED

By:	/s/ Kirti Ram Hariharan
Name: Kirti Ram Hariharan
Title: Director

[Signature Page to Contribution and Support Agreement]

E-15

HOLDCO

TEAMSPORT TOPCO LIMITED

By:	/s/ Kirti Ram Hariharan
Name: Kirti Ram Hariharan
Title: Director

[Signature Page to Contribution and Support Agreement]

E-16

MIDCO

TEAMSPORT MIDCO LIMITED

By:	/s/ Kirti Ram Hariharan
Name: Kirti Ram Hariharan
Title: Director

[Signature Page to Contribution and Support Agreement]

E-17

ROLLOVER SHAREHOLDERS

L & L HORIZON, LLC

By:	/s/ Ray Ruiping Zhang
Name: Ray Ruiping Zhang
Title: Member Manager

[Signature Page to Contribution and Support Agreement]

E-18

BPEA TEAMSPORT LIMITED

By:	/s/ Kirti Ram Hariharan
Name: Kirti Ram Hariharan
Title: Director

[Signature Page to Contribution and Support Agreement]

E-19

THE CRAWFORD GROUP, INC.

By:	/s/ Rick A. Short
Name: Rick A. Short
Title: Vice President and Treasurer

[Signature Page to Contribution and Support Agreement]

E-20

DONGFENG ASSET MANAGEMENT CO. LTD.

By:	/s/ Lu Feng
Name: Lu Feng
Title: General Manager

[Signature Page to Contribution and Support Agreement]

E-21

SCHEDULE A

Name	Notice Address	Shares	Rollover Shares	Holdco Shares
L & L Horizon, LLC

L & L Horizon, LLC

Unit 12/F, Building No.5, Guosheng Center

388 Daduhe Road

Shanghai, 200062, China

Attention: Mr. Ray RuiPing Zhang

Facsimile: +86 21 5489 1121

E-mail: xjhsh168@qq.com

With a copy (which shall not constitute notice) to:

Pillar Legal, P.C.

Suite 1419-1420, Far East Building

1101 Pudong South Road, Pudong District

Shanghai 200120, China

Attention: Greg Pilarowski

E-mail: greg@pillarlegalpc.com

		Class A common shares: 0 Class B common shares: 7,142,432 ADSs (each representing two Class A common shares): 0	7,142,432 Shares	7,142,432 ordinary shares

BPEA Teamsport Limited

c/o Vistra Alternative Investments Services Pte. Ltd.

1 Raffles Place

#13-01 One Raffles Place

Singapore 048616

Attention: BPEA Vistra Team

Facsimile: +65 6593 3711

Email: bpea.sg@vistra.com

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

29/F Alexandra House

18 Chater Road

Central, Hong Kong

Attention: Tim Gardner, Esq.

  William Welty, Esq.

Facsimile: +852 3015 9354

E-mail: tim.gardner@weil.com

william.welty@weil.com

		Class A common shares: 0 Class B common shares: 0 ADSs (each representing two Class A common shares): 5,264,080*	10,528,160 Shares*	10,528,160 ordinary shares*

* Subject to completion of the BPEA Shares Closing.

E-22

The Crawford Group, Inc.

The Crawford Group, Inc.

600 Corporate Park Drive

St. Louis, MO 63105

U.S.A.

Attention: Pamela M. Nicholson,

 Chief Executive Officer

Facsimile: +1 314-512-4070

E-mail: Pamela.M.Nicholson@ehi.com

With a copy (which shall not constitute notice) to:

The Crawford Group, Inc.

c/o Enterprise Holdings, Inc.

600 Corporate Park Drive

St. Louis, MO 63105

U.S.A.

Attention: Michael W. Andrew, Senior Vice President and General Counsel

Facsimile: +1 314-512-5823

E-mail: Mike.Andrew@ehi.com

	Class A common shares: 0 Class B common shares: 18,694,003 ADSs (each representing two Class A common shares): 0	18,694,003 Shares	18,694,003 ordinary shares

Dongfeng Asset Management Co. Ltd.

Dongfeng Asset Management Co. Ltd.

Special No.1 DongFeng Road,

WuHan Economic & Technical Development Zone

WuHan, HuBei Province, PRC, 430056

Attention: Zhang Xiao
                   Wang You
E-mail: zhxiao@dfmc.com.cn

  wangy@dfmc.com.cn

	Class A common shares: 5,000,000 Class B common shares: 0 ADSs (each representing two Class A common shares): 0	5,000,000 Shares	5,000,000 ordinary shares

E-23

ANNEX F: Directors and Executive Officers of Each Filing Person

1.	Directors and Executive Officers of the Company

The Company is a company organized under the laws of the Cayman Islands with its principal business address at Unit 12/F, Building No.5, Guosheng Center, 388 Daduhe Road, Shanghai, 200062, People’s Republic of China. The telephone number of the Company’s principal executive office is +86 21 6468 7000.

During the past five years, none of the Company, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below. Unless otherwise indicated, the business address of each director and executive officer is c/o Unit 12/F, Building No.5, Guosheng Center, 388 Daduhe Road, Shanghai, 200062, People’s Republic of China.

Name	Business Address	Present Principal Employment	Citizenship

Ray Ruiping Zhang	Unit 12/F, Building No.5, Guosheng Center, 388 Daduhe Road, Shanghai, 200062, People’s Republic of China	eHi Car Services Limited	United States of America

Greg Stubblefield	600 Corporate Park Drive, St. Louis, MO 63105	Enterprise Holdings, Inc.	United States of America

Gang Chen	No. 99 Fu Quan Road, Shanghai, 200335, People’s Republic of China	Ctrip	PRC

Qian Miao	Unit 12/F, Building No.5, Guosheng Center, 388 Daduhe Road, Shanghai, 200062, People’s Republic of China	China Network Co., Ltd.	PRC

Andrew Xuefeng Qian	Unit 408, West Wing, GC Tower, No. 577, Pudian Road, Pudong, Shanghai, 200122, People’s Republic of China	New Access Capital	PRC

David Jian Sun	124 Caobao Road, Shanghai, PRC	BTG Hotels (Group) Co., Ltd.	PRC

Ronald Meyers	Unit 12/F, Building No.5, Guosheng Center, 388 Daduhe Road, Shanghai, 200062, People’s Republic of China	N/A	United States of America

Leo Lihong Cai	Unit 12/F, Building No.5, Guosheng Center, 388 Daduhe Road, Shanghai, 200062, People’s Republic of China	eHi Car Services Limited	United States of America

Colin Chitnim Sung	Unit 12/F, Building No.5, Guosheng Center, 388 Daduhe Road, Shanghai, 200062, People’s Republic of China	eHi Car Services Limited	United States of America

Chun Xie	Unit 12/F, Building No.5, Guosheng Center, 388 Daduhe Road, Shanghai, 200062, People’s Republic of China	eHi Car Services Limited	PRC

Hongtao Han	Unit 12/F, Building No.5, Guosheng Center, 388 Daduhe Road, Shanghai, 200062, People’s Republic of China	eHi Car Services Limited	PRC

Nina Yan Wu	Unit 12/F, Building No.5, Guosheng Center, 388 Daduhe Road, Shanghai, 200062, People’s Republic of China	eHi Car Services Limited	PRC

Jane Fengjuan Zheng	Unit 12/F, Building No.5, Guosheng Center, 388 Daduhe Road, Shanghai, 200062, People’s Republic of China	eHi Car Services Limited	PRC

Mr. Zhang has served as the Company’s chief executive officer and director since 2006.

F-1

Mr. Stubblefield has served as the Company’s director since August 2016. During the past five years, Mr. Stubblefield has served as executive vice president and chief strategy officer of Enterprise Holdings, Inc., and he led Enterprise Holdings’ global business development as well as global sustainability strategy and initiative, including its car-sharing program, its Alamo and National franchise business and its marketing & communications organization.

Mr. Chen has served as the Company’s director since June 2017. Mr. Chen concurrently serves as the senior vice president of Ctrip and is responsible for its Ground Transport business and the Innovation Works. He also helped establish Ctrip’s Bus Ticketing business in 2014 and Train Ticketing business in 2013.

Mr. Miao has served as the Company’s independent director since April 2008. Mr. Miao concurrently serves as the general manager and a director of China Network Co., Ltd.

Mr. Qian has served as the Company’s independent director since November 2014. Mr. Qian currently serves as the chairman of New Access Capital, which he founded in 2003. He is the guest professor of Shanghai Jiaotong University Aetna Graduate School of Business Administration and Nanjing University School of Business Management.

Mr. Sun has served as the Company’s independent director since November 2014. Mr. Sun has served as the executive director and the general manager of BTG Hotels (Group) Co., Ltd. since September 2016. He served as the executive director and chief executive officer of Home Inns & Hotels Management Inc. from December 2004 to August 2016. Mr. Sun has also served as an independent director of E-house (China) Holdings Limited since March 2014 and an independent director of Leju Holdings Limited (NYSE:LEJU) since April 2014.

Mr. Meyers has served as the Company’s independent director since November 2014. Mr. Meyers previously served as chief operating officer of the Greater China practice in Ernst & Young LLP and retired in 2013.

Dr. Cai has served as the Company’s vice president of sales and marketing since April 2008.

Mr. Sung has served as the Company’s chief financial officer since April 2013. Mr. Sung has also served as a member of the board of directors and chairman of the audit committee of Hollysys Automation Technologies Ltd. (NASDAQ: HOLI) since February 2008.

Mr. Xie has served as the Company’s chief information officer since 2006.

Mr. Han has served as the Company’s vice president of operation since 2006.

Ms. Wu has served as the Company’s director of human resource and training department since February 2011.

Ms. Zheng has served as the Company’s director of corporate sales and business development since April 2011.

2.	The Directors and Executive Officers of the Mr. Zhang Filing Persons

Mr. Zhang is the chairman and chief executive officer of the Company and has served as the Company’s chief executive officer and a director of the Board since the inception of the Company.  Mr. Zhang is a citizen of the United States of America.  The Zhang Descendants Trust is a trust established under the laws of the State of California, of which Mr. Zhang is the sole trustee.  Horizon LLC is a limited liability company established under the laws of the State of Delaware and was formed for the purpose of holding Shares.  Mr. Zhang is the member manager of Horizon LLC, and Mr. Zhang and the Zhang Descendants Trust are the sole members of Horizon LLC.  The business address and telephone number for each of Mr. Zhang, the Zhang Descendants Trust and Horizon LLC is Unit 12/F, Building No.5, Guosheng Center, 388 Daduhe Road, Shanghai, 200062, People’s Republic of China, +86 180 0180 0611.  As of the date of this proxy statement, the Zhang Descendants Trust and Horizon LLC do not have any executive officers, other than Mr. Zhang as the sole trustee and the member manager, respectively.

During the past five years, none of Mr. Zhang, the Zhang Descendants Trust or Horizon LLC has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

F-2

3.	The Directors and Executive Officers of the Baring Filing Persons

Baring LP1, Baring LP2 and Baring Co-Invest LP are exempted limited partnerships formed under the laws of the Cayman Islands. The general partner of each of Baring LP1, Baring LP2, and Baring Co-Invest LP is Baring Private Equity Asia GP VI, L.P. (“Baring GP”), a Cayman Islands limited partnership, and the general partner of Baring GP is Baring Private Equity Asia GP VI Limited (“Baring Limited”), a Cayman Islands limited company.  The principal business of Baring LP1, Baring LP2, Baring Co-Invest LP, Baring GP and Baring Limited is investment activities. The registered office and telephone number for each of Baring LP1, Baring LP2, Baring Co-Invest LP, Baring GP and Baring Limited is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, +65 6438 1330.

Baring SPV and Baring SPV Holdings are exempted companies with limited liability incorporated under the laws of the Cayman Islands.  Baring SPV is wholly-owned by Baring SPV Holdings, and Baring SPV Holdings is jointly owned by Baring LP1, Baring LP2 and Baring Co-Invest LP.  Baring SPV was formed for the purpose of holding equity interests in Holdco, arranging the investment and financing transactions related to the Transactions, including the Merger, and purchasing the Subject ADSs, and Baring SPV Holdings was formed for the purpose of holding equity interests in Baring SPV and arranging the investment and financing transactions related to the Transactions, including the Merger.  The registered office and telephone number for each of Baring SPV and Baring SPV Holdings is c/o Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman KY1-1205, Cayman Islands, +65 6438 1330.  Mr. Kirti Ram Hariharan (“Mr. Hariharan”) is the sole director of each of Baring SPV Holdings and Baring SPV.  Mr. Hariharan’s business address and telephone number are 50 Collyer Quay, #11-03/04 OUE Bayfront, 049321, Singapore, +65 6232 6300.  Mr. Hariharan is a citizen of India.  Mr. Hariharan has been the General Counsel of Baring Private Equity Asia Pte Ltd since January 2018 and prior to that was General Counsel – Transactions and Deputy General Counsel of Baring Private Equity Asia Pte Ltd.  As of the date of this proxy statement, Baring SPV Holdings and Baring SPV do not have any executive officers.

The following table sets forth information regarding the directors of Baring Limited as of the date of this proxy statement.  As of the date of this proxy statement, Baring Limited does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship

Tek Yok Hua	50 Collyer Quay #11-03 / 04 OUE Bayfront, Singapore 049321	Administration	Singapore

Ramesh Awatarsing	3rd Floor, 355 NeXTeracom Tower 1 Cybercity, Ebene 72201 Mauritius	Administration	Mauritius

Mr. Jean Eric Salata (“Mr. Salata”) is the sole shareholder of Baring Limited. Mr. Salata’s business address and telephone number are Suite 3801, Two International Finance Center, 8 Finance Street, Central, Hong Kong, +852 2843 9300. Mr. Salata is a citizen of Chile. Mr. Salata is the Chief Executive and Founding Partner of Baring Private Equity Asia and has held these positions for the past five years.

During the past five years, none of Baring LP1, Baring LP2, Baring Co-Invest LP, Baring GP, Baring Limited, Baring SPV Holdings, Baring SPV or any of the persons listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

4.	The Directors and Executive Officers of the MBKP Filing Persons

MBKP LP is an exempted limited partnership formed under the laws of the Cayman Islands. The general partner of MBKP LP is MBK Partners GP IV, L.P. (“MBKP GP”), an exempted limited partnership formed under the laws of the Cayman Islands, and the general partner of MBKP GP is MBK GP IV, Inc. (“MBKP GP Inc”), an exempted company with limited liability incorporated under the laws of the Cayman Islands.  MBKP JC LP is an exempted limited partnership formed under the laws of the Cayman Islands.  The general partner of MBKP JC LP is MBK Partners JC IV, GP, L.P. (“MBKP JC GP”), an exempted limited partnership formed under the laws of the Cayman Islands, and the general partner of MBKP JC GP is MBK Partners JC IV, Inc. (“MBKP JC Inc”), an exempted company with limited liability incorporated under the laws of the Cayman Islands.  Each of MBKP SPV Holdings, MBKP SPV Investment and MBKP SPV is an exempted company with limited liability incorporated under the laws of the Cayman Islands.  MBKP SPV Holdings is wholly-owned by MBKP JC LP, MBKP SPV Investment is wholly-owned by MBKP SPV Holdings and MBKP SPV is wholly-owned by MBKP SPV Investment.  MBKP SPV Holdings was formed for the purpose of holding interests in MBKP Investment and arranging the investment and financing transactions related to the Transactions, including the Merger. MBKP SPV Investment was formed for the purpose of holding interests in MBKP SPV and arranging the investment and financing transactions related to the Transactions, including the Merger, and MBKP SPV was formed for the purpose of holding interests in Holdco and arranging the investment and financing transactions related to the Transactions, including the Merger.  The principal business of MBKP GP Inc, MBKP JC Inc, MBKP GP, MBKP JC GP, MBKP LP and MBKP JC LP is investment activities. The registered office and telephone number for each of MBKP GP Inc, MBKP JC Inc, MBKP GP, MBKP JC GP, MBKP LP, MBKP JC LP, MBKP SPV Holdings, MBKP SPV Investment and MBKP SPV is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, +1 (345) 814 5303.

F-3

Mr. Michael ByungJu Kim (“Mr. Kim”) is the sole director and controlling shareholder of MBKP GP Inc. Mr. Kim’s business address and telephone number are Room 1112, 5 Columbus Circle, 11th Floor, New York, NY 10019, +1 (212) 710 0094. Mr. Kim is a citizen of the United States of America. Mr. Kim is a partner and one of the founders of MBK Partners and has held these positions for the past five years. As of the date of this proxy statement, MBKP GP Inc does not have any executive officers.

Mr. Teck Chien Kong (“Mr. Kong”) is the sole director and controlling shareholder of MBKP JC Inc. Mr. Kong’s business address and telephone number are Suites 1707-1708, One Exchange Square, 8 Connaught Place, Hong Kong, +852 2296 0000. Mr. Kong is a citizen of Malaysia. Mr. Kong is a partner of MBK Partners and has held that position for the past five years. As of the date of this proxy statement, MBKP JC Inc does not have any executive officers.

Mr. Kenichiro Kagasa (“Mr. Kagasa”) is the sole director of each of MBKP SPV Holdings, MBKP SPV Investment and MBKP SPV. Mr. Kagasa’s business address and telephone number are 12th Fl., Tokyu Capitol Tower, 2-10-3, Nagatacho, Chiyoda-ku, Tokyo, 100-0014, Japan, +81 3 4550 0430. Mr. Kagasa is a citizen of Japan. Mr. Kagasa has been a partner of MBK Partners since January 2016 and, prior to that, was a managing director of MBK Partners. As of the date of this proxy statement, MBKP SPV Holdings, MBKP SPV Investment and MBKP SPV do not have any executive officers.

During the last five years, none of MBKP GP Inc, MBKP JC Inc, MBKP GP, MBKP JC GP, MBKP LP, MBKP JC LP, MBKP SPV Holdings, MBKP SPV Investment, MBKP SPV or any of the persons listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

5.	The Directors and Executive Officers of Crawford

Crawford is corporation incorporated under the laws of the State of Missouri. Crawford is controlled by the Jack Taylor Family Voting Trust U/A/D 4/14/99, a trust organized under the laws of the State of Missouri (the “Jack Taylor Family Trust”). The Jack Taylor Family Trust was established by Jack Taylor, the founder of Crawford. Andrew C. Taylor (“Mr. Taylor”), Jo Ann T. Kindle (“Ms. Kindle”), Christine B. Taylor (“Ms. Taylor”) and Carolyn Kindle Betz (“Ms. Kindle Betz”) are the voting trustees under the Jack Taylor Family Trust and share voting and investment power with respect to the Jack Taylor Family Trust. The principal business address and telephone number of each of Crawford, the Jack Taylor Family Trust, Mr. Taylor, Ms. Kindle, Ms. Taylor and Ms. Kindle Betz is 600 Corporate Park Drive, St. Louis, Missouri 63105, United States of America, +1 (314) 512 5000.

The following table sets forth information regarding the directors and executive officers of Crawford as of the date of this proxy statement. As of the date of this proxy statement, the Jack Taylor Family Trust does not have any officers or directors, other than Mr. Taylor, Ms. Kindle, Ms. Taylor and Ms. Kindle Betz as the voting trustees under the Jack Taylor Family Trust.

F-4

Name	Business Address	Present Principal Employment	Citizenship

Priscilla L. Hill-Ardoin	19141 Stone Oak Parkway, Suite 10417, San Antonio, Texas 78258	Aaron Ardoin Foundation for Sickle Cell Research and Education	United States of America

Carolyn Kindle Betz	600 Corporate Park Drive, St. Louis, Missouri 63105	The Crawford Group, Inc.	United States of America

David W. Kemper	8000 Forsyth Blvd, St. Louis, Missouri 63105	Commerce Bancshares, Inc.	United States of America

JoAnn Taylor Kindle	600 Corporate Park Drive, St. Louis, Missouri 63105	The Crawford Group, Inc.	United States of America

Pamela M. Nicholson	600 Corporate Park Drive, St. Louis, Missouri 63105	The Crawford Group, Inc.	United States of America

Donald L. Ross	600 Corporate Park Drive, St. Louis, Missouri 63105	The Crawford Group, Inc.	United States of America

H. Lee Scott, Jr.	401 North Michigan, Suite 3100, Chicago, Illinois 60611	BDT Capital Partners, LLC	United States of America

Rick A. Short	600 Corporate Park Drive, St. Louis, Missouri 63105	The Crawford Group, Inc.	United States of America

Greg R. Stubblefield	600 Corporate Park Drive, St. Louis, Missouri 63105	Enterprise Holdings, Inc.	United States of America

Diane M. Sullivan	8300 Maryland Avenue, St. Louis, Missouri 63105	Caleres, Inc.	United States of America

Andrew C. Taylor	600 Corporate Park Drive, St. Louis, Missouri 63105	The Crawford Group, Inc.	United States of America

Christine B. Taylor	600 Corporate Park Drive, St. Louis, Missouri 63105	The Crawford Group, Inc.	United States of America

Byron D. Trott	401 North Michigan, Suite 3100, Chicago, Illinois 60611	BDT Capital Partners, LLC	United States of America

Ms. Hill-Ardoin serves as a director of Crawford.  Ms. Hill-Ardoin currently serves as the President of The Aaron Ardoin Foundation for Sickle Cell Research and Education and has held that position for the past five years.

Ms. Kindle Betz serves as a director of Crawford.  Ms. Kindle Betz is Vice President and Assistant Secretary of Crawford and has held these positions for the past five years.

Mr. Kemper serves as a director of Crawford.  Mr. Kemper currently serves as the Chairman and Chief Executive Officer of Commerce Bancshares, Inc. and has held these positions for the past five years.

Ms. Kindle serves as a director of Crawford.  Ms. Kindle is the Vice President of Crawford. Ms. Kindle is also the President of the Enterprise Holdings Foundation, the charitable arm of Enterprise Holdings, Inc., and has held that position for the past five years.

Ms. Nicholson serves as a director of Crawford.  Ms. Nicholson is the President and Chief Executive Officer of Crawford and has held these positions for the past five years.

Mr. Ross serves as a director of Crawford.  Mr. Ross is Vice Chairman of Crawford and Enterprise Holdings, Inc. and has held these positions for the past five years.

Mr. Scott services as a director of Crawford.  Mr. Scott currently serves as the Chairman of the Business Advisory Board of BDT Capital Partners, LLC. Mr. Scott is also an Executive Partner of Solamere Capital LLC. Previously, Mr. Scott served as the President and Chief Executive Officer of Walmart Inc. from 2000 to 2009.

Mr. Short serves as a director of Crawford.  Mr. Short is Chief Financial Officer, Vice President and Treasurer of Crawford, serving as such since 2016.  He also serves as Executive Vice President and the Chief Financial Officer of Enterprise Holdings, Inc. and has held these positions since 2016. Previously, Mr. Short served as Senior Vice President of Business Management of Enterprise Holdings, Inc. from 1997 to 2016.

Mr. Stubblefield serves as a director of Crawford.  During the past five years, Mr. Stubblefield has served as Executive Vice President and Chief Strategy Officer of Enterprise Holdings, Inc., and he led Enterprise Holdings, Inc.’s global business development as well as global sustainability strategy and initiative, including its car-sharing program, its Alamo and National franchise locations and its marketing & communications organization.

Ms. Sullivan serves as a director of Crawford.  Ms. Sullivan currently serves as Chief Executive Officer and President of Caleres, Inc. and has held these positions for the past five years. Ms. Sullivan was also named Chairman of the board of directors of Caleres, Inc. in 2014.

Mr. Taylor serves as a director of Crawford.  Mr. Taylor is the Executive Chairman of Crawford and has held this position for the past five years.

Ms. Taylor serves as a director of Crawford.  Ms. Taylor is the Senior Vice President and Assistant Secretary of Crawford and has held these positions for the past five years.

F-5

Mr. Trott serves as a director of Crawford.  Mr. Trott currently serves as the Chairman and Chief Executive Officer of BDT & Company, LLC and has held these positions for the past five years.

During the past five years, none of Crawford, the Jack Taylor Family Trust or any of the persons listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

6.	The Directors and Executive Officers of RedStone

RedStone is an exempted company with limited liability incorporated under the laws of the Cayman Islands. RedStone is wholly owned by RedStone Capital Management Limited (“RedStone BVI”), a business company formed under the laws of the British Virgin Islands. The principal business of RedStone and RedStone BVI is investment activities. Mr. Haiyong Cheng (“Mr. Cheng”) is the sole shareholder of RedStone BVI and is the sole director of each of RedStone and RedStone BVI. The business address and telephone number for each of RedStone, RedStone BVI and Mr. Cheng is Room 1806, 18/F, Tower 2, Yingtai Business Center, No.28 Jinrong Street, Xicheng District, Beijing 100033, PRC, +86 10 6657 3066. Mr. Cheng is a citizen of the People’s Republic of China. Mr. Cheng has been the sole director of each of RedStone and RedStone BVI since November 2013 and prior to that was the Chief Investment Officer of China Asset Management Co., Ltd. As of the date of this proxy statement, RedStone and RedStone BVI do not have any executive officers.

During the past five years, none of RedStone, RedStone BVI or Mr. Cheng has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

7.	The Directors and Executive Officers of DF Asset Management

DF Asset Management is a limited liability company formed under the laws of the PRC. The sole shareholder of DF Asset Management is Dongfeng Motor Corporation (“DF Motor”), which is a PRC state-owned enterprise controlled by the State-Owned Assets Supervision and Administration Commission of the State Council of the PRC. The principal business of DF Asset Management is investment, development and import and export activities. The principal business of DF Motor is the development, design, manufacture and sales of automobiles and components thereof and investment and management activities related to the automobile transportation industry. The registered offices and telephone number for each of DF Asset Management and DF Motor are Special No.1 Dongfeng Road, Wuhan Economic and Technology Development Zone, Wuhan, Hubei, the PRC, +86 27 8428 5066. The sole director of DF Asset Management is Mr. Yang Qiao (“Mr. Qiao”). Mr. Qiao’s business address and telephone number are Special No.1 Dongfeng Road, Wuhan Economic and Technology Development Zone, Wuhan, Hubei, the PRC, +86 27 8428 5066. Mr. Qiao is a citizen of the People’s Republic of China. Mr. Qiao has been the director of the finance and accounting department of DF Motor and has held this position for the past five years. As of the date of this proxy statement, DF Asset Management does not have any executive officers.

During the past five years, none of DF Motor, DF Asset Management or any of the persons listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

8.	The Directors and Executive Officers of the Acquisition Entities

Holdco, Midco, Parent and Merger Sub are each exempted companies with limited liability incorporated under the laws of the Cayman Islands.  Holdco is wholly-owned by Baring SPV, Midco is wholly-owned by Holdco, Parent is wholly-owned by Midco and Merger Sub is wholly-owned by Parent.  Each of Holdco and Midco was formed for the purpose of arranging the investment and financing transactions related to the Transactions, including the Merger, Parent was formed for the purpose of arranging the investment and financing transactions related to the Transactions, including the Merger, and completing the Transactions, including the Merger, and Merger Sub was formed for the purpose of effecting the Merger.  The registered office and telephone number for each of Holdco, Midco, Parent and Merger Sub is c/o Vistra (Cayman) Limited, P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands, +65 6438 1330.

F-6

Mr. Hariharan is the sole director of each of Holdco, Midco, Parent and Merger Sub.  Mr. Hariharan’s business address and telephone number are 50 Collyer Quay, #11-03/04 OUE Bayfront, 049321, Singapore, +65 6232 6300.  Mr. Hariharan is a citizen of India.  Mr. Hariharan has been the General Counsel of Baring Private Equity Asia Pte Ltd since January 2018 and prior to that was General Counsel – Transactions and Deputy General Counsel of Baring Private Equity Asia Pte Ltd.  As of the date of this proxy statement, Holdco, Midco, Parent and Merger Sub do not have any executive officers.

During the past five years, none of Holdco, Midco, Parent, Merger Sub or Mr. Hariharan has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

F-7

eHi Car Services Limited

(Incorporated in the Cayman Islands with limited liability)

(NYSE Ticker: EHIC)

Form of Proxy for Extraordinary General Meeting

to Be Held on                     , 2018

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF eHi Car Services Limited FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON                     , 2018.

I/We, the undersigned, being the registered holder(s) of                                                                       Class A common shares,1 par value US$0.001 per share, of eHi Car Services Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), and                                                                       Class B common shares,1 par value US$0.001 per share, of the Company, hereby acknowledge(s) receipt of the notice of extraordinary general meeting of shareholders and the proxy statement, each dated                     , 2018, and hereby appoint(s) the chairman of the extraordinary general meeting or                              of                                                                                                                                2 as my/our proxy with full power to each of substitution, on behalf and in the name of me/us, to represent me/us at the extraordinary general meeting of shareholders of the Company to be held at                 , at          a.m. ([local] time) on                     , 2018, and to vote all Class A common shares and Class B common shares which I/we would be entitled to vote if then and there personally present, on the matters set forth below (i) as specified by me/us below and (ii) in the discretion of any such proxy upon such other business as may properly come before the meeting, all as set forth in the notice of extraordinary general meeting and in the proxy statement furnished herewith.

[1]	Please insert the number of shares registered in your name(s) to which this proxy relates. If no number is inserted, this form of proxy will be deemed to relate to all the shares in the Company registered in your name(s).
[2]	If any proxy other than the chairman of the extraordinary general meeting is preferred, strike out the words “the chairman of the extraordinary general meeting or” and insert the name and address of the proxy desired in the space provided. A shareholder may appoint more than one proxy to attend and vote in his stead if he is the registered holder of more than one share of the Company. Any alteration made to this form of proxy must be initialed by the person(s) who sign(s) it.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the following proposals:

No.	PROPOSALS	FOR[3]	AGAINST[3]	ABSTAIN[3]
1.

As a special resolution,

THAT the Agreement and Plan of Merger, dated as of April 6, 2018 (as amended from time to time, the “Merger Agreement”), among Teamsport Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Teamsport Bidco Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands  (“Merger Sub”), and the Company (the Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the Plan of Merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being substantially in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving company after the Merger, and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including (i) the Merger, and (ii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new amended and restated memorandum and articles of association in the form attached as Annexure 2 to the Plan of Merger (the “Amendment of the M&A”), be authorized and approved.

		☐	☐	☐

2.

As a special resolution,

THAT each director or officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A.

		☐	☐	☐

3.

If necessary, as an ordinary resolution,

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

		☐	☐	☐

Dated:                      2018

Shareholder Name:	Co-Owner Name:

Signature[4]	Co-Owner Signature[4]

This Proxy Card must be signed by the person registered in the register of members at the close of business on                     , 2018 (Cayman Islands time), and returned to the Company’s offices at Unit 12/F, Building No.5, Guosheng Center, 388 Daduhe Road, Shanghai, 200062, People’s Republic of China, Attention: Ms. Pei Pei, no later than                     , 2018 at                      a.m. ([local] time).

[3]	IMPORTANT: If you wish to vote for a particular resolution, tick the appropriate box marked “FOR.” If you wish to vote against a particular resolution, tick the appropriate box marked “AGAINST.” If you wish to abstain from voting on a particular resolution, tick the appropriate box marked “ABSTAIN.”

[4]	This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be either under seal or executed under the hand of an officer or attorney duly authorized to sign the same.

FORM OF ADS VOTING INSTRUCTION CARD

eHi Car Services Limited

TO THE REGISTERED HOLDERS OF AMERICAN DEPOSITARY SHARES ("ADSs")

REPRESENTING CLASS A COMMON SHARES OF

EHI CAR SERVICES LIMITED

Please refer to the reverse side of this card for the Resolutions to be voted at the Meeting.

FOLD AND DETACH HERE

Special Resolutions

	FOR	AGAINST	ABSTAIN

Resolution 1	☐	☐	☐

Resolution 2	☐	☐	☐

Resolution 3	☐	☐	☐

The Board of Directors recommends a vote FOR all the Proposals.

Address Change ☐	Mark box, sign and indicate changes/comments below:	Mark box at right if you wish to give a discretionary proxy to a member or members designated by the Company. PLEASE NOTE: Marking this box voids any other instructions marked above.	☐

Sign Below Date:

Please sign this Voting Instruction Card exactly as your name(s) appear(s) on the face of this card and on the books of the Depositary. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

PROPOSALS TO BE VOTED AT THE EXTRAORDINARY GENERAL MEETING

Proposal 1: As a special resolution

THAT the Agreement and Plan of Merger, dated as of April 6, 2018 (as amended from time to time, the “Merger Agreement”), among Teamsport Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Teamsport Bidco Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”), and the Company (the Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the Plan of Merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being substantially in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving company after the Merger, and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including (i) the Merger, and (ii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new amended and restated memorandum and articles of association in the form attached as Annexure 2 to the Plan of Merger (the “Amendment of the M&A”), be authorized and approved.

Proposal 2: As a special resolution

THAT each director or officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A.

Proposal 3: If necessary, as an ordinary resolution

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

eHi Car Services Limited JPMorgan Chase Bank, N.A., Depositary P.O. Box 64507, St. Paul, MN 55164-0507	Voting Instruction Card

JPMorgan Chase Bank, N.A., (the “Depositary”) has received advice that the Extraordinary General Meeting (the “Meeting”) of shareholders of eHi Car Services Limited (the “Company”) will be held at                     , People’s Republic of China, on Xxxday, Xxxx xx, 2018, at _____ a.m. ([local] time), for the purposes set forth on this card.

If you are desirous of having the Depositary, through its Nominee or Nominees, vote or execute a proxy to vote the Class A Common Shares represented by your ADSs FOR or AGAINST or to ABSTAIN from voting the Resolutions proposed at the Meeting, kindly execute and forward to the Depositary, the attached Voting Instruction Card. The enclosed postage paid envelope is provided for this purpose. This Voting Instruction Card should be executed in such a manner as to show clearly whether you desire the Nominee or Nominees of the Depositary to vote FOR or AGAINST or to ABSTAIN from the Resolutions, or any of them, as the case may be. You may include instructions to give a discretionary proxy to a member or members designated by the Company. This Voting Instruction Card MUST be forwarded in sufficient time to reach the Depositary before 12:00 p.m. New York City time, Xxxx xx, 2018. Only the registered holders of record at the close of business on Xxxx xx, 2018, are entitled to execute the attached Voting Instruction Card.

The signatory, a holder of record as of the close of business on Xxxx xx, 2018 of ADSs representing the Class A Common Shares of the Company, hereby requests and authorizes the Depositary, through its Nominee or Nominees, to vote or execute a proxy to vote the underlying Class A Common Shares of the Company, represented by ADSs, registered in the name of the signatory, at the Meeting of the Company.

These instructions, when properly signed and dated, will be voted in the manner directed herein. If the signatory marks the box to indicate that the signatory wishes to give a discretionary proxy to a member or members designated by the Company, the underlying shares represented by the signatory’s ADSs will be voted by such person in his or her discretion. If this Voting Instruction Card is signed and dated but no direction is given, the underlying Class A Common Shares represented by such ADSs will not be voted by the Depositary at the Meeting.

NOTE: In order to have the aforesaid shares voted, this Voting Instruction Card MUST be returned before 12:00 p.m. New York City time, Xxxx xx, 2018. 1 ADS represents 2 Class A Common Shares of the Company.

For more information on the meeting, please visit the Company's website at http://ehi.investorroom.com/.

JPMorgan Chase Bank, N.A., Depositary

PLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please see reverse side for Voting Instructions.